                          This filing is made Pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Statement No. 333-54238


[LOGO OF TRIAD HOSPITALS, Inc.]
[LOGO OF QUORUM HEALTH GROUP, INC]

                 MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

   The boards of directors of Triad Hospitals, Inc. and Quorum Health Group, Inc. have approved a merger that will create the third-largest publicly owned hospital company in the United States. Triad Hospitals, Inc. will be the surviving company in the merger and will continue to be headquartered in Dallas, Texas.

   If the merger is completed, Quorum stockholders will be entitled to receive $3.50 in cash and .4107 shares of Triad common stock for each share of Quorum common stock held, plus cash in lieu of fractional shares of Triad common stock. However, if the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days prior to the date of the Quorum special meeting of stockholders is less than $21.00, Quorum may notify Triad of its intention to terminate the merger agreement. In that event, Triad will have the right to increase the $3.50 cash portion of the merger consideration by the amount equal to the difference between $21.00 and the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days prior to the date of the Quorum special meeting, multiplied by .4107. If Triad exercises that right, Quorum will not be permitted to terminate the merger agreement.

   Upon completion of the merger, Triad's current stockholders will own approximately 53% of Triad on a fully diluted basis, and Quorum's current stockholders will own approximately 47% of Triad. The shares of Triad currently are traded on the Nasdaq National Market under the symbol "TRIH." However, Triad has received clearance from the New York Stock Exchange to apply for listing of Triad common stock on the NYSE, and intends that its shares will begin trading on the NYSE on or about the date of the merger. We cannot assure you as to when or whether Triad common stock will be traded on the NYSE.

   We cannot complete the merger unless the stockholders of Quorum approve and adopt the merger agreement and the merger and the stockholders of Triad approve and adopt the merger agreement and the merger, including the issuance of common stock in connection with the merger.

    Triad's special meeting will be         Quorum's special meeting will
 held on April 26, 2001, at:             be held on April 26, 2001, at:


         Four Seasons Hotel                     Homewood Suites Hotel
         57 East 57th Street                   5107 Peter Taylor Park
      New York, New York 10022               Brentwood, Tennessee 37027



   We are very enthusiastic about this merger and the long-term strategic and financial benefits we expect will result from it.

/s/ James D. Shelton                    /s/ Russell L. Carson

James D. Shelton                        Russell L. Carson
Chairman and                            Chairman of the Board
Chief Executive Officer                 Quorum Health Group, Inc.
Triad Hospitals, Inc.

  See the Risk Factors beginning on page 19 for a description of risk factors that should be considered by stockholders with respect to the merger.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

   This joint proxy statement/prospectus is dated March 19, 2001, and is first being mailed to the stockholders of Triad and the stockholders of Quorum on or about March 23, 2001.

                        AS A QUORUM STOCKHOLDER THE MOST
                     IMPORTANT THING FOR YOU TO DO IS VOTE

How To Vote

Quorum stockholders of record

  .  By Telephone: Call 1(866) 361-3798

  .  By Internet: http://www.proxyvotenow.com/qhg

  .  By Mail: Mark, sign, date and mail your proxy card.

Other Quorum stockholders

    If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record. Telephone and Internet voting may also be offered to stockholders owning stock through certain banks and brokers.

 PLEASE VOTE YOUR QUORUM SHARES. IF YOU VOTE BY TELEPHONE OR THE INTERNET, YOU
                     DO NOT NEED TO RETURN YOUR PROXY CARD.

--------------------------------------------------------------------------------

                             QUORUM SPECIAL MEETING

    The Quorum Special Meeting is open only to Quorum stockholders bearing an admission card or other proof of ownership of Quorum stock as of the record date for the meeting.

To obtain an admission card:

    Quorum stockholders of
    record:
                                     An admission card is attached to your
                                     proxy card.

    Other Quorum stockholders:       Call Gayle Jenkins, Assistant Secretary
                                     of Quorum, at (615) 371-7979

--------------------------------------------------------------------------------

                             STOCKHOLDER QUESTIONS

  Questions about the Triad/Quorum
  merger:
                                                  Call 1 (800) 607-0088

  Questions about your stockholder                Call 1 (800) 829-8432
  account:

                                [LOGO OF QUORUM]
     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF QUORUM HEALTH GROUP, INC.

    NOTICE IS HEREBY GIVEN that Quorum Health Group, Inc. will hold a special meeting of its stockholders on April 26, 2001 at 9:00 a.m., local time, at the Homewood Suites Hotel, 5107 Peter Taylor Park, Brentwood, Tennessee 37027, for the following purposes:

  1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger by and between Quorum and Triad dated as of October 18, 2000 and the merger thereunder of Quorum with and into Triad; and

  2. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

    Holders of record of Quorum common stock at the close of business on March 19, 2001 are entitled to receive this notice and to vote their shares at the special meeting or any adjournment or postponement of the meeting. As of that date, there were 72,337,004 shares of Quorum common stock outstanding. Each share of Quorum common stock is entitled to one vote on each matter properly brought before the meeting.

    A list of stockholders entitled to vote at the Quorum special meeting will be available at the special meeting and for ten days prior to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our offices at 103 Continental Place, Brentwood, Tennessee 37027. You should contact Gayle Jenkins, Assistant Secretary of Quorum, if you wish to review this list of stockholders.

    If you plan to attend the special meeting, an admission ticket or proof of ownership of Quorum stock must be shown at the door. Please call Gayle Jenkins, Assistant Secretary of Quorum, at (615) 371-7979 to obtain an admission ticket if you have not received one with your proxy card.

    Your board of directors unanimously recommends that you vote to approve the company's proposal listed above, which is described in detail in the accompanying joint proxy statement/prospectus.

                                          By order of the board of directors



                                          Ashby Q. Burks
                                          Secretary

March 19, 2001

Quorum Health Group, Inc.
103 Continental Place
Brentwood, Tennessee 37027

                                   IMPORTANT

     Your vote is important. Please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope; use the toll-free telephone number shown on the proxy card (this call is free in the U.S.); or visit the web site noted on your proxy card to vote through the Internet. In this way, if you are unable to attend in person, your shares can still be voted at the Quorum special meeting. Remember, your vote is important, so please act today!

                        AS A TRIAD STOCKHOLDER THE MOST
                     IMPORTANT THING FOR YOU TO DO IS VOTE

How To Vote

Triad stockholders of record

  .  By Telephone: Call 1(800) 250-9081

  .  By Internet: http://www.votefast.com

  .  By Mail: Mark, sign, date and mail your proxy card.

Other Triad stockholders

    If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record. Telephone and Internet voting may also be offered to stockholders owning stock through certain banks and brokers.

PLEASE VOTE YOUR TRIAD SHARES. IF YOU VOTE BY TELEPHONE OR THE INTERNET, YOU DO
                      NOT NEED TO RETURN YOUR PROXY CARD.

--------------------------------------------------------------------------------

                             TRIAD SPECIAL MEETING

    The Triad Special Meeting is open only to Triad stockholders bearing an admission card or other proof of ownership of Triad stock as of the record date for the meeting.

To obtain an admission card:

  Triad stockholders of
   record:                   An admission card is attached to your proxy card.
  Other Triad stockholders:  Call Triad Investor Relations at (972) 789-2700

--------------------------------------------------------------------------------

                             STOCKHOLDER QUESTIONS

   Questions about the Triad/Quorum merger:   Call 1(800) 809-5938
   Questions about your stockholder account:  Call 1(800) 622-6757

                                [LOGO OF TRIAD]

       NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF TRIAD HOSPITALS, INC.

    NOTICE IS HEREBY GIVEN that Triad Hospitals, Inc. will hold a special meeting of its stockholders on April 26, 2001 at 10:00 a.m., local time, at the Four Seasons Hotel, 57 East 57th Street, New York, New York 10022, for the following purposes:

  1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger by and between Quorum and Triad dated as of October 18, 2000 and the merger thereunder of Quorum with and into Triad, including the issuance of shares of Triad common stock in connection with the merger;

  2. To consider and vote on a proposal to approve an amendment to Triad's certificate of incorporation to increase the number of authorized shares of common stock;

  3. To consider and vote on a proposal to authorize an increase in the number of shares of common stock reserved for issuance under the Triad 1999 Long-Term Incentive Plan, as amended; and

  4. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

    Holders of record of Triad common stock at the close of business on March 19, 2001 are entitled to receive this notice and to vote their shares at the special meeting or any adjournment or postponement of the meeting. As of that date, there were 34,841,025 shares of Triad common stock outstanding. Each share of Triad common stock is entitled to one vote on each matter properly brought before the meeting.

    A list of stockholders entitled to vote at the Triad special meeting will be available at the special meeting and for ten days prior to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our offices at 13455 Noel Road, Dallas, Texas 75240. You should contact the Secretary of Triad if you wish to review this list of stockholders.

    If you plan to attend the special meeting, an admission ticket or proof of ownership of Triad stock must be shown at the door. Please call Triad Investor Relations at (972) 789-2700 to obtain an admission ticket if you have not received one with your proxy card.

    Your board of directors unanimously recommends that you vote to approve each of the company's proposals listed above, which are described in detail in the accompanying joint proxy statement/prospectus. Approval of the merger agreement and the merger is not conditioned on approval of the proposal to amend Triad's certificate of incorporation to authorize more shares of common stock or the proposal to authorize an increase in the number of shares of common stock reserved for issuance under the Triad 1999 Long-Term Incentive Plan, as amended.

                                        By order of the board of directors


                                        Donald P. Fay
                                        Secretary
March 19, 2001

Triad Hospitals, Inc.
13455 Noel Road
Dallas, Texas 75240

                                   IMPORTANT

     Your vote is important. Please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope; use the toll-free telephone number shown on the proxy card (this call is free in the U.S.); or visit the web site noted on your proxy card to vote through the Internet. In this way, if you are unable to attend in person, your shares can still be voted at the Triad special meeting. Remember, your vote is important, so please act today!

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Questions and Answers About the Merger....................................   1
Summary...................................................................   4
Risk Factors..............................................................  19
  Risks Relating to the Merger............................................  19
  Risks Relating to Triad and Quorum......................................  22
Forward-Looking Statements................................................  33
The Proposed Merger.......................................................  34
  General.................................................................  34
  Triad Proposal..........................................................  34
  Quorum Proposal.........................................................  34
  Background of the Merger................................................  35
  Factors Considered by, and Recommendation of, the Board of Directors of
   Triad..................................................................  37
  Factors Considered by, and Recommendation of, the Board of Directors of
   Quorum.................................................................  39
  Accounting Treatment....................................................  41
  Material United States Federal Income Tax Consequences of the Merger....  41
  Regulatory Matters Relating to the Merger...............................  44
  Appraisal Rights........................................................  45
  Certain Litigation......................................................  47
  Federal Securities Laws Consequences; Stock Transfer Restriction
   Agreements.............................................................  47
  Financing...............................................................  47
  Opinion of Triad's Financial Advisor -- Merrill Lynch...................  49
  Valuation of the Company................................................  51
  Opinion of Quorum's Financial Advisor -- Goldman Sachs..................  54
  Interests of Certain Persons in the Merger..............................  61
  Recent Developments.....................................................  66
The Merger Agreement......................................................  67
  General.................................................................  67
  Closing Matters.........................................................  67
  Consideration to be Received in the Merger; Treatment of Stock Options..  67
  Exchange of Certificates in the Merger..................................  69
  Fractional Shares.......................................................  69
  Listing of Triad Stock..................................................  70
  Board of Directors; Executive Officers; Company Headquarters............  70
  Covenants...............................................................  70
  Other Covenants and Agreements..........................................  73
  Voting Agreement........................................................  74
  Representations and Warranties..........................................  74
  Conditions to the Merger................................................  75
  Termination of the Merger Agreement.....................................  77
  Amendments, Extensions and Waivers......................................  78
Comparative Per Share Market Price and Dividend Information...............  79
Selected Financial Data...................................................  80
Unaudited Pro Forma Condensed Combined Financial Statements...............  85
Amendment to Triad's Certificate of Incorporation.........................  91
Amendment to the Triad 1999 Long-Term Incentive Plan......................  92
Information About the Meetings and Voting.................................  97
  Matters Relating to the Meetings........................................  97
  Proxies................................................................. 100
  Other Business; Adjournments............................................ 103
Comparison of Triad/Quorum Stockholder Rights............................. 104

                                                                          Page
                                                                          ----
Description of Triad Capital Stock....................................... 108
  Authorized Capital Stock............................................... 108
  Triad Common Stock; Delaware Anti-Takeover Provisions.................. 108
  Triad Preferred Stock.................................................. 109
  Triad Preferred Stock Purchase Rights.................................. 109
  Certain Anti-Takeover Provisions -- Triad Certificate of Incorporation
   and By-Laws........................................................... 111
  Limited Liability and Indemnification Provisions....................... 116
  Transfer Agent and Registrar........................................... 117
  Stock Exchange Listing; Delisting and Deregistration of Quorum Common
   Stock................................................................. 117
Information about Quorum's Directors and Executive Officers.............. 118
Ownership of Quorum Common Stock by Certain Beneficial Owners............ 120
Legal Matters............................................................ 122
Experts.................................................................. 122
Future Stockholder Proposals............................................. 122
  Triad.................................................................. 122
  Quorum................................................................. 123
Where You Can Find More Information...................................... 124

                                    ANNEXES

Annex A--Agreement and Plan of Merger
Annex B--Voting Agreement
Annex C--Opinion of Triad's Financial Advisor, Merrill Lynch, Pierce,
 Fenner & Smith Incorporated
Annex D--Opinion of Quorum's Financial Advisor, Goldman, Sachs & Co.
Annex E--Section 262 of the Delaware General Corporation Law
Annex F--Triad Hospitals, Inc. 1999 Long-Term Incentive Plan, as amended

                    QUESTIONS AND ANSWERS ABOUT THE MERGER


Q: Why are the two companies proposing to merge?

A: The boards of directors of Triad and Quorum each have determined that the merger of Quorum into Triad is in the best interests of their respective corporations and stockholders and presents a unique opportunity to achieve long-term strategic and financial benefits.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger in the first half of 2001. However, it is possible that factors outside the control of the parties could require us to complete the merger at a later time. We hope to complete the merger as soon as reasonably practicable.

Q: What am I being asked to vote on?

A: Both the Triad and Quorum stockholders are being asked to approve the proposed merger of Quorum into Triad. As part of the merger proposal, Triad stockholders are also being asked to approve issuing Triad common stock in connection with the merger.

  Triad stockholders are separately being asked to approve an amendment to Triad's certificate of incorporation increasing the number of shares of Triad's common stock authorized for issuance from 90,000,000 to 120,000,000 and to authorize an increase in the number of shares of Triad's common stock reserved for issuance under the Triad 1999 Long-Term Incentive Plan, as amended, from 6,500,000 to 14,000,000. Approval of the merger agreement and the merger is not conditioned on approval of either of these separate proposals.

Q: When and where are the stockholder meetings?

A: The Triad special meeting will take place on April 26, 2001 at the Four
   Seasons Hotel, 57 East 57th Street, New York, New York 10022 at 10:00 a.m., local time. The Quorum special meeting will take place on April 26, 2001 at the Homewood Suites Hotel, 5107 Peter Taylor Park, Brentwood, Tennessee 37027 at 9:00 a.m., local time.

Q: What do I need to do now?

A: After you carefully read this document, mail your signed proxy card in the enclosed envelope, or vote by telephone or through the Internet, as soon as possible. In order to assure that your vote is obtained, please vote your proxy as instructed on your proxy card even if you currently plan to attend your meeting in person.

  If you sign and send the proxy card without indicating how you want to vote, we will count your proxy card as a vote in favor of the merger and, in the case of Triad stockholders, also in favor of the proposal to amend Triad's certificate of incorporation to authorize more shares of Triad common stock and the proposal to authorize an increase in the number of shares reserved for issuance under the Triad 1999 Long-Term Incentive Plan, as amended.

  You may also vote by telephone or through the Internet. To vote by telephone or through the Internet, you should follow the instructions contained in the enclosed proxy card or, to obtain more information:

  . call Georgeson Shareholder Communications at 1(800) 809-5938 if you are a Triad stockholder, or

  .  call Morrow & Co., Inc. at 1(800)
     607-0088 if you are a Quorum
     stockholder.

  Votes cast by telephone or the Internet must be submitted prior to 11:59 p.m. on the date prior to the date of the relevant special meeting in order to be counted. The boards of directors of Triad and Quorum unanimously recommend voting for the merger.

Q: What are the consequences of a failure to vote?

A: Because approval of the merger transaction requires the affirmative vote of a majority of the outstanding shares of common stock of each of Triad and Quorum, if you do not vote your shares, or instruct your broker how to vote shares held for you in "street name," the effect will be the same as a vote against the merger.

  Similarly, approval of the proposal to authorize more shares of Triad common stock requires the affirmative vote of a majority of the outstanding shares of common stock of Triad and, if a Triad stockholder does not vote his or her shares, the effect will be the same as a vote against the proposal.

  Approval of the proposal to authorize an increase in the number of shares reserved for issuance under the Triad 1999 Long-Term Incentive Plan, as amended, requires the affirmative vote of a majority of the total votes cast on the proposal. If a Triad stockholder does not vote his or her shares, or instruct his or her broker how to vote shares held in "street name," the shares will be counted in determining the number of shares present or represented on the proposal, but not counted as votes "for" or "against" the proposal.

  The approval of the merger transaction is not conditioned on approval of the proposal to amend Triad's certificate of incorporation to authorize more shares of Triad common stock or the proposal to authorize an increase in the number of shares reserved for issuance under the Triad 1999 Long-Term Incentive Plan, as amended.

Q: If my shares are held in "street name," will my broker vote my shares for me?

A: Your broker will not vote your shares without instructions from you on either company's proposal to approve the merger transaction or on Triad's proposal to approve an increase in the number of shares reserved for issuance under the Triad 1999 Long-Term Incentive Plan, as amended. If you do not give voting instructions to your broker, you will not be counted as voting for purposes of these proposals, unless you appear in person at your company's meeting with a legal, valid proxy from the record holder. Your broker will be permitted to vote your shares without instructions from you on Triad's proposal to amend its certificate of incorporation to increase the number of shares of common stock authorized for issuance.

   You should be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q: Can I change my vote after I have mailed my proxy card or voted by telephone or through the Internet?

A: Yes. You can change your vote at any time before your proxy is voted at your company's stockholder meeting. You can do this in one of three ways:

  . timely delivery of a valid, later-dated proxy, including a proxy given by telephone or Internet;

  . written notice to your company's Secretary before the meeting that you have revoked your proxy; or

  .  voting in person at your company's special meeting.

  If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Q: Should I send in my stock certificates now?

A: No. If the merger is completed, we will send Quorum stockholders written instructions for exchanging their stock certificates. Triad stockholders will keep their existing stock certificates.

            If you would like additional copies of this document, or
        if you have questions about the merger, including the procedures for voting your shares, please contact:

  If you are a Triad stockholder:
                                          If you are a Quorum stockholder:

       Georgeson Shareholder                     Morrow & Co., Inc.
           Communications                         445 Park Avenue
         111 Commerce Road                    New York, New York 10022
    Carlstadt, New Jersey 07072            Phone Number: 1(800) 607-0088

   Phone Number: 1(800) 809-5938
                                                         or

                 or
                                             Quorum Health Group, Inc.
       Triad Hospitals, Inc.                   103 Continental Place
          13455 Noel Road                    Brentwood, Tennessee 37027
        Dallas, Texas 75240                   Attention: Gayle Jenkins
   Attention: Investor Relations            Phone Number: (615) 371-7979
    Phone Number: (972) 789-2700

    This document incorporates by reference important business and financial information about Triad and Quorum from other documents filed with the SEC. You may have previously been sent some of these documents, which are listed under the heading "Where You Can Find More Information" at page 124, but you can obtain any of them from Triad or Quorum, as appropriate, or the SEC. The documents incorporated by reference are available without charge upon written or oral request to the persons identified above. If you would like to request Triad documents, please do so by April 19, 2001 to receive them before the Triad special meeting. If you would like to request Quorum documents, please do so by April 19, 2001 to receive them before the Quorum special meeting.

                                    SUMMARY

    This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire joint proxy statement/prospectus and the other documents to which this document refers. See "Where You Can Find More Information" at page 124.

The Companies

Triad Hospitals, Inc.
13455 Noel Road
Dallas, TX 75240
(972) 789-2700
Internet address: www.triadhospitals.com

    Triad provides health care services through hospitals and ambulatory surgery centers located in small cities and selected urban markets primarily in the southwestern, western and southcentral United States. Triad's facilities include 29 general, acute care hospitals and 14 ambulatory surgery centers located in the states of Alabama, Arizona, Arkansas, California, Kansas, Louisiana, Missouri, New Mexico, Oklahoma, Oregon, Texas and West Virginia. One hospital included among these facilities is operated through a 50/50 joint venture that is not consolidated for financial reporting purposes. Triad reported revenues of $1,235.5 million for the year ended December 31, 2000. Triad employs approximately 15,500 people, including approximately 4,200 part-time employees.

Quorum Health Group, Inc.
103 Continental Place
Brentwood, TN 37027
(615) 371-7979
Internet address: www.quorumhealth.com

    Quorum is a leading provider of health care services through owned acute care hospitals and regional health systems located throughout the United States. Quorum's facilities include 20 general, acute care hospitals located in the states of Alabama, Arkansas, Indiana, Louisiana, Mississippi, North Dakota, Ohio, South Carolina and Texas. Quorum is also a minority investor in three joint ventures that own seven general, acute care hospitals in Georgia and Nevada. Quorum, through its subsidiary, Quorum Health Resources, LLC, is also the largest provider in the United States of management services to acute care hospitals, providing management services to more than 200 hospitals in 43 states. Quorum reported net operating revenue of $1,762.8 million for its fiscal year ended June 30, 2000 and net operating revenue of $912.6 million for the six months ended December 31, 2000. Quorum employs over 20,000 people.

Our Recommendations to Stockholders

To Triad Stockholders (See page 37):

    Triad's board of directors believes the merger is fair to you and in your best interests and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger, including the issuance of shares of Triad common stock in connection with the merger.

    Triad's board of directors also unanimously recommends that you vote FOR the proposal to amend Triad's certificate of incorporation to increase the number of authorized shares of common stock and FOR the proposal to increase the number of shares reserved for issuance under the Triad 1999 Long-Term Incentive Plan, as amended.

To Quorum Stockholders (See page 39):

    Quorum's board of directors believes the merger is fair to you and in your best interests and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger.

Stockholder Votes Required; Record Dates

For Triad Stockholders:

    If you were a holder of Triad common stock at the close of business on March 19, 2001, which is the record date for the Triad special meeting of stockholders, you are entitled to vote at the meeting. On the record date, there were 34,841,025 shares of Triad common stock issued and outstanding and entitled to vote.

    Approval and adoption of the merger agreement and the merger, including the issuance of shares of Triad common stock in connection with the merger, requires the affirmative vote of a majority of the outstanding shares of Triad common stock.

    Approval of the proposal to amend Triad's certificate of incorporation to increase the number of authorized shares of common stock requires the affirmative vote of a majority of the outstanding shares of Triad common stock.

    Approval of the proposal to increase the number of shares reserved for issuance under the Triad 1999 Long-Term Incentive Plan, as amended, requires the affirmative vote of a majority of the shares of Triad common stock voting on the proposal.

For Quorum Stockholders:

    If you were a holder of Quorum common stock at the close of business on March 19, 2001, which is the record date for the Quorum special meeting of stockholders, you are entitled to vote at the meeting. On the record date, there were 72,337,004 shares of Quorum common stock issued and outstanding and entitled to vote.

    Approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of Quorum common stock.

The Merger

    Under the terms of the proposed merger, Quorum will merge with and into Triad. As a result, the separate corporate existence of Quorum will cease and Triad will continue in existence as the surviving corporation.

    The merger agreement is attached as Annex A to this joint proxy statement/prospectus. Because it is the legal document that governs the merger, you should read the merger agreement carefully. For a summary of the merger agreement, see "The Merger Agreement" beginning on page 67.

What Quorum Stockholders will receive in the Merger

    Except as described below, Quorum stockholders will be entitled to receive $3.50 in cash and .4107 shares of Triad common stock for each share of Quorum common stock. If the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days before the date of the Quorum special meeting of stockholders is less than $21.00, then, no later than 4 business days prior to the Quorum special meeting of stockholders, Quorum may notify Triad of its intent to terminate the merger agreement. In that event, Triad will have the right to increase the $3.50 cash portion of the merger consideration by the amount equal to the difference between $21.00 and the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days before the date of the Quorum special meeting of stockholders, multiplied by .4107 (rounded up to the nearest whole cent). If Triad increases the cash portion of the merger consideration, Quorum may not terminate the merger agreement.

    Triad will not issue any fractional shares in the merger. Instead, the total number of shares of Triad common stock that each Quorum stockholder will receive in the merger will be rounded down to the nearest whole number, and each Quorum stockholder will receive a cash payment for the value of the remaining fraction of a share of Triad common stock that he or she would otherwise receive, if any, rounded up to the nearest whole cent. For purposes of determining the amount of cash paid in lieu of fractional shares, the value of a share of Triad common stock will be the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days prior to the date of the Quorum special meeting of stockholders. See "The Merger Agreement -- Consideration to be Received in the Merger; Treatment of Stock Options" beginning on page 67.

    Example: If you own 100 shares of Quorum common stock, then after the merger you will be entitled to receive 41 shares of Triad common stock and a check for $350, plus the value of .07 of a share of Triad common stock, based on the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days prior to the date of the Quorum special meeting of stockholders. This example assumes that the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days prior to the date of the Quorum special meeting is $21.00 or more.

    Triad stockholders will not receive any shares as a result of the merger. They will continue to hold the shares they currently own.

Ownership of Triad after the Merger

    Triad will issue approximately 36.3 million shares of Triad common stock to Quorum stockholders in the merger. The shares of Triad common stock to be issued to current Quorum stockholders in the merger will represent approximately 47% of the outstanding Triad common stock after the merger, on a fully diluted basis. This information is based on the number of Triad and Quorum shares outstanding on March 19, 2001.

Conditions to the Merger (See page 75)

    The merger depends upon the satisfaction or waiver of a number of conditions, including the following:

  . approval and adoption of the merger agreement and the merger, including the issuance of Triad common stock in the merger, by the Triad stockholders;

  . approval and adoption of the merger agreement and the merger by the Quorum stockholders;

  .  receipt of regulatory approvals and the absence of legal restraints;

  . receipt by each of Triad and HCA --The Healthcare Company of an acceptable private letter ruling from the Internal Revenue Service that the merger and related transactions will not cause the spin-off of Triad or LifePoint Hospitals, Inc. from HCA or the restructuring transactions that preceded the spin-off to fail to qualify for the tax treatment specified in IRS private letter rulings previously issued to HCA;

  .  Triad's receipt of financing necessary to complete the merger; and

  . receipt of opinions of counsel to Triad and Quorum dated as of the date of the merger to the effect that, among other things, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Share Ownership of Management and Directors; Voting Agreement

    On March 19, 2001, directors and executive officers of Triad and their affiliates held and were entitled to vote 1,262,125 shares of Triad common stock, or approximately 4% of the shares of Triad common stock outstanding.

    On March 19, 2001, directors and executive officers of Quorum and their affiliates, including Welsh, Carson, Anderson & Stowe VIII, L.P., held and were entitled to vote 10,036,749 shares of Quorum common stock, or approximately 14% of the shares of Quorum common stock outstanding.

    Welsh, Carson, Anderson & Stowe VIII, L.P., which beneficially owns approximately 23% of Quorum's common stock on a fully diluted basis, including 6,840,000 shares held directly and 12,698,412 shares issuable upon conversion of Quorum's 6% Convertible Subordinated Debentures due August 31, 2009, entered into a voting agreement with Triad in which it agreed to vote in favor of the merger, vote against any alternative transaction and convert its debentures into Quorum common stock immediately prior to the merger. The shares of Quorum common stock issuable upon conversion of the 6% Convertible Subordinated Debentures may not be voted prior to issuance. Because Welsh, Carson, Anderson & Stowe VIII, L.P. has agreed to convert the debentures into Quorum common stock immediately prior to the merger, we do not expect those underlying shares to be voted at the Quorum special meeting of stockholders. Russell L. Carson, Quorum's chairman of the board of directors, is a general partner of Welsh, Carson, Anderson & Stowe VIII, L.P. and, therefore, is deemed to beneficially own all shares beneficially owned by Welsh, Carson, Anderson & Stowe VIII, L.P.

    We have attached a copy of the stockholder voting agreement as Annex B to this document. You should read it carefully in its entirety.

Financing (See page 47)

    Triad has entered into a commitment letter with Merrill Lynch Capital Corporation and Bank of America, N.A. and certain of its affiliates with respect to financing the merger. Merrill Lynch and Bank of America have agreed, on the terms and subject to the conditions in the commitment letter, to provide senior secured credit facilities of up to $1.4 billion and an unsecured interim or "bridge" loan of up to $400 million, to be drawn down only if an offering of $400 million of unsecured senior notes is unable to be completed. If the commitment letter is terminated or if the funding under the commitment letter is reasonably likely to be unavailable at closing, Triad will use its reasonable best efforts to obtain financing from other sources. Triad's obligation to consummate the merger is conditioned on obtaining the financing contemplated by the commitment letter or alternative financing.

Termination of the Merger Agreement; Fees and Expenses (See page 77)

    Right to Terminate. Triad and Quorum can jointly terminate the merger agreement at any time prior to the merger, whether before or after approval by the Triad stockholders and the Quorum stockholders. In addition, either company can terminate the merger agreement if:

  .  the merger is not completed by June 30, 2001, however,

    . the right to terminate is not available to any party whose breach of the merger agreement is the cause of the failure of the merger to occur, and

    . if the reason the merger has not occurred is the failure to obtain the funding contemplated by the funding commitment letter issued to Triad, Triad may not terminate until 45 business days after notifying Quorum of the termination of the commitment letter;

  .  any law or regulation prohibits the merger;

  .  Triad's or Quorum's stockholders do not approve the merger; or

  . the other party breaches the merger agreement in a manner that would result in its failure to satisfy one of the conditions to the merger, and that condition cannot be satisfied by the termination date of the merger agreement.

    Triad can also terminate the merger agreement if Quorum's board of directors withdraws or changes its favorable recommendation to stockholders in a manner adverse to Triad, and/or Quorum's board of directors recommends any third party acquisition proposal to its stockholders or Quorum enters into an acquisition agreement with respect to a superior proposal.

    Quorum can terminate the merger agreement if the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days prior to the date of the Quorum special meeting of stockholders is less than $21.00 and, after notice from Quorum of its intent to terminate the merger agreement, Triad does not exercise its right to increase the cash component of the merger consideration as contemplated by the merger agreement. Quorum can also terminate the merger agreement if Quorum's board of directors determines to accept, and determines that Quorum shall enter into a binding agreement concerning, a transaction that Quorum's board of directors has determined is a superior proposal that, in good faith, after consultation with its outside counsel and its financial advisors, it is required to accept for the discharge of its fiduciary duties. However, Quorum must give Triad 3 business days to match the third party's offer before Quorum can terminate the merger agreement.

    Termination Fees and Expenses. Quorum could be obligated to pay Triad termination fees and expenses of up to $80.0 million if the merger agreement is terminated under specified circumstances. Triad could be obligated to pay Quorum expenses of up to $5.0 million if the merger agreement is terminated under specified circumstances.

Board of Directors of Triad after the Merger

    Following the completion of the merger, Triad will increase the size of its board of directors from 10 to 12 members. Russell L. Carson and James E. Dalton, Jr., both of whom are members of Quorum's current board of directors, are expected to serve on the Triad board of directors after the merger.

Regulatory Matters (See page 44)

    Completion of the merger will not occur until receipt of regulatory approvals required for the transaction. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, provides that certain materials and information must be furnished to and reviewed by the Antitrust Division of the Justice Department or the Federal Trade Commission. The waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act in respect of Triad's acquisition of Quorum and the acquisition of Triad common stock by Welsh, Carson, Anderson & Stowe VIII, L.P. have been satisfied.

    The merger is conditioned on the receipt by each of Triad and HCA of an acceptable private letter ruling from the IRS that the merger and related transactions will not cause the spin-off of Triad or LifePoint from HCA or the restructuring transactions that preceded the spin-off to fail to qualify for the tax treatment specified in IRS private letter rulings previously issued to HCA.

Material United States Federal Income Tax Consequences of the Merger (See page
41)

    The United States federal income tax consequences described below assume that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The consummation of the merger is conditioned on the receipt by Triad and Quorum of tax opinions from their respective counsel dated as of the date of the merger that this is the case.

    In general, Quorum stockholders will not recognize gain or loss with respect to their receipt of Triad common stock in the merger, except for gain or loss attributable to any cash received in lieu of fractional shares of Triad common stock. Quorum stockholders will recognize gain, but not loss, with respect to their receipt of cash in the merger. For this purpose, the amount, if any, of expenses incurred in connection with the merger by stockholders of Quorum and paid by Triad will be treated as cash received. The amount of any such merger expenses is not expected to be material. Under certain circumstances, the gain recognized by a Quorum stockholder may be treated as a dividend, and thus as ordinary income rather than capital gain.

    Tax matters are very complicated and the tax consequences of the merger to each Quorum stockholder will depend on the stockholder's particular facts and circumstances. Quorum stockholders are urged to consult their own tax advisors to understand fully the tax consequences to them of the merger.

Listing of Triad Common Stock

    Triad common stock is traded on the Nasdaq National Market under the ticker symbol "TRIH." Triad has received clearance from the New York Stock Exchange to apply for listing of Triad common stock on the NYSE, and intends that its shares, including the shares to be issued in the merger, will begin trading on the NYSE on or about the date of the merger. We cannot assure you as to when or whether Triad common stock will be traded on the NYSE.

Appraisal Rights (See page 45)

    If you are a Quorum stockholder, Delaware law permits you to dissent from the merger. If you dissent, the fair value of your Quorum common stock may be determined by a court and paid to you in cash. To do this, you must follow certain procedures, including giving Quorum certain notices and not voting your shares in favor of the merger. The relevant sections of Delaware law governing this process are attached to this joint proxy statement/prospectus as Annex E.

Interests of Certain Persons in the Merger (See page 61)

    When Quorum and Triad stockholders consider their respective board of directors' recommendation that they vote in favor of the approval and adoption of the merger agreement and the merger, they should be aware that a number of Quorum and Triad executive officers and directors may have interests in the merger that may be different from, or in addition to, their interests.

Accounting Treatment of the Merger

    The merger will be accounted for as a "purchase" of Quorum by Triad in accordance with generally accepted accounting principles, which means that the assets and liabilities of Quorum will be recorded on the books of Triad at their fair values, with the excess, if any, allocated to goodwill.

Opinions of Financial Advisors (See pages 49 and 54)

    In connection with the merger, the Triad board of directors received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Triad's financial advisor, and the Quorum board of directors received the opinion of Goldman, Sachs & Co., Quorum's financial advisor. The Triad board of directors received the written opinion of Merrill Lynch that as of October 18, 2000, the merger is fair from a financial point of view to Triad, and the Quorum board of directors received a written opinion from Goldman Sachs that, as of October 18, 2000, the $3.50 in cash and the stock consideration to the holders (other than Triad and its subsidiaries) of Quorum common stock was fair to the Quorum stockholders from a financial point of view. These opinions, which are attached as Annex C and Annex D, set forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinions. We encourage you to read these opinions in their entirety. The opinions are addressed to the board of directors of the respective companies and are not recommendations to stockholders with respect to any matter relating to the merger.

Summary Historical Financial Data

    We are providing the following financial data to assist you in your analysis of the financial aspects of the merger. We derived the Triad data as of and for each of the years ended December 31, 1997, 1998, 1999 and 2000 and for the year ended December 31, 1996 from Triad's audited consolidated financial statements, and we derived the Triad data as of December 31, 1996 from Triad's unaudited consolidated balance sheet. We derived the Quorum data as of and for each of the fiscal years ended June 30, 1996, 1997, 1998, 1999 and 2000 from the audited consolidated financial statements of Quorum, and we derived the Quorum data as of and for the six months ended December 31, 1999 and 2000 from Quorum's unaudited consolidated financial statements. The information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual reports and other information that Triad and Quorum have filed with the SEC. See "Where You Can Find More Information" at page 124 for information on where you can obtain copies of information filed by Triad and Quorum with the SEC.

Triad Summary Historical Financial Data

                           As of and for the Year Ended December 31,
                          -----------------------------------------------
                            1996     1997      1998      1999      2000
                          -------- --------  --------  --------  --------
                          (in millions, except per share and statistical data)
Summary of Operations:
Revenues................  $1,600.5 $1,609.3  $1,588.7  $1,329.1  $1,235.5
Income (loss) from
 continuing operations..      68.3    (19.0)    (85.5)    (95.6)      4.4
Net income (loss)(a)....      74.7    (19.8)    (87.1)    (95.6)      4.4
Basic earnings (loss)
 per share:
 Income (loss) from
  continuing
  operations............  $   2.23 $  (0.62) $  (2.80) $  (3.12) $   0.14
 Net income (loss)......  $   2.44 $  (0.65) $  (2.85) $  (3.12) $   0.14
 Shares used in
  computing basic
  earnings per share (in
  millions).............      30.6     30.6      30.6      30.6      31.7
Diluted earnings (loss)
 per share:
 Income (loss) from
  continuing
  operations............  $   2.21 $  (0.62) $  (2.80) $  (3.12) $   0.13
 Net income (loss)......  $   2.42 $  (0.65) $  (2.85) $  (3.12) $   0.13
 Shares used in
  computing diluted
  earnings per share (in
  millions).............      30.9     30.6      30.6      30.6      34.1


Financial Position:
Assets..................  $1,410.5 $1,410.5  $1,371.3  $1,341.1  $1,400.5
Long-term debt,
 including amounts due
 within one year........      17.1     15.4      14.3     555.4     590.7
Intercompany balances
 payable to HCA-The
 Healthcare Company.....     521.7    525.0     613.7       --        --
Working capital.........     156.5    150.3     184.9     187.6     191.9
Capital expenditures....      94.4    120.1     114.9     132.7      94.4


Operating Data:


EBITDA(b)...............  $  294.5 $  187.8  $  149.0  $  124.5  $  174.0
Number of hospitals at
 end of period(c).......        39       39        39        30        29
Number of licensed beds
 at end of period(d)....     5,872    5,859     5,902     3,722     3,533
Weighted average
 licensed beds(e).......     5,882    5,860     5,905     4,745     3,633
Number of available beds
 at end of period(f)....     5,052    5,230     5,199     3,280     3,146
Admissions(g)...........   171,265  172,926   170,159   145,889   128,645
Adjusted admissions(h)..   266,660  275,125   276,771   241,547   220,590
Average length of stay
 (days)(i)..............       5.0      4.9       4.9       4.5       4.4

--------
(a) Includes charges related to impairment of long-lived assets of $13.7 million ($8.2 million after tax benefit), $55.1 million ($32.9 million after tax benefit), $69.2 million ($55.8 million after tax benefit) and $8.0 million ($4.7 million after tax benefit) for the years ended December 31, 1997, 1998, 1999 and 2000 respectively.

(b) EBITDA is defined as income from continuing operations before depreciation and amortization, interest expense, ESOP expense, management fees, gain on sales of assets, impairment of long-lived assets, minority interests in earnings of consolidated entities and income taxes.

   EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(c) Number of hospitals includes two facilities which are leased to a third party and two hospitals not consolidated for financial reporting purposes for 1999. This table does not include any operating statistics for these facilities.

(d) Licensed beds are those beds for which a facility has been licensed by the appropriate state agency, regardless of whether the beds are actually available for patient use.

(e) Represents the average number of licensed beds, weighted based on periods owned.

(f)  Available beds are those beds that are readily available for patient use.

(g) Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to Triad's hospitals and is used by management and certain investors as a general measure of inpatient volume.

(h) Adjusted admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted admissions computation "adjusts" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(i) Represents the average number of days admitted patients stay in Triad's hospitals. Average length of stay has declined due to the continuing pressures from managed care and other payers to restrict admissions and reduce the number of days that are covered by the payers for certain procedures, and by technological and pharmaceutical improvements.

Quorum Summary Historical Financial Data

                                                                       As of and for the
                                       As of and for the               Six Months Ended
                                   Fiscal Year Ended June 30,            December 31,
                          -------------------------------------------- -----------------
                            1996     1997     1998     1999     2000     1999     2000
                          -------- -------- -------- -------- -------- -------- --------
                               (in millions, except per share and statistical data)
Summary of Operations:
Revenues................  $1,098.5 $1,413.9 $1,572.4 $1,652.6 $1,762.8 $  864.1 $  912.6
Income (loss) before
 extraordinary item
 (a)....................      69.2     84.1     86.7     38.9     55.5     23.2    (41.3)
Net income (loss).......      69.2     75.9     86.7     38.9     55.5     23.2    (41.3)
Basic earnings (loss)
 per share:
 Income (loss) before
  extraordinary item....  $   0.96 $   1.14 $   1.16 $   0.53 $   0.78 $   0.32 $  (0.58)
 Net income (loss)......  $   0.96 $   1.03 $   1.16 $   0.53 $   0.78 $   0.32 $  (0.58)
 Shares used in
  computing basic
  earnings per share (in
  millions).............      72.2     73.4     74.7     73.5     71.5     72.0     71.5
Diluted earnings (loss)
 per share:
 Income (loss) before
  extraordinary
  item (b)..............  $   0.93 $   1.11 $   1.12 $   0.52 $   0.72 $   0.31 $  (0.58)
 Net income (loss)......  $   0.93 $   1.00 $   1.12 $   0.52 $   0.72 $   0.31 $  (0.58)
 Shares used in
  computing diluted
  earnings per share (in
  millions).............      74.6     75.7     77.2     74.4     83.0     81.1     71.5

Financial Position:
Assets..................  $1,020.6 $1,279.0 $1,491.0 $1,831.9 $1,856.4 $1,859.6 $1,918.6
Long-term debt,
 including amounts due
 within one year........     433.3    521.8    618.7    873.1    851.9    893.2    848.2
Working capital.........     160.4    180.5    191.0    235.2    253.9    246.9    200.2
Capital expenditures....      62.1     83.0    131.8    124.0    100.8     57.3     71.4

Operating Data:

EBITDA (c)..............  $  208.3 $  260.9 $  299.6 $  259.1 $  288.2 $  133.3 $  140.4
Number of hospitals at
 end of period..........        14       19       17       21       21       22       21
Number of licensed beds
 at end of period (d)...     3,281    4,205    3,966    4,551    4,519    4,647    4,518
Weighted average
 licensed beds (e)......     3,248    3,905    4,176    4,573    4,565    4,581    4,524
Number of available beds
 at end of period (f)...     2,691    3,481    3,240    3,932    3,850    3,943    3,801
Admissions (g)..........    94,872  119,551  128,235  136,058  143,268   70,208   71,406
Adjusted admissions
 (h)....................   143,656  187,782  214,418  231,532  245,936  120,361  124,206
Average length of stay
 (days) (i).............       5.8      5.6      5.6      5.6      5.5      5.5      5.4

--------
(a) Excluding government settlements, investigation and litigation related costs, strategic alternatives and merger related costs, non-cash stock compensation, impairment of long-lived assets and gain on sale of assets, income before extraordinary item was $69.2 million, $84.1 million, $101.5 million, $64.1 million and $60.7 million for the fiscal years ended June 30, 1996, 1997, 1998, 1999, and 2000, respectively, and $25.0 million and
     $29.7 million for the six months ended December 31, 1999 and 2000, respectively.

(b) Excluding government settlements, investigation and litigation related costs, strategic alternatives and merger related costs, non-cash stock compensation, impairment of long-lived assets and gain on sale of assets, diluted earnings per share before extraordinary item was $0.93, $1.11, $1.32, $0.86 and $0.79 for the fiscal years ended June 30, 1996, 1997, 1998, 1999, and 2000, respectively, and $0.33 and $0.38 for the six months ended December 31, 1999 and 2000, respectively.

(c) EBITDA is defined as earnings before depreciation and amortization, interest expense, synthetic lease expense, gain on sales of assets, impairment of long-lived assets, minority interests in earnings of consolidated entities, income taxes, government settlements, investigation and litigation related costs, strategic alternatives and merger related costs and non-cash stock compensation expense. EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(d) Licensed beds are those beds for which a facility has been licensed by the appropriate state agency, regardless of whether the beds are actually available for patient use.

(e) Represents the average number of licensed beds, weighted based on periods owned.

(f)  Available beds are those beds that are readily available for patient use.

(g) Represents the total number of patients admitted to Quorum's hospitals and is used by management and certain investors as a general measure of inpatient volume.

(h) Adjusted admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted admissions computation "adjusts" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(i) Represents the average number of days admitted patients stay in Quorum's hospitals. Average length of stay has declined due to the continuing pressures from managed care and other payers to restrict admissions and reduce the number of days that are covered by the payers for certain procedures, and by technological and pharmaceutical improvements.

Unaudited Pro Forma Combined Summary Financial Data and Comparative Per Share Information

    The merger will be accounted for under the purchase method of accounting, which means that for accounting and financial reporting purposes the assets and liabilities of Quorum will be recorded on the books of Triad at their fair market values, with the excess, if any, allocated to goodwill.

    We have presented below unaudited pro forma combined summary financial data and comparative per share data to provide you with a better picture of what our businesses might have looked like had they always been combined, i.e., giving effect to, among other things, the merger of Quorum into Triad and the related financing and other transactions as if they had occurred on January 1, 2000 for purposes of the operating statement data and as of December 31, 2000 for purposes of the balance sheet data.

    As a result of various factors, including certain synergies which may result from the merger, you should not rely on the unaudited pro forma combined summary financial data and comparative per share data as being indicative of the historical results that would have occurred or the results that may be achieved after the merger. The information included in this section should be read in conjunction with the selected historical financial data of Triad and Quorum included elsewhere in this joint proxy statement/prospectus, the historical consolidated financial statements and related notes contained in the annual reports and other information that Triad and Quorum have filed with the SEC, and the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included elsewhere in this joint proxy statement/prospectus. See "Where You Can Find More Information" at page 124 for information on where you can obtain copies of information filed by Triad and Quorum with the SEC.

Unaudited Pro Forma Combined Summary Financial Data

                                                              As of and for the
                                                                 Year Ended
                                                              December 31, 2000
                                                              -----------------
                                                                (in millions,
                                                              except per share
                                                               and statistical
                                                                    data)
Summary of Operations:
Revenues.....................................................     $3,046.8
Loss from continuing operations..............................     $ (51.2)
Net loss.....................................................     $ (51.2)
Basic and diluted loss per share:
  Loss from continuing operations............................     $ (0.75)
  Net loss ..................................................     $ (0.75)
  Shares used in computing basic and diluted loss per share
   (in millions).............................................         67.8

Financial Position:
Assets.......................................................     $4,114.0
Long-term debt, including amounts due within one year........     $1,911.2
Working capital..............................................     $  469.6
Capital expenditures.........................................     $  209.3

Operating Data:
EBITDA(a)....................................................     $  488.6
Number of hospitals at end of period.........................           50
Number of licensed beds at end of period(b)..................        8,051
Weighted average licensed beds(c)............................        8,157
Number of available beds at end of period(d).................        6,947
Admissions(e)................................................      273,111
Adjusted admissions(f).......................................      470,408
Average length of stay(g)....................................          4.9

--------
(a) EBITDA is defined as income from continuing operations before depreciation, amortization, interest expense, ESOP expense, government settlement, investigation, litigation, strategic alternatives and merger related costs, non-cash stock compensation, gain on sales of assets, impairment of long-lived assets, minority interests in earnings of consolidated entities and income taxes. EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(b) Licensed beds are those beds for which a facility has been licensed by the appropriate state agency, regardless of whether the beds are actually available for patient use.

(c) Represents the average number of licensed beds, weighted based on periods owned.

(d)  Available beds are those beds that are readily available for patient use.

(e) Represents the total number of patients admitted to Triad's and Quorum's hospitals and is used by management and certain investors as a general measure of inpatient volume.

(f) Adjusted admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted admissions computation "adjusts" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(g) Represents the average number of days admitted patients stay in Triad's hospitals. Average length of stay has declined due to the continuing pressures from managed care and other payers to restrict admissions and reduce the number of days that are covered by the payers for certain procedures, and by technological and pharmaceutical improvements.

Comparative Per Share Information

                                                                      Equivalent
                                                                      Pro Forma
                                                                      Amount per
                                        Triad      Quorum   Pro Forma  share of
                                      Historical Historical Combined  Quorum (1)
                                      ---------- ---------- --------- ----------
As of and for the Year Ended
 December 31, 2000
Per common share data:
  Income (loss) from continuing
   operations:
   Basic............................    $ 0.14     $(0.13)   $(0.75)    $(0.31)
   Diluted..........................    $ 0.13     $(0.13)   $(0.75)    $(0.31)
  Cash dividends....................       --         --        --         --
  Book value........................    $16.49     $ 8.96    $22.78     $ 9.35

--------
(1) Unaudited pro forma Quorum per share equivalents are calculated by multiplying the unaudited pro forma combined per share amounts by .4107.

Comparative Market Price Information

    The following table sets forth the closing prices per share of Triad common stock and Quorum common stock as reported on the Nasdaq National Market System on October 18, 2000, the last trading day prior to the public announcement of the proposed merger, and on March 19, 2001, the most recent date for which prices were practicably available prior to printing this joint proxy statement/prospectus. The table also sets forth the value of the shares of Triad common stock that a stockholder would have received for one share of Quorum common stock assuming the merger had taken place on those dates. These numbers have been calculated by multiplying .4107, the exchange ratio of Triad shares per each Quorum share, by the closing price per share of Triad common stock on each of those dates and adding $3.50, the cash component of the merger consideration. The actual value of the shares of Triad common stock that a Quorum stockholder will receive on the date the merger takes place may be higher or lower than the prices set forth below.

                         Closing Price of Triad Closing Price of Quorum Quorum Common Stock
                              Common Stock           Common Stock        Equivalent Price
                         ---------------------- ----------------------- -------------------
October 18, 2000........        $30.750                 $13.625               $16.129
March 19, 2001..........        $26.688                 $14.438               $14.461

    See "Comparative Per Share Market Price and Dividend Information" at page 79 for additional market price information.

                                  RISK FACTORS

    Triad and Quorum stockholders should carefully consider the following factors in addition to the other information included in or incorporated by reference in this joint proxy statement/prospectus, before voting on the proposals presented.

                          Risks Relating to the Merger

The value of Triad shares received in the merger will fluctuate.

    Quorum stockholders will be entitled to receive $3.50 in cash and .4107 shares of Triad common stock in the merger for each share of Quorum common stock, except as described below. Although the number of shares of Triad common stock to be issued is fixed, the market prices of Triad common stock and Quorum common stock when the merger is completed may vary from their market prices at the date of this document and at the date of the stockholder meetings of Triad and Quorum. Because the market price of shares of Triad common stock fluctuates, the value of the consideration received at the time of the merger by Quorum stockholders will depend on the market price of Triad common stock at that time.

    The merger agreement does not provide for any adjustment in the amount of the merger consideration, unless Quorum exercises its right to notify Triad that it intends to terminate the merger agreement because the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days prior to the date of the Quorum special meeting of stockholders is less than $21.00 and Triad elects to exercise its right to increase the $3.50 cash component of the merger consideration by the amount equal to the difference between $21.00 and the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days before the date of the Quorum special meeting of stockholders, multiplied by .4107 (rounded up to the nearest whole cent). See "Comparative Per Share Market Price and Dividend Information" for more detailed share price information.

    These variations in stock price may be the result of various factors, including:

  .  changes in the business, operations or prospects of Triad or Quorum;

  . governmental and/or litigation developments and/or regulatory considerations;

  . market assessments as to whether and when the merger will be consummated;

  .  the timing of the merger;

  .  governmental action affecting the hospital industry generally; and

  .  general market and economic conditions.

    The merger will not be completed until after the Triad and Quorum stockholder meetings. At the time of their respective stockholder meetings, Triad and Quorum stockholders will not know the exact value of the Triad common stock that will be issued in connection with the merger.

    Stockholders of Triad and Quorum are urged to obtain current market quotations for Triad and Quorum common stock.

We may be unable to successfully or efficiently integrate our operations and realize the full cost savings we anticipate to result from the merger.

    The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include the necessity of coordinating geographically disparate organizations with facilities in 17 states and integrating personnel. Triad and Quorum also have a number of dissimilar information systems. Many of Quorum's systems will have to be integrated with Triad's systems or replaced.

    The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Triad's businesses after the merger and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations, financial condition or prospects of Triad after the merger.

    Among the factors considered by the Triad and Quorum boards of directors in connection with their respective approvals of the merger agreement were the potential for cost savings and efficiencies that could result from the merger. We cannot give any assurance that these savings will be realized within the time periods contemplated or even if they will be realized at all.

Triad will incur significant expenses and restructuring charges in connection with the merger.

    Triad and Quorum expect to incur pre-tax charges to operations, currently estimated to be approximately $5.0 million, to reflect costs associated with combining the operations of Quorum with those of Triad. In addition, Triad will incur approximately $70.0 million of capitalized costs, consisting of transaction fees related to the merger. The majority of these fees and costs will be recorded after the consummation of the merger. Additional unanticipated costs may be incurred in the integration of the businesses of Triad and Quorum. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to stockholders resulting from the issuance of shares in connection with the merger, Triad's financial results could be adversely affected. See "Unaudited Pro Forma Condensed Combined Financial Statements" for more detail on the charges we expect to incur in connection with the merger.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger.

    Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Triad and Quorum intend to vigorously pursue all required approvals. The requirement for these approvals could delay or prevent the completion of the merger. In addition, antitrust authorities may impose conditions in connection with the merger that may adversely affect Triad's operations after the merger. The 30-day waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act regarding Triad's acquisition of Quorum and the acquisition of Triad common stock by Welsh, Carson, Anderson & Stowe VIII, L.P. have been satisfied. See "The Merger Agreement -- Conditions to the Merger" for a discussion of the conditions to the completion of the merger and "The Proposed Merger -- Regulatory Matters Relating to the Merger" for a description of the regulatory approvals necessary in connection with the merger.

    Completion of the merger also is conditioned on the receipt by each of Triad and HCA of an acceptable private letter ruling from the IRS that the merger and related transactions will not cause the spin-off of Triad or LifePoint from HCA or the restructuring transactions that preceded the spin-off to fail to qualify for the tax treatment specified in IRS private letter rulings previously issued to HCA. The private letter ruling issued to Triad must be in form and substance reasonably acceptable to Triad, and the private letter ruling issued to HCA must be acceptable to HCA in its sole and absolute discretion.

    We cannot assure you that these approvals and rulings will be obtained, or as to the terms, conditions and timing thereof, or that the required conditions to closing will be satisfied.

Executive officers and directors of Quorum and Triad have potential conflicts of interest in the merger.

    Stockholders should be aware of potential conflicts of interest of, and the benefits available to, executive officers and directors of Quorum and Triad when considering Quorum's and Triad's board of directors' determinations to approve the merger. As discussed below under "The Proposed Merger-- Interests of Certain Persons in the Merger," the executive officers and directors of Quorum and Triad have benefit plans that provide them with interests in the merger that are different from, or in addition to, your interests as stockholders.

Triad's increased leverage could have a significant effect on its operations after the merger.

    To finance the merger, Triad expects to borrow approximately $1.6 billion to pay the cash portion of the merger consideration and to refinance approximately $1.0 billion as of December 31, 2000 of existing debt of both companies. This debt will create increased demands after the merger upon Triad's available cash to pay principal and interest. Triad also may draw upon revolving credit loans in an aggregate principal amount of up to $250.0 million. Triad also will have the ability to incur additional debt, subject to the conditions imposed by the terms of its credit facility and the indenture governing its notes. Although Triad believes that its future operating cash flow, together with available financing arrangements, will be sufficient to fund its operating requirements, its leverage and debt service obligations could have important consequences to you, including the following:

  . The terms of Triad's existing debt obligations contain, and the terms of the debt obligations it will incur in connection with the merger will contain, numerous financial and other restrictive covenants which, among other things, restrict its ability to pay dividends, incur additional debt and sell assets. If Triad does not comply with these obligations, it may cause an event of default, which, if not cured or waived, could require Triad to repay the indebtedness immediately.

  . Triad may be more vulnerable in the event of downturns in its businesses, in its industries, or in the economy generally, or if the government implements further limitations on reimbursement under Medicare and Medicaid.

  . Triad may have difficulty obtaining additional financing at favorable interest rates to meet its requirements for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes.

  . Triad may be required to dedicate a substantial portion of its cash flow to the payment of principal and interest on its indebtedness, which could reduce the amount of funds available for operations.

  . Any borrowings Triad may make at variable interest rates make it vulnerable to increases in interest rates generally.

Triad could incur substantial liability if the merger or other factors cause its spin-off from HCA to be taxable.

    On March 30, 1999, HCA, formerly known as Columbia/HCA Healthcare Corporation, received a private letter ruling from the IRS concerning the United States federal income tax consequences of the spin-off of Triad and LifePoint by HCA and the restructuring transactions that preceded the spin-off. The private letter ruling provides that the spin-off generally was tax-free to HCA and HCA's stockholders, except for any cash received instead of fractional shares. The IRS has issued additional private letter rulings that supplement its March 30, 1999 ruling, including supplemental rulings stating that certain transactions occurring subsequent to the spin-off do not adversely affect the private letter rulings previously issued by the IRS. The March 30, 1999 ruling and the supplemental rulings are based upon the accuracy of representations as to numerous factual matters and as to certain intentions of HCA, Triad and LifePoint. The inaccuracy of any of those representations could cause the IRS to revoke all or part of any of the rulings retroactively.

    The merger agreement provides that the obligations of the parties to consummate the merger are conditioned on the receipt by Triad of a private letter ruling that is in form and substance reasonably acceptable to Triad, and by HCA of a private letter ruling that is in form and substance acceptable to HCA in its sole and absolute discretion, in each case to the effect that the merger and related transactions will not cause the spin-off of LifePoint and Triad by HCA or the restructuring transactions that preceded the spin-off to fail to qualify for the tax treatment specified in IRS private letter rulings previously issued to HCA. In October 2000, Triad and HCA submitted requests to the IRS for private letter rulings to this effect. Triad cannot assure you that the IRS will issue the requested rulings. The private letter rulings, if issued, will be based on the accuracy of representations made by Triad and HCA as to numerous factual matters and as to certain intentions of Triad and HCA. The inaccuracy of any of those representations could cause the IRS to revoke all or part of the rulings retroactively.

    If the spin-off were to fail to qualify for tax-free treatment, then, in general, additional corporate tax, which would be substantial, would be payable by the consolidated group of which HCA is the common parent. Each member of HCA's consolidated group at the time of the spin-off, including Triad, would be jointly and severally liable for this tax liability. In addition, Triad entered into a tax sharing and indemnification agreement with HCA and LifePoint, which prohibits Triad from taking actions that could jeopardize the tax treatment of either the spin-off or the restructuring transactions that preceded the spin-off, and requires Triad to indemnify HCA and LifePoint for any taxes or other losses that result from Triad's actions, which amounts could be substantial. If Triad is required to make any indemnity payments or otherwise is liable for additional taxes relating to the spin-off, Triad's results of operations could be materially adversely affected.

                       Risks Relating to Triad and Quorum

Triad has a limited operating history as an independent company, a history of losses and, after the merger, may experience additional losses.

    Triad had net income of $4.4 million in 2000 and net losses of $95.6 million in 1999 and $87.1 million in 1998 and may experience net losses in the future. Until May 1999, Triad operated as the Pacific Group division of HCA and, therefore, it does not have a long operating history as an independent, publicly owned company. In addition, Triad may not be able to accurately predict its working capital and other cash needs because it has a limited independent operating history. If Triad fails to maintain adequate working capital and experiences a resultant lack of liquidity, it may default on its required debt service obligations.

    Prior to the spin-off from HCA, Triad relied on HCA for various financial, administrative and managerial expertise relevant to the conduct of its business. Triad maintains its own lines of credit and banking relationships, employs its own senior executives and performs its own administrative functions; however, HCA continues to provide various support services to Triad on a contractual basis. Triad's business depends significantly on effective information systems to process clinical and financial information. Triad still relies on HCA for its information system. Under a contract with an initial term that expires in May 2006, HCA provides financial, clinical, patient accounting and network information services to Triad. If Triad's access to these systems is limited or if it fails to develop independent systems in the future, its operations could suffer. Moreover, as new information systems are developed, Triad must integrate them into its existing system.

Triad may have difficulty effectively integrating future post-merger acquisitions into its ongoing operations, and may not be able to acquire hospitals that meet its target criteria. Triad also may have difficulty acquiring hospitals from non-profit entities due to increased regulatory scrutiny.

    One element of Triad's business strategy is expansion through the selective acquisition of acute care hospitals in selected markets. The competition to acquire hospitals in the markets that Triad targets is significant, and Triad may not be able to make suitable acquisitions on terms favorable to it if other health care companies, including those with greater financial resources, are competing for the same target businesses. In order to consummate future acquisitions Triad may be required to incur or assume additional indebtedness. Triad may not be able to obtain financing, if necessary, for any acquisitions that it might make or it may be required to borrow at higher rates and on less favorable terms. Additionally, Triad may not be able to effectively integrate the facilities that it acquires with its ongoing operations. In order to ensure the tax-free treatment of the distribution of Triad stock in connection with its spin-off from HCA, Triad's ability to issue stock as consideration for future acquisitions is limited.

    Acquired businesses may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations. Although Triad has policies to conform the practices of acquired facilities to its standards, and generally will seek indemnification from prospective sellers covering these matters, Triad may become liable for past activities of acquired businesses.

    Many states have enacted or are considering enacting laws affecting sales, leases or other transactions in which control of not-for-profit hospitals is acquired by for-profit corporations. These laws, in general, include provisions relating to state attorney general approval, advance notification and community involvement. In addition, state attorneys general in states without specific legislation governing these transactions may exercise authority based upon charitable trust and other existing law. The increased legal and regulatory review of these transactions involving the change of control of not-for-profit entities may increase the costs required, or limit Triad's ability, to acquire not-for-profit hospitals.

Triad's and Quorum's success depends on their ability to maintain good relationships with the physicians at their hospitals.

    Because physicians generally direct the majority of hospital admissions, Triad's and Quorum's success has been, in part, dependent upon the number and quality of physicians on their hospitals' medical staffs, the admissions practices of the physicians at their hospitals and their ability to maintain good relations with their physicians. Physicians are generally not employees of the hospitals at which they practice and, in many of the markets that Triad and Quorum serve, most physicians have admitting privileges at other hospitals in addition to Triad's or Quorum's hospitals. If Triad and Quorum are unable to successfully maintain good relationships with physicians, their hospitals' admissions may decrease and Triad's operating performance after the merger may decline.

Triad depends heavily on its senior and local management personnel, and the loss of the services of one or more of Triad's key senior management personnel or Triad's or Quorum's key local management personnel could weaken Triad's management team and its ability to deliver health care services efficiently.

    Triad has been, and after the merger will continue to be, dependent upon the services and management experience of James D. Shelton and other of Triad's executive officers. If Mr. Shelton or any of Triad's other executive officers were to resign their positions or otherwise be unable to serve after the merger, Triad's management could be weakened and operating results could be adversely affected. In addition, Triad's and Quorum's success depends on their ability to attract and retain local managers at their hospitals and related facilities, on the ability of their officers and key employees to manage growth successfully, and on their ability to attract and retain skilled employees. If, after the merger, Triad is unable to attract and retain local management, Triad's operating performance could decline.

Triad's and Quorum's success depends on their ability to attract and retain qualified health care professionals, and a shortage of qualified health care professionals in certain markets could weaken their ability to deliver health care services efficiently.

    In addition to the physicians and management personnel whom Triad and Quorum employ, Triad's and Quorum's operations are dependent on the efforts, ability and experience of their other health care professionals, such as nurses, pharmacists and lab technicians. Nurses, pharmacists, lab technicians and other health care professionals at hospitals are generally employees of Triad and Quorum. Triad's success after the merger will be influenced by its ability to attract and retain these skilled employees. A shortage of health care professionals in certain markets, the loss of some or all of its key employees, or the inability to attract or retain sufficient numbers of qualified health care professionals could cause Triad's operating performance after the merger to decline.

A significant portion of Triad's and Quorum's revenue is dependent on Medicare and Medicaid payments, and possible reductions in Medicare or Medicaid payments or the implementation of other measures to reduce reimbursements may reduce their revenues.

    A significant portion of Triad's and Quorum's revenues is derived from the Medicare and Medicaid programs, which are highly regulated and subject to frequent and substantial changes. Triad derived approximately 36.0% of its revenues from the Medicare and Medicaid programs for 2000, and Quorum derived approximately 42.0% of its revenues from these programs for its fiscal year ended June 30, 2000. Recent legislative changes, including those enacted as part of the Balanced Budget Act of 1997, have resulted in limitations on, and reduced levels of payment and reimbursement for, a substantial portion of hospital procedures and costs.

    The Balanced Budget Act of 1997 included significant reductions in spending levels for the Medicare and Medicaid programs by:

  . adopting rate reductions for inpatient and outpatient hospital services;

  . establishing a prospective payment system, or PPS, for hospital outpatient services, skilled nursing facilities and home health agencies under Medicare; and

  .  repealing the Federal payment standard (the so-called "Boren
     Amendment") for hospitals and nursing facilities under Medicaid.

    Certain rate reductions resulting from the Balanced Budget Act of 1997 are being mitigated by the Balanced Budget Refinement Act of 1999 and the Benefits Improvement Protection Act of 2000. Nonetheless, the Balanced Budget Act of 1997 significantly changed the method and amounts of payment under the Medicare and Medicaid programs. A number of states have adopted or are considering legislation designed to reduce their Medicaid expenditures and to provide universal coverage and additional care, including enrolling Medicaid recipients in managed care programs and imposing additional taxes on hospitals to help finance or expand the states' Medicaid systems. We believe that hospital operating margins have been, and may continue to be, under significant pressure because of deterioration in pricing flexibility and payer mix, and growth in operating expenses in excess of the increase in prospective payments under the Medicare program.

    Future health care legislation or other changes in the administration or interpretation of governmental health care programs may have a material adverse effect on Triad's business, financial condition, results of operations or prospects after the merger.

If Triad and Quorum are unable to contain costs, revenue and profitability may be constrained by future cost containment initiatives undertaken by purchasers of health care services.

    The competitive position of Triad's and Quorum's hospitals is also affected by the increasing number of initiatives undertaken during the past several years by major purchasers of health care, including Federal and state governments, insurance companies and employers, to revise payment methodologies and monitor health care expenditures in order to contain health care costs. As a result of these initiatives, managed care organizations offering prepaid and discounted medical services packages represent an increasing portion of Triad's and Quorum's admissions, resulting in reduced hospital revenue growth nationwide. In addition, private payers increasingly are attempting to control health care costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review and greater enrollment in managed care programs such as health maintenance organizations and preferred provider organizations, referred to as PPOs. If, after the merger, Triad is unable to contain costs through increased operational efficiencies and the trend toward declining reimbursements and payments continues, the results of its operations and cash flow will be adversely affected.

Triad's revenues after the merger will be heavily concentrated in Texas, Alabama and Indiana, which will make Triad particularly sensitive to economic and other changes in these states.

    On a pro forma basis after giving effect to the merger, the combined company's:

  . Texas hospitals generated approximately 21.4% of revenues and 16.9% of EBITDA for 2000;

  . Alabama hospitals generated approximately 11.9% of revenues and 15.3% of EBITDA for 2000; and

  . Indiana hospitals generated approximately 13.3% of revenues and 19.2% of EBITDA for 2000.

    Accordingly, any change in the current demographic, economic, competitive or regulatory conditions in Texas, Alabama or Indiana could have a material adverse effect on the business, financial condition, results of operations or prospects of Triad after the merger.

Triad and Quorum face intense competition from other hospitals and health care providers which may result in a decline in revenues, profitability and market share.

    The health care business is highly competitive and competition among hospitals and other health care providers for patients has intensified in recent years. Approximately 75% of Triad's and Quorum's hospitals operate in geographic areas where they compete with at least one other hospital that provides services comparable to those offered by their hospitals. Some of these competing facilities offer services, including extensive medical research and medical education programs, which are not offered by Triad's or Quorum's facilities. Some of the hospitals that compete with Triad and Quorum are owned or operated by tax-supported governmental bodies or by private not-for-profit entities supported by endowments and charitable contributions which can finance capital expenditures on a tax-exempt basis and are exempt from sales, property and income taxes. In some of these markets, Triad and Quorum also face competition from other providers such as outpatient surgery and diagnostic centers.

    Approximately 25% of Triad's and Quorum's hospitals operate in geographic areas where they are currently the sole provider of general, acute care hospital services in their communities. While these hospitals face less direct competition in their immediate service areas than would be expected in larger communities, they do face competition from other hospitals, including larger tertiary care centers. Although these competing hospitals may be as far as 30 to 50 miles away, patients in these markets increasingly may migrate to these competing facilities as a result of local physician referrals, managed care plan incentives or personal choice.

    Quorum's health care consulting business competes in a fragmented industry for the small percentage of hospitals managed by hospital management companies. Competitors include large, national firms such as the national accounting firms, specialized health care firms, and numerous independent practitioners. Furthermore, some hospitals choose to obtain management services from the many large, tertiary care facilities that create referral networks with smaller surrounding hospitals. As a result, hospitals have various alternatives to the management services currently offered by Quorum.

    The intense competition Triad and Quorum face from other health care providers and other firms may result in a decline in Triad's revenues, profitability and market share after the merger.

Triad and Quorum conduct business in a heavily regulated industry; changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce revenue and profitability.

    The health care industry is subject to extensive Federal, state and local laws and regulations relating to:

  .  licensure;

  .  conduct of operations;

  .  ownership of facilities;

  .  addition of facilities and services;

  . confidentiality, maintenance and security issues associated with medical records;

  .  billing for services; and

  .  prices for services.

    These laws and regulations are extremely complex. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations, in particular, Medicare and Medicaid antifraud and abuse amendments, codified under Section 1128B(b) of the Social Security Act and known as the "anti-kickback statute." This law prohibits providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration with the intent to generate referrals of orders for services or items reimbursable under Medicare, Medicaid and other Federal health care programs.

    As authorized by Congress, the United States Department of Health and Human Services, or HHS, has issued regulations which describe some of the conduct and business relationships immune from prosecution under the anti-kickback statute. The fact that a given business arrangement does not fall within one of these "safe harbor" provisions does not render the arrangement illegal. However, business arrangements of health care service providers that fail to satisfy the applicable safe harbor criteria risk increased scrutiny by enforcement authorities.

    Triad and Quorum have a variety of financial relationships with physicians who refer patients to our hospitals. Triad and Quorum have contracts with physicians providing services under a variety of financial arrangements such as employment contracts, leases, and professional service agreements. Triad and Quorum also provide financial incentives, including loans and minimum revenue guarantees, to recruit physicians into the communities served by their hospitals. Several of the freestanding surgery centers affiliated with Triad and Quorum have physician investors. In three of Quorum's locations, physicians have acquired ownership interests in hospitals and other health care providers in which Quorum owns a majority interest; physicians also are part owners of the hospital Quorum is building in Fort Wayne, Indiana. Some of Triad's and Quorum's arrangements with physicians do not expressly meet the requirements for safe harbor protection. We cannot assure you that regulatory authorities that enforce the anti-kickback statute will not determine that any of these arrangements violate the anti-kickback statute or other Federal or state laws. A determination that we have violated the anti-kickback laws or other Federal laws could subject us to liability under the Social Security Act, including:

  .  criminal penalties;

  .  civil sanctions, including civil monetary penalties; and

  . exclusion from participation in government programs such as Medicare and Medicaid or other Federal health care programs.

    The Health Insurance Portability and Accountability Act of 1996 broadens the scope of the fraud and abuse laws to include all health care services, whether or not they are reimbursed under a

Federal program, and creates new enforcement mechanisms to combat fraud and abuse, including an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds.

    In addition, the portion of the Social Security Act commonly known as the "Stark Law," prohibits physicians from referring Medicare and Medicaid patients to providers of designated health services if the physician or a member of his or her immediate family has an ownership interest in or compensation arrangements with that provider. There are exceptions to the Stark Law for physicians maintaining an ownership interest in an entire hospital or surgery center, employment agreements, leases, physician recruitment and certain other physician arrangements. On January 4, 2001, the Health Care Financing Administration issued final regulations subject to comment intended to clarify parts of the Stark Law and some of the exceptions to it. These regulations are considered Phase I of a two-phase process, with the remaining regulations to be published at an unknown future date. Phase I of the regulations becomes effective January 4, 2002, or in the case of some of the provisions relating to home health agencies, February 5, 2001. The Health Care Financing Administration is accepting comments on Phase I of the regulations until April 4, 2001, which may lead to further changes. Upon taking office, the Bush Administration temporarily postponed the effective date of regulations that had been published at the end of the Clinton Administration but which had not become effective. This action might affect these regulations. Consequently, we cannot predict the final form that these regulations will take or the effect that the final regulations will have on us. Therefore, Triad's or Quorum's physician arrangements may ultimately be found to be not in compliance with the Stark Law.

    Another set of laws that may impact Triad and Quorum's operations concern the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, which require the use of uniform electronic data transmission standards for health care claims and payment transactions submitted or received electronically. On August 7, 2000, the Health Care Financing Administration published final regulations establishing electronic data transmission standards that all health care providers must use when submitting or receiving certain health care transactions electronically. Compliance with these regulations is required by October 2002. We cannot predict the impact that final regulations, when effective, will have on Triad after the merger.

    The Health Insurance Portability and Accountability Act of 1996 also requires the Health Care Financing Administration to adopt standards to protect the security and privacy of health-related information. Regulations were proposed on August 12, 1998, but have not yet been finalized. As proposed, the regulations would require health care providers to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. In addition, the Health Care Financing Administration released final regulations containing privacy standards in December 2000 which require compliance by February 2003. These privacy regulations could be further amended or delayed. Upon taking office, the Bush Administration temporarily postponed the effective date of regulations that had been published at the end of the Clinton Administration but which had not become effective. This action might affect these regulations. However, if they become effective as currently drafted, the privacy regulations will extensively regulate the use and disclosure of individually identifiable health-related information. The security regulations, as proposed, and the privacy regulations, if they become effective, could impose significant costs on Triad's and Quorum's facilities in order to comply with these standards. Violations of the Administration Simplification Provisions could result in civil penalties of up to $25,000 per type of violation in each calendar year and criminal penalties of up to $250,000 per violation.

    In addition, Triad's and Quorum's facilities will continue to remain subject to any state laws that are more restrictive than the regulations issued under the Health Insurance Portability and Accountability Act of 1996, which vary by state and could impose additional penalties.

    Many of the states in which Triad and Quorum operate have adopted similar anti-kickback and physician self-referral legislation, some of which extends beyond the scope of the Federal law to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals, regardless of the source of the payment for the care. Little precedent exists for the interpretation or enforcement of these laws. Both Federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the Office of the Inspector General of HHS and the Department of Justice regularly identify suspected areas of abuse for enforcement focus.

    Government officials responsible for enforcing health care laws could assert that either of Triad or Quorum, or any of the transactions in which we are involved, are in violation of these laws. It is also possible that the courts could ultimately interpret these laws in a manner that is different than our interpretations. A determination that either Triad or Quorum has violated these laws, or the public announcement that either of us is being investigated for possible violations of these laws, could have a material adverse effect on Triad's business, financial condition, results of operations or prospects after the merger and Triad's business reputation could suffer significantly.

    Some states require prior approval for the purchase of major medical equipment or the purchase, construction, expansion, sale or closure of health care facilities, based upon a determination of need for additional or expanded health care facilities or services. The governmental determinations, embodied in Certificates of Need, known as CONs, may be required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Two states in which Triad currently owns hospitals, Alabama and West Virginia, have CON laws affecting acute care hospital services. Four states in which Quorum currently owns hospitals, Alabama, Mississippi, Ohio and South Carolina, have CON laws affecting acute care hospital services. We cannot predict whether we will be able to obtain required CONs in the future. Any failure to obtain any required CONs may impair Triad's post-merger ability to operate profitably.

    The laws, rules and regulations described above are complex and subject to interpretation. In the event of a determination that we are in violation of any of these laws, rules or regulations, or if further changes in the regulatory framework occur, our post-merger results of operations could be significantly harmed.

Triad and Quorum may be subject to liabilities because of litigation and investigations involving HCA, Triad and Quorum that could have a material adverse effect on Triad's post-merger operations.

HCA Litigation and Investigations

    HCA is currently the subject of several Federal investigations into certain of its business practices, as well as governmental investigations by various states. HCA is cooperating in these investigations and understands, through written notice and other means, that it is a target in these investigations. Given the breadth of the ongoing investigations, HCA expects additional subpoenas and other investigative and prosecutorial activity to occur in these and other jurisdictions in the future. HCA is the subject of a formal order of investigation by the SEC. HCA understands that the SEC's investigation includes the anti-fraud, insider trading, periodic reporting and internal accounting control provisions of the Federal securities laws.

    HCA is a defendant in several qui tam actions, or actions brought by private parties, known as relators, on behalf of the United States of America, which have been unsealed and served on HCA. The actions allege, in general, that HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act, 31 U.S.C. (S) 3729 et seq., by submitting improper claims to the government for reimbursement. The lawsuits seek three times the amount of damages caused to the United States by the submission of any Medicare or Medicaid false claims presented by the defendants to the Federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorneys' fees and costs. HCA has disclosed that, on March 15, 2001, the Department of Justice filed a status report setting forth the government's decisions regarding intervention in existing qui tam actions against HCA and filed formal complaints for those suits in which the government has intervened. Of the original 30 qui tam actions, the Department of Justice remains active in and has elected to intervene in 8 actions. HCA has also disclosed that it is aware of additional qui tam actions that remain under seal and believes that there may be other sealed qui tam cases of which it is unaware. HCA is in continuing discussions with the government regarding civil issues relating to cost reporting and physician relations.

    The investigations, actions and claims affecting HCA relate to HCA and its subsidiaries, including subsidiaries that, prior to the spin-off of Triad from HCA, owned facilities now owned by Triad. On May 5, 2000, Triad was advised that one of the qui tam cases which had recently been unsealed listed three of Triad's hospitals as defendants. This qui tam action alleges various violations arising out of the relationship between Curative Health Services and the other defendants, including allegations of false claims relating to contracts with Curative Health Services for the management of certain wound care centers and excessive and unreasonable management fees paid to Curative Health Services and submitted for reimbursement. Two of the three Triad hospitals named as defendants terminated their relationship with Curative Health Services prior to Triad's spin-off from HCA and the third hospital continues to maintain an ongoing relationship with Curative Health Services.

    In July 1999, Olsten Corporation and its subsidiary, Kimberly Home Health (neither of which is affiliated with HCA), announced that they would pay $61 million to settle allegations that both companies defrauded the Medicare program. Kimberly pled guilty to three separate felony charges (conspiracy, mail fraud and violating the Medicare anti-kickback statute) filed by the U.S. Attorneys in the Middle and Southern District of Florida and the Northern District of Georgia. While HCA was not specifically named in these guilty pleas, the guilty pleas refer to the involvement of a "Company A" or a "company not named as a defendant." HCA has disclosed that it believes these references refer to HCA or its subsidiaries.

    HCA is a defendant in a number of other suits, which allege, in general, improper and fraudulent billing, overcharging, coding and physician referrals, as well as other violations of law. Certain of the suits have been conditionally certified as class actions. Since April 1997, numerous securities class action and derivative lawsuits have been filed in the United States District Court for the Middle District of Tennessee against HCA and a number of its current and former directors, officers and/or employees. Several derivative actions have been filed in state court by certain purported stockholders of HCA against certain of its current and former officers and directors alleging breach of fiduciary duty, and failure to take reasonable steps to ensure that HCA did not engage in illegal practices thereby exposing it to significant damages.

    On May 18, 2000, HCA announced that it had reached an understanding with attorneys of the Civil Division of the Department of Justice to recommend an agreement to settle, subject to certain conditions, the civil claims actions against HCA relating to diagnosis related group coding, outpatient laboratory billing and home health issues. The understanding with the Department of Justice attorneys would require HCA to pay $745 million in compensation to the government, with interest accruing at a fixed rate of 6.5% per annum (beginning May 18, 2000), and would reduce HCA's existing letter of credit agreement with the government from $1 billion to $250 million at the time of the payment of the settlement. On December 14, 2000, HCA announced that it had entered into a settlement agreement with the Civil Division of the Department of Justice and that payment of the amounts required by the settlement agreement would be made upon court approval of the settlement, which HCA expects will occur in the first half of 2001. HCA also entered into a corporate integrity agreement with the Office of Inspector General of HHS.

    On December 14, 2000, HCA also announced that it had signed an agreement with the Criminal Division of the Department of Justice to resolve all pending Federal criminal actions against HCA related to health care billing issues. As part of the criminal agreement, HCA paid the government $95 million and will enter certain pleas in respect of the criminal actions. The criminal agreement is conditional upon entry of the pleas in Federal district court and necessary court approvals, which HCA expects will occur in the first quarter of 2001. HCA also stated that representatives of state attorneys general have agreed to recommend to state officials that HCA be released from corresponding criminal liability in all states in which it conducts business.

    The agreements announced on December 14, 2000 relate only to conduct that was the subject of the Federal investigations resolved in the agreements, and HCA has stated publicly that it continues to discuss civil claims relating to cost reporting and physician relations with the government. These agreements with the government do not resolve various qui tam actions filed against HCA or any pending state actions. In addition to other claims not covered by these agreements, the government also reserved its rights under these agreements to pursue any claims it may have for:

  . any civil, criminal or administrative liability under the Internal Revenue Code;

  .  any criminal liability;

  . any administrative liability, including mandatory exclusion from Federal health care programs;

  . any liability to the United States (or its agencies) for any conduct other than the conduct covered in the government's investigation;

  . any express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services, provided by HCA;

  . any claims for personal injury or property damage or for other similar consequential damages arising from the conduct subject to the investigation; and

  . any civil or administrative claims of the United States against individuals.

  In addition, 14 of Triad's current and former hospitals received notices in early 2001 from the Health Care Financing Administration, a United States government agency that runs the Medicare and Medicaid programs, that it was re-opening for examination cost reports for Medicare and Medicaid reimbursement filed by these hospitals for periods between 1993 and 1998, which pre-dates the spin-off of Triad from HCA. Furthermore, 2 of Quorum's current owned hospitals have received such notices. HCA or its predecessors owned these Quorum hospitals during the period covered by the notices. HCA is obligated to indemnify Quorum for liabilities arising out of cost reports filed during these periods.

    Triad is unable to predict the effect or outcome of any of the ongoing investigations or qui tam and other actions, or whether any additional investigations or litigation will be commenced. In connection with the spin-off of Triad from HCA on May 11, 1999, Triad entered into a distribution agreement with HCA. The terms of the distribution agreement provide that HCA will indemnify Triad for any losses (other than consequential damages) which it may incur as a result of the proceedings described above. HCA has also agreed to indemnify Triad for any losses (other than consequential damages) which it may incur as a result of proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the date of the spin-off and that relate to the proceedings described above. HCA has also agreed that, in the event that any hospital owned by Triad at the time of the spin-off is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then HCA will make a cash payment to Triad, in an amount (if positive) equal to five times the excluded hospital's 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes, as set forth on a schedule to the distribution agreement, less the net proceeds of the sale or other disposition of the excluded hospital. Triad has agreed that, in connection with the government investigations described above, it will participate with HCA in negotiating one or more compliance agreements setting forth each of HCA's and Triad's agreements to comply with applicable laws and regulations.

    HCA will not indemnify Triad under the spin-off distribution agreement for losses relating to any acts, practices or omissions engaged in by Triad after the spin-off date, whether or not Triad is indemnified for similar acts, practices and omissions occurring prior to the spin-off date. HCA also will not indemnify Triad under the spin-off distribution agreement for similar qui tam litigation, governmental investigations and other actions to which Quorum is subject, some of which are described below. If indemnified matters were asserted successfully against Triad or any of its facilities, and HCA failed to meet its indemnification obligations, then this event could have a material adverse effect on Triad's business, financial condition, results of operations or prospects.

    The extent to which Triad may or may not continue to be affected by the ongoing investigations of HCA and the initiation of additional investigations, if any, cannot be predicted. These matters could have a material adverse effect on Triad's business, financial condition, results of operations or prospects in future periods.

Quorum Litigation and Investigations

    Tampa Qui Tam Lawsuit

    Quorum and its subsidiary, Quorum Health Resources, along with subsidiaries that own or owned hospitals from 1990 through February 24, 1999, are presently defendants in a qui tam lawsuit that is pending in U.S. District Court in Tampa, Florida. The United States government elected to intervene in, or join, the lawsuit and on February 24, 1999, the government filed its own complaint in the case. The new complaint alleges that Quorum, on behalf of hospitals it managed between 1985 and 1995 and hospitals it owned from 1990 to the date of the complaint, violated the False Claims Act by knowingly submitting or causing to be submitted false Medicare cost reports, resulting in the submission of false claims to Federal health care programs. The government asserts that the false claims in the cost reports are reflected, in part, in "reserve analyses" created by Quorum. The complaint also alleges that these cost report filings were prepared as the result of company policy. This qui tam action seeks three times the amount of damages caused to the United States by the submission of any alleged false claims to the government, civil penalties of not less than $5,000 nor more than $10,000 for each false claim, and the relator's attorneys' fees and costs.

    On October 2, 2000, Quorum announced that it had reached an understanding with the Civil Division, U.S. Department of Justice to recommend an agreement to settle the Tampa qui tam lawsuit. Under the terms of the tentative agreement, the settlement amount to be paid to the government is $77.5 million, with interest accruing at 7.25% per annum from October 2, 2000 until final resolution of a settlement agreement and a corporate integrity agreement. The tentative agreement is conditioned on negotiation and completion of a mutually satisfactory settlement agreement and corporate integrity agreement. If such agreements are not completed prior to consummation of the merger, Triad may not be able to obtain the financing necessary to consummate the merger. See "The Merger Agreement -- Conditions to the Merger."

    Quorum may not be able to complete the settlement if a mutually satisfactory settlement agreement and corporate integrity agreement cannot be negotiated. If Quorum is unable to complete the settlement, the Tampa qui tam lawsuit will continue and Quorum will incur additional legal fees and may incur greater liabilities than currently anticipated. In addition, any corporate integrity agreement may impose expensive and burdensome requirements on Quorum's and/or Triad's operations which could have a material adverse impact on Triad after the merger.

    Flowers Qui Tam Lawsuit

    On October 26, 2000, Quorum completed settlement of a qui tam lawsuit which primarily involved allegedly improper allocation of costs at Flowers Hospital, Dothan, Alabama, to its home health agency. Quorum paid to the government on October 26, 2000 approximately $18 million in connection with this settlement which was accrued in the three months ended September 30, 2000. In addition to the settlement agreement, Quorum entered into a five year corporate integrity agreement covering Flowers Hospital with the HHS Office of the Inspector General. The corporate integrity agreement imposes certain oversight and reporting obligations that may be costly and may have a material adverse effect on Flowers Hospital's operations. The government always reserves the right to investigate and pursue other allegations made by a relator under a complaint. However, under the settlement agreement, the relator is prohibited from pursuing these additional allegations.

    Other Qui Tam Lawsuits

    As a result of its ongoing discussions with the government, Quorum has learned that there are two additional unrelated qui tam complaints against it alleging violations of the False Claims Act for claims allegedly submitted to the government involving one owned and two managed hospitals. Both matters remain under seal. With respect to the matter involving the two managed hospitals, the government has requested that Quorum conduct a self audit with respect to one Medicare cost report for one managed hospital and three other specific issues. The government could undertake additional investigative efforts. The government has stated that it intends to investigate certain other allegations. Quorum also is a defendant in certain other qui tam complaints, in which the government has declined to intervene.

    Neither the merger agreement nor the distribution agreement entered into with HCA in connection with the spin-off of Triad will provide indemnification to Triad in respect of the Quorum litigation and investigations described above. During the six months ended December 31, 2000, Quorum accrued $77.5 million related to the governmental settlement for the tentative agreement involving the Tampa qui tam lawsuit discussed above. If the settlement in the Tampa qui tam lawsuit is not completed, the costs of the settlement exceed the amounts anticipated, or Quorum incurs material liabilities as a result of other qui tam litigation or governmental investigations, these matters could have a material adverse effect on Triad's business, financial condition, results of operations or prospects after the merger.

    Triad and Quorum from time to time may be the subject of additional investigations or a party to additional litigation which alleges violations of law. Triad and Quorum may not know about those investigations, or about qui tam actions filed against them. If any of those matters were successfully asserted against either of them, there could be a material adverse effect on their business, financial position, results of operations or prospects.

                           FORWARD-LOOKING STATEMENTS

    This joint proxy statement/prospectus and the documents that are incorporated by reference in this joint proxy statement/prospectus contain disclosures which are "forward-looking statements" within the meaning of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based on the current plans and expectations of Triad and/or Quorum and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and the future financial condition and results of Triad, Quorum or the combined company. These factors include, but are not limited to:

  .  the highly competitive nature of the health care business;

  . the efforts of insurers and other payers, health care providers, and others to contain health care costs;

  . possible changes in the Medicare and Medicaid programs that may further limit reimbursements to health care providers and insurers;

  . changes in Federal, state or local regulations affecting the health care industry;

  .  the possible enactment of Federal or state health care reform;

  . the ability to attract and retain qualified management and personnel, including physicians;

  . the ability to integrate effectively Triad's and Quorum's information systems, operations and personnel in a timely and efficient manner;

  .  the departure of key executive officers;

  . claims and legal actions relating to professional liabilities and other matters;

  .  fluctuations in the market value of Triad and Quorum common stock;

  .  changes in accounting practices;

  .  changes in general economic conditions;

  .  future divestitures which may result in additional charges;

  . the ability to enter into managed care provider and other payer arrangements on acceptable terms;

  . the availability and terms of capital to fund the expansion of Triad after the merger;

  .  changes in business strategy or development plans;

  . timeliness of reimbursement payments received under government programs;

  . potential adverse impact of known and unknown government investigations; and

  .  other risk factors described herein.

    As a consequence, current plans, anticipated actions and the future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Triad or Quorum. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this joint proxy statement/prospectus. Neither Triad nor Quorum undertake any obligation to update publicly or revise any forward-looking statements.

                              THE PROPOSED MERGER

General

    We believe that the merger of Quorum into Triad will create a company with the geographic diversity and financial resources to enhance stockholder value in ways that are unlikely to be achieved by Triad or Quorum alone. The merger will create the third-largest publicly owned hospital company in the United States, with approximately 49 hospitals and 9,000 licensed beds, including 166 beds in joint venture hospitals which Triad manages and 726 beds in hospitals leased to others, and a leading hospital company focused on small city and selected urban markets. Because of the complementary geographic fit of the hospitals of Triad and Quorum, after the merger Triad will have a broader, more geographically diverse asset base, with facilities in 17 states. Triad also will be a substantially larger enterprise than either Triad or Quorum is today, with combined pro forma revenues of approximately $3.0 billion in 2000.

    After the merger, Triad expects to increase its profitability through cost savings and operating efficiencies resulting from the elimination of redundant services and functions. Triad estimates pre-tax cost savings of between $15.0 and $20.0 million per year. Assuming that the merger is completed during the first half of 2001, Triad expects to realize approximately one-half of the estimated annual pre-tax cost savings during 2001. The estimated cost savings reflect the realization of cost reduction opportunities and efficiencies through the ability to consolidate separate stand-alone operations into a single entity. While Triad expects that it will be able to realize these cost savings, no assurance can be given that Triad will actually be able to do so. Triad also believes that after the merger of Quorum into Triad, Triad will be able to achieve additional long-term synergies in the areas of physician relations/recruitment, managed care contracting, purchasing and service additions tailored for specific markets.

    Triad's board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Triad common stock for use at the Triad special meeting. Quorum's board of directors is also using this document to solicit proxies from the holders of Quorum common stock for use at the Quorum special meeting.

Triad Proposal

    At the Triad special meeting, holders of Triad common stock are being asked to vote on the approval and adoption of the merger agreement and the merger, including the issuance of Triad common stock in connection with the merger.

    The merger will not be completed unless Triad's stockholders approve and adopt the merger agreement and the merger, including the issuance of shares of Triad common stock in connection with the merger. Approval of the merger agreement and the merger is not conditioned on approval of the proposal to amend Triad's certificate of incorporation to authorize more shares of Triad common stock or the proposal to authorize an increase in the number of shares of Triad common stock reserved for issuance under the Triad 1999 Long-Term Incentive Plan, as amended. See "Amendment to Triad's Certificate of Incorporation" and "Amendment to the Triad 1999 Long-Term Incentive Plan" for more information on these proposals.

Quorum Proposal

    At the Quorum special meeting, holders of Quorum common stock will be asked to vote upon approval and adoption of the merger agreement and the merger.

    The merger will not be completed unless Quorum's stockholders approve and adopt the merger agreement and the merger.

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

Background of the Merger

    In pursuing strategies for enhancing stockholder value, Quorum's board of directors has from time to time considered opportunities for acquisitions, dispositions and other strategic alliances. By the middle of 2000, Quorum's management and board of directors were also aware of changes occurring in the health care industry. Quorum's stock price also had underperformed the stock market due, in part, to market concerns over the qui tam litigation to which Quorum is subject and Quorum's failure to meet financial analysts' consensus estimates. At its June 21, 2000 meeting, Quorum's board of directors determined, given these factors, to engage Goldman, Sachs & Co., Quorum's historical investment bankers, to assist the company as its financial advisor in evaluating Quorum's strategic alternatives. Goldman Sachs was retained on July 5, 2000.

    During the last week of June 2000, James D. Shelton, Chairman and Chief Executive Officer of Triad, and James E. Dalton, Jr., President and Chief Executive Officer of Quorum, were in Washington, D.C. to attend a hospital industry conference. Based on his knowledge of the health care industry, Mr. Shelton asked Mr. Dalton if Quorum was considering strategic alternatives for its business. Mr. Dalton recommended that Mr. Shelton contact the chairman of Quorum's board of directors regarding the matter. A few days later, Mr. Shelton spoke with the chairman of Quorum's board of directors, Russell L. Carson, who indicated that Quorum was not interested in discussing the matter at that time, but told Mr. Shelton that he would contact him if that situation changed.

    At a meeting of the board of directors on July 12, 2000, Quorum's board reviewed with its financial and legal advisors a range of strategic alternatives as a means of realizing the value of Quorum's business, including a sale of Quorum, a recapitalization of Quorum or continuing Quorum's current direction. McDermott, Will & Emery, Quorum's outside legal counsel, discussed with the board of directors its fiduciary duties under applicable law. The board of directors authorized Goldman Sachs to contact strategic and financial buyers to assess their interest in acquiring Quorum.

    Beginning July 13, 2000, Goldman Sachs approached fourteen companies, which included potential strategic buyers, including Triad, as well as potential financial buyers, to explore their interest in a possible combination with Quorum. Seven of these potential buyers, including Triad, expressed interest and signed confidentiality agreements to receive further information.

    On July 26, 2000, Goldman Sachs sent a solicitation of interest letter to the seven potential bidders. The solicitation of interest letter indicated that Quorum and Goldman Sachs would employ a two-phase process for evaluating proposals for a combination with Quorum. In the first phase, bidders would submit non-binding, preliminary indications of interest with respect to a combination with Quorum. Based on those preliminary indications of interest, Quorum would then select a limited number of bidders to proceed to the second phase, which would include meetings with management, due diligence, and the submission of definitive proposals.

    Triad submitted a non-binding, preliminary indication of interest to Goldman Sachs on August 8, 2000, indicating a preliminary value in the range of $14.00 to $16.00 for each share of Quorum common stock payable in a combination of cash and stock. The following day, Triad formally engaged Merrill Lynch to act as its financial advisor in connection with a possible transaction involving Quorum.

    In addition to Triad, four other potential bidders submitted non-binding preliminary indications of interest. Goldman Sachs communicated frequently with Quorum's management to apprise them of the progress in their ongoing discussions with the bidders. The five expressions of interest were reviewed by Quorum's board of directors with its legal and financial advisors at a meeting on August 11, 2000. The board of directors was also informed that management had determined that it was advisable to issue a press release indicating that Quorum was evaluating strategic alternatives, in

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

part because of market rumors to that effect. On August 11, 2000, Quorum publicly announced that it was exploring various strategic alternatives, including the possible merger, sale or recapitalization of Quorum.

    On August 16, 2000 the Quorum board of directors met with its legal and financial advisors to further discuss the bid process. Goldman Sachs briefed the board of directors on the anticipated process. Goldman Sachs made a presentation to the board of directors reviewing the financial aspects of the bids, after which a discussion ensued regarding the relative strengths and weaknesses of each of the potential bidders and their respective bids. After review and discussion by the Quorum board of directors, the board determined that three of the expressions of interest were superior to the others and worth further exploration, and authorized Goldman Sachs to move forward with the three parties that put forward those expressions of interest, including Triad.

    Later in August, Triad and the two other bidders were invited to proceed to the second phase of the bid process. Management presentations and further due diligence were scheduled with the three potential buyers. Triad and its representatives conducted due diligence on August 21 and 22, 2000 at a data room established by Quorum. Following this initial due diligence, Triad and its legal and financial advisors conducted further due diligence with respect to Quorum and were in contact with Quorum and its legal and financial advisors for that purpose. Also on August 22, 2000, the management of Triad met with the management of Quorum, together with their financial advisors, to discuss further the potential merger of Quorum into Triad.

    On September 1, 2000, Triad and the two other bidders received a second letter from Goldman Sachs requesting final, definitive proposals by September 13, 2000. This letter included three alternative draft merger agreements, one for all cash, one for all stock, and one for a combination of stock and cash. The bidders were asked to use one of the three agreement forms and to mark their requested changes to it. The board of directors of Triad met on September 11, 2000 for its regularly scheduled meeting, at which it discussed the proposed merger of Quorum into Triad, and Merrill Lynch presented an analysis concerning the proposed merger and discussed its preliminary valuation analyses for Quorum.

    On September 13, 2000, Triad submitted its proposal to Goldman Sachs, including a proposed mark-up of the merger agreement which provided for merger consideration valued at approximately $14.50 per share of Quorum common stock, consisting of approximately 25% cash and 75% stock. The two other bidders informed Goldman Sachs that they would not be submitting a merger proposal. On September 18, 2000, Quorum's financial advisors informed Triad's financial advisors that Quorum was interested in pursuing further discussions with Triad pertaining to a possible transaction. A meeting was held on September 20, 2000 among representatives of Triad and its legal and financial advisors and representatives of Quorum and its legal and financial advisors, at which the parties continued to negotiate the terms of the proposed merger agreement.

    In the week following the September 13, 2000 deadline for submitting proposals, Quorum received an inquiry of renewed interest from one of the entities previously contacted which had not been invited to participate in the second phase of the process based on its preliminary bid. This strategic buyer suggested that it had renewed interest and would consider making an all cash offer, if it could conduct further due diligence. Quorum accommodated this late expression of interest, including making a management presentation and providing additional information to this bidder. On September 30, 2000, this potential strategic buyer submitted an acquisition proposal to exchange its publicly traded shares for Quorum stock at a fixed exchange ratio. The offer was subject to a number of contingencies, including the satisfactory resolution of Quorum's qui tam litigation and further due diligence. This bidder also submitted a proposed mark-up of the merger agreement. Following further due diligence and a discussion of the proposed merger agreement, Quorum's management determined that the proposed purchase price and terms of the merger agreement were significantly less favorable than the Triad proposal and the transaction was less likely to be closed. This bidder was told that Quorum's management had determined that the bidder's proposed purchase price and terms of the merger agreement were not as favorable as a competing proposal. However, the bidder continued to conduct due diligence through early October. Quorum presented the bidder with a revised draft agreement. The bidder did not respond with an improved offer to this draft agreement, nor to a subsequent phone call from Quorum inquiring of the bidder's continued interest.

    On September 22, 2000, representatives of Quorum circulated a revised draft of the merger agreement to Triad, incorporating certain changes negotiated at the September 20 meeting. On September 22, 2000, Quorum signed a confidentiality agreement to receive further information regarding Triad. Representatives of Quorum then commenced operational, financial and legal due diligence with respect to Triad. Triad's representatives continued their due diligence review of Quorum, including due diligence regarding the qui tam lawsuits.

    On September 28, 2000, Quorum's board of directors held a meeting by conference call with its financial and legal advisors to authorize the settlement of the Tampa qui tam lawsuit related to cost reports filed by Quorum with Medicare and other government payment programs for approximately $77.5 million, plus interest at 7.25% per annum beginning on October 2, 2000 and attorney fees, as well as a commitment to enter into a corporate integrity agreement. See "Risk Factors -- Risks Relating To Triad and Quorum -- Triad and Quorum may be subject to liabilities because of litigation and investigations involving HCA, Triad, and Quorum that could have a material adverse effect on Triad's post-merger operations" for additional information regarding this lawsuit and the understanding Quorum reached with the Civil Division, U.S. Department of Justice regarding the settlement of this lawsuit. The settlement of the Tampa qui tam lawsuit was viewed as beneficial to finalizing the valuation of Quorum in a potential business combination transaction. Representatives of Triad also met with representatives of the Civil Division, U.S. Department of Justice, to discuss the scope of the understanding between Quorum and the Department of Justice.

    Between September 22, 2000 and October 11, 2000, Quorum and Triad exchanged additional revised drafts of the proposed merger agreement. They continued to meet and to engage in further discussions with respect to the proposed merger. On October 12, 2000, Triad and its legal and financial advisors and Quorum and its legal and financial advisors held a meeting to discuss the outstanding issues relating to the terms of the merger agreement. From October 13 through October 18, 2000, Triad and its legal and financial advisors and Quorum and its legal and financial advisors participated in meetings and discussions and conducted extensive negotiations to finalize the merger consideration and the terms of the definitive merger agreement.

    The Triad board of directors met on October 18, 2000 to evaluate the proposed terms of the merger of Quorum into Triad, and received presentations from Triad's financial and legal advisors with respect thereto. At this meeting, the Triad board of directors unanimously approved the merger agreement for the merger of Quorum into Triad. On October 18, 2000, the Quorum board of directors met to review the strategic alternatives process held to date and the desirability of effectuating the Triad transaction, heard presentations from Quorum's financial and legal advisors, and unanimously approved the merger agreement. On October 18, 2000, Triad and Quorum entered into a definitive merger agreement for the merger of Quorum into Triad and, on October 19, 2000, issued a press release announcing the merger.

Factors Considered by, and Recommendation of, the Board of Directors of Triad

    At its meeting on October 18, 2000, Triad's board of directors unanimously:

  . determined that the merger agreement and the merger are fair to, and in the best interests of, Triad and its stockholders;

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

  .  approved the merger agreement with Quorum;

  . directed that the proposed transaction be submitted for consideration by the Triad stockholders; and

  . recommended that the Triad stockholders vote FOR the approval and adoption of the merger agreement and the merger, including the issuance of shares of Triad common stock in connection with the merger.

    In the course of reaching its decision to adopt the merger agreement, Triad's board of directors consulted with Triad's management, as well as its legal counsel and its financial advisors, and considered the following material factors:

  (1) the financial performance and condition, results of operations, asset quality, prospects and businesses of each of Triad and Quorum as separate entities and on a combined basis, including:

     --the revenues of the companies, their complementary businesses and the potential for cost savings and revenue growth;

     --the recent and historical stock price performance of Triad common stock and Quorum common stock; and

     --the percentage of Triad that its stockholders would own following the merger.

  (2) the fact that the merger of Quorum into Triad would make Triad the third-largest publicly owned hospital company in the United States and a leading hospital company focused on small cities and selected urban markets;

  (3) the strategic nature of the transaction, in which Triad will acquire assets in complementary markets, and create a company with a more geographically diversified asset base, substantially greater resources and increased opportunities for growth;

  (4) the similar focus of Triad and Quorum on small city and selected urban markets, which Triad believes offer less competition and lower levels of managed care penetration than larger urban markets;

  (5) the fact that the merger is expected to be non-dilutive to reported earnings per share in the first year, accretive to reported earnings thereafter, and accretive on a cash earnings per share basis in all years;

  (6) the potential benefits to be derived from the merger as described under "-- General," including potential cost savings and efficiencies that are expected to result from the merger;

  (7) the qui tam litigation to which Quorum is subject, and Quorum's recently announced understandings with the Civil Division, United States Department of Justice in respect of settling two of these matters;

  (8) the analyses and presentation prepared by Merrill Lynch and its opinion to the effect that, as of the date of the opinion and subject to the matters set forth in its opinion which is described below under "-- Opinion of Triad's Financial Advisor -- Merrill Lynch," the merger is fair, from a financial point of view, to Triad;

  (9) the intended accounting for the merger under the purchase method of accounting;

  (10) the structure of the transaction as a generally tax-free reorganization, to the extent Triad common stock is received by Quorum stockholders, for United States federal income tax purposes;

  (11) the fact that after the merger the name of the company will remain "Triad Hospitals, Inc." and the headquarters of the company will remain in Dallas, Texas;

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

  (12) the terms of the merger agreement regarding third party proposals, including the potential payment by Quorum of a termination fee and a fee for reimbursement of Triad's expenses, as well as the potential payment by Triad of a fee for reimbursement of Quorum's expenses if Triad's stockholders fail to approve the merger agreement;

  (13) the terms of the financing necessary for the merger, Triad's obligations to obtain the financing, and the fact that obtaining the financing is a condition to Triad's obligations to complete the merger;

  (14) the risks associated with obtaining the necessary financing and regulatory approvals and the possibility that the merger may not be completed even if it is approved by the stockholders of both companies;

  (15) the fact that the merger is conditioned upon the receipt by each of Triad and HCA of acceptable private letter rulings from the IRS that the merger and related transactions will not cause the spin-off of Triad or LifePoint from HCA or the restructuring transactions that preceded the spin-off to fail to qualify for the tax treatment specified in private letter rulings previously issued to HCA;

  (16) the fact that Messrs. Carson and Dalton, both of whom are currently members of Quorum's board of directors, are expected to serve on the Triad board after the merger, and that, after the merger, the executive officers of Triad will continue to manage the company;

  (17) the voting agreement entered into by Welsh, Carson, Anderson & Stowe VIII, L.P., Quorum's largest stockholder, supporting the merger;

  (18) the fact that Triad may decide to divest certain of Quorum's assets that do not fit Triad's long-term strategic goals; and

  (19) the challenges of completing the large-scale merger of Quorum into Triad and combining the businesses of the two companies, and the risks of diverting management resources for an extended period of time.

The Triad board of directors was also aware of and considered the interests of its executive officers and directors in the merger, as described under "--
 Interests of Certain Persons in the Merger -- Triad."

    The discussion above addresses the material factors considered by the Triad board of directors. In view of the variety of factors and the amount of information considered, Triad's board of directors did not find it practicable to and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole. In addition, individual members of Triad's board of directors may have given different weights to different factors.

    The Triad board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated thereby and believes that the merger agreement and the merger are fair to, and in the best interests of, Triad and its stockholders. The Triad board of directors recommends a vote "FOR" approval and adoption of the merger agreement and the merger, including the issuance of shares of Triad common stock in connection with the merger.

Factors Considered by, and Recommendation of, the Board of Directors of Quorum

    At its meeting on October 18, 2000, the Quorum board of directors unanimously:

  . determined that the merger agreement and the merger with Triad are fair to, and in the best interests of, Quorum and its stockholders;

  .  approved the merger agreement with Triad;

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

  . directed that the proposed transaction be submitted for consideration by the Quorum stockholders; and

  . recommended that the Quorum stockholders vote FOR approval and adoption of the merger and the merger agreement.

    In the course of reaching its decision to approve the merger agreement, the Quorum board of directors consulted with Quorum's management, as well as its outside legal counsel and its financial advisors, and considered the following material factors:

  (1) the belief that the combined business of Quorum and Triad will have a stronger presence in their markets than Quorum standing alone;

  (2) the ability of Quorum stockholders to continue to invest in the health care industry through ownership of Triad shares;

  (3) the structure of the transaction as a generally tax-free reorganization, to the extent Triad common stock is received by Quorum stockholders, for United States federal income tax purposes;

  (4) the possible enhancement of Quorum's existing businesses as a result of combining with those of Triad, attributable in part to the greater size and financial strength of the combined companies;

  (5) the judgment, advice and analysis of Quorum's management, including the results of Quorum's due diligence investigations;

  (6) the board of directors's belief, based upon its review of other strategic alternatives available to Quorum, including remaining independent, that the merger would generate higher value for Quorum's stockholders than those other strategic alternatives;

  (7) the history of Quorum's discussions with other parties, including the opportunity provided to other parties to submit proposals to Quorum, and the negotiations between Quorum and Triad that led the board of directors to conclude that the per share consideration to be paid by Triad was the best price available to, and the merger agreement was the best transaction available for, Quorum's stockholders;

  (8) the financial presentation of Quorum's financial advisor, Goldman Sachs, and its opinion as to the fairness, from a financial point of view, of the $3.50 in cash and the stock consideration to holders (other than Triad and its subsidiaries) of Quorum common stock;

  (9) the limited overlap in the markets and patient base of Quorum's and Triad's respective hospitals;

  (10) the similar focus of Quorum and Triad on small city and selected urban markets, which Quorum believes offers less competition and lower levels of managed care penetration than larger urban markets;

  (11) the potential benefits to be derived from the merger as described under "-- General," including potential cost savings and efficiencies that are expected to result from the merger; and

  (12) the additional strength that would be provided by Triad's management team.

Quorum's board of directors considered the following factors weighing against the merger in reaching its decision to approve the merger agreement and to recommend that Quorum stockholders vote to approve the merger agreement and the merger:

  (1) the challenges of completing the merger of Quorum into Triad, and the risks of diverting management resources for an extended period of time and other possible adverse effects on Quorum's business arising from the announcement of the merger;

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

  (2) the risk that synergies anticipated from the merger may not be realized;

  (3) the possibility that the IRS might not issue the favorable private letter rulings that are a condition to the merger, as described under "Risk Factors -- Risks Relating to the Merger;"

  (4) the possibility that Quorum's stockholders might achieve more value over the long-term from continued operation of Quorum as an independent company;

  (5) the risk that Quorum would be required to pay a termination fee of up to $75 million, plus a fee of up to $5 million for reimbursement of Triad's expenses, if the merger agreement were to be terminated under specified circumstances; and

  (6) the risks associated with Triad obtaining the necessary financing to complete the merger.

The Quorum board of directors was also aware of and considered the interests of its executive officers and directors in the merger, as described under "--
 Interests of Certain Persons in the Merger -- Quorum."

    The discussion above addresses the material factors considered by the Quorum board of directors. In view of the variety of factors and the amount of information considered, Quorum's board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole. In addition, individual members of Quorum's board of directors may have given different weights to different factors.

    The Quorum board of directors has approved the merger agreement, the merger and the other transactions contemplated thereby and believes that the merger agreement and the merger are fair to, and in the best interests of Quorum and its stockholders. The Quorum board of directors recommends a vote "FOR" approval and adoption of the merger agreement and the merger.

Accounting Treatment

    The merger will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. Accordingly, the assets and liabilities of Quorum will be recorded on the books of Triad at their respective fair values at the effective time of the merger, with the excess, if any, allocated to goodwill. Triad is the acquiror for accounting purposes based on several considerations, including, in particular, that after the merger the former Quorum stockholders would not be able to replace a majority of Triad's current board of directors until at least the 2003 annual meeting of stockholders.

Material United States Federal Income Tax Consequences of the Merger

    The following is a general summary of the material United States federal income tax consequences to Quorum stockholders of their exchange of Quorum common stock for Triad common stock and cash pursuant to the merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this document. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes or interpretations could apply retroactively, will not affect the accuracy of the statements or conclusions set forth in this tax summary. This summary does not address all aspects of United States federal income taxation that may be applicable to Quorum stockholders in light of their particular circumstances or to Quorum stockholders subject to special treatment under United States federal income tax law, such as:

  .  partnerships;

  .  foreign persons and entities;

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

  .  financial institutions;

  .  insurance companies;

  .  tax-exempt entities;

  .  dealers in securities;

  .  traders in securities that mark-to-market;

  .  certain former citizens or long-term residents of the United States;

  . stockholders that hold Quorum common stock as part of a straddle, appreciated financial position, hedge, conversion transaction or other integrated investment;

  . Quorum stockholders whose functional currency is not the United States dollar; and

  . Quorum stockholders who acquired Quorum common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

In addition, this summary does not address the tax consequences of the merger to Quorum stockholders that acquire Quorum common stock through the conversion of Quorum's 6% Convertible Subordinated Debentures. This summary is limited to Quorum stockholders that hold their shares of Quorum common stock as a capital asset and does not consider the tax treatment of Quorum stockholders that hold Quorum common stock through a partnership or other pass-through entity. Furthermore, this summary does not address any aspect of state, local or foreign taxation.

    General United States Federal Income Tax Consequences of the Merger to Quorum Stockholders. Dewey Ballantine LLP and McDermott, Will & Emery have provided opinions to Triad and Quorum, respectively, to the effect that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Triad and Quorum each will be a party to the reorganization. These opinions have been filed with the SEC as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. Triad's obligation to consummate the merger is conditioned on the receipt by Triad of an additional opinion of Dewey Ballantine LLP dated as of the date of the merger to the effect that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Triad and Quorum each will be a party to the reorganization. Quorum's obligation to consummate the merger is conditioned on the receipt by Quorum of an additional opinion of McDermott, Will & Emery dated as of the date of the merger to the effect that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, Triad and Quorum each will be a party to the reorganization, and Quorum stockholders will not recognize gain or loss on the conversion of their Quorum shares pursuant to the merger except with respect to any cash received. For purposes of this discussion, the amount, if any, of expenses incurred in connection with the merger by stockholders of Quorum and paid by Triad will be treated as cash received. The amount of any such merger expenses is not expected to be material. Both of the opinions of Dewey Ballantine LLP and both of the opinions of McDermott, Will & Emery rely or, in the case of the additional opinions, will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in accordance with this joint proxy statement/prospectus and the merger agreement. The opinions also rely or, in the case of the additional opinions, will rely on representations and covenants, including those contained in officers' certificates of Triad and Quorum. If any of those assumptions, representations or covenants are inaccurate, the conclusions contained in those opinions could be affected. Neither these opinions nor the tax summary below will be binding on the IRS or the courts, and we will not seek rulings from the IRS with regard to the tax treatment of the merger and related transactions (other than the rulings described above in "Risk Factors -- Risks Relating to the Merger" with respect to the effect of the merger and related transactions on the tax treatment of the spin-off of Triad and LifePoint by HCA and the restructuring transactions that preceded the spin-off). Accordingly, we cannot assure you that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

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

    Assuming that the merger is treated in accordance with the opinions of counsel described above, the material United States federal income tax consequences to a Quorum stockholder of the exchange of Quorum common stock for Triad common stock and cash pursuant to the merger will be as follows:

  . A Quorum stockholder will realize gain equal to the excess, if any, of the fair market value of the Triad common stock and the amount of cash received over that stockholder's adjusted tax basis in the Quorum common stock exchanged by the stockholder in the merger, but will recognize any such gain only to the extent of cash received (excluding cash received instead of fractional shares, which will be taxed as described below). For this purpose, a Quorum stockholder must calculate gain or loss separately for each identifiable block of Quorum common stock exchanged by the stockholder in the merger, and the Quorum stockholder may not offset a loss realized on one block of its Quorum common stock against a gain recognized on another block of its Quorum common stock.

  . The gain recognized by a Quorum stockholder in the merger generally will constitute capital gain, unless, as discussed below, the receipt of cash has the effect of a distribution of a dividend for United States federal income tax purposes, in which case that gain will be treated as ordinary dividend income to the extent of the stockholder's ratable share of accumulated earnings and profits.

  . Any capital gain recognized by a Quorum stockholder generally will constitute long-term capital gain if the stockholder's holding period for the Quorum common stock exchanged in the merger is more than one year as of the date of the merger.

  . A Quorum stockholder will not recognize any loss in the merger (except, possibly, in connection with cash received instead of a fractional share, as discussed below).

  . The aggregate tax basis of the shares of Triad common stock received by a Quorum stockholder (including, for this purpose, any fractional share of Triad common stock for which cash is received) in exchange for Quorum common stock pursuant to the merger will be the same as the aggregate tax basis of the stockholder's Quorum common stock, decreased by the amount of cash received by the stockholder in the merger (excluding any cash received instead of a fractional share) and increased by the amount of gain recognized by the stockholder in the merger (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of cash received instead of a fractional share).

  . The holding period of the shares of Triad common stock received by a Quorum stockholder in the merger will include the holding period of the stockholder's Quorum common stock.

    Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized by a Quorum stockholder will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the merger reduces the Quorum stockholder's deemed percentage stock ownership interest in Triad. For purposes of this determination, a Quorum stockholder will be treated as if the stockholder first exchanged all of its Quorum common stock solely for Triad common stock (instead of the combination of Triad common stock and cash received) and then Triad immediately redeemed a portion of that Triad common stock in exchange for the cash that the stockholder received in the merger. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if, with respect to the Quorum stockholder, the deemed redemption is "substantially disproportionate" or "not essentially equivalent to a dividend."

    In general, the deemed redemption will be "substantially disproportionate" with respect to a Quorum stockholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Quorum stockholder will depend on the stockholder's particular circumstances. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the Quorum stockholder's deemed percentage stock ownership of Triad common stock. In general, that determination requires a comparison of (1) the percentage of the outstanding voting stock of Triad that the Quorum stockholder is deemed actually and constructively to have owned immediately before the deemed redemption by Triad and (2) the percentage of the outstanding voting stock of Triad actually and constructively owned by the stockholder immediately after the deemed redemption by Triad. In applying the foregoing tests, a stockholder may be deemed to own stock that is owned by other persons in addition to the stock actually owned by that stockholder. Because the constructive ownership rules are complex, each Quorum stockholder should consult its own tax advisor as to the applicability of these rules. The IRS has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if that stockholder has any reduction in its percentage stock ownership under the forgoing analysis.

    Cash Received Instead of a Fractional Share. A Quorum stockholder that receives cash instead of a fractional share of Triad common stock generally will recognize capital gain or loss based on the difference between the amount of the cash instead of a fractional share received by the stockholder and the stockholder's basis in the fractional share.

    Backup Withholding. Backup withholding at the rate of 31% may apply with respect to certain payments, including, without limitation, cash received in the merger, unless a Quorum stockholder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Quorum stockholder who does not provide Triad with its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder's federal income tax liability, provided that the stockholder furnishes certain required information to the IRS.

    The summary of material United States federal income tax consequences set forth above does not address the tax consequences of any transaction other than the merger and is intended to provide only a general summary, rather than a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the summary does not address tax consequences of the merger that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state, local or other tax consequences of the merger. Accordingly, each Quorum stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the merger to that stockholder.

Regulatory Matters Relating to the Merger

    Antitrust Matters. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its associated rules, the merger may not be consummated until notifications have been given and certain information and materials have been furnished to and reviewed by the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or terminated. The 30-day waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act regarding Triad's acquisition of Quorum and the acquisition of Triad common stock by Welsh, Carson, Anderson & Stowe VIII, L.P. have been satisfied.

    We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, whether before or after the merger is completed, that it would not be successful. In addition, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions. Antitrust authorities may impose conditions in connection with the merger, such as a requirement to divest assets, that may adversely affect Triad's operations after the merger. Triad has agreed, if necessary to resolve any objections to the merger asserted by any governmental authority, to enter into any necessary agreements and to divest all or any portion of its business or assets or those of Quorum.

    Health Care Regulatory Matters. The operations of Triad and Quorum are subject to a substantial body of Federal, state, local and accrediting body laws, rules and regulations relating to the development, operations and licensing of health care businesses and facilities. Some of the regulatory agencies to which Triad and/or Quorum are subject require that a filing be made to obtain consent to or approval of the merger. All filings required to be made prior to the date of this joint proxy statement/prospectus to obtain the consents and approvals required from Federal and state health care regulatory bodies and agencies have been made. Certain filings cannot, however, be made under applicable laws, rules and regulations until after the merger. Although we cannot give any assurances, we anticipate that we will be able to obtain all required regulatory consents or approvals necessary to complete the merger.

Appraisal Rights

    Pursuant to Section 262 of the Delaware General Corporation Law, record holders of Quorum common stock may dissent from the merger and elect to have the fair value of their shares judicially determined and paid in cash, but only if the stockholder complies with the provisions of Section 262. Dissenters' rights of appraisal are not available to Triad stockholders.

    The following is a brief summary of the statutory procedures to be followed by record holders of Quorum common stock in order to perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, a copy of which is attached as Annex E to this document.

    To dissent from the merger and demand appraisal, a Quorum stockholder must satisfy the following conditions:

  . deliver a written demand for appraisal to Quorum before the vote on the merger;

  . not vote in favor of the merger agreement (the return of a signed proxy which does not specify a vote against the merger agreement or a direction to abstain will constitute a waiver of such stockholder's right of appraisal); and

  . continuously hold of record the Quorum shares from the date of the making of the demand through the effective time of the merger.

    If a stockholder fails to comply with any of these conditions and the merger becomes effective, he or she will be entitled only to receive the consideration provided in the merger agreement. Failure to vote on the merger proposal will not constitute a waiver of your appraisal rights. Voting against the merger will not satisfy the requirement of a written demand for appraisal.

    All written demands for appraisal should be addressed to: Quorum Health Group, Inc., 103 Continental Place, Brentwood, Tennessee 37027, Attention:
Gayle Jenkins, Assistant Secretary, before the vote concerning the merger agreement at the Quorum special meeting, and should be executed by, or on behalf of, the holder of record. If Quorum common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If Quorum common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds Quorum common stock as a nominee for others may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Quorum common stock in the name of such record owner.

    Within ten days after the merger, Triad must give written notice that the merger has become effective to each stockholder of Quorum who filed a written demand for appraisal and who did not vote in favor of the merger agreement. Within 120 days after the merger, either Triad, or any Quorum stockholder who has complied with Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Quorum shares held by all stockholders entitled to appraisal. Triad does not presently intend to file such a petition. Inasmuch as Triad has no obligation to file such a petition, the failure of an eligible stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal.

    Within 120 days after the merger, any former holder of Quorum common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Triad a statement setting forth the aggregate number of shares of Quorum common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. This statement must be mailed within 10 days after a written request therefor has been received by Triad.

    If a petition for appraisal is duly filed by a stockholder and a copy is delivered to Triad, Triad will then be obligated within 20 days of receipt of such copy to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of such shares has not been reached. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights.

    The Court of Chancery will then appraise the Quorum shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is determined, the court will direct the payment by Triad of such value, with interest thereon, simple or compound, if the court so determines, to the stockholders entitled to receive the same.

    Stockholders who are considering seeking an appraisal should note that the fair value of their Quorum shares determined under Section 262 could be more than, the same as, or less than the consideration they are to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

    Costs of the appraisal proceeding may be determined by the Court of Chancery and assessed upon the parties by the court as the court deems equitable in the circumstances.

    Failure to comply strictly with these procedures will cause the stockholder to lose his or her appraisal rights. Consequently, any stockholder who desires to exercise his or her appraisal rights is urged to consult a legal advisor before attempting to exercise such rights.

Certain Litigation

    On October 20, 2000, a class action lawsuit was filed against Triad and members of the board of directors of Quorum in the Circuit Court of Davidson County, Tennessee, on behalf of all public stockholders of Quorum. The complaint alleges that Quorum's directors breached their fiduciary duties of loyalty and due care by failing to implement reasonable procedures designed to maximize stockholder value and to obtain the highest price reasonably available for Quorum's stockholders. The complaint alleges that Triad aided and abetted Quorum's directors' breach of their fiduciary duties. The complaint seeks an injunction preventing consummation of the merger, or Quorum's acquisition by or business combination with any third party, until Quorum adopts and implements a procedure or process, such as an auction, to obtain the highest possible price for Quorum. Alternatively, the complaint seeks compensatory damages in the event the merger of Quorum into Triad is consummated. The complaint also seeks an award of costs and attorneys' fees. Triad and Quorum believe the claims are without merit and will vigorously defend the action.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

    This joint proxy statement/prospectus does not cover any resales of the Triad common stock to be received by the stockholders of Quorum upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

    All shares of Triad common stock received by Quorum stockholders in the merger will be freely transferable, except that shares of Triad common stock received by persons who are deemed to be "affiliates" of Quorum under the Securities Act of 1933, as amended, at the time of the Quorum special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act (or Rule 144 in the case of persons who become affiliates of Triad upon the merger) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Quorum or Triad for these purposes generally include individuals or entities that control, are controlled by or are under common control with Quorum or Triad, and include directors and certain executive officers of Triad and Quorum. The merger agreement requires that Quorum use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that they will not offer, sell or otherwise dispose of any of the shares of Triad common stock issued to them in the merger in violation of the Securities Act or the related SEC rules.

Financing

    Triad has entered into a commitment letter with Merrill Lynch Capital Corporation and Bank of America, N.A. and certain of its affiliates with respect to financing the merger. Merrill Lynch and Bank of America have agreed, on the terms and subject to the conditions in the commitment letter, to provide senior secured credit facilities of up to $1.4 billion and an unsecured interim loan of up to $400 million, to be drawn down only if an offering of $400 million of unsecured notes by Triad is unable to be completed. Portions of these loans may be provided by syndicates of financial institutions. If the commitment letter is terminated or if the funding under the commitment letter is reasonably likely to be unavailable at closing, Triad will use its reasonable best efforts to obtain financing from other sources. Triad's obligation to consummate the merger is conditioned on obtaining the financing contemplated by the commitment letter or alternative financing.

    The commitment is conditioned on, among other things, there being no adverse change in general financial, banking or capital market conditions that would materially adversely affect the lenders' ability to provide the financing; Triad not entering into alternate financing arrangements; the material accuracy of all information provided; and the transactions not conflicting with any agreement or instrument of Triad. The commitment expires on June 30, 2001.

    Currently, Triad's debt obligations are held at Triad Hospitals Holdings, Inc., a direct, wholly owned subsidiary of Triad. Prior to the merger and financing transactions, Triad expects to merge Triad Hospitals Holdings into Triad, so that the existing debt will be assumed by Triad and the new debt will be incurred by Triad.

    Senior Secured Credit Facilities. The senior secured credit facilities will aggregate up to $1.4 billion. The obligations of Triad will be guaranteed by its subsidiaries, with certain limited exceptions, and will be secured by security interests granted in all of the personal and real property of Triad and its subsidiaries, with certain limited exceptions. The senior secured credit facilities will consist of four term loan tranches and a revolving credit tranche.

    The term loan tranches totaling $1.15 billion will consist of:

  . a $400 million Term Loan A maturing on the sixth anniversary of the closing of the senior credit facilities;

  . a $150 million Asset Sale Term Loan maturing on the second anniversary of the closing;

  . a $300 million Term Loan B maturing on the seventh anniversary of the closing; and

  . a $300 million Term Loan C maturing on the seven and one-half year anniversary of the closing.

    The revolving credit tranche, which will include a letter of credit subtranche totaling up to $250 million, will mature on the sixth anniversary of the closing of the senior credit facilities.

    The senior secured credit facilities, other than the Asset Sale Term Loan, will be subject to scheduled amortization to be agreed upon. In addition, the senior secured credit facilities will be required to be repaid with (a) 75% of annual excess cash flow, which will be defined in the definitive loan agreements, (b) 100% of net cash proceeds from any asset sale or debt issuance and (c) 50% or, if the Asset Sale Term Loan is still outstanding, 100%, of net cash proceeds from any equity issuance, in each case, with limited exceptions to be agreed upon. The senior secured credit facilities may be voluntarily prepaid in whole or in part without premium; minimum permissible prepayment amounts will be specified in the definitive loan agreements.

    The interest rate applicable to the senior secured credit facilities will be, at Triad's option, the alternate base rate plus a margin or the London interbank offered rate or LIBOR, plus a margin. The initial alternate base rate margin will be:

  . in the case of Revolving Loans, Term Loan A and Asset Sale Term Loan, 2% per annum;

  .  in the case of Term Loan B, 2.5% per annum; and

  .  in the case of Term Loan C, 2.75% per annum.

    The London interbank offered rate margin is expected to be no greater than:

  . in the case of Revolving Loans, Term Loan A and Asset Sale Term Loan, 3% per annum;

  .  in the case of Term Loan B, 3.5% per annum; and

  .  in the case of Term Loan C, 3.75% per annum.

    A commitment fee will be charged on the unused portion of any available commitments at an initial rate of 0.50% per annum. The interest rate margins on the Revolving Loans and Term Loan A and commitment fee on the Revolving Loan will be subject to reductions to be agreed upon.

    The credit documents evidencing the senior secured credit facilities will contain, among other things:

  .  representations and warranties;

  . affirmative, negative and financial covenants, including the requirement to enter into interest rate hedging agreements; and

  .  events of default.

    These terms have not yet been agreed upon. In addition, Triad will indemnify the lenders for costs, expenses and liabilities, including fees and expenses of counsel, relating to the senior secured credit facilities and the transactions contemplated by the credit documents.

    Unsecured Financing. The remaining $400 million of funds required to consummate the merger of Quorum into Triad are expected to be raised through an offering of unsecured notes. The notes are expected to have a term of eight years, with no scheduled principal repayments prior to maturity. The notes will be guaranteed by the subsidiaries of Triad, with certain limited exceptions. The notes will contain covenants, events of default and other terms and conditions substantially similar to the existing 11% Senior Subordinated Notes due 2009 of Triad Hospitals Holdings.

    If the note offering is not completed, Merrill Lynch and Banc of America Bridge LLC will provide an interim loan of up to $400 million with a one-year maturity. The interim loan will bear interest, payable monthly, initially at a rate of 550 basis points over 30-day LIBOR, increasing gradually to 800 basis points over 30-day LIBOR during the first seven months of its term. The interim loan will bear a minimum interest rate of 12% per annum and a maximum interest rate of 17% per annum. The interim loan will be guaranteed by Triad's subsidiaries, with certain limited exceptions, and will be prepayable by Triad at its option at any time at par plus accrued and unpaid interest. The interim loan must be repaid out of the proceeds of debt issuances (other than under the senior credit facilities), stock or asset sales and insurance proceeds, with limited exceptions. Upon the one year maturity date of the interim loan, each lender's interest in the interim loan will be exchanged, at the lender's option, for unsecured "rollover securities" or "rollover loans." The rollover securities and loans will have a seven-year term and bear interest at a rate of six-month LIBOR plus 900 basis points, payable quarterly. The rollover securities and loans are mandatorily prepayable on the basis applicable to the interim loan, and will have optional prepayment terms and other covenants customary for high-yield securities and loans. Triad will agree to use its reasonable best efforts to refinance the bridge loan or the rollover securities and loans as soon as practicable through an offering of unsecured notes.

Opinion of Triad's Financial Advisor -- Merrill Lynch

    On August 9, 2000, the board of directors of Triad retained Merrill Lynch to act as its financial advisor in connection with assisting Triad in respect to a possible merger involving Triad. The board of directors of Triad retained Merrill Lynch to act as its financial advisor in connection with the merger because Merrill Lynch is a leading investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

    On October 18, 2000, Merrill Lynch delivered its oral opinion to the board of directors of Triad, subsequently confirmed in writing, that as of such date and based upon the assumptions made, matters considered and limitations on the review described in the opinion, the proposed merger consideration is fair from a financial point of view to Triad.

    The full text of Merrill Lynch's opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated into this document by reference. The description of Merrill Lynch's opinion below sets forth the material terms of the opinion. Holders of shares are urged to and should read carefully the opinion in its entirety. The following summary of Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion.

    Merrill Lynch's opinion is addressed to the board of directors of Triad and addresses only the fairness from a financial point of view of the consideration to be paid in the merger by Triad. The opinion does not address the merits of Triad's underlying decision to engage in the merger, and does not constitute, nor should it be construed as, a recommendation to any stockholder as to how he or she should vote with respect to the merger.

    In connection with the preparation of the opinion, Merrill Lynch, among other things:

    (1) Reviewed certain publicly available business and financial information relating to Triad and Quorum that they deemed to be relevant;

    (2) Reviewed certain business and financial information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Triad and Quorum furnished to them by Triad and Quorum;

    (3) Conducted discussions with members of senior management and representatives of Triad and Quorum concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the merger;

    (4) Reviewed the market prices and valuation multiples for shares of Quorum capital stock and compared them with those of certain publicly traded companies that they deemed to be relevant;

    (5) Reviewed the results of operations of Quorum, and compared them with those of certain publicly traded companies that they deemed to be relevant;

    (6) Compared the proposed financial terms of the merger with the financial terms of certain other transactions which they deemed to be relevant;

    (7) Participated in discussions and negotiations among representatives of Triad and Quorum and their financial and legal advisors;

    (8)  Reviewed the potential pro forma impact of the merger on Triad;

    (9)  Reviewed a draft dated October 18, 2000 of the merger agreement; and

   (10) Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

    In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by, or for Merrill Lynch, or publicly available, and Merrill Lynch has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Quorum and Triad, nor was Merrill Lynch furnished with such an independent evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Quorum and Triad. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Quorum or Triad, Merrill Lynch has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Quorum's or Triad's management as to the expected future financial performance of Quorum or Triad. Merrill Lynch further assumed that the merger would qualify as tax-free reorganization for United States federal income tax purposes and that the spin-off of Triad from HCA would continue to be tax-free. Finally, Merrill Lynch has also assumed that the final form of the merger agreement is substantially similar to the last draft reviewed by them.

    Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and upon the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits of the merger.

    In rendering their opinion, Merrill Lynch also relied solely upon representations made to them by Quorum and their outside counsel with respect to the qui tam litigation and related claims, including with respect to the scope of such potential claims, the net settlement costs of such potential claims and other consequences related thereto.

    In accordance with customary investment banking practice, Merrill Lynch employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material analyses utilized by Merrill Lynch in connection with providing its opinion.

Valuation of the Company

    Historical Trading Performance. Merrill Lynch reviewed the historical trading averages for Quorum common stock during the one-year period preceding Quorum's public announcement that it had engaged Goldman Sachs to review strategic alternatives. On October 17, 2000, Triad's offer represented a premium of 16.6% to the closing price of Quorum common stock on that date, the day immediately preceding the meeting of the board of directors of Triad at which Merrill Lynch's oral opinion was delivered. For the one week preceding Quorum's public announcement, Triad's offer represented a premium of 54.7% to the average closing price of Quorum common stock.

    Merrill Lynch also reviewed the trading volume of Quorum common stock from January 1, 2000 through October 17, 2000. During that period, 100% of the volume of Quorum common stock traded below $15.00 per share, and 99.1% of the volume of Quorum common stock traded below $14.00.

    Selected Comparable Publicly Traded Companies Analysis. Merrill Lynch compared certain financial and operating ratios for Quorum with the corresponding financial and operating ratios for a group of publicly traded companies that Merrill Lynch deemed to be comparable to Quorum. For the purpose of this analysis, the following companies were used as companies comparable to
Quorum: HCA -- The Healthcare Company; Tenet Healthcare Corporation; Universal Health Services, Inc. and Triad.

    For each of the comparable companies, Merrill Lynch calculated stock price as a multiple of estimated earnings per share, commonly referred to as EPS, for calendar year 2000 as of October 17, 2000. This analysis resulted in a range of 20.8x to 29.4x with a mean of 25.6x. From this range, Merrill Lynch applied a multiple range of 16.0x to 24.0x to Quorum's estimated 2000 EPS to derive an implied value per share of $13.00 to $19.75, which was then compared to the implied value of Triad's offer of $16.54 based on $3.50 cash consideration per share and .4107 shares of Triad's common stock, at $31.75 as of October 17, 2000, for each share of Quorum common stock.

    For each of the comparable companies, Merrill Lynch also calculated market capitalization as a multiple of estimated calendar year 2000, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, as of October 17, 2000. This analysis resulted in a range of 9.0x to 9.9x with a mean of 9.5x for Non-Rural Hospitals. From this range, Merrill Lynch applied a multiple range of 7.5x to 9.0x to Quorum's estimated 2000 EBITDA to derive an implied value per share of $14.75 to $19.75, which was then compared to Triad's implied offer of $16.54.

    To calculate the trading multiples utilized in the analysis of selected comparable publicly traded companies, Merrill Lynch used publicly available information concerning the historical and projected financial performance of the comparable companies, including public historical financial information and consensus analysts' earnings estimates.

    None of the comparable companies is, of course, identical to Quorum. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies, as well as that of Quorum. In addition, the multiples of stock price to estimated 2000 earnings multiples for the comparable companies is based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

    Research Analyst Commentaries. Merrill Lynch considered several research analyst commentaries regarding the estimated per share value of Quorum. In these commentaries, Merrill Lynch observed a reference range of estimated per share value of $14.00 to $20.00.

    Selected Comparable Transactions Analysis. Using publicly available information, Merrill Lynch considered selected transactions in the health care industry that Merrill Lynch deemed to be relevant. Specifically, Merrill Lynch reviewed the following transactions which it deemed to be comparable:

                                                                           Announcement
            Acquirer                             Target                        Date


   Iasis Healthcare Corporation  Tenet Assets                            August 1999
---------------------------------------------------------------------------------------

   Tenet Healthcare Corporation  OrNda HealthCorp                        October 1996
---------------------------------------------------------------------------------------

   Forstmann Little & Co.        Community Health Systems, Inc.          June 1996
---------------------------------------------------------------------------------------

   Paracelsus Healthcare
    Corporation                  Champion Healthcare Corporation         April 1996
---------------------------------------------------------------------------------------

   Columbia/HCA Healthcare
    Corporation                  HealthTrust, Inc.                       October 1994
---------------------------------------------------------------------------------------

   National Medical
    Enterprises, Inc.            American Medical Systems Holdings, Inc. September 1994
---------------------------------------------------------------------------------------

   HealthTrust, Inc.- The
    Hospital Company             EPIC Healthcare Group, Inc.             January 1994
---------------------------------------------------------------------------------------

   OrNda Health
    Corporation, Inc.            Summit Health Ltd.                      December 1993
---------------------------------------------------------------------------------------

   OrNda Health
    Corporation, Inc.            American Healthcare Management, Inc.    November 1993
---------------------------------------------------------------------------------------

   Columbia Healthcare
    Corporation                  HCA-Hospital Corporation of America     October 1993
---------------------------------------------------------------------------------------

   Columbia Hospital
    Corporation                  Galen Health Care, Inc.                 June 1993
---------------------------------------------------------------------------------------

   Columbia Hospital
    Corporation                  Basic American Medical, Inc.            July 1992
---------------------------------------------------------------------------------------

   IMA Holdings                  American Medical International, Inc.    July 1989
---------------------------------------------------------------------------------------

   HCA-Hospital Corporation of
    America                      Hospital Corporation of America         September 1988
---------------------------------------------------------------------------------------

   HMA Holding Corp.             Health Management Associates, Inc.      July 1988
---------------------------------------------------------------------------------------

   WAF Acquisition               Charter Medical Corporation             September 1987

    Using publicly available information concerning historical financial performance, Merrill Lynch calculated the transaction values for the target companies as a multiple of EBITDA for the last twelve months immediately preceding the announcement of each of the respective transactions.
This analysis resulted in the following relevant ranges for the comparable transactions: a range of enterprise value as a multiple of last twelve months EBITDA of 5.6x to 11.1x with a mean of 8.1x (as compared to Triad's offer of 8.2x). From this range, Merrill Lynch applied a multiple range of 7.5x to 9.0x to the last twelve months EBITDA of Quorum to derive an implied value per share of $14.25 to $19.00, which was then compared to the implied value of Triad's offer of $16.54 based on $3.50 cash consideration per share and .4107 shares of Triad's common stock, at $31.75 as of October 17, 2000, for each share of Quorum common stock.

    No company utilized in the selected comparable transaction analysis is identical to Quorum nor is any transaction identical to the contemplated transaction between Quorum and Triad. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of Quorum and the companies involved in the comparable transactions, as well as other facts that could affect their publicly-traded and/or transaction values. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to comparable transactions.

    Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analyses (i.e., analysis of the present value of the projected unlevered after-tax cash flows) for Quorum for calendar years 2001 through 2005, inclusive, using discount rates ranging from 11.0% per annum to 13.0% per annum and terminal value multiples of year 2005 projected EBITDA ranging from 7.5x to 9.0x, based on the comparable companies and pre-announcement trading levels of Quorum. Based upon the foregoing, Merrill Lynch determined a reference range for an implied value per share of $14.25 to $22.00 from projections based upon adjusted Quorum management's projections revised by Triad management, and a reference range for an implied value per share of $17.00 to $24.00 based upon Quorum management's projections, which were then compared to the implied value of Triad's offer of $16.54, based on $3.50 cash consideration per share and
 .4107 shares of Triad common stock, at $31.75 as of October 17, 2000, for each share of Quorum common stock.

    The summary set forth above does not purport to be a complete description of the analyses conducted by Merrill Lynch. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Merrill Lynch's opinion. In arriving at its opinion, Merrill Lynch considered the results of all its analyses. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by Merrill Lynch's analyses. The analyses do not purport to be appraisals or to reflect the prices at which Quorum might actually be sold or the prices at which Quorum common stock may trade at any time in the future. The analyses were prepared solely for the purposes of Merrill Lynch providing its opinion to the board of directors of Triad as to the fairness, from a financial point of view, of the consideration to be paid in the merger by Triad. Analyses based upon forecasts or future results are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by Merrill Lynch's analyses. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, none of Merrill Lynch, Quorum, Triad or any other person assumes responsibility if future results or actual values are materially different from those forecast. The foregoing summary does not purport to be a complete description of the analyses performed by Merrill Lynch and is qualified by reference to the written opinion dated as of October 18, 2000 of Merrill Lynch, which is attached as Annex C to this joint proxy statement/prospectus.

    Under the terms of an engagement letter dated August 9, 2000, Triad has paid a fee of $1,000,000 to Merrill Lynch for its services and for rendering its opinion as to whether the consideration to be paid in the merger is fair from a financial point of view to Triad. If, during the period Merrill Lynch is retained by Triad or within 18 months thereafter, the merger is consummated or Triad enters into an agreement with Quorum which subsequently results in a merger being consummated, Triad will pay to Merrill Lynch upon the closing an additional fee of $8,000,000. In addition to any fees payable to Merrill Lynch under the engagement letter, Triad has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its services and rendering its opinion, including the reasonable fees of its legal counsel which may not exceed $100,000 without the consent of Triad, which consent will not be unreasonably withheld. Triad has also agreed to indemnify Merrill Lynch, its affiliates and each of their respective directors, officers, agents, employees and controlling persons against liabilities, including liabilities under U.S. federal securities laws, related to or arising out of the merger or the engagement of Merrill Lynch.

    Merrill Lynch has also provided an underwriting commitment to Triad in connection with the financing of the merger. Merrill Lynch will receive customary fees for its financing services. See "-- Financing."

    In addition, in the ordinary course of its business, Merrill Lynch may actively trade securities of Quorum and Triad for Merrill Lynch's own account and for the accounts of its customers and, accordingly, Merrill Lynch may at any time hold a long or short position in their securities.

Opinion of Quorum's Financial Advisor -- Goldman Sachs

    On October 18, 2000 Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the Quorum board of directors to the effect that, as of that date and based upon and subject to the considerations set forth in its opinion, the $3.50 in cash and the stock consideration to be received in the merger for each share of Quorum common stock was fair, from a financial point of view, to Quorum stockholders.

    The full text of the Goldman Sachs opinion, which sets forth the assumptions made, procedures followed, matters considered, and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The Goldman Sachs opinion was provided to the Quorum board of directors for its information and assistance, is directed only to the fairness, from a financial point of view, of the $3.50 in cash and the stock consideration to the holders (other than Triad and its subsidiaries) of Quorum common stock and does not constitute a recommendation to any Quorum stockholder as to how such stockholder should vote at the Quorum special meeting of stockholders with respect to the merger or any other matter related thereto. The description of the Goldman Sachs opinion set forth herein is qualified in its entirety by reference to Annex D. Quorum stockholders are urged to read the Goldman Sachs opinion in its entirety.

    In connection with its opinion, Goldman Sachs, among other things:

    (1)  reviewed the merger agreement;

    (2) reviewed Annual Reports to Stockholders and Annual Reports on Form 10-K of Quorum for the five fiscal years ended June 30, 2000;

    (3) reviewed the Annual Report to Stockholders and the Annual Report on Form 10-K for Triad for the year ended December 31, 1999;

    (4) reviewed the Registration Statement on Form 10 for Triad dated April 27, 1999;

    (5) reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Quorum and Triad;

  (6) reviewed certain other communications from Quorum and Triad to their respective stockholders;

  (7) reviewed certain internal financial analyses and forecasts for Quorum and Triad prepared by their respective managements;

  (8) reviewed certain internal financial analyses and forecasts for Triad prepared by the management of Triad as adjusted by the management of Quorum;

  (9) reviewed certain cost savings projected by the management of Quorum to result from the transactions contemplated by the merger agreement;

  (10) held discussions with members of the senior management of Quorum and Triad regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies;

  (11) reviewed the reported price and trading activity for the common stock of each of Quorum and Triad;

  (12) compared certain financial and stock market information for Quorum and Triad with similar information for certain other companies, the securities of which are publicly traded; and

  (13) reviewed the financial terms of certain recent business combinations in the health care services industry specifically and in other industries generally and performed such studies and analyses as they considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by Goldman Sachs and assumed such accuracy and completeness for purposes of rendering their opinion. Goldman Sachs assumed that the forecasts prepared by the management of Triad as adjusted by the management of Quorum, and the cost savings projections prepared by the management of Quorum, have been reasonably prepared, or adjusted, as the case may be, and reflect the best currently available judgments and estimates of the management of Triad and Quorum. In rendering their opinion, Goldman Sachs took into account the view of Quorum's management of the risks and uncertainties with respect to Quorum's ability to achieve its forecasts in the amounts and in the time periods contemplated thereby. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Quorum or Triad or any of their subsidiaries and have not been furnished with any such evaluation or appraisal. Goldman Sachs assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the merger agreement, including the receipt of the private letter ruling from the Internal Revenue Service, will be obtained without any adverse effect on Quorum or Triad or on the expected benefits of the transaction contemplated by the merger agreement.

    The following is a summary of the material financial analyses presented to the Quorum board of directors on October 18, 2000 by Goldman Sachs in connection with rendering its opinion to the Quorum board of directors, but it does not purport to be a complete description of the analyses performed by Goldman Sachs or of its presentation to the Quorum board of directors.

    Implied Transaction Values and Premium Analysis. Goldman Sachs derived certain implied values and transaction premiums for the merger, based on the $3.50 in cash and the stock consideration and using the closing price of Triad common stock on October 17, 2000, as well as 10 day and 20 day averages for Triad common stock. Projected earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and net income were based on estimates prepared by the management of Quorum. The results of this analysis are set forth below:

                                         Based on Triad Share Price as of
                                        -------------------------------------
                                         10/17/2000     10 Day       20 Day
                                           Close         Avg.         Avg.
                                          ($31.75)     ($31.89)     ($31.41)
                                        ------------  ----------   ----------
Implied price per share of Quorum
 common stock..........................   $    16.54   $    16.60   $    16.40
Aggregate consideration -- equity*.....   $    1,453   $    1,458   $    1,440
Total consideration....................   $    2,393   $    2,398   $    2,380
--------
*  Based on fully diluted Quorum shares outstanding of 87.2 million

Premium to Quorum closing share price
  1 Day Prior to the Announcement of
   the Transaction (10/17/2000)........         16.6%        17.0%        15.6%
  08/03/2000*..........................         53.0%        53.5%        51.7%
  52 week high.........................          8.5%         8.8%         7.5%
  52 week low..........................        175.7%       176.6%       173.3%
  10 day average.......................         17.4%        17.8%        16.4%
  20 day average.......................         19.9%        20.3%        18.8%

--------
* Five full trading days prior to Quorum's press release indicating that Quorum was exploring strategic alternatives

    Selected Companies Analysis. As part of its October 18, 2000 presentation, Goldman Sachs reviewed and compared certain financial and stock market information for Quorum with the following publicly traded hospital companies:

   Urban/Suburban Hospitals         Rural Hospitals
   ------------------------         ---------------
   HCA -- The Healthcare Company    Community Health Systems, Inc.
   Tenet Healthcare Corporation     Health Management Associates, Inc.
   Triad Hospitals, Inc.            LifePoint Hospitals, Inc.
   Universal Health Services, Inc.  Province Healthcare Corporation

The financial data used was as of the latest twelve months ended June 30, 2000 and the market data and earnings estimates were as of October 17, 2000. Projected EBITDA for 2000 was based on equity research analysts' estimates. Projected earnings per share were based on analysts' estimates from the Institutional Brokerage Estimate System, or IBES, a data service that compiles estimates of securities research analysts.

    The following table compares information derived by Goldman Sachs with respect to Quorum and the means, medians and ranges indicated for the selected companies:

                             Urban/Suburban
                               Hospitals                 Rural Hospitals
                         -------------------------    ------------------------
                         Mean  Median     Range       Mean  Median    Range     Quorum
                         ----  ------   ----------    ----  ------  ----------  ------
Adjusted levered market
 capitalization as a
 multiple of latest
 twelve months EBITDA
 plus rent.............  10.3x  10.3x    9.5x-11.2x   15.5x  14.5x  13.2x-19.8x   7.2x

Levered market
 capitalization as a
 multiple of latest
 twelve months EBITDA..  10.5x  10.3x    9.7x-11.8x   16.0x  15.3x  13.7x-19.8x   7.2x

Levered market
 capitalization as a
 multiple of estimated
 2000 EBITDA...........  10.3x  10.1x    9.2x-11.6x   14.8x  14.4x  12.3x-18.1x   6.9x

Stock price as a
 multiple of estimated
 2000 earnings per
 share.................  24.7x  26.7x   19.6x-27.8x   38.8x  38.8x  28.3x-70.6x  16.9x

Stock price as a
 multiple of estimated
 2001 earnings per
 share.................  21.6x  23.8x   17.8x-69.0x   32.5x  32.5x  25.5x-89.0x  14.6x

Projected five-year
 earnings per share
 growth rate...........  14.8%  15.0%   14.0%-15.0%   20.0%  20.0%  15.0%-25.0%  15.0%

Levered market
 capitalization as a
 multiple of last
 twelve months sales...   1.6x   1.6x     1.4x-2.0x    3.1x   3.1x    2.4x-3.7x   1.2x

    For purposes of this analysis, levered market capitalization is obtained by adding net debt and any minority interest to equity market capitalization, and adjusted levered market capitalization is obtained by adding 8x rent expense to levered market capitalization.

    Exchange Ratio Analysis. Goldman Sachs calculated the average of the historical daily exchange ratios, adjusted for the $3.50 in cash, of Quorum common stock to Triad common stock based on the closing prices of Quorum common stock and Triad common stock for the one day, one month, six month and one year periods ended October 17, 2000. Such analysis indicated that the average ratios over such periods were 0.3366x, 0.3299x, 0.3285x and 0.3603x, respectively, compared to the stock consideration of 0.4107x pursuant to the merger agreement.

    Selected Transaction Analysis. Goldman Sachs reviewed publicly available information for completed merger or acquisition transactions in the hospital industry. The selected transactions considered by Goldman Sachs included:

  .  Tenet Healthcare Corporation/OrNda HealthCorp

  .  Forstmann Little & Co./Community Health Systems, Inc.

  .  Paracelsus Healthcare Corporation/Champion Healthcare Corporation

  .  Columbia/HCA Healthcare Corporation/HealthTrust, Inc.

  .  National Medical Enterprises, Inc./American Medical Systems Holdings,
     Inc.

  .  Health Trust Inc.--The Hospital Company/EPIC Healthcare Group, Inc.

  .  OrNda HealthCorporation, Inc./Summit Health Ltd.

  .  OrNda HealthCorporation, Inc./American Healthcare Management, Inc.

  .  Columbia Healthcare Corporation/HCA-Hospital Corp. of America

  .  Quorum Health Group, Inc. /10 Hospitals of Charter Medical Corporation

  .  Columbia Hospital Corporation/Galen Health Care, Inc.

  .  IMA Holdings Corporation/American Medical International, Inc.

  .  Management Group/Hospital Corporation of America

The following table compares information with respect to the merger and the medians, means and ranges for the selected transactions:

                                               Selected Transactions
                                             --------------------------  The
                                             Mean  Median      Range    Merger
                                             ----  ------   ----------- ------
Equity value as a multiple of latest twelve
 months net income.......................... 17.2x  15.5x   12.2x-32.2x  22.3x(1)
Enterprise value as a multiple of latest
 twelve months net revenue..................  1.3x   1.2x    0.7x- 2.2x   1.3x
Enterprise value as a multiple of latest
 twelve months EBITDA.......................  7.5x   7.0x    5.0x-11.1x   8.2x
Premium to stock price based on Target's
 market price one month prior to
 announcement of transaction................   30%    28%     10%-54%    19.9%(2)

--------
(1)  Multiple based on FY 2000 net income.

(2) Based on the average closing price for Quorum common stock for the twenty days immediately prior to the announcement of the merger.

    Except where noted, with respect to the merger, financial data used was as of the latest 12 months ended September 30, 2000 and market data was as of October 17, 2000. Projected net income was based on estimates prepared by the management of Quorum.

    Contribution Analysis. Goldman Sachs analyzed the relative contributions of Quorum and Triad as adjusted for the $3.50 in cash and the effects of leverage to certain income statement items for the latest twelve months and the projected calendar years 2000 and 2001 as well as the equity and enterprise valuations for the combined company. Estimates of 2000 and 2001 net revenue, EBITDA, EBIT and net income were based on projections for Triad prepared by the management of Triad, as adjusted by the management of Quorum, and projections for Quorum prepared by the management of Quorum. This analysis indicated that Quorum would contribute, on an adjusted basis, the following to the combined company: 43.5% to 49.2% of net revenue, 49.8% to 54.1% of EBITDA, 57.3% to 59.9% of EBIT and 74.2% to 82.9% of net income. This analysis further indicated that Quorum would contribute 38.6% and 38.8% of the diluted equity market capitalization and enterprise value, respectively, of the combined company.

    Based upon Triad's stock price as of the date the merger was announced and the outstanding number of shares, and options to purchase shares, of Triad common stock and Quorum common stock as of June 30, 2000, current holders of Quorum common stock would have owned in the aggregate and on a fully diluted basis, approximately 49.3% of the common equity of the combined company upon consummation of the merger.

    Pro Forma Analyses. Goldman Sachs analyzed the pro forma impact of the merger on earnings per share from the point of view of the holders of Triad common stock. Based upon earnings and synergies estimates from the management of Quorum and from the management of Triad, as adjusted by the management of Quorum, this analysis indicated that the merger would be earnings accretive to holders of Triad common stock by 26.3% in 2001 and 39.2% in 2002.

    Illustrative Future Market Trading Prices Analysis. Goldman Sachs calculated the present value of the implied per share value of the estimated future stock price of the combined company to holders of Quorum common stock based on the $3.50 in cash and the stock consideration, using a discount rate of 15%. Goldman Sachs applied potential price to EBITDA multiples for the combined company ranging from 6x to 10x to estimated EBITDA per share for the combined company, which was calculated based on the projections for Quorum prepared by the management of Quorum and projections for Triad, including forecasted future acquisitions, prepared by Triad, as adjusted by the management of Quorum. These analyses were performed for the years 2000 to 2004. Goldman Sachs noted that the implied value per share to holders of Quorum common stock ranged from $8.86 to $20.07 for 2000, from $11.07 to $22.67 for 2001, from $12.18 to $23.28 for 2002, from $13.36 to $23.87 for 2003 and from
$14.16 to $24.16 for 2004.

    Goldman Sachs also calculated the implied per share value of the implied future stock prices of Quorum, using a discount rate of 15%. Goldman Sachs applied potential price to latest twelve months EBITDA multiples for Quorum ranging from 6x to 10x to estimated EBITDA per share for Quorum, which were calculated based on two different sets of estimates. The "management estimates" were based on estimates prepared by the management of Quorum, assuming no acquisitions. The "conservative case" estimates were based on 1% lower year-over-year revenue growth and 1% lower margins compared to the management estimates. These analyses were performed for the years 2000 to 2004. Goldman Sachs noted that under the management estimates, the implied value per share of the implied future stock prices of Quorum ranged from $10.29 to $24.25 in 2000, $11.46 to $24.78 for 2001, $12.72 to $25.42 for 2002, $13.34 to $25.10 for 2003
and $13.44 to $24.13 for 2004. Goldman Sachs also noted that under the conservative case, the implied value per share of the implied future stock prices of Quorum ranged from $9.35 to $22.73 in 2000, $9.92 to $22.33 for 2001, $11.06 to $22.83 for 2002, $11.60 to $22.41 for 2003 and $11.64 to $21.39 for
2004.

    Discounted Cash Flow Analysis -- Quorum. Goldman Sachs performed a discounted cash flow analysis to determine a range of implied present values per share of the Quorum common stock. All cash flows were discounted back to October 31, 2000. In performing this analysis, Goldman Sachs used projections supplied by the management of Quorum, referred to as the base case, and those same projections adjusted for 1% lower revenue growth per year and 1% lower EBITDA margins, referred to as the conservative case. Using discount rates ranging from 11% to 14%, and terminal EBITDA value multiples ranging from 6.0x to 10.0x, this analysis resulted in a range of net implied present values from $18.28 to $33.78 per share of Quorum common stock for the base case and $16.23 to $30.34 per share of Quorum common stock for the conservative case.

    Using the base case, Goldman Sachs also performed a sensitivity analysis to illustrate the effect of increases or decreases in sales growth and EBITDA margin. The analysis was based on a 12% discount rate and an EBITDA terminal value multiple of 7.0x and used a range of changes in sales growth of -2.0% to 2.0% and a range of changes in EBITDA margin from -3.0% to 1.0%. This analysis resulted in a range of net implied present values from $16.92 to $27.26 per share of Quorum common stock.

    Discounted Cash Flow Analysis -- Triad. Goldman Sachs performed a discounted cash flow analysis to determine a range of implied present values per share of Triad common stock. All cash flows were discounted back to October 31, 2000. In performing this analysis, Goldman Sachs used projections supplied by the management of Triad, as adjusted by the management of Quorum, which assumed no acquisitions by Triad. Using discount rates ranging from 11% to 14%, and terminal EBITDA value multiples ranging from 6.0x to 10.0x, this analysis resulted in a range of net implied present values from $30.96 to $56.52 per share of Triad common stock.

    Using the same set of projections, Goldman Sachs also performed a sensitivity analysis to illustrate the effect of increases or decreases in sales growth and EBITDA margin. The analysis was based on a 12% discount rate and an EBITDA terminal value multiple of 8.0x and used a range of changes in sales growth of -2.0% to 2.0% and a range of changes in EBITDA margin from - 3.0% to 1.0%. This analysis resulted in a range of net implied present values from $30.17 to $52.66 per share of Triad common stock.

    Discounted Cash Flow Analysis -- Combined Company. Goldman Sachs performed a discounted cash flow analysis of the combined company to determine a range of implied present values per share of Quorum common stock based upon the $3.50 in cash and the stock consideration to be received in the combined company. All cash flows were discounted back to October 31, 2000. In performing this analysis, Goldman Sachs used projections supplied by the management of Triad, as adjusted by the management of Quorum, and projections supplied by the management of Quorum. Using discount rates ranging from 11% to 14%, and terminal EBITDA value multiples ranging from 6.0x to 10.0x, this analysis resulted in a range of net implied present values from $14.12 to $29.31 per share of Quorum common stock.

    Using the same set of projections, Goldman Sachs also performed a sensitivity analysis to illustrate the effect of increases or decreases in sales growth and EBITDA margin. The analysis was based on a 12% discount rate and an EBITDA terminal value multiple of 8.0x and used a range of changes in sales growth of -2.0% to 2.0% and a range of changes in EBITDA margin from - 3.0% to 1.0%. This analysis resulted in a range of net implied present values from $14.69 to $26.39 per share of Quorum common stock.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Quorum, Triad or the merger.

    Goldman Sachs prepared these analyses solely for purposes of providing an opinion to the Quorum board of directors. The analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Quorum, Triad or Goldman Sachs assumes responsibility if future results are materially different from those forecasted.

    Quorum agreed to pay Goldman Sachs a fee upon consummation of the merger of 0.60% of the aggregate consideration paid in the merger. In addition, Quorum has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses (including the fees and disbursements of Goldman Sachs' attorneys) incurred in connection with the services provided by it and to indemnify and hold harmless Goldman Sachs and certain related parties from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, incurred in connection with its engagement.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Quorum selected Goldman Sachs as its financial advisor because Goldman Sachs is a nationally recognized investment banking firm that has substantial experience in investment banking in general, including transactions similar to the proposed merger, and because of its familiarity with, and prior work for, Quorum.

    Goldman Sachs provides a full range of financial advisory and securities services and has advised the Quorum board of directors that, in the course of its normal trading activities, it may from time to time effect transactions and hold securities, including derivative securities, of Quorum or Triad for its own account and for the accounts of customers. Goldman Sachs is familiar with Quorum, having provided certain investment banking services to Quorum from time to time, including having acted as lead manager on an offering of $150 million aggregate principal amount of 8 3/4% Senior Notes of the Company due 2005, in November 1995; having acted as lead agent for the Company in tendering for $97.8 million of its $100 million aggregate principal amount of 11 7/8% Senior Subordinated Notes due 2002, in May 1997; and as financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Thomas S. Murphy, Jr., a Managing Director of Goldman Sachs, is a director of Quorum. Goldman Sachs also has provided certain investment banking services to Triad from time to time, including having acted as joint book-running lead manager on an offering of $325 million aggregate principal amount of 11% Senior Subordinated Notes due 2009 of Triad, in April 1999. Goldman Sachs also acted as financial advisor to HCA -- The Healthcare Company, formerly known as Columbia/HCA Healthcare Corporation, in the spin-off of Triad from HCA in May 1999, and may provide investment banking services to Triad in the future.

Interests of Certain Persons in the Merger

    In considering the recommendations of Quorum's board of directors and Triad's board of directors with respect to the merger, stockholders should be aware of a potential conflict of interest of, and the benefits available to, executive officers and directors of each company. These individuals have some interests in the merger that may be different from, or in addition to, the interests of stockholders. The board of directors of Quorum and the board of directors of Triad were aware of these interests and considered them, among other matters, in making their recommendation.

                                     Quorum

    Board of Directors. Triad has agreed to take all necessary actions to nominate and to use its best efforts to obtain the approval of the election of Russell L. Carson and James E. Dalton, Jr. (or, if unavailable, another member of Quorum's current board of directors reasonably acceptable to Triad) to serve on Triad's board of directors.

    Quorum Directors Deferred Compensation Plan. The Deferred Compensation Plan for Directors of Quorum Health Group, Inc. allows directors to elect to have some or all of their fees earned as directors deferred and subsequently paid in Quorum's common stock. Quorum maintains an account of all amounts deferred by each director, which amounts are deemed to be invested in Quorum common stock. Upon a "change of control" all of the deferred compensation is payable immediately in a lump sum. The merger constitutes a "change of control" under the Deferred Compensation Plan. As of December 31, 2000, the only director participating in the Deferred Compensation Plan is Dr. C. Edward Floyd. As of that date, Dr. Floyd had accrued the right to receive 1,763 shares of Quorum common stock, which will be exchanged for the merger consideration. He accrues additional shares at the end of each quarter.

    Ownership of Common Stock; Options. As of March 19, 2001, directors and executive officers of Quorum beneficially owned an aggregate of approximately
24.5 million shares of Quorum common stock, including 12,818,025 shares issuable upon conversion of Quorum's 6% Convertible Subordinated Debentures due August 31, 2009, 12,698,412 of which are owned by Welsh, Carson, Anderson & Stowe VIII, L.P., and options to purchase 1,672,552 shares exercisable within 60 days. As of March 19, 2001, Welsh, Carson, Anderson & Stowe VIII, L.P. also owned 6,840,000 shares held directly. Russell L. Carson, Quorum's chairman of the board of directors, is a general partner of Welsh, Carson, Anderson & Stowe VIII, L.P. and, therefore, is deemed to beneficially own all shares beneficially owned by Welsh, Carson, Anderson & Stowe VIII, L.P.

    Each outstanding option to purchase a Quorum share will vest at the effective time of the merger and will be converted, at the holder's option, into either a fully vested and exercisable option to purchase shares of Triad common stock or the right to receive cash and shares of Triad common stock. If the holder elects to receive an option, the option will be on the same terms and conditions as were applicable to the converted Quorum option, and the option will be to purchase Triad shares pursuant to the formula described in "The Merger Agreement -- Consideration to be Received in the Merger; Treatment of Stock Options."

    The following table indicates the number of Quorum stock options held by executive officers and directors of Quorum as of March 19, 2001 and the value of the options.

                                    Number of Shares
                                    of Quorum Common
Name                            Stock underlying options Value of Options(/1/)
----                            ------------------------ ---------------------
James E. Dalton, Jr.
  President/Chief Executive
   Officer.....................         862,668               $5,127,456

Roland P. Richardson
  Senior Vice
   President/Acquisitions......         305,455               $1,859,241

C. Thomas Neill
  Senior Vice
   President/Corporate
   Services....................         313,169               $1,848,347

Terry Allison Rappuhn
  Senior Vice President/Chief
   Financial Officer...........         305,200               $1,390,954

Ashby Q. Burks
  Vice President/General
   Counsel.....................         237,904               $1,362,488

All other Quorum executive
 officers as a group
 (5 persons)...................         517,469               $2,946,621

Russell L. Carson
  Chairman.....................          25,005               $   30,262

All other Quorum non-employee
 directors as a group
 (8 persons)...................         213,790               $  242,093

--------
(1) Values (a) are based on the closing price of a share of Triad common stock on the Nasdaq National Market System on March 19, 2001 ($26.69), (b) assume that all option holders elect to take cash and shares of Triad common stock and (c) are reduced by the per share exercise price of the options.

    Executive Employment Agreements. Effective January 1998, Mr. Dalton and each other executive officer of Quorum executed an executive employment agreement with Quorum. The current employment agreements provide for a two-year term of employment (three years in the case of James E. Dalton, Jr., Roland P. Richardson, Terry Allison Rappuhn, C. Thomas Neill, Ashby Q. Burks and J. Dennis Green). The employment agreements automatically renew for additional two-year (or three-year) terms unless Quorum or the executive gives a termination notice at least 90 days prior to the renewal date. The executive agrees not to compete with Quorum for one year following termination of his or her employment.

    If the executive's employment is terminated by Quorum without cause following a "change of control," including termination without cause following a failure by Quorum to renew the employment agreement, or by the executive with "good reason," the executive will receive a payment equal to twice his or her salary (three times in the case of James E. Dalton, Jr., Roland P. Richardson, Terry Allison Rappuhn, C. Thomas Neill, Ashby Q. Burks and J. Dennis Green), and all of the executive's options will vest. The employment agreements also provide for indemnification by Quorum of the executive for any excise taxes in the event that benefits paid pursuant to a "change of control" trigger adverse tax consequences to the executive. The merger constitutes a "change of control" under the executive employment agreements, and Triad and Quorum have agreed that, for purposes of these agreements, any termination following the merger will be deemed to be for "good reason".

    In August 2000, the compensation committee of Quorum's board of directors recommended that the executive employment agreements with Messrs. Burks, Dalton, Neill and Richardson be amended to increase the payment to be made upon a "change of control" from twice to three times each executive's annual salary. In making its recommendation, the committee considered, among other factors,
(1) the value to Quorum of the services performed by the executives and the fact that certain other executives of Quorum had employment agreements which provided for payments equal to three times their annual salary, (2) the fact that Quorum needed to be assured of the continued services of these key executives while Quorum was reviewing its strategic alternatives and, if Quorum determined to be acquired by another company, prior to closing such transaction, (3) that the amendment would better assure Quorum of the continued services of these key executives during this critical period, and (4) that based on the experience of the members of the compensation committee, a payment of three times cash compensation was appropriate. After a discussion, the board of directors unanimously approved the amendments to the executive employment agreements of Messrs. Burks, Dalton, Neill and Richardson as described.

    The following table indicates the amounts payable to Quorum's executive officers under the executive employment agreements upon completion of the merger, assuming they terminate employment.

Name                                                    Severance Benefit(/1/)
----                                                    ----------------------
James E. Dalton, Jr.
  President/Chief Executive Officer....................       $1,965,600

Roland P. Richardson
  Senior Vice President/Acquisitions...................       $1,039,767

C. Thomas Neill
  Senior Vice President/Corporate Services.............       $  891,341

Terry Allison Rappuhn
  Senior Vice President/Chief Financial Officer........       $  936,000

Ashby Q. Burks
  Vice President/General Counsel.......................       $  738,000

All other Quorum executive officers as a group (5
 persons)..............................................       $2,095,586

--------
(/1/Excludes)amounts payable for indemnification of excise taxes.

    Severance Agreements. To foster the continuous employment of key employees and to encourage the continued attention and dedication of these employees to their duties in the face of a possible change of control of Quorum, Quorum entered into severance agreements with approximately 50 key employees. These agreements provide that, following a "change of control," if the employees are terminated other than for cause, then the employee shall be entitled to the following benefits:

  . the employee's full base salary through the date of termination at the greater of the rate in effect at the time the change of control occurred or the rate in effect when the notice of termination was given;

  . a lump sum in an amount equal to the product of two times the sum of the employee's annual base salary at the greater of the rate in effect at the time the change of control occurred or the rate in effect when the notice of termination was given;

  . for twenty-four months following the date of termination, all medical insurance under plans and programs in which the employee participated immediately prior to the date of termination; and

  . a gross-up payment equal to any excise tax imposed on the employee due to the above benefits.

Each employee who has a severance agreement has also agreed not to compete with Quorum for one year following termination of his or her employment.

    The merger will constitute a "change of control" for purposes of the severance agreements. If all Quorum employees with severance agreements were terminated other than for cause within one year of the merger, the total amount payable (excluding medical insurance continuation costs and any amount payable for indemnification of excise taxes) would be approximately $15.2 million.

    Indemnification and Insurance. For six years after the merger is completed, Triad must keep in effect directors and officers liability insurance protection of the same kind and scope as that provided by Quorum covering acts or omissions occurring prior to the merger. However, Triad will not be required to spend in any one year more than 150% of the current annual premium paid by Quorum. If the annual premiums would exceed 150% of the current annual premium paid by Quorum, then Triad will obtain a policy with the greatest coverage available at that price. In the alternative, with the prior written consent of Triad, Quorum may purchase this insurance prior to the merger, as long as the total premium does not exceed six times 150% of the annual premium currently paid by Quorum.

    Following the merger, Triad must, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each present and former director or officer of Quorum and its subsidiaries against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in consideration of any claim, action, suit, proceeding or investigation, whether arising before or after the merger, arising out of or pertaining to any action or omission as a director or officer, including in connection with the merger.

    Health Insurance. Under the merger agreement, Triad will permit five executive officers of Quorum, including the president and CEO, the three senior vice presidents, and the secretary and general counsel, to receive benefits under Triad's health care plan until these individuals reach age 65 or are employed by another employer offering health care coverage for the same net cost to the individuals as they were paying while employed by Quorum (subject to adjustment based on changes in the consumer price index).

                                     Triad

    Ownership of Common Stock; Options. As of March 19, 2001, directors and executive officers of Triad beneficially owned an aggregate of 1,987,118 shares of Triad common stock, including options to purchase 724,993 shares of Triad common stock exercisable within 60 days.

    Equity-Based Compensation. The merger will constitute a "change of control" under the terms of the Triad 1999 Long-Term Incentive Plan, as amended, the Triad Management Stock Purchase Plan and the Triad Executive Stock Purchase Plan. Options issued under the Long-Term Incentive Plan typically vest in equal installments over a period of time, usually between one and five years, and restricted shares acquired under the Management Stock Purchase Plan or Executive Stock Purchase Plan vest on the third anniversary of the acquisition date. All of the outstanding, unvested stock options held by Triad executive officers will become vested and exercisable at the effective time of the merger; however, each of the executive officers of Triad has waived the vesting of certain stock options in connection with the merger. In addition, restrictions will lapse on shares of Triad restricted common stock held by Triad executive officers and these shares will be fully vested and transferable and no longer be subject to forfeiture. The following table indicates the number of Triad stock options for which exercisability will be accelerated, the value of the options, the number of shares of restricted stock that will become vested, and the value of the shares.

                                    Number of Shares   Value of Options      Number of
                                    of Triad Common    for which Vesting Restricted Shares
                                    Stock underlying        will be       of Triad Common       Value of
Name                              Unvested Options (1)  Accelerated(1)         Stock       Restricted Stock(2)
----                              -------------------- ----------------- ----------------- -------------------
James D. Shelton,
 Chairman, President and Chief
 Executive Officer..............        573,209           $7,872,562          400,000          $6,939,000

Burke W. Whitman,
 Executive Vice President, Chief
 Financial Officer
  and Treasurer.................        268,435           $3,629,087          167,067          $2,960,618

Michael J. Parsons,
 Executive Vice President and
 Chief Operating Officer........        294,435           $3,959,973           83,413          $1,477,084

Nicholas J. Marzocco,
 Senior Vice President..........        112,212           $1,504,940           43,650          $  787,919

Christopher A. Holden,
 Senior Vice President..........        102,152           $1,352,129           45,732          $  843,487

All other Triad executive
 officers as a group (4
 persons).......................        393,540           $5,173,772          158,835          $2,830,190

--------
(1) Values are based on the closing price of a share of Triad common stock on the Nasdaq National Market System on March 19, 2001 ($26.69), reduced by the per share exercise price of the options, and assume that the effective time of the merger is not later than May 23, 2001. These amounts include options for which Messrs. Shelton, Whitman, Parsons, Marzocco, Holden and other executive officers are expected to waive vesting in respect of the merger, which waiver will lapse upon receipt of a supplemental private letter ruling from the IRS relating to private letter rulings previously issued to HCA.

(2) Values are based on the closing price of a share of Triad common stock on the Nasdaq National Market System on March 19, 2001 ($26.69), reduced by, in the case of restricted stock acquired under the Executive Stock Purchase Plan, the amount of the full recourse loan made to the executive for the purchase of the shares. These amounts do not include additional interest that an executive would have been required to pay in respect of his loan under the Executive Stock Purchase Plan if he were terminated by Triad for cause or voluntarily terminated his employment without good reason before May 2002 but for the fact that the merger constitutes a "change of control" under the Plan.

    The merger also will constitute a "change of control" under Triad's Outside Directors Stock and Incentive Compensation Plan. Therefore, all of the outstanding unvested stock options held by Triad directors will become vested and exercisable at the effective time of the merger. The aggregate number of unvested options held by the non-employee directors of Triad that will become fully vested and exercisable as a result of the merger is approximately 157,000 shares, having a value of approximately $1,932,330. The value is based on the closing price of a share of Triad common stock on the Nasdaq National Market System on March 19, 2001 ($26.69), reduced by the per share exercise price of the options, and assumes that the effective time of the merger is not later than May 23, 2001.

Recent Developments

   Quorum Health Resources

    After entering into the merger agreement, Triad engaged its financial advisor to assist it in exploring strategic alternatives with respect to Quorum Health Resources, including a possible sale. Triad's financial advisor contacted a number of parties to explore their interest in acquiring Quorum Health Resources and received several indications of interest, including indications of interest from certain members of Quorum's board of directors. We cannot assure you that a definitive agreement to sell Quorum Health Resources will be reached, what the purchase price and other terms of that agreement would be, or whether the closing of any such transaction would occur concurrently with completion of the merger or at all. Quorum Health Resources contributed:

  . $142.4 million of Quorum's $1,762.8 million net operating revenue for the fiscal year ended June 30, 2000, and $72.2 million of Quorum's $912.6 million net operating revenue for the six months ended December 31, 2000; and

  . $29.9 million of Quorum's $277.5 million EBITDA for the fiscal year ended June 30, 2000, and $15.8 million of Quorum's $140.4 million EBITDA for the six months ended December 31, 2000.

    Triad believes that the purchase price for Quorum Health Resources would be approximately $170 million. Assuming a sale at this price, and giving effect to the merger, revenues, net loss, total assets and long-term debt (including current maturities) for the combined company would have been approximately $2,901.9 million, $51.6 million, $3,920.3 million and $1,741.2 million, respectively, as of and for the year ended December 31, 2000.

   Sale of Certain Quorum Facilities

    Triad has agreed to sell UniMed Medical Center and Kenmare Community Hospital, both located in Minot, North Dakota, to Trinity Health for a purchase price of approximately $38 million. These facilities are owned by Quorum. Triad expects to complete the transaction concurrently with the merger.

    Listing of Triad Common Stock

    Triad common stock is traded on the Nasdaq National Market under the ticker symbol "TRIH." Triad has received clearance from the New York Stock Exchange to apply for listing of Triad common stock on the NYSE, and intends that its shares will begin trading on the NYSE on or about the date of the merger. We cannot assure you as to when or whether Triad common stock will be traded on the NYSE.

                              THE MERGER AGREEMENT


    The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by the complete merger agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference in this document. All stockholders of Triad and Quorum are urged to read the merger agreement carefully and in its entirety.

General

    Under the merger agreement, Quorum will merge with and into Triad, with Triad continuing as the surviving corporation. After the merger, the company will continue to be named "Triad Hospitals, Inc."

Closing Matters

    Closing. Unless the parties agree otherwise, the closing of the merger will take place on the later of one business day after (a) the date of the Triad special meeting of stockholders, (b) the date of the Quorum special meeting of stockholders, or (c) the day on which all closing conditions have been satisfied or waived, unless the merger agreement has been terminated. See "--
 Conditions to the Merger" below for a more complete description of the conditions that must be satisfied prior to closing.

    Effective Time. As soon as practicable on or after the closing date, Triad will file a certificate of merger with the Delaware Secretary of State and make all other required filings or recordings required by the Delaware General Corporation Law in connection with the merger. The merger will become effective when the certificate of merger is accepted by the Secretary of State or at such later time as Triad and Quorum agree and specify in the certificate of merger.

Consideration to be Received in the Merger; Treatment of Stock Options

    At the effective time of the merger each outstanding share of Quorum stock will be converted into the right to receive $3.50 in cash and .4107 shares of Triad common stock. However, if the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days before the date of the Quorum special meeting of stockholders is less than $21.00, then, no later than 4 business days prior to the Quorum special meeting of stockholders, Quorum may notify Triad of its intent to terminate the merger agreement. In that event, Triad will have the right to increase the $3.50 cash portion of the merger consideration by the amount equal to the difference between $21.00 and the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days before the date of the Quorum special meeting, multiplied by .4107 (rounded up to the nearest whole cent). If Triad increases the cash portion of the merger consideration as described in the preceding sentence, Quorum may not terminate the merger agreement. If Quorum terminates the merger agreement after Triad has declined to increase the merger consideration as described, Quorum is required to pay a termination fee to Triad. See "-- Termination of the Merger Agreement."

    Each outstanding option to purchase shares of Quorum common stock, whether or not vested or exercisable, will be converted, at the holder's election into either a fully vested and exercisable option to purchase shares of Triad common stock or the right to receive cash and shares of Triad common stock. If the holder elects to receive an option, the option will be on the same terms and conditions as were applicable to the converted Quorum option, and will be to purchase:

  . a number of shares of Triad common stock (rounded to the nearest whole share) equal to:

                             ( .4107 x the average closing )
                             (  price of a share of Triad  )
         the cash        +   (   common stock over the 20  )       number of
         portion             (  trading-day period ending  )         shares
      of the merger          (   5 business days prior to  )       of Quorum
      consideration          (    the date of the Quorum   )      common stock
                             (       special meeting       )       covered by
     -------------------------------------------------------  x       the
       the average closing price of a share of Triad               converted
        common stock over the 20 trading-day period              Quorum option
      ending 5 business days prior to the date of the
                   Quorum special meeting


  . at a price per share equal to the aggregate exercise price of the Quorum option divided by the total number of shares of Triad common stock subject to the new option, rounded up to the nearest whole cent.

In the case of options to purchase shares of Quorum common stock that would continue to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code, the adjustment will be made in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code.

    If the holder of a Quorum option elects to receive cash and shares of Triad common stock, the holder will receive:

  .  an amount of cash equal to:

      the cash portion of the merger consideration
      --------------------------------------------  x Spread
         Total Option Consideration

                     - and -

  .  a number of shares of Triad common stock equal to:

              .4107 x the average closing
               price of a share of Triad
                common stock over the 20
               trading-day period ending
                    5 business days
                  prior to the date of
               the Quorum special meeting
               --------------------------    x Spread
               Total Option Consideration


    ----------------------------------------------------------
       the average closing price of a share of Triad common
      stock over the 20 trading-day period ending 5 business
       days prior to the date of the Quorum special meeting

where "Total Option Consideration" means (a) the cash portion of the merger consideration, plus (b) .4107 multiplied by the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days prior to the date of the Quorum special meeting, and "Spread" means (x) the Total Option Consideration, less the exercise price per share of Quorum common stock under the Quorum option, multiplied by (y) the number of shares of Quorum common stock covered by the Quorum option.

    Any shares of Quorum common stock owned by Triad, held by Quorum as treasury stock or owned by any of their respective subsidiaries will be automatically canceled, and will not be exchanged for any shares of Triad common stock or other consideration.

    Each share of Triad common stock will remain outstanding following the merger and will continue to represent one share of common stock of Triad.

    No later than five business days prior to the effective time of the merger, any outstanding options to purchase Quorum shares under the Quorum Employee Stock Purchase Plans will terminate, and all amounts allocated to participant accounts will, at the participant's election;

  . be used to purchase from Quorum newly-issued Quorum shares at a price equal to the lower of 85% of the closing price per share on the first day of the plan year, or the date of termination of the plan; or

  .  returned to the participant.

    At that time, the Quorum Employee Stock Purchase Plans will terminate. Any Quorum shares purchased in this way will be treated the same as all other Quorum shares in the merger.

    For a further discussion of the treatment of Quorum stock options and other employee benefit plans under the merger agreement, see "-- Covenants --
 Employee Matters" and "The Proposed Merger -- Interests of Certain Persons in the Merger."

Exchange of Certificates in the Merger

    Before the closing of the merger, Triad will appoint an exchange agent to handle the exchange of Quorum stock certificates for stock of Triad and the payment of the cash portion of the merger consideration and cash for fractional shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal to each former Quorum stockholder, which is to be used to exchange Quorum stock certificates for stock of Triad and the cash portion of the merger consideration. The letter of transmittal will contain instructions explaining the procedure for surrendering Quorum stock certificates. You should not return certificates with the enclosed proxy card.

    Quorum stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive shares of Triad common stock into which the shares of Quorum common stock were converted in the merger, the cash portion of the merger consideration and cash in lieu of fractional shares.

    After the merger, each certificate that previously represented shares of Quorum stock will only represent the right to receive the shares of Triad common stock into which those shares of Quorum common stock have been converted, the cash portion of the merger consideration and cash in lieu of fractional shares. Triad will not pay dividends to holders of any Quorum stock certificates until the Quorum stock certificates are surrendered to the exchange agent. However, once those certificates are surrendered, Triad will pay to the holder, without interest, any dividends that have been declared after the effective date of the merger on the shares into which those Quorum shares have been converted. After the effective time of the merger, Quorum will not register any transfers of the shares of Quorum common stock.

    Triad stockholders do not need to exchange their stock certificates.

Fractional Shares

    No fractional shares of Triad common stock will be issued in the merger. Instead, the exchange agent will pay each of those stockholders who would have otherwise been entitled to a fractional share of Triad common stock an amount in cash determined by multiplying the fractional share interest by the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days prior to the date of the Quorum special meeting.

Listing of Triad Stock

    Triad common stock is traded on the Nasdaq National Market under the ticker symbol "TRIH." Triad has received clearance from the New York Stock Exchange to apply for listing of Triad common stock on the NYSE, and intends that its shares, including the shares to be issued in the merger, will begin trading on the NYSE on or about the date of the merger. We cannot assure you as to when or whether Triad common stock will be traded on the NYSE. If Triad common stock is not listed on the New York Stock Exchange at the time of the merger, the shares issuable in the merger are required to be approved for listing on the Nasdaq National Market, subject only to official notice of issuance.

Board of Directors; Executive Officers; Company Headquarters

    Triad Board of Directors and Executive Officers. At the effective time of the merger, the board of directors of Triad will consist of 12 members and Russell L. Carson and James E. Dalton, Jr., both of whom are members of Quorum's current board of directors, will join Triad's board of directors. If either of them is unavailable to serve on Triad's board of directors, another member of Quorum's board of directors reasonably acceptable to Triad will serve in their stead. The executive officers of Triad will continue to be the executive officers of Triad after the merger.

    Triad Headquarters. After the completion of the merger, the headquarters of Triad will remain in Dallas, Texas.

Covenants

    We have each undertaken certain covenants in the merger agreement concerning the conduct of our respective businesses between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants:

    No Solicitation. Quorum has agreed that it will not, nor will it permit any of its subsidiaries, or authorize or knowingly permit any of its officers, directors, employees or advisors to:

  . solicit, initiate or encourage any inquiries or the making of any proposal or offer with respect to a third party "acquisition proposal" of the type described below;

  . participate in any discussions or negotiations regarding an acquisition proposal;

  . provide any information to any person with respect to, or knowingly facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, an acquisition proposal;

  . grant any release or waiver under any standstill or similar agreement with respect to any class of Quorum's equity securities; or

  .  enter into any agreement with respect to an acquisition proposal.

    However, Quorum is permitted, as is contemplated under the Federal securities laws, to take and disclose to its stockholders its position with respect to any acquisition proposal.

    In addition, Quorum is permitted to engage in discussions and negotiations with, and provide information to, any person in response to an unsolicited acquisition proposal, if:

  . its board of directors concludes in good faith, after consulting with its outside counsel and its financial advisors, that the acquisition proposal is reasonably likely to lead to delivery of a "superior proposal" of the type described below and that such action is necessary to comply with its fiduciary duties; and

  . prior to providing any information or data to any person in connection with an acquisition proposal, the proposing party first signs a confidentiality agreement with terms no less favorable to Quorum than the confidentiality agreement between Triad and Quorum dated July 17, 2000.

    Quorum is required to keep Triad informed of the status, terms and conditions of, and the identity of any person making, any acquisition proposal.

    An "acquisition proposal" for Quorum is any proposal or offer with respect to:

  . a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Quorum;

  . any purchase of 15% or more of any class of capital stock of Quorum or 50% or more of the assets of Quorum; or

  . any tender offer (including an offer by Quorum itself) or exchange offer that would result in any person other than Welsh, Carson, Anderson & Stowe VIII, L.P. beneficially owning 15% or more, or Welsh, Carson, Anderson & Stowe VIII, L.P. beneficially owning 30% or more, of any class of capital stock of Quorum, other than the transactions contemplated by the merger agreement.

    A "superior proposal" is a written acquisition proposal for at least a majority of the outstanding Quorum shares, on terms which a majority of the board of directors of Quorum in good faith determines after consultation with its financial advisors and outside counsel:

  .  is reasonably likely to be completed; and

  . would, if consummated, result in a transaction that is more favorable to the Quorum stockholders in their capacities as stockholders, than the merger between Triad and Quorum, after giving effect to any revised proposal made by or on behalf of Triad.

    In each case, the Quorum board of directors must take into account all facts and circumstances, including all legal, financial, regulatory, timing and other aspects of the proposed offer and the identity of the offeror.

    Board of Directors' Covenant to Recommend. We have agreed that our respective boards of directors will recommend the approval of the merger to our respective stockholders. Neither board of directors is permitted to amend, modify, withdraw, condition or qualify in a manner adverse to the other company this recommendation or take any action or make any statement inconsistent with this recommendation, except that Quorum's board of directors may do any of these things if it determines in good faith, after consulting with its outside counsel and its financial advisors, that the board would be breaching its fiduciary duties to its stockholders if it did not change its recommendation.

    We are both required to present the merger and related proposals to our stockholders for consideration at our meetings, even if, in the case of Quorum, the board of directors amends, modifies, withdraws, conditions or qualifies its recommendation of the merger, unless the merger agreement is otherwise terminated. See "-- Termination of Merger Agreement" for a discussion of each party's ability to terminate the merger agreement.

    Operations of Triad and Quorum Pending Closing. We have each undertaken a separate covenant that places restrictions on ourselves and our respective subsidiaries until either the effective time of the merger or the termination of the merger agreement. In general, we and our respective subsidiaries are required to conduct our business in all material respects in the usual, regular and ordinary course and in the same manner as previously conducted and to use commercially reasonable efforts to preserve intact our present business organizations and relationships with third parties.

    Operations of Quorum Pending Closing. In addition, Quorum has agreed to maintain its insurance coverages and its books, records and accounts in the usual manner consistent with prior practices and to maintain its properties in good repair and working order. Quorum has also agreed to some specific restrictions that prohibit, without Triad's consent (which cannot be unreasonably withheld), Quorum and its subsidiaries from:

  .  amending their certificates of incorporation or by-laws;

  . making changes in their capital stock, including, among other things, stock splits, combinations, or reclassifications;

  . declaring or paying dividends or making other distributions in respect of their capital stock or repurchasing or redeeming their capital stock (except for dividends paid by subsidiaries or pursuant to the existing terms of an employee plan);

  . issuing, delivering or selling any shares of capital stock or other securities convertible into capital stock, other than in connection with the exercise of outstanding options or the granting of options to acquire Quorum shares to directors of Quorum under the existing terms of the Directors Stock Option Plan;

  . making acquisitions of any assets or businesses, other than current assets in the ordinary course of business or acquisitions not exceeding existing limits under Quorum's capital budget or hospital construction budget for fiscal year 2001;

  . disposing of assets, other than assets disposed of in the ordinary course of business, equipment and property no longer used or assets related to discontinued operations;

  . incurring or guaranteeing debt, or issuing any debt securities or warrants, other than intercompany debt or borrowing under existing lines of credit in the ordinary course of business;

  . amending any material contract or waiving or releasing any material right, except for actions in the ordinary course of business that would not be material to Quorum;

  . increasing the compensation of directors, executive officers or employees or increasing employee benefits;

  . materially changing accounting methods, except as required by GAAP or Regulation S-X of the Securities Exchange Act of 1934, as amended;

  . settling any litigation, investigation, arbitration, proceeding or other claim that is material to Quorum, other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in its most recent financial statements or liabilities incurred since the date of those financial statements in the ordinary course of business consistent with past practice that are not material to Quorum;

  . making any material tax election or taking any position on any tax return or adopting any method that is inconsistent with positions taken or methods used in prior periods, or settling or compromising any material tax liability;

  . waiving or modifying any confidentiality, standstill or similar agreement;

  . entering into or modifying any capitation contract, agreement or arrangement;

  . amending Quorum's stockholder rights agreement or making it inapplicable to any third party; or

  . taking any actions or announcing the intention to take any actions that would result in a breach of any of the representations or warranties Quorum made in the merger agreement or in any covenants or conditions in the merger agreement not being satisfied.

    Operations of Triad Pending Closing. Triad has also agreed to some specific restrictions that prohibit Triad and its subsidiaries from:

  . amending Triad's certificate of incorporation in any manner that would change any material term or provision of the Triad common stock;

  . making any material repurchase at a premium, or effecting any recapitalization, restructuring or reorganization of Triad's capital stock, including by way of any extraordinary dividend or distribution; or

  . acquiring any substantial portion of the assets or equity of another entity unless Triad concludes in good faith that it would not (i) materially delay or increase the risk of not obtaining any necessary governmental approvals or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any governmental order prohibiting the merger, or (iii) significantly increase the risk of not being able to remove any such order.

    Reasonable Best Efforts Covenant. Triad and Quorum have agreed to cooperate with each other and to use their reasonable best efforts to take all actions and do all things advisable or necessary under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement. This cooperation may require that Triad sell, hold, separate or dispose of assets, including assets acquired from Quorum in the merger, in response to the requirements imposed by antitrust authorities.

    Employee Matters. Triad has agreed that, following the merger, it will:

  . provide salary and benefits for one year under employee benefit plans to Quorum employees who continue employment with Triad that are comparable in the aggregate to the compensation and benefits provided currently under the existing Quorum plans;

  . provide employees of Quorum with a severance plan for one year that is no less favorable than the Quorum plan currently in effect;

  . grant to Quorum employees who continue employment with Triad after the merger full credit for eligibility and benefit accrual, including under any vacation and severance plans of Triad, for their Quorum service under the similar Triad benefit plans in which they participate after the merger, to the extent Quorum recognized their service for these purposes before the merger; and

  . permit certain executive officers and their dependents to receive benefits under Triad's health care plans until the executive officer reaches age 65 or is employed by another employer offering health care coverage for the same net cost to such individual as he or she was paying while employed by Quorum.

See "The Proposed Merger -- Interests of Certain Persons in the Merger --
 Quorum."

Other Covenants and Agreements

    Meeting of Stockholders. The merger agreement contains a covenant that we will each convene a meeting of stockholders to consider and vote upon the merger and related transactions as close as reasonably practicable to the date on which all of the other conditions to the merger are expected to be satisfied.

    Expenses. Except as described below under "-- Termination of the Merger Agreement," we have each agreed to pay our own costs and expenses incurred in connection with the merger and the merger agreement.

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

    Standstill Agreements. Triad and Quorum have each agreed to certain "standstill" provisions, which provide that if the merger agreement is terminated for a period of two years thereafter Triad and Quorum will not:

  . acquire or seek to acquire ownership of any assets or more than 1% of any class of securities of the other party;

  . make or participate in any solicitation of proxies with respect to voting securities of the other party;

  . call or participate in a call for any meeting of, or take action with respect to any action by written consent of, stockholders of the other party;

  . form or participate in any "group," within the meaning of Section 13(d)(3) of the Exchange Act, with respect to any voting securities of the other party; or

  . otherwise act to control or influence, or seek to control or influence, the other party or its management, board of directors, policies or affairs, including by:

     . proposing to acquire any securities or assets of, or to effect any business combination or extraordinary transaction involving, the other party or any of its affiliates or any of their respective securities or assets;

     . seeking board representation, or a change in the composition or size of the other party's board of directors;

     .  making any request to waive or amend these standstill provisions;

     . disclosing any intent inconsistent with these standstill provisions or taking any action that would require the other party to disclose any such intent; or

     . assisting, advising or encouraging any person with respect to any of the foregoing.

    Other Covenants. The merger agreement contains covenants relating to the cooperation between Triad and Quorum in the preparation of this joint proxy statement/prospectus and other governmental filings. The merger agreement also contains additional agreements relating to, among other things, public announcements, mutual notice of certain matters and access to information. See "The Proposed Merger -- Interests of Certain Persons in the Merger" for information regarding Triad's covenants to indemnify Quorum's directors and officers and to provide directors' and officers' insurance after the merger.

Voting Agreement

    Welsh, Carson, Anderson & Stowe VIII, L.P., which beneficially owns approximately 23.0% of Quorum's common stock on a fully diluted basis, including 8% held directly and 15% issuable upon conversion of Quorum's 6% Convertible Subordinated Debentures due August 31, 2009, entered into a voting agreement with Triad in which it agreed to vote in favor of the merger, vote against any alternative transaction and convert its debentures into Quorum common stock immediately prior to the merger. The shares of Quorum common stock issuable upon conversion of the 6% Convertible Subordinated Debentures may not be voted prior to issuance. Because Welsh, Carson, Anderson & Stowe VIII, L.P. has agreed to convert the debentures into common stock immediately prior to the merger, we do not expect those underlying shares to be voted at the Quorum special meeting of stockholders. We have attached a copy of the stockholder voting agreement as Annex B to this document. You should read it in its entirety.

Representations and Warranties

    The merger agreement contains substantially reciprocal representations and warranties made by each of Triad and Quorum. The representations and warranties relate to:

  . corporate existence, qualification to conduct business and corporate standing and power;

  . corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

  . governmental authorizations, filings, and consents required in connection with the merger;

  . absence of a breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

  .  capital structure;

  .  ownership of subsidiaries;

  .  filings with the SEC;

  .  financial statements and absence of material undisclosed liabilities;

  .  information supplied for use in this joint proxy statement/prospectus;

  .  absence of certain changes;

  .  litigation;

  .  tax matters;

  .  employee benefit and labor matters;

  .  compliance with laws;

  .  title to properties;

  .  intellectual property matters;

  . payment of fees to finders or brokers in connection with the merger agreement;

  .  opinions of financial advisors;

  .  board of directors approval;

  .  votes required for approval;

  .  state takeover statutes;

  .  insurance;

  .  material agreements and commitments;

  .  affiliate agreements; and

  .  environmental matters.

    In addition, the parties also represent to one another that their stockholder rights plans are not applicable to the merger and the merger agreement.

    The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

Conditions to the Merger

    Our respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of various conditions which include, in addition to other customary closing conditions:

  . the approval and adoption of the merger agreement and the merger, including the issuance of shares of Triad common stock in connection with the merger, by the Triad stockholders;

  . the adoption and approval of the merger agreement and the merger by the Quorum stockholders;

  . the authorization for listing on the Nasdaq National Market of the Triad common stock to be issued in the merger, subject to official notice of issuance;

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

  . the SEC having declared effective the Triad registration statement, of which this joint proxy statement/prospectus forms a part, and all state securities or "blue sky" authorizations necessary to carry out the transactions contemplated by the merger agreement having been received;

  . the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  . the absence of any law, order, injunction, decree or other governmental action restraining or prohibiting completion of the merger; and

  . the receipt by Triad of a private letter ruling that is in form and substance reasonably acceptable to Triad, and the receipt by HCA of a private letter ruling that is in form and substance acceptable to HCA, in its sole and absolute discretion, in each case to the effect that the merger and related transactions will not cause the spin-off of Triad or LifePoint by HCA or the restructuring transactions that preceded the spin-off to fail to qualify for the tax treatment stated in the private letter rulings previously issued by the IRS to HCA.

    In addition, the obligations of each of Triad and Quorum to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

  . the representations and warranties of the other party contained in the merger agreement being true and correct when made and when the merger certificate is filed as if they were made on that date, except for inaccuracies that would not be reasonably likely to have a material adverse effect on Triad or Quorum, as the case may be, unless they were qualified by reference to a material adverse effect on either party, in which case the statement must be true and correct in all respects when made and when the merger certificate is filed;

  . the other party having performed in all material respects all of its obligations required to be performed prior to the closing;

  . the receipt by Triad of an opinion of Dewey Ballantine LLP dated as of the date of the merger to the effect that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Triad and Quorum each will be a party to the reorganization;

  . the receipt by Quorum of an opinion of McDermott, Will & Emery dated as of the date of the merger to the effect that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, Triad and Quorum each will be a party to the reorganization, and Quorum stockholders will not recognize gain or loss on the conversion of their Quorum shares pursuant to the merger except with respect to any cash received; and

  . the making or obtaining of all governmental consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings, which if not obtained or made would render consummation of the merger illegal or would be reasonably likely to have a material adverse effect on Triad or Quorum.

    Triad's obligations to effect the merger are also subject to Triad obtaining the financing contemplated by the commitment letter with Merrill Lynch and Bank of America or obtaining alternative financing. In connection with the Tampa qui tam lawsuit described under "Risk Factors--Risks Relating to Triad and Quorum -- Triad and Quorum may be subject to liabilities because of litigation and investigations involving HCA, Triad and Quorum that could have a material adverse effect on Triad's post-merger operations," Quorum has reached an understanding with the Civil Division, U.S. Department of Justice to recommend an agreement to settle such lawsuit, as described in that section. The tentative agreement is conditioned on negotiation and completion of a

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

mutually satisfactory settlement agreement and corporate integrity agreement. If such agreements are not completed prior to consummation of the merger, Triad may not be able to obtain the financing necessary to consummate the merger.

Termination of the Merger Agreement

    Right to Terminate. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by the Triad and Quorum stockholders:

     (a) by the mutual written agreement of Triad and Quorum;

     (b) by either Triad or Quorum, if the merger has not been completed by June 30, 2001, provided that:

           . the right to terminate is not available to any party whose breach of any obligation under the merger agreement has been the cause of the failure of the merger to occur on or before that date; and

           . if the reason the merger has not occurred is the failure to obtain the funding contemplated by the funding commitment letter issued to Triad, Triad may not terminate until 45 business days after notifying Quorum of the termination of the commitment letter;

     (c) by either Triad or Quorum, if any law or regulation permanently prohibits the merger or makes the merger illegal, or a governmental authority permanently prohibits the completion of the merger through an action that has become final and nonappealable;

     (d) by either Triad or Quorum, if Triad's or Quorum's stockholders do not give the required approvals necessary to complete the merger;

     (e) by Triad, if Quorum's board of directors changes or withdraws its recommendation in a manner adverse to Triad, and/or Quorum's board of directors recommends any third party acquisition proposal to its stockholders or Quorum enters into an acquisition agreement with respect to a superior proposal;

     (f) by Triad, if Quorum breaches any of its representations, warranties or covenants contained in the merger agreement, in a manner that would result in its failure to satisfy one of the closing conditions to the merger and the condition is incapable of being satisfied by the termination date of the merger agreement;

     (g) by Quorum, if the average closing price for a share of Triad common stock over the 20 trading-day period ending 5 business days prior to the date of the Quorum special meeting of stockholders is less than $21.00 and, after notice from Quorum of its intent to terminate the merger agreement, Triad has not exercised its right to increase the cash component of the merger consideration as contemplated by the merger agreement;

     (h) by Quorum, if Triad breaches any of its representations, warranties or covenants contained in the merger agreement, in a manner that would result in its failure to satisfy one of the closing conditions to the merger, and such condition is incapable of being satisfied by the termination date of the merger agreement; or

     (i) by Quorum, if Quorum's board of directors determines to accept, and determines that Quorum shall enter into a binding agreement concerning, a transaction that Quorum's board of directors has determined is a superior proposal that, in good faith, after consultation with its outside counsel and its financial advisors, it is required to accept for the discharge of its fiduciary duties, except that Quorum cannot terminate the merger agreement until the completion of three business days after it has provided notice to Triad of its intention to terminate the merger agreement, specifying the material terms of the acquisition proposal and the identity of the person making the acquisition proposal.

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

    Termination Fees Payable by Quorum. Quorum has agreed to pay Triad a fee not to exceed $5.0 million for all expenses incurred by Triad in connection with the merger if either Quorum or Triad terminates the merger agreement because Quorum's stockholders fail to approve the merger agreement.

    Quorum has agreed to pay Triad a termination fee of $75.0 million, plus a fee not to exceed $5.0 million for all expenses incurred by Triad in connection with the merger, if the merger agreement is terminated under one of the following circumstances:

  (1) (a) Quorum or Triad terminates the merger agreement because Quorum's stockholders fail to approve the merger agreement;

       (b) an alternate acquisition proposal is publicly announced or otherwise communicated to Quorum's board of directors before the Quorum special meeting of stockholders; and

       (c) within twelve months of the termination of the merger agreement, Quorum consummates or enters into a definitive agreement regarding a similar transaction with any third party.

  (2) Triad terminates the merger agreement pursuant to paragraph (e) under "-- Right to Terminate" above; or

  (3) Quorum terminates the merger agreement pursuant to paragraph (i) under "-- Right to Terminate" above.

    Quorum has agreed to pay Triad a termination fee of $20 million if Quorum terminates the merger agreement pursuant to paragraph (g) under "-- Right to Terminate" above.

    Termination Fees Payable by Triad. Triad has agreed to pay Quorum a fee not to exceed $5 million for all expenses incurred by Quorum in connection with the merger if either Quorum or Triad terminates the merger agreement because Triad's stockholders fail to approve the merger agreement.

Amendments, Extensions and Waivers

    Any provision of the merger agreement may be waived or amended by the parties at any time before the effective time of the merger, except that any amendment after a stockholders meeting, which would require approval by stockholders under law, shall not be made without such approval. All amendments to the merger agreement must be in a writing signed by each party and all waivers must be signed by the party against whom the waiver is to be effective.

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

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

    Triad common stock and Quorum common stock are each listed on the Nasdaq National Market. Triad's and Quorum's ticker symbols are "TRIH" and "QHGI," respectively. The following table shows, for the calendar quarters indicated, based on published financial sources: (1) the high and low sale prices of shares of Triad and Quorum common stock as reported on the Nasdaq National Market System and (2) the cash dividends per share of Triad and Quorum common stock. Triad became an independent, publicly owned company on May 11, 1999, when it was spun-off by HCA-The Healthcare Company.

                                  Triad Common Stock      Quorum Common Stock
                                ----------------------- -----------------------
                                 High   Low   Dividends  High   Low   Dividends
                                ------ ------ --------- ------ ------ ---------
1998
  First Quarter................ $  --  $  --   $  --    $33.75 $22.75  $  --
  Second Quarter...............    --     --      --     33.81  26.25     --
  Third Quarter................    --     --      --     29.23  14.38     --
  Fourth Quarter...............    --     --      --     17.88   9.50     --
1999
  First Quarter................ $  --  $  --   $  --    $13.25 $ 7.50  $  --
  Second Quarter...............  13.50   9.38     --     13.50   9.56     --
  Third Quarter................  13.00   9.75     --     12.75   6.25     --
  Fourth Quarter...............  15.13   9.38     --     10.19   6.00     --
2000
  First Quarter................ $18.75 $13.44  $  --    $11.94 $ 8.06  $  --
  Second Quarter...............  25.00  14.88     --     11.50   8.63     --
  Third Quarter................  33.00  21.94     --     14.56   9.88     --
  Fourth Quarter...............  34.38  25.44     --     17.06  11.50     --
2001
  First Quarter (through March
   19, 2001)................... $33.81 $25.56  $  --    $17.25 $13.69  $  --

    On October 18, 2000, the last full trading day before Triad and Quorum publicly announced the execution of the merger agreement, the last reported closing prices per share of Triad and Quorum stock were $30.75 and $13.625, respectively. On March 19, 2001, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus to Triad's and Quorum's stockholders, Triad common stock closed at $26.69 and Quorum common stock closed at $14.44. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

    Neither Triad nor Quorum currently pays any cash dividends. After the merger, Triad intends to retain its earnings for use in the operation and expansion of its business and, therefore, does not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of Triad's debt agreements currently, and those expected to be in place after the merger will, restrict the payment of cash dividends by Triad. Any future determination to declare or pay cash dividends will be determined by Triad's board of directors after the merger and will depend on Triad's financial condition, results of operations, business, prospects, capital requirements, credit agreements and such other matters as the board of directors may consider relevant.

                            SELECTED FINANCIAL DATA

    The following tables include financial results actually achieved by Triad and Quorum as well as results assuming that the companies had been combined for the periods shown under the purchase method of accounting for business combinations.

    We derived the Triad historical data as of and for each of the years ended December 31, 1997, 1998, 1999 and 2000 and for the year ended December 31, 1996 from Triad's audited consolidated financial statements, and we derived the Triad historical data as of December 31, 1996 from Triad's unaudited consolidated balance sheet. We derived the Quorum historical data as of and for each of the fiscal years ended June 30, 1996, 1997, 1998, 1999 and 2000 from the audited consolidated financial statements of Quorum, and we derived the Quorum historical data as of and for the six months ended December 31, 1999 and 2000 from Quorum's unaudited consolidated financial statements.

    The selected financial data included in this section should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual reports and other information that Triad and Quorum have filed with the SEC. See "Where You Can Find More Information" for information on where you can obtain copies of information filed by Triad and Quorum with the SEC.

                    SELECTED CONSOLIDATED FINANCIAL DATA OF
                             TRIAD HOSPITALS, INC.

                                  As of and for the Year Ended December 31,
                                 -----------------------------------------------
                                   1996     1997      1998      1999      2000
                                 -------- --------  --------  --------  --------
                                      (in millions, except per share and
                                              statistical data)
Summary of Operations:
Revenues.......................  $1,600.5 $1,609.3  $1,588.7  $1,329.1  $1,235.5
Income (loss) from continuing
 operations....................      68.3    (19.0)    (85.5)    (95.6)      4.4
Net income (loss) (a)..........      74.7    (19.8)    (87.1)    (95.6)      4.4
Basic earnings (loss) per
 share:
 Income (loss) from continuing
  operations...................  $   2.23 $  (0.62) $  (2.80) $  (3.12) $   0.14
 Net income (loss).............  $   2.44 $  (0.65) $  (2.85) $  (3.12) $   0.14
 Shares used in computing basic
  earnings per share (in
  millions)....................      30.6     30.6      30.6      30.6      31.7
Diluted earnings (loss) per
 share:
 Income (loss) from continuing
  operations...................  $   2.21 $  (0.62) $  (2.80) $  (3.12) $   0.13
 Net income (loss).............  $   2.42 $  (0.65) $  (2.85) $  (3.12) $   0.13
 Shares used in computing
  diluted earnings per share
  (in millions)................      30.9     30.6      30.6      30.6      34.1

Financial Position:
Assets.........................  $1,410.5 $1,410.5  $1,371.3  $1,341.1  $1,400.5
Long-term debt, including
 amounts due within one year...      17.1     15.4      14.3     555.4     590.7
Intercompany balances payable
 to HCA--The Healthcare
 Company.......................     521.7    525.0     613.7       --        --
Working capital................     156.5    150.3     184.9     187.6     191.9
Capital expenditures...........      94.4    120.1     114.9     132.7      94.4

Operating Data:

EBITDA (b).....................  $  294.5 $  187.8  $  149.0  $  124.5  $  174.0
Number of hospitals at end of
 period (c)....................        39       39        39        30        29
Number of licensed beds at end
 of period (d).................     5,872    5,859     5,902     3,722     3,533
Weighted average licensed beds
 (e)...........................     5,882    5,860     5,905     4,745     3,633
Number of available beds at end
 of period (f).................     5,052    5,230     5,199     3,280     3,146
Admissions (g).................   171,265  172,926   170,159   145,889   128,645
Adjusted admissions (h)........   266,660  275,125   276,771   241,547   220,590
Average length of stay (days)
 (i)...........................       5.0      4.9       4.9       4.5       4.4

--------
(a) Includes charges related to impairment of long-lived assets of $13.7 million ($8.2 million after tax benefit), $55.1 million ($32.9 million after tax benefit), $69.2 million ($55.8 million after tax benefit) and $8.0 million ($4.7 million after tax benefit) for the years ended December 31, 1997, 1998, 1999 and 2000, respectively.

(b) EBITDA is defined as income from continuing operations before depreciation and amortization, interest expense, ESOP expense, management fees, gain on sales of assets, impairment of long-lived assets, minority interests in earnings of consolidated entities and income taxes. EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(c) Number of hospitals includes two facilities which are leased to a third party and two hospitals not consolidated for financial reporting purposes for 1999. This table does not include any operating statistics for these facilities.

(d) Licensed beds are those beds for which a facility has been licensed by the appropriate state agency, regardless of whether the beds are actually available for patient use.

(e) Represents the average number of licensed beds, weighted based on periods owned.

(f)  Available beds are those beds that are readily available for patient use.

(g) Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to Triad's hospitals and is used by management and certain investors as a general measure of inpatient volume.

(h) Adjusted admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted admissions computation "adjusts" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(i) Represents the average number of days admitted patients stay in Triad's hospitals. Average length of stay has declined due to the continuing pressures from managed care and other payers to restrict admissions and reduce the number of days that are covered by the payers for certain procedures, and by technological and pharmaceutical improvements.

                    SELECTED CONSOLIDATED FINANCIAL DATA OF
                           QUORUM HEALTH GROUP, INC.

                                                                       As of and for the
                                       As of and for the               Six Months Ended
                                   Fiscal Year Ended June 30,            December 31,
                          -------------------------------------------- -----------------
                            1996     1997     1998     1999     2000     1999     2000
                          -------- -------- -------- -------- -------- -------- --------
                               (in millions, except per share and statistical data)
Summary of Operations:
Revenues................  $1,098.5 $1,413.9 $1,572.4 $1,652.6 $1,762.8 $  864.1 $  912.6
Income (loss) before
 extraordinary item(a)..      69.2     84.1     86.7     38.9     55.5     23.2    (41.3)
Net income (loss).......      69.2     75.9     86.7     38.9     55.5     23.2    (41.3)
Basic earnings (loss)
 per share:
 Income (loss) before
  extraordinary item....  $   0.96 $   1.14 $   1.16 $   0.53 $   0.78 $   0.32 $  (0.58)
 Net income (loss)......  $   0.96 $   1.03 $   1.16 $   0.53 $   0.78 $   0.32 $  (0.58)
 Shares used in
  computing basic
  earnings per share (in
  millions).............      72.2     73.4     74.7     73.5     71.5     72.0     71.5
Diluted earnings (loss)
 per share:
 Income (loss) before
  extraordinary
  item(b)...............  $   0.93 $   1.11 $   1.12 $   0.52 $   0.72 $   0.31 $  (0.58)
 Net income (loss)......  $   0.93 $   1.00 $   1.12 $   0.52 $   0.72 $   0.31 $  (0.58)
 Shares used in
  computing diluted
  earnings per share (in
  millions).............      74.6     75.7     77.2     74.4     83.0     81.1     71.5


Financial Position:
Assets..................  $1,020.6 $1,279.0 $1,491.0 $1,831.9 $1,856.4 $1,859.6 $1,918.6
Long-term debt,
 including amounts due
 within one year........     433.3    521.8    618.7    873.1    851.9    893.2    848.2
Working capital.........     160.4    180.5    191.0    235.2    253.9    246.9    200.2
Capital expenditures....      62.1     83.0    131.8    124.0    100.8     57.3     71.4


Operating Data:

EBITDA(c)...............  $  208.3 $  260.9 $  299.6 $  259.1 $  288.2 $  133.3 $  140.4
Number of hospitals at
 end of period..........        14       19       17       21       21       22       21
Number of licensed beds
 at end of period(d)....     3,281    4,205    3,966    4,551    4,519    4,647    4,518
Weighted average
 licensed beds(e).......     3,248    3,905    4,176    4,573    4,565    4,581    4,524
Number of available beds
 at end of period(f)....     2,691    3,481    3,240    3,932    3,850    3,943    3,801
Admissions(g)...........    94,872  119,551  128,235  136,058  143,268   70,208   71,406
Adjusted admissions(h)..   143,656  187,782  214,418  231,532  245,936  120.361  124,206
Average length of stay
 (days)(i)..............       5.8      5.6      5.6      5.6      5.5      5.5      5.4

--------
(a) Excluding government settlements, investigation and litigation related costs, strategic alternatives and merger related costs, non-cash stock compensation, impairment of long-lived assets and gain on sale of assets, income before extraordinary item was $69.2 million, $84.1 million, $101.5 million, $64.1 million and $60.7 million for the fiscal years ended June 30, 1996, 1997, 1998, 1999 and 2000, respectively and $25.0 million and
     $29.7 million for the six months ended December 31, 1999 and 2000, respectively.

(b) Excluding government settlements, investigation and litigation related costs, strategic alternatives and merger related costs, non-cash stock compensation, impairment of long-lived assets and gain on sale of assets, diluted earnings per share before extraordinary item was $0.93, $1.11, $1.32, $0.86 and $0.79 for the fiscal years ended June 30, 1996, 1997, 1998, 1999 and 2000, respectively and $0.33 and $0.38 for the six months ended December 31, 1999 and 2000, respectively.

(c) EBITDA is defined as earnings before depreciation and amortization, interest expense, synthetic lease expense, gain on sales of assets, impairment of long-lived assets, minority interests in earnings of consolidated entities, income taxes, government settlements, investigation and litigation related costs, strategic alternatives and merger related costs and non-cash stock compensation expense. EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability.

   EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(d) Licensed beds are those beds for which a facility has been licensed by the appropriate state agency, regardless of whether the beds are actually available for patient use.

(e) Represents the average number of licensed beds, weighted based on periods owned.

(f)  Available beds are those beds that are readily available for patient use.

(g) Represents the total number of patients admitted to Quorum's hospitals and is used by management and certain investors as a general measure of inpatient volume.

(h) Adjusted admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted admissions computation "adjusts" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(i) Represents the average number of days admitted patients stay in Quorum's hospitals. Average length of stay has declined due to the continuing pressures from managed care and other payers to restrict admissions and reduce the number of days that are covered by the payers for certain procedures, and by technological and pharmaceutical improvements.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The merger will be accounted for under the purchase method of accounting, which means that for accounting and financial reporting purposes the assets and liabilities of Quorum will be recorded on the books of Triad at their fair market values, with the excess, if any, allocated to goodwill. Triad is the acquiror for accounting purposes based on several considerations, including, in particular, that after the merger the former Quorum stockholders would not be able to replace a majority of Triad's current board of directors until at least the 2003 annual meeting of stockholders.

    We have presented the unaudited pro forma condensed combined financial statements to provide you with a better picture of what our businesses might have looked like had they always been combined, i.e., giving effect to, among other things, the merger of Quorum into Triad and the related financing and other transactions as if they had occurred on January 1, 2000 for purposes of Unaudited Pro Forma Condensed Combined Statements of Operations and as of December 31, 2000 for purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet.

    This information should be read in conjunction with the:

  . Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

  . Separate historical financial statements of Triad for the year ended December 31, 2000, which are contained in Triad's Annual Report on Form 10-K for the fiscal year ended December 31, 2000; and

  . Separate historical financial statements of Quorum for the fiscal year ended June 30, 2000, which are contained in Quorum's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, and for the six months ended December 31, 2000, which are contained in Quorum's Quarterly Report on Form 10-Q for the six months ended December 31, 2000.

    Quorum's unaudited twelve months ended December 31, 2000 results of operations were derived from Quorum's consolidated financial statements for the six months ended December 31, 2000 and 1999 and for the fiscal year ended June 30, 2000.

    At the effective time of the merger each outstanding share of Quorum stock will be converted into the right to receive $3.50 in cash and .4107 shares of Triad common stock. However, if the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days before the date of the Quorum special meeting of stockholders is less than $21.00, then, no later than 4 business days prior to the Quorum special meeting of stockholders, Quorum may notify Triad of its intent to terminate the merger agreement. In that event, Triad will have the right to increase the $3.50 cash portion of the merger consideration by the amount equal to the difference between $21.00 and the average closing price of a share of Triad common stock over the 20 trading-day period ending 5 business days before the date of the Quorum special meeting, multiplied by .4107 (rounded up to the nearest whole cent). If Triad increases the cash portion of the merger consideration as described in the preceding sentence, Quorum may not terminate the merger agreement. If Quorum terminates the merger agreement after Triad has declined to increase the merger consideration as described, Quorum is required to pay a termination fee to Triad.

    If Quorum notifies Triad of its intent to terminate the agreement because this average closing price is below $21.00 and if Triad elects to increase the cash portion of the merger consideration, then for every $1.00 the average closing price is less than $21.00 per share, additional cash consideration of approximately $35 million would be paid to Quorum's stockholders. Any additional cash consideration would be funded by an increase in indebtedness of Triad. If Triad pays any additional cash consideration, then, in accordance with generally accepted accounting principles, the purchase price would be reduced by approximately $330 million and goodwill amortization would be reduced by approximately $11 million ($6.7 million after-tax benefit). We cannot assure you that the merger would be consummated if the average closing price described above is less than $21.00.

    The pro forma data is not necessarily indicative of the financial position and results of operations that would have been achieved had the merger been consummated on the dates indicated or of future operations of the combined company.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               December 31, 2000
                                 (in millions)

                                  Triad      Quorum    Pro Forma        Pro
                                Historical Historical Adjustments      Forma
                                ---------- ---------- -----------     --------
            Assets
Current assets
 Cash and cash equivalents....   $    6.7   $   11.5   $    --        $   18.2
 Accounts receivable, net.....      171.1      355.8        --           526.9
 Inventories..................       34.7       43.4        --            78.1
 Income taxes.................       40.5        5.3        --            45.8
 Other........................       75.2       76.1        --           151.3
                                 --------   --------   --------       --------
Total current assets..........      328.2      492.1        --           820.3

Property and equipment, at
 cost:
 Land.........................       71.9       92.0       12.4  (b)     176.3
 Buildings....................      540.7      486.6     (150.8) (a)     961.0
                                                           84.5  (b)
 Equipment....................      662.2      682.2     (226.2) (a)   1,160.7
                                                           42.5  (b)
 Construction in progress.....       51.1       56.1        --           107.2
                                 --------   --------   --------       --------
                                  1,325.9    1,316.9     (237.6)       2,405.2
 Accumulated depreciation.....     (572.9)    (439.4)     439.4  (a)    (572.9)
                                 --------   --------   --------       --------
                                    753.0      877.5      201.8        1,832.3

Intangible assets, net of
 accumulated amortization.....      227.8      220.5      559.0  (a)   1,007.3
Investment in equity of
 affiliates...................       79.4      245.9        --           325.3
Other.........................       12.1       82.6       38.8  (c)     128.8
                                                           (4.7) (g)
                                 --------   --------   --------       --------
Total assets..................   $1,400.5   $1,918.6   $  794.9       $4,114.0
                                 ========   ========   ========       ========
    Liabilities and Equity
Current liabilities
 Accounts payable.............   $   67.4   $   95.0   $    --        $  162.4
 Accrued salaries.............       31.8       82.3        --           114.1
 Current portion of long-term
  debt........................        9.0        0.6        --             9.6
 Accrued government
  settlements.................        --        77.5      (77.5) (c)       --
 Other current liabilities....       28.1       36.5        --            64.6
                                 --------   --------   --------       --------
Total current liabilities.....      136.3      291.9      (77.5)         350.7

Long-term debt................      581.7      847.6     (962.4) (c)   1,901.6
                                                        1,584.7  (d)
                                                         (150.0) (e)
Other liabilities.............        9.6       46.1        --            55.7
Deferred taxes................       49.2       29.6        --            78.8
Minority interests in equity
 of consolidated entities.....       50.0       62.1        --           112.1

Stockholders' Equity
 Common stock.................        0.4        0.7        0.4  (f)       0.8
                                                           (0.7) (a)
 Additional paid-in capital...      659.3      256.7    1,079.7  (f)   1,705.5
                                                         (406.7) (a)
                                                          (33.5) (c)
                                                          150.0  (e)
 Other comprehensive income...        --        (0.5)       --            (0.5)
 Unearned ESOP compensation
  and stockholder notes
  receivable..................      (36.7)       --         --           (36.7)
 Retained earnings............      (49.3)     384.4     (384.4) (a)     (54.0)
                                                           (4.7) (g)
                                 --------   --------   --------       --------
Total stockholders' equity....      573.7      641.3      400.1        1,615.1
                                 --------   --------   --------       --------
Total liabilities and equity..   $1,400.5   $1,918.6   $  794.9       $4,114.0
                                 ========   ========   ========       ========

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                 For the Twelve Months Ended December 31, 2000
                (dollars in millions, except per share amounts)

                                 Triad       Quorum     Pro Forma
                               Historical  Historical  Adjustments    Pro Forma
                               ----------  ----------  -----------    ----------
Revenues.....................    $1,235.5    $1,811.3    $  --          $3,046.8
Operating expenses:
 Salaries and benefits.......       511.1       755.1     (19.0) (h)     1,247.2
 Reimbursable expenses.......         --         63.1       --              63.1
 Supplies....................       185.6       261.6       --             447.2
 Other operating expenses....       259.8       343.6     (11.5) (b)       591.9
 Provision for doubtful
  accounts...................       103.6       124.7       --             228.3
 Depreciation................        76.1       100.2       8.1  (b)       184.4
 Amortization................         7.1         7.5      18.5  (a)        33.1
 Interest expense, net.......        57.3        67.3      75.4  (d)       200.0
 Government settlements,
  investigation, litigation,
  strategic alternatives and
  merger related costs.......         --        103.3       --             103.3
 Non-cash stock
  compensation...............         --         12.3       --              12.3
 ESOP expense................         7.1         --        --               7.1
 Gain on sale of assets......        (7.9)        --        --              (7.9)
 Impairment of long lived
  assets.....................         8.0         --        --               8.0
                                 --------    --------    ------         --------
Total operating expenses.....     1,207.8     1,838.7      71.5          3,118.0
                                 --------    --------    ------         --------
Income (loss) before minority
 interests, equity in
 earnings and income tax
 (provision) benefit.........        27.7       (27.4)    (71.5)           (71.2)

 Minority interests..........        (9.0)       (2.0)      --             (11.0)
 Equity in earnings of
  affiliates.................        (1.4)       20.9       --              19.5
                                 --------    --------    ------         --------
Income (loss) before income
 tax (provision) benefit.....        17.3        (8.5)    (71.5)           (62.7)

Income tax (provision)
 benefit.....................       (12.9)       (0.5)     24.9 (i)         11.5
                                 --------   ---------    ------         --------
Net income (loss)............    $    4.4   $    (9.0)   $(46.6)        $  (51.2)
                                 ========   =========    ======         ========
Income (loss) per share:
 Basic.......................    $   0.14   $   (0.13)                  $  (0.75)
 Diluted.....................    $   0.13   $   (0.13)                  $  (0.75)
Shares used in basic earnings
 per share calculations (j)..  31,743,403  71,242,000                 67,843,403
Shares used in diluted
 earnings per share
 calculations (j)............  34,133,410  71,242,000                 67,843,403

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

1. Forward-Looking Statements

    This joint proxy statement/prospectus and the documents that are incorporated by reference in this joint proxy statement/prospectus contain disclosures which are "forward-looking statements" within the meaning of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based on the current plans and expectations of Triad and/or Quorum and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and the future financial condition and results of Triad, Quorum or the combined company. Neither Triad nor Quorum undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties which may affect such forward-looking statements, please refer to the section entitled "Forward-Looking Statements."

2. Basis of Presentation

    The pro forma condensed combined financial statements reflect the combination of historical financial information of Triad and Quorum and the pro forma adjustments described in Notes 3 and 4.

3. Purchase Price

    The purchase price of $1,388.2 million was determined by using the number of shares of common stock estimated to be issued in the merger of 36,100,000 at a purchase price of $29.92 per share, which was the average stock price at the time the merger was announced plus $3.50 cash per share exchanged. Total shares outstanding assumes all Quorum options outstanding were converted into merger consideration, less the strike price of the options, and Quorum's convertible indebtedness was converted into Quorum common stock prior to the merger. The assumption of all Quorum options converting into merger consideration and all Quorum's convertible indebtedness converting into Quorum common stock was made to show the maximum dilutive shares that could be issued as a result of the merger.

      Total Triad shares issued...............................     36.1 million
      Average purchase price.................................. $          29.92
                                                               ----------------
      Total................................................... $1,080.1 million

      Quorum shares outstanding...............................     71.8 million
      Quorum convertible indebtedness.........................     13.3 million
                                                               ----------------
                                                                   85.1 million
      Cash paid............................................... $           3.50
                                                               ----------------
      Total................................................... $  297.8 million
      Option conversion consideration......................... $   10.3 million
                                                               ----------------
      Total................................................... $  308.1 million
                                                               ----------------
      Purchase Price.......................................... $1,388.2 million
                                                               ================

4. Pro Forma Adjustments

  (a) To adjust fixed assets, goodwill and equity to reflect the purchase price allocation at December 31, 2000 and adjust the related goodwill amortization in the twelve months ended December 31, 2000 results of operations as described below (in millions).

      Working capital................................................. $  200.2
      Fixed assets....................................................    939.9
      Goodwill........................................................    779.5
      Other long-term assets..........................................    328.5
      Severance payments..............................................    (25.0)
      Long-term debt..................................................   (697.6)
      Other long-term liabilities.....................................   (137.8)
      Other comprehensive income......................................      0.5
                                                                       --------
      Total purchase price............................................ $1,388.2
                                                                       ========

     The average estimated depreciable lives on the fixed assets acquired is 8.7 years. Goodwill is being amortized on a straight line basis over 30 years.

  (b) To eliminate the Quorum Synthetic Lease Expense and increase depreciation expense in the twelve months ended December 31, 2000 results of operations, as part of the refinancing of Quorum indebtedness, from an operating lease to a purchase of the related assets for $139.4 million at December 31, 2000.

  (c) To record the payments to be made from the proceeds of the new indebtedness referred to in (d). The payments include payoff of existing indebtedness of $972.0 million, except for Triad's Senior Subordinated Notes, cash consideration for the merger of $308.1 million, purchased leased assets described in (b), litigation accruals of $77.5 million, severance of $25.0 million and transaction costs of $72.3 million. Transaction costs include investment banker fees, attorney fees and accounting fees.

  (d) To record the issuance of long term debt of $1,594.3 million at December 31, 2000 and adjust interest expense at an estimated annual rate of 10.3% (based on the estimated composite rate of the new indebtedness) to an estimated annual amount of $200.0 million in the twelve months ended December 31, 2000 results of operations.

  (e) To reflect the conversion of Quorum convertible indebtedness of $150.0 million to Quorum common stock.

  (f) To record the issuance of Triad common stock in connection with the merger.

  (g) To reflect the write off of deferred loan costs associated with the refinancing of Triad's existing indebtedness.

  (h) To adjust operating expenses in the twelve months ended December 31, 2000 results of operations for estimated decreases in corporate overhead. Approximately 140 positions will be eliminated at the Quorum corporate office for an estimated annual savings of $31.4 million. Additionally, approximately 48 new positions will be created at the Triad corporate office for an estimated annual cost of $12.4 million.

  (i) To adjust income tax provision (benefit) for the estimated impact of the pro forma adjustments.

  (j) To increase Triad's weighted average shares by 36,100,000 shares of stock estimated to be issued in connection with the merger.

               AMENDMENT TO TRIAD'S CERTIFICATE OF INCORPORATION

    The Triad board of directors has approved and adopted, subject to stockholder approval, an amendment to Triad's certificate of incorporation to increase the authorized number of shares of Triad common stock from 90,000,000 to 120,000,000. As of March 19, 2001, there were 34,841,025 shares of Triad common stock outstanding and entitled to vote, and 5,622,381 shares of common stock were reserved for issuance upon the exercise of options issued and outstanding pursuant to Triad stock option plans. As of the date of this joint proxy statement/prospectus, Triad estimates that, if the merger agreement is approved and the merger is consummated, it will issue an additional approximately 36.3 million shares of Triad common stock to Quorum stockholders.

    If the amendment to Triad's certificate of incorporation is approved by Triad's stockholders, the first paragraph of Article Fourth of Triad's certificate of incorporation will be amended and restated to read as follows:

      FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred Thirty Million (130,000,000) shares, divided into two classes of which Ten Million (10,000,000) shares, par value $.01 per share, shall be designated Preferred Stock, and One Hundred Twenty Million (120,000,000) shares, par value $.01 per share, shall be designated Common Stock.

    Although Triad currently has a sufficient number of authorized shares of Triad common stock to issue to the stockholders of Quorum in the merger, the Triad board of directors believes it is desirable to authorize additional shares of Triad common stock so that there will be sufficient shares available for issuance after the merger for purposes that the Triad board of directors may determine to be in the best interests of Triad and its stockholders. These purposes may include additional public or private sales of common stock in financing transactions, acquisitions of other businesses or other corporate purposes, as well as stock dividends, stock option plans and other stock-based incentive or compensation programs. No further vote of stockholders of Triad will be required to issue shares of common stock, except as required by law or stock exchange regulations. Accordingly, the availability of additional shares of common stock for issuance, without the delay and expense of obtaining stockholder approval, will afford Triad greater flexibility in acting upon opportunities and transactions, if any, which may arise in the future. Triad has no agreements, commitments, plans or understandings with respect to the issuance of any of the additional shares of common stock which would be authorized by the proposed amendment to the Triad certificate of incorporation.

    The additional shares of Triad common stock to be authorized would have rights identical to the currently outstanding Triad common stock. The amendment to the certificate of incorporation would not affect the rights of the holders of currently outstanding Triad common stock, except for effects incidental to increasing the number of shares of Triad common stock outstanding upon the issuance of newly authorized shares of Triad common stock.

    Triad is not aware of any pending or threatened efforts by any third party to obtain control of Triad, and this proposal is not being made in response to any such efforts. However, the availability for issuance of additional shares of common stock could enable the Triad board of directors to make more difficult or discourage an attempt to obtain control of Triad. For example, the issuance of shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby diluting the interest of a party attempting to obtain control of Triad.

              AMENDMENT TO THE TRIAD 1999 LONG-TERM INCENTIVE PLAN

    Set forth below is a description of the Triad Hospitals, Inc. 1999 Long-Term Incentive Plan, as amended, which was approved by the Triad board of directors and the Triad stockholders as of May 23, 2000. The plan provides for the grant of stock options, including both incentive stock options and nonqualified stock options, as well as stock appreciation rights, restricted stock, performance awards, phantom stock, and dividend equivalents, as described below. The purpose of the plan is to promote the interests of Triad and its stockholders by strengthening Triad's ability to attract, motivate and retain personnel upon whose judgment, initiative, and efforts the financial success and growth of Triad's business largely depend. The plan is designed to allow for the grant of certain types of awards that conform to the requirements for tax deductible "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986 discussed below.

    On March 13, 2001, Triad's board of directors amended the plan, subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the plan to 14,000,000 from 6,500,000. This increase is necessary to allow Triad to continue to provide appropriate equity incentives to an eligible employee group that will increase significantly as a result of the merger of Quorum into Triad. In the event stockholder approval is not obtained, Triad will not increase the number of shares authorized for issuance under the plan, but awards may continue to be made under the previously existing terms of the plan. A brief description of the material features of the plan is set forth below, but is qualified by reference to the full text of the plan attached as Annex F to this joint proxy statement/prospectus.

Description of the Plan

    Administration. The plan is administered by the compensation committee of the Triad board of directors. The compensation committee is constituted to comply with the "outside director" provisions under Section 162(m) of the Internal Revenue Code and the "non-employee director" provisions under Rule 16b-3 of the Securities Exchange Act. Generally, the compensation committee has the authority to determine the persons to whom awards are granted, the types of awards to be granted, the time at which awards will be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which the award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an award, and the duration of the award.

    Eligibility. All employees of Triad and its subsidiaries and, in the case of awards other than incentive stock options, any consultant or independent contractor providing services to Triad or a subsidiary, are eligible to be granted awards under the plan, as selected from time to time by the compensation committee. The eligible employees after the merger will include those employees who were employees of Quorum prior to the merger.

    Reservation of Shares. If approved by the Triad stockholders, the number of shares of Triad common stock reserved for issuance under the plan will be increased to 14,000,000 from 6,500,000 shares. The shares of Triad common stock to be issued under the plan will be made available from authorized but unissued shares of Triad common stock or issued shares that have been reacquired by Triad. If any shares of Triad common stock that are the subject of an award are not issued and cease to be issuable for any reason, such shares will no longer be charged against such maximum share limitation and may again be made subject to awards. In the event of certain corporate reorganizations, recapitalizations, or other specified corporate transactions affecting Triad or the Triad common stock, proportionate adjustments may be made to the number of shares available for grant, as well as the other maximum share limitations, under the plan, and number of shares and prices under outstanding awards.

    Types of Awards. The plan authorizes the grant of the following types of awards:

    Nonqualified and Incentive Stock Options. The maximum number of shares that may be covered under options granted to any one participant in any calendar year is 700,000 shares. The exercise price of an option will be determined by the compensation committee, provided that the exercise price per share of an option may not be less than the fair market value of a share of Triad common stock on the date of grant. The value of Triad common stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by any one employee in any one year is limited to $100,000. The maximum term of stock options granted under the plan is ten years from the date of grant. The compensation committee is to determine the extent to which an option will become and/or remain exercisable in the event of termination of employment or service of a participant under various circumstances, including retirement, death or disability, subject to certain limitations for incentive stock options. Subject to certain terms and conditions, an option may be exercised in whole or in part at any time during the term thereof by written notice to Triad, together with payment of the aggregate exercise price of the option. In addition to the exercise price, the participant must pay Triad in cash or, at the compensation committee's discretion in Triad common stock, the full amount of all applicable income tax and employment tax amounts required to be withheld in connection with the exercise of the option.

    Stock Appreciation Rights. A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the holder, upon exercise, to receive a payment based on the excess of the fair market value of a share of Triad common stock on the date of exercise over the base price of the stock appreciation right (which may not be less than the fair market value of a share of Triad common stock on the date of grant), multiplied by the number of shares as to which such stock appreciation right is being exercised. The maximum term of a stock appreciation right will be ten years from the date of grant. No more than 700,000 shares of Triad common stock may be subject to stock appreciation rights granted to any one participant during any calendar year. Stock appreciation rights are payable, in the discretion of the compensation committee, in cash, in shares of Triad common stock, or in a combination of cash and shares of Triad common stock.

    Performance Awards. Performance awards are units denominated on the date of grant either in shares of Triad common stock ("performance shares") or in specified dollar amounts ("performance units"). The compensation committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, as well as performance awards that are not so intended to qualify. Performance awards are payable upon the achievement of performance criteria established by the compensation committee at the beginning of the applicable performance period. At the time of grant, the compensation committee establishes the number of units, the duration of the performance period or periods, the applicable performance criteria, and, in the case of performance units, the target unit value or range of unit values for the performance awards. At the end of the performance period, the compensation committee determines the payment to be made, based on the extent to which the performance goals have been achieved. Performance awards are payable, in the discretion of the compensation committee, in cash, in shares of Triad common stock, or in a combination of cash and shares of Triad common stock. The maximum amount of compensation that may be payable to a participant during any one calendar year with respect to a performance unit shall be $4.2 million. The maximum number of performance shares granted to any one participant during any calendar year shall be 280,000 performance shares.

    The performance criteria upon which the payment or vesting of a performance award that is intended to qualify as performance-based compensation under
Section 162(m) of the Internal Revenue Code is limited to one or more of the following business measures, which may be applied with respect to Triad, any subsidiary or any business unit, and which may be measured on an absolute or relative to peer-group basis: (i) total stockholder return, (ii) stock price increase, (iii) return on equity, (iv) return on capital, (v) earnings per share, (vi) EBIT (earnings before interest and taxes), and (vii) cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital). In the case of performance awards that are not intended to qualify as performance-based compensation under 162(m) of the Internal Revenue Code, the compensation committee will designate performance criteria from among the foregoing or from other business criteria that it determines appropriate.

    Phantom Stock. An award of phantom stock gives the participant the right to receive payment at the end of a fixed vesting period based on the value of a share of Triad common stock at the time of vesting. Phantom stock units are subject to such restrictions and conditions to payment as the compensation committee determines are appropriate. An award of phantom stock may be granted, at the discretion of the compensation committee, together with an award of dividend equivalent rights for the same number of shares covered thereby. Phantom stock awards are payable, in the discretion of the compensation committee, in cash, in shares of Triad common stock having an equivalent fair market value on the applicable vesting dates, or in a combination thereof.

    Restricted Stock Awards. An award of restricted stock represents shares of Triad common stock that are issued subject to such restrictions on transfer and incidents of ownership, and such forfeiture conditions, as the compensation committee deems appropriate. The compensation committee may grant an award of restricted stock that is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The restrictions imposed upon an award of restricted stock will lapse in accordance with the vesting requirements specified by the compensation committee in the award agreement. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business goals or performance criteria established by the compensation committee which, in the case of awards intended to qualify under Section 162(m) of the Internal Revenue Code, will be based on the performance criteria described above under the heading "Performance Awards." The compensation committee may, in connection with an award of restricted stock, require the payment of a specified purchase price. Subject to the transfer restrictions and forfeiture restrictions relating to the restricted stock award, the participant will have the rights of a stockholder of Triad, including all voting and dividend rights, during the restriction period, unless the compensation committee determines otherwise at the time of the grant. The maximum number of shares of Triad common stock that may be subject to a restricted stock award granted to a participant during any one calendar year shall be 280,000 shares.

    Dividend Equivalents. Dividend equivalent awards entitle the holder to receive cash payments determined by reference to dividends declared on the Triad common stock during the term of the award, which shall not exceed ten years from the date of grant. Dividend equivalent awards may be granted on a stand-alone basis or in tandem with other awards under the plan. Dividend equivalent awards are payable in cash or in shares of Triad common stock, as determined by the compensation committee.

    Transferability. Awards under the plan are not transferable, except by will or the laws of descent and distribution or for certain transfers to a participant's family members, charitable institutions or such other persons or entities approved by the compensation committee, subject to limitations described in the plan.

    Change-In-Control. The compensation committee may, in an award agreement, provide for the effect of a change-in-control (as defined in the plan) on the award. Such provisions may include the acceleration of an award's vesting or extension of the time for exercise, the elimination or modification of performance or other conditions, the cash settlement of an award or other adjustments that the compensation committee considers appropriate.

Federal Income Tax Consequences

    Stock Options. An optionee will not generally recognize taxable income upon the grant of a nonqualified stock option to purchase shares of Triad common stock. Upon exercise of the option, the optionee will generally recognize ordinary income for Federal income tax purposes equal to the excess of the fair market value for the shares over the exercise price. An optionee who sells any of the shares will recognize capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on the sale. The tax basis of the shares in the hands of the optionee will equal the exercise price paid for the shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares for capital gains purposes will commence on the day the option is exercised. Triad will be entitled to a Federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income. An optionee will not generally recognize income upon the grant of an incentive stock option to purchase shares of Triad common stock and will not generally recognize income upon exercise of the option, provided the optionee is an employee of Triad or a subsidiary at all times from the date of grant until three months prior to exercise. However, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be includable for purposes of determining any alternative minimum taxable income of an optionee. Where an optionee who has exercised an incentive stock option sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. An optionee who sells the shares within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of the difference between (a) the exercise price and the fair market value of the shares on the date of exercise, or (b) the exercise price and the sales proceeds. Any remaining gain or loss will be treated as a capital gain or loss. Triad will be entitled to a Federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee in this case. The deduction will be allowable at the same time the optionee recognizes the income.

    Other Awards. The current Federal income tax consequences of other awards authorized under the plan are generally in accordance with the following: stock appreciation rights are subject to taxation in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition to the extent of the excess of the fair market value of the shares of Triad common stock over the purchase price (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); performance awards, phantom stock and dividend equivalents are generally subject to tax at the time of payment. In each of the foregoing cases, Triad will generally have a corresponding deduction at the same time the participant recognizes income.

    Section 162(m). Compensation of "covered employees," generally the chief executive officer and the four other most highly compensated executive officers of Triad, are subject to the tax deduction limits of Section 162(m) of the Internal Revenue Code. Stock options and other awards under the plan that qualify as "performance-based compensation" are exempt from Section 162(m), thus allowing Triad the full tax deduction otherwise permitted for such compensation. If approved by Triad's stockholders, the plan will enable Triad's compensation committee to grant stock options and certain other awards that will be exempt from the deduction limits of Section 162(m).

New Plan Benefits

    The number of options or other awards to be granted in the future to Triad's executive officers and to other employees is not determinable at this time. During 2000, stock options to purchase an aggregate of 496,583 shares of Triad common stock at an exercise price of $17.07 per share were granted under the plan to the chief executive officer and four most highly compensated executive officers of Triad serving as executive officers at the end of 2000, consisting of options granted to James D. Shelton, Michael J. Parsons, Burke W. Whitman, Nicholas J. Marzocco and Christopher A. Holden to purchase 206,909, 103,455, 103,455, 41,382 and 41,382 shares, respectively;
options to purchase an aggregate of 165,528 shares of Triad common stock at an exercise price of $17.07 per share were granted to Triad executive officers (other than the named executive officers); and options to purchase an aggregate of 1,229,945 shares of Triad common stock at a weighted average exercise price of $17.34 per share were granted to other employees of Triad.

    A total of 165 Triad employees have participated in the plan in 2000. The foregoing information gives effect to cancellations and other forfeitures of options after the date of grant.

    The closing price of Triad common stock on the Nasdaq National Market System on March 19, 2001 was $26.69 per share.

                   INFORMATION ABOUT THE MEETINGS AND VOTING

    Triad's board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Triad common stock for use at the special meeting of Triad's stockholders. Quorum's board of directors is also using this document to solicit proxies from the holders of Quorum common stock for use at the Quorum special meeting of stockholders. We are first mailing this joint proxy statement/prospectus and accompanying form of proxy to Triad stockholders and to Quorum stockholders on or about March 23, 2001.

Matters Relating to the Meetings

                                       Triad                              Quorum
---------------------------------------------------------------------------------------------
  Time and Place:        April 26, 2001 at 10:00 a.m.,      April 26, 2001 at 9:00 a.m.,
                         local time, at the Four Seasons    local time, at the Homewood
                         Hotel, 57 East 57th Street, New    Suites Hotel, 5107 Peter Taylor
                         York, New York 10022.              Park, Brentwood, Tennessee 37027.
---------------------------------------------------------------------------------------------
  Admission to Meeting:  An admission ticket, which is      An admission ticket, which is
                         required for entry into the        required for entry into the
                         special meeting, is attached to    special meeting, is attached to
                         your proxy card. If you plan to    your proxy card. If you plan to
                         attend the special meeting,        attend the special meeting,
                         please vote your proxy but keep    please vote your proxy but keep
                         the admission ticket and bring it  the admission ticket and bring it
                         to the special meeting.            to the special meeting.


                         If your shares are held in the     If your shares are held in the
                         name of a bank, broker or other    name of a bank, broker or other
                         holder of record and you plan to   holder of record and you plan to
                         attend the meeting, you can        attend the meeting, you can
                         obtain an admission ticket in      obtain an admission ticket in
                         advance by providing proof of      advance by providing proof of
                         ownership, such as a bank or       ownership, such as a bank or
                         brokerage account statement, to    brokerage account statement, to
                         Triad Hospitals, Inc., Investor    Quorum Health Group, Inc., c/o
                         Relations, 13455 Noel Road, Suite  Assistant Secretary, 103
                         2000, Dallas, Texas 75240, or by   Continental Place, Brentwood,
                         calling Triad Investor Relations   Tennessee 37027, or by calling
                         at (972) 789-2700.                 Gayle Jenkins, Assistant
                                                            Secretary of Quorum, at (615)
                                                            371-7979. This number should be
                                                            called ONLY to obtain an
                                                            admission ticket for the Quorum
                                                            special meeting.


                         If you do not have an admission    If you do not have an admission
                         ticket on the day of the meeting,  ticket on the day of the meeting,
                         you must show proof of ownership   you must show proof of ownership
                         of Triad common stock at the       of Quorum common stock at the
                         door.                              door.

                                          Triad                              Quorum
------------------------------------------------------------------------------------------------
  Purpose of Meeting is to  1. To approve and adopt the        1. To approve and adopt the
   Vote on the Following    merger agreement and the merger    merger agreement and the merger
   Items:                   as described in "The Proposed      as described in "The Proposed
                            Merger," including the issuance    Merger;" and
                            of Triad common stock in
                            connection with the merger;

                            2. To approve an amendment to      2. To transact such other
                            Triad's certificate of             business as may properly come
                            incorporation to increase the      before the meeting, and any
                            number of authorized shares of     adjournment or postponement.
                            common stock;

                            3. To approve an increase in the
                            number of shares of Triad common
                            stock reserved for issuance under
                            the Triad 1999 Long-Term
                            Incentive Plan, as amended; and

                            4. To transact such other
                            business as may properly come
                            before the meeting and any
                            adjournment or postponement.
------------------------------------------------------------------------------------------------
  Record Date:              The record date for shares         The record date for shares
                            entitled to vote is March 19,      entitled to vote is March 19,
                            2001.                              2001.
------------------------------------------------------------------------------------------------
  Outstanding Shares:       As of March 19, 2001, the record   As of March 19, 2001, the record
                            date for the Triad meeting, there  date for the Quorum meeting,
                            were approximately 34,841,025      there were approximately
                            shares of Triad common stock       72,337,004 shares of Quorum
                            outstanding.                       common stock outstanding.
------------------------------------------------------------------------------------------------
  Shares Entitled to Vote:  Shares entitled to vote are the    Shares entitled to vote are the
                            Triad common stock held at the     Quorum common stock held at the
                            close of business on the record    close of business on the record
                            date, March 19, 2001.              date, March 19, 2001.

                            Each share of Triad common stock   Each share of Quorum common stock
                            that you own entitles you to one   that you own entitles you to one
                            vote. Shares held by Triad in its  vote. Shares held by Quorum in
                            treasury are not voted.            its treasury are not voted.
------------------------------------------------------------------------------------------------
  Quorum Requirement:       A quorum of stockholders is        A quorum of stockholders is
                            necessary to hold a valid          necessary to hold a valid
                            meeting. The presence in person    meeting. The presence in person
                            or by proxy at the meeting of      or by proxy at the meeting of
                            holders of a majority of the       holders of a majority of the
                            outstanding shares of Triad        outstanding shares of Quorum
                            common stock entitled to vote at   common stock entitled to vote at
                            the meeting is a quorum.           the meeting is a quorum.
                            Abstentions and broker non-votes   Abstentions and broker non-votes
                            count as present for establishing  count as present for establishing a quorum. Shares held by Triad in  a quorum. Shares held by Quorum
                            its treasury do not count toward   in its treasury do not count
                            a quorum.                          toward a quorum.

                            A broker non-vote occurs on an     A broker non-vote occurs on an
                            item when a broker is not          item when a broker is not
                            permitted to vote on that item     permitted to vote on that item
                            without instruction from the       without instruction from the
                            beneficial owner of the shares     beneficial owner of the shares
                            and no instruction is given.*      and no instruction is given.*

* Under Nasdaq National Market System rules, your broker may not vote your shares on the proposal to approve and adopt the merger agreement and the merger, or Triad's proposal to approve an increase in the number of shares reserved for issuance under the Triad 1999 Long-Term Incentive Plan, as amended, absent instructions from you. Without your voting instructions on those items, a broker non-vote will occur. Your broker will be permitted to vote your shares without instructions from you on Triad's proposal to amend its certificate of incorporation to increase the number of shares of common stock authorized for issuance.

                                     Triad                              Quorum
-------------------------------------------------------------------------------------------
  Shares Beneficially  As of March 19, 2001, the record   As of March 19, 2001, the record
   Owned by Triad and  date for the Triad meeting,        date for the Quorum meeting,
   Quorum Directors    1,987,118 shares of Triad common   24,526,926 shares of Quorum
   and Executive       stock, including exercisable       common stock, including
   Officers:           options, were beneficially owned   exercisable options and shares
                       by Triad's directors and           issuable upon conversion of
                       executive officers.                Quorum's 6% Convertible
                                                          Subordinated Debentures, were
                                                          beneficially owned by Quorum's
                                                          directors and executive officers.

                       Of the shares beneficially owned   Of the shares beneficially owned
                       by Triad's directors and           by Quorum's directors and
                       executive officers on the record   officers on the record date,
                       date, 1,262,125, or approximately  10,036,749, or approximately 14%
                       4% of the shares outstanding,      of the shares outstanding, were
                       were issued and outstanding on     issued and outstanding on that
                       that date and are entitled to      date and are entitled to vote at
                       vote at the Triad special meeting  the Quorum special meeting of
                       of stockholders.                   stockholders.


                                                          Of the shares of Quorum common
                                                          stock beneficially owned by
                                                          Quorum's directors and executive
                                                          officers on March 19, 2001,
                                                          6,840,000 shares are owned by
                                                          Welsh, Carson, Anderson & Stowe
                                                          VIII, L.P. In addition,
                                                          12,698,412 shares were issuable
                                                          on that date upon conversion of
                                                          Quorum's 6% Convertible
                                                          Subordinated Debentures held by
                                                          Welsh, Carson, Anderson & Stowe
                                                          VIII, L.P.
                                                          The shares of Quorum common stock
                                                          owned by or issuable to Welsh,
                                                          Carson, Anderson & Stowe VIII,
                                                          L.P. are subject to a voting
                                                          agreement to support the merger.
                                                          See "The Merger Agreement --
                                                          Voting Agreement." However, the
                                                          shares issuable upon conversion
                                                          of the 6%
                                                          Convertible Subordinated
                                                          Debentures may not be voted prior
                                                          to issuance. Welsh, Carson,
                                                          Anderson & Stowe VIII, L.P. has
                                                          agreed to convert the debentures
                                                          into common stock immediately
                                                          prior to the merger; therefore,
                                                          we do not expect those underlying
                                                          shares to be voted at the Quorum
                                                          special meeting of stockholders.

                                    Triad                              Quorum
-----------------------------------------------------------------------------------------
  Vote Necessary to   1. Approval and adoption of the    Approval and adoption of the
   Approve Triad and  merger agreement and the merger,   merger agreement and the merger
   Quorum Proposals   including the issuance of shares   requires the affirmative vote of
                      of common stock in connection      a majority of the outstanding
                      with the merger, requires the      shares of Quorum common stock.
                      affirmative vote of a majority of  Abstentions and broker non-votes
                      the outstanding shares of Triad    have the same effect as a vote
                      common stock. Abstentions and      against the proposal.*
                      broker non-votes have the same
                      effect as a vote against the
                      proposal.*

                      2. Approval of the proposal to
                      amend Triad's certificate of
                      incorporation to increase the
                      number of authorized shares of
                      common stock requires the
                      affirmative vote of a majority of
                      the outstanding shares of Triad
                      common stock. Abstentions have
                      the same effect as a vote against
                      the proposal.

                      3. Approval of the proposal to
                      authorize the increase of the
                      number of shares of Triad common
                      stock reserved for issuance under
                      the Triad 1999 Long-Term
                      Incentive Plan requires the
                      affirmative vote of a majority of
                      the total votes cast on the
                      proposal. Abstentions and broker
                      non-votes are not counted as
                      votes "for" or "against" the
                      proposal, but are counted in
                      determining the number of shares
                      present or represented on the
                      proposal.*

* Under Nasdaq National Market System rules, your broker may not vote your shares on the proposal to approve and adopt the merger agreement and the merger, or Triad's proposal to approve an increase in the number of shares reserved for issuance under the Triad 1999 Long-Term Incentive Plan, as amended, absent instructions from you. Without your voting instructions on those items, a broker non-vote will occur. Your broker will be permitted to vote your shares without instructions from you on Triad's proposal to amend its certificate of incorporation to increase the number of shares of common stock authorized for issuance.

Proxies

    Voting Your Proxy. You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

    Voting instructions are included on your proxy card. If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

How to Vote by Proxy

                                Triad                              Quorum
--------------------------------------------------------------------------------------
  By Mail:        If you choose to vote by mail,     If you choose to vote by mail,
                  simply mark your proxy card, date  simply mark your proxy card, date
                  and sign it, and return it to      and sign it, and return it to
                  National City Bank in the          First Union National Bank in the
                  postage-paid envelope provided.    postage-paid envelope provided.
                  If the envelope is missing,        If the envelope is missing,
                  please address your completed      please address your completed
                  proxy card to Triad Hospitals,     proxy card to Quorum Health
                  Inc. c/o Stock Transfer Dept.      Group, Inc. c/o First Union
                  (TRIH), National City Bank, P.O.   National Bank, Attn: Proxy
                  Box 92301, Cleveland, Ohio 44193-  Tabulation --NC1153, P.O. Box
                  0900.                              217950, Charlotte, North Carolina
                                                     28254-3555.
--------------------------------------------------------------------------------------
  By Telephone:*  You can vote your shares by        You can vote your shares by
                  telephone by calling the toll-     telephone by calling the toll-
                  free telephone number (at no cost  free telephone number (at no cost
                  to you) on your proxy card.        to you) on your proxy card.
                  Telephone voting is available 24   Telephone voting is available 24
                  hours a day. Easy-to-follow voice  hours a day. Easy-to-follow voice
                  prompts allow you to vote your     prompts allow you to vote your
                  shares and confirm that your       shares and confirm that your
                  instructions have been properly    instructions have been properly
                  recorded. Triad's telephone        recorded. Quorum's telephone
                  voting procedures are designed to  voting procedures are designed to
                  authenticate stockholders by       authenticate stockholders by
                  using individual control numbers.  using individual control numbers.
                  If you vote by telephone you do    If you vote by telephone you do
                  not need to return your proxy      not need to return your proxy
                  card. If you are located outside   card. If you are located outside
                  the U.S. and Canada, see your      the U.S. and Canada, see your
                  proxy card for additional          proxy card for additional
                  instructions.                      instructions.
--------------------------------------------------------------------------------------
  By Internet:*   You can also choose to vote        You can also choose to vote
                  through the Internet. The web      through the Internet. The web
                  site for Internet voting is on     site for Internet voting is on
                  your proxy card. Internet voting   your proxy card. Internet voting
                  is available 24 hours a day, and   is available 24 hours a day, and
                  will be accessible until 11:59     will be accessible until 11:59
                  p.m. on April 25, 2001. As with    p.m. on April 25, 2001. As with
                  telephone voting, you will be      telephone voting, you will be
                  given the opportunity to confirm   given the opportunity to confirm
                  that your instructions have been   that your instructions have been
                  properly recorded. If you vote     properly recorded. If you vote
                  through the Internet, you do not   through the Internet, you do not
                  need to return your proxy card.    need to return your proxy card.

* If you hold shares through a bank, broker or other custodian, please check the voting form used by that firm to see if it offers telephone or Internet voting.

Proxies for Participants in Triad Hospitals, Inc. Retirement Savings Plan

    If you have an ESOP Contributions Account under the Triad Retirement Savings Plan or if you have invested one of your other accounts under the Triad Retirement Savings Plan in the Triad common stock fund, you will receive a confidential voting instruction form for the purpose of instructing a fiduciary of the Triad Retirement Savings Plan how to vote your shares. If you have an ESOP Contributions Account and another account invested in the Triad common stock fund, you will vote your shares in your ESOP Contributions Account separately from your Triad common stock fund shares. How you vote will not be revealed to any officer, employee or director of Triad and will not be revealed to anyone else, except as otherwise required by law. If you do not provide voting instructions to the fiduciary, your shares, along with the shares that have not yet been allocated to individual ESOP Contributions Accounts, will be voted by the trustee of the Triad Employee Stock Ownership Trust in its discretion. The trustee of the Triad Employee Stock Ownership Trust will exercise its voting obligations consistent with its fiduciary duties under the Employee Retirement Income Security Act of 1974 and other legal requirements.

                               ----------------

    If you submit your proxy but do not make specific choices, the person named as your proxy will follow the respective board of directors recommendations and vote your shares:

                  Triad                                  Quorum


  -- "FOR" approval and adoption          -- "FOR" approval and adoption
     of the merger agreement and             of the merger agreement and
     the merger, including the               the merger
     issuance of shares of Triad
     common stock in connection           -- In its discretion as to any
     with the merger                         other business as may
                                             properly come before the
                                             Quorum meeting

  -- "FOR" the proposal to amend
     Triad's certificate of
     incorporation to increase the
     number of authorized shares
     of common stock

  -- "FOR" the proposal to
     authorize an increase in the
     number of shares of Triad
     common stock reserved for
     issuance under the Triad 1999
     Long-Term Incentive Plan, as
     amended

  -- In its discretion as to any
     other business as may
     properly come before the
     Triad meeting

    Revoking Your Proxy. You may revoke your proxy at any time before it is voted by:

  -- timely delivery of a valid, later-dated proxy, including a proxy given by telephone or Internet;

  -- written notice to your company's Secretary before the meeting that you have revoked your proxy; or

  -- voting by ballot at either the Triad special meeting or Quorum special meeting.

    If you have instructed your broker or another nominee to vote your shares, you must follow directions from your broker to change those instructions.

    Voting in Person. If you plan to attend a meeting and wish to vote in person, you will be given a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

    Proxy Solicitation. We will each pay our own costs of soliciting proxies.

    In addition to this mailing, proxies may be solicited by directors, officers or employees of Triad and Quorum in person or by telephone or electronic transmission. Triad has hired Georgeson Shareholder Communications to assist in the distribution of proxy statements and solicitation of proxies. Triad will pay Georgeson Shareholder Communications a fee of $11,000, plus reasonable expenses, for these services. Quorum has hired Morrow & Co., Inc. to assist in the distribution of proxy statements and solicitation of proxies. Quorum will pay Morrow & Co., Inc. a fee of $5,500, plus reasonable expenses, for these services.

    The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by mail, telephone or the Internet. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

    Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Quorum common stock to former Quorum stockholders as soon as practicable after the completion of the merger. Triad stockholders will not exchange their certificates representing shares of Triad common stock.

Other Business; Adjournments

    We are not currently aware of any other business to be acted upon at either meeting. If, however, other matters are properly brought before either meeting, or any adjourned meeting, the person named as your proxy will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

    Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither Triad nor Quorum currently intends to seek an adjournment of its meeting.

                 COMPARISON OF TRIAD/QUORUM STOCKHOLDER RIGHTS

    The rights of Quorum stockholders under the Delaware General Corporation Law, the Quorum certificate of incorporation and the Quorum by-laws prior to the completion of the merger are similar in many respects to the rights that they will have as Triad stockholders following the completion of the merger under the Delaware General Corporation Law, the Triad certificate of incorporation and the Triad by-laws. The following is a summary of the material differences between the current rights of Quorum stockholders and the rights those stockholders will have as Triad stockholders following the merger.

    Copies of the Quorum certificate of incorporation, the Quorum by-laws, the Triad certificate of incorporation and the Triad by-laws will be sent to holders of shares of Triad or Quorum common stock upon request. See "Where You Can Find More Information." The summary in the following chart is not complete and is qualified by reference to the Delaware General Corporation Law, the Quorum certificate of incorporation, by-laws and stockholder rights plan, and the Triad certificate of incorporation, by-laws and stockholder rights plan.

Summary of Material Differences Between Current Rights of Quorum Stockholders and Rights those Stockholders will have as Triad Stockholders Following the Merger

                              Quorum Stockholder Rights         Triad Stockholder Rights
--------------------------------------------------------------------------------------------
  Corporate Governance:    The rights of Quorum              Upon completion of the merger,
                           stockholders are governed by      the rights of Quorum
                           the Delaware General              stockholders who become Triad
                           Corporation Law, Quorum's         stockholders will be governed
                           certificate of incorporation      by the Delaware General
                           and Quorum's by-laws.             Corporation Law, Triad's
                                                             certificate of incorporation
                                                             and Triad's by-laws. The
                                                             certificate of incorporation
                                                             and by-laws of Triad after the
                                                             merger will be identical in all
                                                             respects to those of Triad
                                                             prior to the merger, except
                                                             that the number of authorized
                                                             shares of common stock will be
                                                             increased from 90 million to
                                                             120 million if the proposal to
                                                             amend Triad's certificate of
                                                             incorporation is approved by
                                                             its stockholders.
--------------------------------------------------------------------------------------------
  Authorized Capital       The authorized capital stock of   The authorized capital stock of
   Stock:                  Quorum consists of 300 million    Triad is set forth under
                           shares of common stock, par       "Description of Triad Capital
                           value $0.01 per share. As of      Stock -- Authorized Capital
                           March 19, 2001, there were        Stock" below.
                           issued and outstanding
                           72,337,004 shares of common
                           stock, stock options to
                           purchase an aggregate of
                           6,412,126 shares of common
                           stock, and debentures
                           convertible into 13,333,333
                           shares of common stock. The
                           holders of Quorum common stock
                           do not have any preemptive
                           rights.

                                    Quorum Stockholder Rights       Triad Stockholder Rights
------------------------------------------------------------------------------------------------
  Number of Directors:           Quorum's board of directors     Triad's board of directors
                                 currently consists of 10        currently consists of 10
                                 directors.                      directors and may be expanded
                                                                 by adding up to five more
                                                                 directors for a total of 15.

                                                                 Upon completion of the merger,
                                                                 Triad's board of directors will
                                                                 increase from 10 to 12
                                                                 directors, and Messrs. Carson
                                                                 and Dalton, both of whom are
                                                                 members of Quorum's current
                                                                 board of directors, are
                                                                 expected to join the Triad
                                                                 board of directors.
------------------------------------------------------------------------------------------------
  Classification of Board        Quorum does not have a          Triad's board of directors is
   of Directors:                 classified board. Quorum's by-  divided into three staggered laws require that all directors classes, with each class
                                 be elected at each annual       serving a three-year term.
                                 meeting of stockholders to
                                 serve until the next annual
                                 meeting of stockholders.
------------------------------------------------------------------------------------------------
  Removal of Directors:          Quorum directors may be         Triad directors may be removed
                                 removed, with or without cause, from office only for cause and by the holders of a majority of only by the affirmative vote of
                                 the shares then entitled to     at least 80% of all of the
                                 vote at an election of          outstanding shares of capital
                                 directors.                      stock that are entitled to vote
                                                                 in the election of directors.
------------------------------------------------------------------------------------------------
  Stockholder Action by          Quorum stockholders may act by  Triad stockholders may not act
   Written Consent:              written consent in lieu of a    by written consent in lieu of a
                                 meeting of stockholders.        meeting of stockholders.
------------------------------------------------------------------------------------------------
  Call of Special Meetings       Quorum's by-laws provide that a Triad's by-laws provide that a
   of Stockholders:              special meeting of stockholders special meeting of Triad's
                                 may be called only by (i) the   stockholders may be called only
                                 board of directors, (ii) the    by (i) the Chairman of the
                                 Chairman of the Board, or (iii) Board, (ii) the Chief Executive
                                 the Chief Executive Officer.    Officer, or (iii) by the
                                                                 Chairman of the Board or the
                                                                 Chief Executive Officer at the
                                                                 request in writing of a
                                                                 majority of the board of
                                                                 directors.
------------------------------------------------------------------------------------------------
  Amendment of                   Quorum's certificate of         Triad's certificate of
   Certificate of Incorporation  incorporation generally may be  incorporation generally may be
   and By-laws:                  amended by the affirmative vote amended by the affirmative vote
                                 of at least a majority of the   of the majority of the
                                 voting power of the outstanding outstanding shares of Triad
                                 stock.                          common stock; however, the
                                                                 affirmative vote of 80% of the
                                                                 outstanding shares is necessary
                                                                 to amend or adopt any provision
                                                                 inconsistent with certain
                                                                 articles. See "Description of
                                                                 Triad Capital Stock" below.

                             Quorum Stockholder Rights      Triad Stockholder Rights
----------------------------------------------------------------------------------------
                           Quorum's by-laws may be       Triad's by-laws may be amended
                           amended by the affirmative    by the affirmative vote of at
                           vote of a majority of the     least 80% of the outstanding
                           outstanding shares of Quorum  shares of Triad common stock,
                           common stock, or by a         or by a majority of the board
                           majority of the entire board  of directors.
                           of directors.
----------------------------------------------------------------------------------------
  Stockholder Rights Plan: Quorum entered into a Rights  Triad's Stockholder Rights Plan
                           Agreement, dated as of April  is described under "Description
                           16, 1997, between Quorum and  of Triad Capital Stock -- Triad
                           First Union National Bank of  Preferred Stock Purchase
                           North Carolina, as Rights     Rights."
                           Agent, as amended in August
                           1999 and in October 2000,
                           pursuant to which Quorum has
                           issued rights, exercisable
                           only upon the occurrence of
                           certain events, to purchase
                           its common stock.
----------------------------------------------------------------------------------------
  Director Vacancies:      Quorum's by-laws provide      Triad's certificate of
                           that vacancies on the board   incorporation provides that
                           of directors are filled by a  unless the board of directors
                           majority of the directors     otherwise determines, newly
                           then in office.               created directorships resulting
                                                         from any increase in the
                                                         authorized number of directors
                                                         or any vacancies in the board
                                                         of directors resulting from
                                                         death, resignation,
                                                         disqualification or removal may
                                                         be filled by a majority of the
                                                         directors then in office.
----------------------------------------------------------------------------------------
  Advance Notice           A stockholder wishing to      Advance notice requirements are
   Requirements of         nominate directors or bring   set forth under "Description of
   Stockholder Nominations other business before an      Triad Capital Stock -- Certain
   and Other Business:     annual meeting of Quorum      Anti-Takeover Provisions --
                           stockholders must give         Triad Certificate of
                           notice not less than 60 days  Incorporation and By-Laws."
                           nor more than 90 days before
                           the scheduled date of the
                           annual meeting, regardless
                           of any postponement,
                           deferral or adjournment to a
                           later date.
----------------------------------------------------------------------------------------
  Business Combinations    Quorum is subject to Section  Requirements regarding business
   with an Interested      203 of the Delaware General   combinations with an interested
   Stockholder:            Corporation Law (governing    stockholder are set forth under
                           transactions with interested  "Description of Triad Capital
                           stockholders). See            Stock  -- Triad Common Stock;
                           "Description of Triad         Delaware Anti-Takeover
                           Capital Stock -- Triad        Provisions" and "-- Certain
                           Common Stock; Delaware Anti-  Anti-Takeover Provisions --
                           Takeover Provisions" for a     Triad Certificate of
                           description of Section 203.   Incorporation and By-Laws --
                                                          Fair Price Provision."

                             Quorum Stockholder Rights      Triad Stockholder Rights
----------------------------------------------------------------------------------------
  Consideration by the     Delaware case law provides    Triad's certificate of
   Board of Directors of   that directors may take       incorporation provides that
   Other Constituencies in various constituencies into   each committee and each
   Discharging its Duties: account when discharging      individual director, in
                           their legal                   discharging their respective
                           responsibilities, provided    duties under applicable law and
                           that the consideration given  in determining what they
                           to other constituencies       believe to be in the best
                           rationally relates to the     interests of Triad and its
                           interest of the company's     stockholders, may consider the
                           stockholders.                 effects, both short-term and
                                                         long-term, on the interests of
                                                         (1) the employees, associates,
                                                         associated physicians,
                                                         distributors, patients or other
                                                         customers, suppliers or
                                                         creditors of Triad or its
                                                         subsidiaries or (2) the
                                                         communities in which Triad or
                                                         its subsidiaries own or lease
                                                         property or conduct business,
                                                         all to the extent deemed
                                                         pertinent under the
                                                         circumstances.

                       DESCRIPTION OF TRIAD CAPITAL STOCK

    The following summary of the terms of the capital stock of Triad before and after the merger is not meant to be complete and is qualified by reference to Triad's certificate of incorporation and Triad's by-laws. Copies of Triad's certificate of incorporation and Triad's by-laws are incorporated by reference and will be sent to stockholders of Triad and Quorum upon request. See "Where You Can Find More Information."

Authorized Capital Stock

    Triad's authorized capital stock consists of 90,000,000 authorized shares of common stock, par value $.01 per share, and 10,000,000 authorized shares of preferred stock, par value $.01 per share. If the proposal to increase the authorized stock is approved, Triad's authorized capital stock will consist of 120,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of March 19, 2001, there were approximately 34,841,025 shares of common stock issued and outstanding, and 5,622,381 shares of common stock were reserved for issuance upon the exercise of options issued and outstanding pursuant to Triad stock option plans. No shares of preferred stock are outstanding. As of the date of this joint proxy statement/prospectus, Triad estimates that, if the merger agreement is approved and the merger is consummated, it will issue an additional approximately 36.3 million shares of Triad common stock to Quorum stockholders, assuming that all holders of options to purchase Quorum stock elect to receive the cash and stock consideration in the merger.

Triad Common Stock; Delaware Anti-Takeover Provisions

    The holders of Triad common stock are entitled to one vote for each share on all matters voted on by the stockholders, and are not entitled to cumulate votes for the election of directors. Subject to any preferences that may be applicable to any outstanding preferred stock, the holders of Triad common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Triad board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Triad, the holders of shares of Triad common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of Triad common stock have no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Triad common stock.

    Triad is subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of either the aggregate market value of the consolidated assets of the corporation or the aggregate market value of all the outstanding stock of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation or which provide the interested stockholder with a financial benefit. These restrictions do not apply where:

  . the business combination or the transaction in which the stockholder becomes interested is approved by the corporation's board of directors prior to the time the interested stockholder acquired its shares;

  . the interested stockholder acquired at least 85% of the outstanding voting stock of the corporation in the transaction in which the stockholder became an interested stockholder excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors as well as officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . the business combination is approved by the board of directors and the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting.

    The business combinations provisions of Section 203 of the Delaware General Corporation Law may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of Triad that are not negotiated with and approved by the Triad board of directors.

Triad Preferred Stock

    Triad may issue up to 10,000,000 shares of preferred stock. The Triad board of directors has the authority to issue preferred stock in one or more series and to fix for each series the voting powers, full, limited or none, and the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereon, and the number of shares constituting any series and the designations of the series, without any further vote or action by the stockholders of Triad. Because the terms of the preferred stock may be fixed by the Triad board of directors without stockholder action, the preferred stock could be issued quickly with terms calculated to defeat a proposed takeover of Triad or to make the removal of management of Triad more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Triad common stock.

    In connection with the stockholder rights plan adopted by Triad, the Triad certificate of incorporation provides for the issuance of a series of 90,000 shares of preferred stock designated as the Series A Junior Participating Preferred Stock, par value $.01 per share. No shares of preferred stock are outstanding.

Triad Preferred Stock Purchase Rights

    Triad has adopted a stockholders' rights plan, pursuant to which each outstanding share of Triad common stock is accompanied by one preferred stock purchase right (in all cases, unless and until the rights expire or are redeemed or a Distribution Date (as defined below) occurs). Each right entitles the registered holder to purchase from Triad one one-thousandth of a share of Series A Preferred Stock at a price of $90 per one one-thousandth of a share, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement between Triad and National City Bank as Rights Agent.

    Each share of Series A Preferred Stock will be entitled, when, as and if declared, to a preferential quarterly dividend payment in an amount equal to the greater of $10 or 1,000 times the aggregate of all dividends declared per share of Triad common stock. In the event of liquidation, dissolution or winding up of Triad, the holders of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment equal to $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, but will be entitled to an aggregate payment of 1,000 times the payment made per share of Triad common stock. Each share of Series A Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of Triad. In the event of any consolidation, merger, combination or other transaction in which shares of Triad common stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the aggregate amount of stock, securities, cash and/or other property (payable in kind) as the case may be, into which or for which each share of Triad common stock is changed or exchanged. The rights of Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

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

    Initially, the rights will be attached to all Triad common stock certificates and no separate rights certificates will be issued. Separate certificates evidencing the rights will be mailed to holders of record of the Triad common stock as of the close of business on the earlier to occur of the tenth day (or such other date as Triad's board of directors determines), which we will refer to as the "Distribution Date," after:

  . a public announcement that a person or group of persons, which we refer to as an "Acquiring Person," has acquired beneficial ownership of 15% or more of the outstanding Triad common stock, or

  . the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Triad common stock.

Prior to the time that a person would otherwise become an Acquiring Person, however, the board of directors may determine that such person shall not be an Acquiring Person for purposes of the rights agreement.

    The rights agreement provides that, until the Distribution Date (or earlier redemption or expiration of the rights):

  . the rights will be transferred with and only with the certificates for Triad common stock;

  . new Triad common stock certificates issued upon transfer or new issuance of Triad common stock will contain a notation incorporating the rights agreement by reference; and

  . the surrender for transfer of any certificates for Triad common stock also will constitute the transfer of the rights associated with the Triad common stock represented by such certificate.

    The rights are not exercisable until the Distribution Date. The rights will expire on May 7, 2009, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by Triad, in each case, as described below.

    After the Distribution Date, each holder of a right will have the right to receive, upon exercise, Triad common stock (or, in certain circumstances, Series A Preferred Stock or other similar securities of Triad) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any Acquiring Person will be null and void.

    In the event that Triad is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

    At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Triad common stock, the board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Triad common stock or one one-thousandth of a share of Series A Preferred Stock (or of a share of a class or series of Triad's preferred stock having equivalent rights, preferences and privileges), as the case may be, per right (subject to adjustment).

    At any time prior to the Distribution Date, the board of directors of Triad may redeem the rights, in whole but not in part, at a redemption price of $.01 per right. The redemption of the rights may be made effective at such time and on such basis with such conditions as the board of directors, in its

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

sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

    The terms of the rights may be amended by the board of directors of Triad without the consent of the holders of the rights, except that from and after the existence of an Acquiring Person no such amendment may adversely affect the interests of the holders of the rights (other than the Acquiring Person).

    The number of outstanding rights and the number of one one-thousandths of a share of Series A Preferred Stock issuable upon exercise of each right are subject to adjustment under certain circumstances.

    Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Triad, including, without limitation, the right to vote or to receive dividends.

    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Triad on terms not determined by the board of directors to be in the best interests of all stockholders. The rights should not interfere with any merger or other business combination approved by the board of directors since (subject to the limitations described above) the rights may be redeemed by Triad at $.01 per right prior to the time a person or group has become an Acquiring Person.

Certain Anti-Takeover Provisions -- Triad Certificate of Incorporation and By-
Laws

    Certain provisions of the Triad certificate of incorporation and by-laws may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer, takeover attempt or change in control that is opposed by Triad's board of directors but that a stockholder might consider to be in its best interest. Triad believes that such provisions are necessary to enable Triad to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the Triad board of directors to be in the best interests of Triad and its stockholders. These provisions are summarized in the following paragraphs.

    Classified board of directors. The Delaware General Corporation Law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. The Triad certificate of incorporation provides that the Triad board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as reasonably possible. At each annual meeting of Triad stockholders, one class of directors is elected each year for a three-year term.

    The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Triad board of directors. At least two annual meetings of stockholders, instead of one, generally will be required to effect a change in a majority of the board of directors. Such a delay may help ensure that Triad's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the board of directors would be beneficial to Triad and its stockholders and whether or not a majority of Triad's stockholders believe that such a change would be desirable.

    The classification provisions also could have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Triad,

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

even though such an attempt might be beneficial to Triad and its stockholders. The classification of the board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Triad common stock by purchasers whose objective is to take control of Triad and remove a majority of the board of directors, the classification of the board of directors could tend to reduce the likelihood of fluctuations in the market price of the Triad common stock that might result from accumulations of large blocks for such a purpose. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Triad common stock at a higher market price than might otherwise be the case.

    Number of Directors; Removal of Directors; Vacancies. The Triad certificate of incorporation provides that the number of directors will be fixed from time to time by action of not less than a majority of the Triad board of directors then in office, but in no event shall the number of directors be less than three nor more than 15. Any vacancies (including newly-created directorships) will be filled only by the affirmative vote of a majority of the remaining directors, whether or not they constitute a quorum of directors. Directors appointed to fill vacancies created by the resignation or termination of a director will serve the remainder of the term of the resigning or terminated director. Accordingly, the Triad board of directors could prevent any stockholder from enlarging the Triad board of directors and filling the new directorships with such stockholder's own nominees.

    Under the Delaware General Corporation Law, unless provided in the certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. The Triad certificate of incorporation provides that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting as a single class (without a separate vote of the holders of the preferred stock unless required pursuant to the terms of any series of preferred stock).

    Business Conducted at Meetings; Director Nominations. The by-laws provide that nominations of persons for election to the Triad board of directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to Triad's notice with respect to such meeting, (b) by or at the direction of the Triad board of directors or (c) by any stockholder of record of Triad who was a stockholder of record at the time of the giving of the notice required by the by-laws, described below, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in the by-laws. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Triad, such business must be a proper matter for stockholder action under the Delaware General Corporation Law and, if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, solicits or participates in the solicitation of proxies in support of such proposal or nomination, the stockholder must have timely indicated such stockholder's, or such beneficial owner's, intention to do so. To be timely, a stockholder's notice must be delivered to the Secretary at the principal executive offices of Triad not less than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must include:

  . certain information as to each person whom the stockholder proposes to nominate for election or reelection as a director and such person's written consent to serve as a director if elected;

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

  . as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

  . certain information as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, including whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

    In the event that the number of directors to be elected to the Triad board of directors is increased and there is not a public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by Triad at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of Triad not later than the close of business on the 10th day following the day on which such public announcement is first made by Triad.

    If the officer of Triad or other person presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with these advance notice provisions, such person will not be eligible for election as a director or such business will not be conducted at such meeting, as the case may be.

    By requiring advance notice of nominations by stockholders, the Triad board of directors has an appropriate opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Triad board of directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, annual meetings of stockholders may be conducted in a more orderly manner and, to the extent deemed necessary or desirable by the Triad board of directors, the Triad board of directors has an appropriate opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Triad board of directors' position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

    Although the Triad by-laws do not give the Triad board of directors any power to approve or disapprove stockholder nominations of the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Triad and its stockholders.

    No Stockholder Action by Written Consent; Stockholder Action at
Meetings. The Triad certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Triad certificate of incorporation also provides that special meetings of stockholders can be called only by the Chairman of the board or the Chief Executive Officer of Triad, in either of their discretion or at the written request of a majority of the Triad board of directors. Stockholders are not permitted to call a special meeting or to require that the Triad board of directors call a special meeting of stockholders. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by Triad.

    The provisions of the Triad certificate of incorporation prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual

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

meeting of stockholders. These provisions would also prevent the holders of a majority of the outstanding shares of voting stock of Triad from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal opposed by the Chairman of the board, the Chief Executive Officer and a majority of the Triad board of directors by calling a special meeting of stockholders prior to the time the Chairman of the board, the Chief Executive Officer or a majority of the Triad board of directors believes such consideration to be appropriate.

    Fair Price Provision. The Triad certificate of incorporation contains a "fair price" provision, requiring that, in addition to any other vote required by the Triad certificate of incorporation or the Delaware General Corporation Law, certain "business combination" transactions with a "related person" will be subject to the affirmative vote of the holders of not less than 85% of the voting power of all of the outstanding shares of voting stock of Triad held by stockholders other than the related person. The 85% voting requirement will not be applicable if either:

      (1) The business combination is approved by the board of directors of Triad by the affirmative vote of at least 66 2/3% of the "continuing directors," or

      (2) All of the following conditions are satisfied:

           . the aggregate amount of cash and the fair market value of the property, securities or other consideration to be received per share of capital stock of Triad in the business combination by the holders of capital stock of Triad, other than the related person involved in the business combination, will not be less than the highest of (a) the highest per share price (including brokerage commissions, soliciting dealers' fees, and dealer-manager compensation, and with appropriate adjustments for recapitalizations, stock splits, stock dividends and like transactions and distributions) paid by such related person in acquiring any of its holdings of such class or series of capital stock, (b) the highest per share "market value" of such class or series of capital stock within the twelve-month period immediately preceding the date the proposal for such business combination was first publicly announced, or (c) the book value per share of such class or series of capital stock, determined in accordance with generally accepted accounting principles, as of the last day of the month immediately preceding the date the proposal for such business combination was first publicly announced;

           . the consideration to be received in such business combination by holders of capital stock other than the related person involved will, except to the extent that a stockholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the related person in acquiring capital stock already owned by it; provided, however, that if the related person has paid for capital stock with varying forms of consideration, the form of consideration for shares of capital stock acquired in the business combination by the related person must either be cash or the form used to acquire the largest number of shares of capital stock previously acquired by it; and

           . a proxy statement responsive to the requirements of the Exchange Act is mailed to the stockholders of Triad for the purpose of soliciting stockholder approval of such business combination and contains (a) any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors may choose to state and (b) the opinion of a reputable investment banking firm selected by the continuing directors as to the fairness of the terms of such business combination, from a financial point of view, to the public stockholders (other than the related person) of Triad.

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

    For the purpose of the fair price provision, certain terms are defined as follows.

    "Business Combination" means:

  . any merger or consolidation of Triad or a subsidiary with a related person;

  . any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the ordinary course of business to or with a related person of any assets of Triad or a subsidiary having an aggregate fair market value of $25,000,000 or more;

  . the issuance or transfer by Triad of any shares of voting stock of Triad or securities convertible into or exercisable for such shares (other than by way of pro rata distribution to all stockholders) to a related person;

  . any recapitalization, merger or consolidation that would have the effect of increasing the voting power of a related person;

  . the adoption of any plan or proposal for the liquidation or dissolution of Triad or a subsidiary proposed, directly or indirectly, by or on behalf of a related person;

  . any merger or consolidation of Triad with another person proposed, directly or indirectly, by or on behalf of a related person, unless the entity surviving or resulting from such merger or consolidation has a provision in its certificate or articles of incorporation, charter or similar governing instrument which is substantially identical to the fair price provisions of the Triad certificate of incorporation; or

  . any agreement, contract or other arrangement or understanding providing, directly or indirectly, for any of the foregoing transactions.

    "Related Person" means any individual, partnership, corporation, trust or other person which together with its "affiliates" and "associates," as defined in Rule 12b-2 under the Exchange Act as in effect on April 23, 1999, and together with any other individual, partnership, corporation, trust or other person with which it or they have any agreement, contract or other arrangement or understanding with respect to acquiring, holding, voting or disposing of shares of voting stock of Triad, "beneficially owns" (within the meaning of Rule 13d-3 under the Exchange Act on said date) an aggregate of 10% or more of the voting power of all of the outstanding shares of voting stock of Triad. A related person, its affiliates and associates and all such other individuals, partnerships, corporations and other persons with whom it or they have any such agreement, contract or other arrangement or understanding, are deemed a single related person for purposes of this provision; provided, however, that the members of the Triad board of directors shall not be deemed to be associates or otherwise to constitute a Related Person solely by reason of their board membership. A person who is a related person (1) as of the time any definitive agreement relating to a business combination is entered into, (2) as of the record date for the determination of stockholders entitled to notice of and to vote on a business combination or (3) immediately prior to the consummation of a business combination, shall be deemed a related person for purposes of this provision.

    "Continuing Director" means any member of the Triad board of directors who is not an affiliate or associate of the related person and was a member of the Triad board of directors prior to the time that such person became a related person, and any successor of a continuing director who is unaffiliated with such related person and is recommended to succeed a continuing director by a majority of the continuing directors.

    "Market Value" means the average of the high-bid and low-asked quoted sales price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of a share on the NYSE Composite Tape, or, if the shares are not listed or admitted to trading on such exchange, on the principal United States securities exchange registered under the Exchange Act on which the shares are listed or admitted to trading, or, if the

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shares are not listed or admitted to trading on any such exchange, the mean between the closing high-bid and the low-asked quotations with respect to a share on such date as quoted on Nasdaq, or any similar system then in use, or, if no such quotations are available, the fair market value on such date of a share as at least 66 2/3% of the continuing directors shall determine.

    The fair price provision is intended to ensure that all stockholders of Triad receive equal treatment in the event of a tender or exchange offer and to protect stockholders of Triad against coercive or two-tiered takeover bids. Notwithstanding the foregoing, the provision could also have the effect of discouraging a third party from making a tender or exchange offer for Triad, even though such an offer might be beneficial to Triad and its stockholders.

    Amendment of the Triad Certificate of Incorporation and By-laws. The Triad certificate of incorporation contains provisions requiring the affirmative vote of the holders of a least 80% of the voting power of all of the outstanding shares of voting stock of Triad to amend certain provisions of the Triad certificate of incorporation (including the provisions discussed above relating to directors, action by written consent, special stockholder meetings and advance notice of stockholder nominations and stockholder proposals) or to amend any provision of the Triad by-laws. An amendment of the fair price provision included in the Triad certificate of incorporation requires the approval of 66 2/3% of the directors of Triad then in office and the affirmative vote of 85% of the voting power of all of the outstanding shares of voting stock of Triad held by stockholders other than any related person, unless the amendment is approved by 66 2/3% of the continuing directors. These provisions make it more difficult for stockholders to make changes in the Triad certificate of incorporation and by-laws, including changes designed to facilitate the exercise of control over Triad.

    Other Constituencies. In addition to any other considerations which the Triad board of directors may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of Triad, the board may consider the effects, both short-term and long-term, of such action on the interests of the employees, associates, associated physicians, distributors, patients or other customers, suppliers or creditors of Triad, and the communities in which Triad owns or leases property or conducts business.

Limited Liability and Indemnification Provisions

    The Triad certificate of incorporation eliminates to the fullest extent now or hereafter permitted by the Delaware General Corporation Law, liability of a director to Triad or its stockholders for monetary damages for any action taken, or failure to take any action, as a director, except for liability:

  . for any breach of the director's duty of loyalty to Triad or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends, distributions and repurchases or redemptions of stock; or

  . for any transaction from which the director derives an improper personal benefit.

    This provision is intended to afford directors additional protection from, and limit their potential liability for, suits alleging a breach of duty by a director. Triad believes this provision will assist it in maintaining and securing the services of directors who are not employees of Triad. As a result of the inclusion of this provision, stockholders may be unable to recover monetary damages from directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions, such as an injunction or rescission based on a director's breach of the duty

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

of care; as a practical matter, equitable remedies may not be available (e.g., after a transaction has already been effected). If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct.

    Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of Triad, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of Triad has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    The Triad certificate of incorporation contains provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by Section 145 and Delaware law which, in general, presently requires that the individual act in good faith and in a manner he or she reasonably believed to be in or not opposed to Triad's best interests and, in the case of any criminal proceedings, that the individual has no reason to believe his or her conduct was unlawful. The Triad certificate of incorporation also permits Triad to purchase insurance and Triad has purchased and maintains insurance on behalf of Triad directors, officers, employees and agents against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not Triad would have the power to indemnify such person against such liability under the foregoing provisions of the Triad certificate of incorporation.

Transfer Agent and Registrar

    The transfer agent and registrar for Triad common stock is National City Bank, Shareholder Services Group, P.O. Box 92301, Cleveland, Ohio, 44193-0900.

Stock Exchange Listing; Delisting of Quorum Common Stock

    Triad common stock is traded on the Nasdaq National Market under the ticker symbol "TRIH." Triad has received clearance from the New York Stock Exchange to apply for listing of Triad common stock on the NYSE, and intends that its shares, including the shares to be issued in the merger, will begin trading on the NYSE on or about the date of the merger. We cannot assure you as to when or whether Triad common stock will be traded on the NYSE. If Triad common stock is not listed on the New York Stock Exchange at the time of the merger, the shares issuable in the merger are required to be approved for listing on the Nasdaq National Market, subject only to official notice of issuance. If the merger is completed, Quorum common stock will cease to be listed on the Nasdaq National Market.

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          INFORMATION ABOUT QUORUM'S DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

    The table below provides information on Quorum's directors who are expected to serve as directors of Triad after the merger.

                          Director
         Name         Age  Since    Business Experience During Past Five Years
         ----         --- --------  ------------------------------------------
 Russell L. Carson     57   1989   Mr. Carson has been Chairman of the Board of
                                   Quorum since July 1989. Since 1979 he has
                                   been a general partner of Welsh, Carson,
                                   Anderson & Stowe, an investment firm that
                                   specializes in the acquisition of companies
                                   in the information services and health care
                                   industries. Mr. Carson serves on the Board
                                   of Directors of U.S. Oncology, Inc., a
                                   physician practice management company that
                                   focuses on cancer services, and several
                                   private companies. Mr. Carson is a member of
                                   the Compensation and Nominating Committees
                                   of the Quorum board of directors.

 James E. Dalton, Jr.  58   1990   Mr. Dalton became President, Chief Executive
                                   Officer and a director of Quorum on May 1,
                                   1990. Prior to joining Quorum, he served as
                                   Regional Vice President, Southwest Region
                                   for HealthTrust, Inc., division Vice
                                   President of HCA, and Regional Vice
                                   President of HCA Management Company. Mr.
                                   Dalton is on the board of directors and is
                                   past chairman of the Nashville Health Care
                                   Council and the Federation of American
                                   Health Systems. He is a trustee of the
                                   American Hospital Association and Universal
                                   Health Realty Income Trust. He also serves
                                   on the board of directors of AmSouth
                                   Bancorporation, Select Medical Corporation,
                                   and U.S. Oncology, Inc. Mr. Dalton is a
                                   Fellow of the American College of Healthcare
                                   Executives.

Quorum Executive Compensation

    The following table sets forth information regarding compensation for services provided to Quorum in all capacities for the fiscal year ended June 30, 2000, and the two previous fiscal years by Mr. Dalton, Quorum's Chief Executive Officer, who will serve as a director of Triad.

                           Summary Compensation Table

                            Annual Compensation                  Long-Term Compensation
                      -------------------------------- ------------------------------------------
                                                             Awards         Payouts
                                                       ------------------- ---------
                                             Other                         Long-Term
                                             Annual    Restricted          Incentive  All Other
Name and                    Salary  Bonus Compensation   Stock    Options/  Payouts  Compensation
Principal Position    Year  (1)($)   ($)     (2)($)     Award(s)  SARS (#)    ($)       (3)($)
------------------    ---- -------- ----- ------------ ---------- -------- --------- ------------
James E. Dalton, Jr.  2000 $637,275  -0-       --         -0-     170,000     -0-       $7,548
 President and CEO    1999  589,010  -0-       --         -0-     632,666     -0-        7,559
                      1998  587,206  -0-       --         -0-     202,580     -0-        7,560

--------
(1) "Salary" includes Mr. Dalton's base salary plus amounts paid by Quorum to a cafeteria plan for the benefit of Mr. Dalton, totalling $7,275.
(2)  Perquisites for Mr. Dalton are in amounts which do not require disclosure.
(3) The aggregate amounts set forth under "All Other Compensation" are made up of the following: (i) for matching 401(k) plan contributions made by
     Quorum: $4,000; (ii) for contributions to Quorum's Non-Qualified Retirement Plan: $3,538; and (iii) for premiums paid by Quorum or life insurance policies for the benefit of Mr. Dalton: $10.

                     Option/SAR Grants In Last Fiscal Year

    The table below provides information on grants of stock options during the fiscal year ended June 30, 2000 to Mr. Dalton.

                                                                       Potential Realizable
                                                                      Value at Assumed Annual
                                                                       Rates of Stock Price
                                                                         Appreciation for
                                    Individual Grants                       Option Term
                      ---------------------------------------------- -------------------------
                      Number of
                      Securities  % of Total
                      Underlying Options/SARs
                       Options/   Granted to  Exercise or
                         SARs    Employees in Base Price  Expiration
Name                  Granted(#) Fiscal Year    ($/Sh)       Date       5%($)       10%($)
----                  ---------- ------------ ----------- ---------- ----------- -------------
James E. Dalton, Jr.    50,000      2.0261       $8.50     12/07/06  $173,017.68 $  403,204.77
                       120,000      4.8627        8.31     12/17/07   405,960.54    946,060.69
                       -------      ------       -----     --------  ----------- -------------
  Total                170,000      6.8888                           $578,978.22 $1,394,265.46
                       =======      ======       =====     ========  =========== =============

    See "The Proposed Merger -- Interests of Certain Persons in the Merger -- Quorum" for additional information regarding the effect of the merger on options held by Mr. Dalton.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values

    The table below provides information on exercises of options during the fiscal year ended June 30, 2000 by Mr. Dalton and the year-end value of unexercised options held by him.

                                                                             Value of
                                                                          Unexercised In-
                                                   Number of Securities      the-Money
                                                  Underlying Unexercised  Options/SARs at
                                                   Options/SARs at 2000  2000 Fiscal Year-
                                                    Fiscal Year-End(#)       End($)(1)
                                                  ---------------------- -----------------
                      Shares Acquired    Value         Exercisable/        Exercisable/
Name                  on Exercise(#)  Realized($)     Unexercisable        Unexercisable
----                  --------------- ----------- ---------------------- -----------------
James E. Dalton, Jr.        -0-           -0-        623,853/388,815     $858,644/$584,740

--------
(1) Options are classified as "in-the-money" if the fair market value of the underlying Quorum common stock exceeds the exercise price of the option. The value shown represents the difference between the closing market price on June 30, 2000, of $10.19 per share and the respective exercise prices of the options at June 30, 2000. Such amounts may not necessarily be realized. Actual values which may be realized, if any, upon the exercise of such options will be based on the market price of the common stock at the time of exercise and thus are dependent upon future performance of the common stock.

    See "The Proposed Merger -- Interests of Certain Persons in the Merger -- Quorum" for additional information regarding the effect of the merger on options held by Mr. Dalton.

Employment Contract

    Mr. Dalton executed an Executive Employment Agreement as described under "The Proposed Merger -- Interests of Certain Persons in the Merger -- Quorum."

Director's Compensation

    Quorum's non-management directors, including Russell L. Carson who will serve as a director of Triad after the merger, are paid $3,000 per quarter plus $1,500 per board meeting actually attended and $750 per other committee meetings actually attended. In addition, Quorum's Directors Stock Option Plan provides for automatic annual grants to such directors of stock options to acquire 5,001 shares of Quorum's common stock.

                      OWNERSHIP OF QUORUM COMMON STOCK BY
                           CERTAIN BENEFICIAL OWNERS

    The following table sets forth as of March 19, 2001, the number and percentage of outstanding shares of Quorum's common stock owned by all persons known to Quorum to be holders of 5% or more of the issued and outstanding shares of common stock, by each director and certain executive officers of Quorum, and by the executive officers and directors of Quorum as a group.

                                             Number of Shares     Percentage of
Name                                       Beneficially Owned(1) Total Shares(2)
----                                       --------------------- ---------------
Westport Asset Management, Inc...........        4,831,900             6.7%
 253 Riverside Avenue
 Westport, CT 068l80

Wellington Management Company, LLP.......        4,839,950             6.7%
 75 State Street
 Boston, MA 02109

Welsh, Carson Anderson & Stowe VIII, L.P.       19,538,412            22.9%
 (3).....................................
 320 Park Avenue, Suite 2500
 New York, NY 10022

Russell L. Carson (4, 5).................       21,434,595            25.2%

James E. Dalton, Jr. (6).................        1,090,409             1.5%

Sam A. Brooks, Jr. (7)...................          186,006              *

Ashby Q. Burks (8).......................          154,919              *

C. Edward Floyd, M.D. (9)................           20,576              *

Joseph C. Hutts (10).....................           32,502              *

Kenneth J. Melkus (11)...................          111,969              *

Thomas S. Murphy, Jr. (12)...............           12,501              *

C. Thomas Neill (13).....................          281,963              *

Rocco A. Ortenzio (14)...................           55,636              *

Terry Allison Rappuhn (15)...............          165,573              *

Roland P. Richardson (16)................          229,437              *

S. Douglas Smith (17)....................          364,422              *

Colleen Conway Welch (18)................           31,101              *

All current directors and executive
 officers of Quorum as a group
 (a total of 19 persons) (19)............       24,526,926            28.2%

--------
 *  Less than one percent.
 (1) Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.
 (2) The percentages shown are based on 72,337,004 shares of common stock outstanding on March 19, 2001, plus, as to each individual and group listed, unless otherwise noted, the number of shares of common stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, assuming exercise of options held by such holder that are exercisable within 60 days of March 19, 2001 and conversion of 6% Convertible Senior Subordinated Debentures held by Welsh, Carson, Anderson and Stowe VIII, L.P. and certain of its associates that are exercisable at any time.
 (3) Includes 12,698,412 shares issuable upon conversion of certain convertible debentures; does not include shares held individually by Mr. Carson.

 (4) Mr. Carson, Chairman of the Board of Quorum, has voting power over 6,840,000 shares of outstanding common stock owned by Welsh, Carson, Anderson & Stowe VIII, L.P. and will have voting power over an additional 12,698,412 shares upon conversion of certain convertible debentures owned by Welsh, Carson, Anderson & Stowe VIII, L.P. Because Mr. Carson is deemed to beneficially own such shares under Rule 13d-3, they are included in his totals and in the shares shown as being owned by "All directors and officers as a group."
 (5) Includes options to purchase a total of 12,501 shares and certain debentures convertible into 119,613 shares.
 (6)  Includes options to purchase a total of 647,224 shares.
 (7)  Includes options to purchase a total of 12,501 shares.
 (8)  Includes options to purchase a total of 136,912 shares.
 (9)  Includes options to purchase a total of 12,501 shares.
(10)  Includes options to purchase 12,501 shares.
(11) Includes options to purchase 11,251 shares, and 60,525 shares owned by Melkus Partner Ltd.
(12)  Includes options to purchase 12,501 shares.
(13)  Includes options to purchase 179,586 shares.
(14) Includes options to purchase a total of 12,501 shares and 10,000 shares owned in the name of an irrevocable trust, beneficial ownership of which Mr. Ortenzio disclaims.
(15)  Includes options to purchase 117,723 shares.
(16)  Includes options to purchase 182,399 shares.
(17) Includes options to purchase 12,501 shares, and 73,322 shares held by a charitable foundation.
(18)  Includes options to purchase 27,501 shares.
(19) Includes options to purchase 1,672,552 shares and debentures convertible into 12,818,025 shares.

                                 LEGAL MATTERS

    The validity of the Triad common stock to be issued to Quorum stockholders in the merger will be passed upon by Dewey Ballantine LLP, counsel to Triad. Triad's obligation to consummate the merger is conditioned on Triad's receipt of an opinion of Dewey Ballantine LLP dated as of the date of the merger to the effect that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Triad and Quorum each will be a party to the reorganization. Quorum's obligation to consummate the merger is conditioned on Quorum's receipt of an opinion of McDermott, Will & Emery dated as of the date of the merger to the effect that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, Triad and Quorum each will be a party to the reorganization, and Quorum stockholders will not recognize gain or loss on the conversion of their Quorum shares pursuant to the merger except with respect to any cash received.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Triad Hospitals, Inc. and its subsidiaries as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, as set forth in their report included in Triad's Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this joint proxy statement/prospectus and elsewhere in this registration statement. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Quorum Health Group, Inc. and its subsidiaries as of June 30, 1999 and 2000 and for each of the three years in the period ended June 30, 2000, as set forth in their report included in Quorum's Annual Report on Form 10-K for the year ended June 30, 2000, which is incorporated by reference in this joint proxy statement/prospectus and elsewhere in this registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                          FUTURE STOCKHOLDER PROPOSALS

Triad

    Triad's board of directors will receive at any time and will consider from time to time suggestions from stockholders as to persons to be nominated by the board of directors for election thereto by the stockholders or to be chosen by the board of directors to fill newly created directorships or vacancies on the board of directors.

    Triad's by-laws require that there be furnished to the Secretary of Triad at its principal executive offices written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the board of directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the board of directors), at an annual meeting of stockholders. In order for any nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be delivered to the Secretary of Triad at Triad's principal executive offices not less than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, that if the date of the annual meeting is advanced more than 30 days prior to or delayed more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which the public announcement of the date of such meeting is first made.

    In the event that the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by Triad at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by the by-laws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the tenth day following the day on which the public announcement is first made by Triad.

    Nominations by stockholders of persons for election to the board of directors may be made at a special meeting of stockholders if the stockholder's notice required by the by-laws is delivered not later than the close of business on the later of the 90 days prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

    A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of Triad at its principal executive offices.

    In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at Triad's 2001 Annual Meeting of Stockholders was required to be received by the Secretary of Triad before December 25, 2000 in order to be considered for inclusion in the Triad's notice of meeting, proxy statement and proxy relating to the 2001 Annual Meeting.

Quorum

    Quorum does not intend to hold an annual meeting of stockholders in the year 2001 unless the merger is not completed.

    If Quorum determines to hold an annual meeting in 2001 and a Quorum stockholder intends to present a proposal at the Quorum 2001 annual meeting and seeks to have the proposal included in Quorum's proxy statement relating to that meeting, pursuant to Rule 14a-8 of the Securities and Exchange Act of 1934, as amended, the proposal must have been received by Quorum within a reasonable time before Quorum begins to print and mail its proxy material for the annual meeting.

    If a Quorum stockholder wishes to present a matter at the Quorum 2001 annual meeting that is outside of the processes of Rule 14a-8, written notice of the proposal must be submitted to Quorum's Secretary and delivered to or mailed and received at Quorum's principal executive offices not less than 60 days nor more than 90 days before the scheduled date of the annual meeting regardless of any postponement, deferral or adjournment to a later date. The notice must meet certain other requirements set forth in the Quorum by-laws. After that date, the proposal will be considered untimely and Quorum's proxies will have discretionary voting authority with respect to such matter. Any proposals, as well as any related questions, should be directed to the Secretary of Quorum.

    In addition, SEC rules set forth standards for the exclusion of some stockholder proposals from a proxy statement for a stockholder meeting.

    A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of Quorum at its principal executive offices.

                      WHERE YOU CAN FIND MORE INFORMATION

    Triad and Quorum file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

    Triad has filed a registration statement on Form S-4 to register with the SEC the Triad common stock to be issued to Quorum stockholders in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Triad in addition to being a proxy statement of Triad and Quorum for their respective meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Triad and Quorum and their finances.

 Triad SEC Filings (File
       No. 0-29816)                                 Period
 -----------------------                            ------
 Annual Report on Form
  10-K...................  Fiscal Year ended December 31, 2000.
 Current Reports on Form
  8-K....................  Dated January 2, 2001, and January 17, 2001.
 Registration Statement
  on Form 10.............  Dated March 15, 1999.
 Quorum SEC Filings (File
       No. 0-22766)                                 Period
 ------------------------                           ------
 Annual Report on Form
  10-K...................  Fiscal Year ended June 30, 2000.
 Amendment to Annual
  Report on
  Form 10-K/A............  Dated January 8, 2001.
 Quarterly Reports on
  Form 10-Q..............  Quarters ended September 30, 2000 and December 31, 2000.
 Current Reports on Form   Dated October 2, 2000, October 20, 2000 and
  8-K....................  November 3, 2000.

    We are also incorporating by reference additional documents that we file with the SEC between the date of this joint proxy statement/prospectus and the date of the meetings.

    Triad has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Triad, and Quorum has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Quorum.

    If you are a stockholder, we may have sent you some of the documents listed above, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus.

    If you are a Triad stockholder and would like to request documents from Triad, please do so by April 19, 2001 to receive them before the Triad special meeting. Triad stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone at the following address:

                               Triad Hospitals, Inc.
                                  13455 Noel Road
                                  Dallas, TX 75240
                           Attention: Corporate Secretary
                                    972-789-2700

    If you are a Quorum stockholder and would like to request SEC filed documents from Quorum, please do so by April 19, 2001 to receive them before the Quorum special meeting. Quorum stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone at the following address:

                             Quorum Health Group, Inc.
                               103 Continental Place
                                Brentwood, TN 37007
                      Attention: Assistant Corporate Secretary
                                    615-371-7979

    You can also get more information by visiting Triad's web site at www.triadhospitals.com and Quorum's web site at www.quorumhealth.com. Web site materials are not part of this joint proxy statement/prospectus.

    You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposals to Triad's and Quorum's stockholders in connection with the merger, as the case may be. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated March 19, 2001. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of Triad common stock in the merger shall create any implication to the contrary.

                                                                         Annex A


                                 AGREEMENT AND

                                 PLAN OF MERGER

                                 by and between

                           Quorum Health Group, Inc.

                                      and

                             Triad Hospitals, Inc.

                                October 18, 2000

ARTICLE 1  DEFINITIONS................................................  A-1
  1.1.     Definitions................................................  A-1

ARTICLE 2  THE MERGER.................................................  A-5
  2.1.     The Merger.................................................  A-5
  2.2.     Organizational Documents...................................  A-5
  2.3.     Directors and Officers.....................................  A-5

ARTICLE 3  CONVERSION OF SECURITIES AND RELATED MATTERS...............  A-6
  3.1.     Cancellation of Treasury Stock and Acquiror Owned Shares...  A-6
  3.2.     Conversion of Company Shares...............................  A-6
  3.3.     Capitalization Changes.....................................  A-7
  3.4.     Exchange of Certificates...................................  A-7
  3.5.     Company Stock Options......................................  A-8
  3.6.     Employee Stock Purchase Plan...............................  A-9
  3.7.     Dissenting Shares..........................................  A-9

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............. A-10
  4.1.     Corporate Existence and Power.............................. A-10
  4.2.     Corporate Authorization.................................... A-10
  4.3.     Governmental Authorization................................. A-10
  4.4.     Non-Contravention.......................................... A-10
  4.5.     Capitalization............................................. A-11
  4.6.     Subsidiaries............................................... A-12
  4.7.     Company SEC Documents...................................... A-12
  4.8.     Financial Statements; No Material Undisclosed Liabilities.. A-13
  4.9.     Information to Be Supplied................................. A-13
  4.10.    Absence of Certain Changes................................. A-13
  4.11.    Litigation................................................. A-14
  4.12.    Taxes...................................................... A-14
  4.13.    Employee Benefits.......................................... A-14
  4.14.    Labor Matters.............................................. A-16
  4.15.    Compliance with Laws; Licenses, Permits and Registrations.. A-16
  4.16.    Title to Properties........................................ A-17
  4.17.    Intellectual Property...................................... A-17
  4.18.    Finders' Fees; Opinion of Financial Advisor................ A-18
  4.19.    Required Vote; Board Approval.............................. A-18
  4.20.    State Takeover Statutes.................................... A-18
  4.21.    Company's Stockholder Rights Plan.......................... A-18
  4.22.    Insurance.................................................. A-18
  4.23.    Agreements and Commitments................................. A-18
  4.24.    Affiliate Agreements....................................... A-19
  4.25.    Environmental Matters...................................... A-19

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF ACQUIROR................. A-20
  5.1.     Corporate Existence and Power.............................. A-20
  5.2.     Corporate Authorization.................................... A-20
  5.3.     Governmental Authorization................................. A-20
  5.4.     Non-Contravention.......................................... A-20
  5.5.     Capitalization of Acquiror................................. A-20
  5.6.     Subsidiaries............................................... A-21
  5.7.     Acquiror SEC Documents..................................... A-22
  5.8.     Financial Statements; No Material Undisclosed Liabilities.. A-22
  5.9.     Information to Be Supplied................................. A-23

    5.10.  Absence of Certain Changes....................................   A-23
    5.11.  Litigation....................................................   A-23
    5.12.  Taxes.........................................................   A-23
    5.13.  Employee Benefits.............................................   A-24
    5.14.  Labor Matters.................................................   A-25
    5.15.  Compliance with Laws; Licenses, Permits and Registrations.....   A-26
    5.16.  Title to Properties...........................................   A-26
    5.17.  Intellectual Property.........................................   A-26
    5.18.  Finders' Fees; Opinion of Financial Advisor...................   A-27
    5.19.  Required Vote; Board Recommendation...........................   A-27
    5.20.  State Takeover Statutes.......................................   A-27
    5.21.  Acquiror's Stockholder Rights Plan............................   A-27
    5.22.  Insurance.....................................................   A-28
    5.23.  Agreements and Commitments....................................   A-28
    5.24.  Affiliate Agreements..........................................   A-28
    5.25.  Environmental Matters.........................................   A-28
    5.26.  Financial Capability..........................................   A-28

 ARTICLE 6 COVENANTS OF THE COMPANY......................................   A-29
    6.1.   Company Interim Operations....................................   A-29
    6.2.   Stockholder Meeting...........................................   A-30
    6.3.   Acquisition Proposals; Board Recommendation...................   A-31
    6.4.   Affiliate Letters.............................................   A-32
    6.5.   Company Standstill............................................   A-32
    6.6.   Subsidiary Guarantees.........................................   A-33

 ARTICLE 7 COVENANTS OF ACQUIROR.........................................   A-33
    7.1.   Acquiror Interim Operations...................................   A-33
    7.2.   Stockholder Meeting; Board Recommendation.....................   A-34
    7.3.   Director and Officer Liability................................   A-34
    7.4.   Employee Benefits.............................................   A-35
    7.5.   Severance Plan................................................   A-35
    7.6.   Change in Control.............................................   A-35
    7.7.   Health Insurance..............................................   A-36
    7.8.   Third Party Beneficiaries.....................................   A-36
    7.9.   Stock Exchange Listing........................................   A-36
    7.10.  Transfer Taxes................................................   A-36
    7.11.  Investment Banking Fee........................................   A-36
    7.12.  Qui Tam/False Claims Act Litigation...........................   A-36
    7.13.  Acquiror Standstill...........................................   A-37
    7.14.  Preparation of Ruling Request.................................   A-37
    7.15.  Alternative Financing.........................................   A-38

 ARTICLE 8 COVENANTS OF ACQUIROR AND THE COMPANY.........................   A-38
    8.1.   Reasonable Best Efforts.......................................   A-38
    8.2.   Certain Filings; Cooperation in Receipt of Consents...........   A-38
    8.3.   Public Announcements..........................................   A-39
    8.4.   Access to Information; Notification of Certain Matters........   A-39
    8.5.   Further Assurances............................................   A-40
    8.6.   Confidentiality...............................................   A-40
    8.7.   Tax Treatment.................................................   A-40

 ARTICLE 9 CONDITIONS TO MERGER..........................................   A-41
    9.1.   Conditions to the Obligations of Each Party...................   A-41

  9.2.      Conditions to the Obligations of the Company.................................... A-41
  9.3.      Conditions to the Obligations of Acquiror....................................... A-42

ARTICLE 10  TERMINATION..................................................................... A-42
  10.1.     Termination..................................................................... A-42
  10.2.     Effect of Termination........................................................... A-43
  10.3.     Termination Fees................................................................ A-44
  10.4.     Fees and Expenses............................................................... A-44

ARTICLE 11  MISCELLANEOUS................................................................... A-45
  11.1.     Notices......................................................................... A-45
  11.2.     Survival of Representations, Warranties and Covenants after the Effective Time.. A-45
  11.3.     Amendments; No Waivers.......................................................... A-45
  11.4.     Successors and Assigns.......................................................... A-46
  11.5.     Counterparts; Effectiveness; Third Party Beneficiaries.......................... A-46
  11.6.     Governing Law................................................................... A-46
  11.7.     Jurisdiction.................................................................... A-46
  11.8.     Enforcement..................................................................... A-46
  11.9.     Entire Agreement................................................................ A-46

                         AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (the "Agreement") is made and entered into as of the 18th day of October, 2000, by and between Quorum Health Group, Inc., a Delaware corporation ("Company"), and Triad Hospitals, Inc., a Delaware corporation ("Acquiror").

    Whereas, the Boards of Directors of the Company and Acquiror each have determined that a business combination between the Company and Acquiror is advisable and in the best interests of their respective corporations and stockholders and presents an opportunity for their respective corporations to achieve long-term strategic and financial benefits;

    Whereas, the parties intend that the merger qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (a "368
Reorganization");

    Whereas, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Acquiror's willingness to enter into this Agreement, Acquiror and a certain stockholder of the Company have entered into a Voting Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Voting Agreement"), pursuant to which such stockholder has agreed, among other things, to vote its Company Shares in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof and thereof; and

    Whereas, by resolutions duly adopted, the respective Boards of Directors of the Company and Acquiror have approved and adopted this Agreement and the transactions contemplated hereby.

    Now, Therefore, in consideration of the premises and promises contained herein, and intending to be legally bound, the parties hereto agree as set forth below.

                                   ARTICLE 1

                                  DEFINITIONS

    1.1. Definitions. (a) As used herein, the following terms have the meanings set forth below.

    "Acquiror Balance Sheet" means Acquiror's consolidated balance sheet included in the Acquiror 10-Q filed with the SEC relating to its quarter ended on June 30, 2000.

    "Acquiror Share" means one share of common stock of Acquiror, par value $.01 per share, and the associated preferred stock purchase right issued in accordance with the Rights Agreement, dated as of May 11, 1999, as amended from time to time, between Acquiror and National City Bank.

    "Acquiror SEC Documents" means (i) Acquiror's annual report on Form 10-K for its fiscal year ended December 31, 1999 (the "Acquiror 10-K"), (ii) Acquiror's quarterly reports on Form 10-Q (the "Acquiror 10-Qs") for its fiscal quarters ended June 30 and March 31 of fiscal year 2000, (iii) Acquiror's proxy statements relating to meetings of, or actions taken without a meeting by, the Acquiror stockholders since December 31, 1999, and (iv) all other reports, filings, registration statements and other documents filed by it with the SEC since April 26, 1999; in each case including all exhibits, appendices and attachments thereto, whether filed therewith or incorporated by reference therein.

    "Acquisition Proposal" means any offer or proposal with respect to (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase of 15% or more of any class of capital stock of the Company or 50% or more of the assets of the Company, or (ii) any tender offer (including a self tender) or exchange offer that if consummated would result in any Person, other than Welsh, Carson, Anderson & Stowe VIII, L.P. beneficially owning 15% or more, or Welsh, Carson, Anderson & Stowe VIII, L.P. beneficially owning 30% or more, of any class of capital stock of the Company, other than the transactions contemplated by this Agreement; provided, however, that the conversion of the Company's 6.0% Convertible Subordinated Debentures shall not be deemed to be an Acquisition Proposal.

    "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

    "Business Day" means any day, other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York.

    "Code" means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

    "Company Balance Sheet" means the Company's consolidated balance sheet included in the Company 10-K relating to its fiscal year ended on June 30, 2000.

    "Company Share" means one share of common stock of the Company, $0.01 par value per share, and the associated preferred stock purchase right issued in accordance with the Rights Agreement, dated as of April 16, 1997, as amended from time to time, between the Company and First Union National Bank of North Carolina.

    "Company SEC Documents" means (i) the Company's annual reports on Form 10-K, for its fiscal years ended June 30, 1999 and 2000 (the "Company 10-Ks"),
(ii) the Company's quarterly reports on Form 10-Q (the "Company 10-Qs") for the fiscal quarters ended September 30, December 31 and March 31 of fiscal years 1999 and 2000, (iii) the Company's proxy statement, dated April 28, 2000, relating to its annual meeting, and (iv) all other reports, filings, registration statements and other documents filed by the Company with the SEC since June 30, 1998; in each case including all exhibits, appendices and attachments thereto, whether filed therewith or incorporated by reference therein.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "Governmental Entity" means any federal, state, local or foreign governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

    "Knowledge" means, with respect to the matter in question, if any of the executive officers of the Company or Acquiror, as the case may be, has actual knowledge of the matter.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of an asset; provided, however, that the term "Lien" shall not include (i) liens for utilities and current taxes not yet due and payable or delinquent, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business, or
(iii) liens being contested in good faith.

    "Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of a Person and its Subsidiaries, taken as a whole, or on the ability of such Person and its Subsidiaries to perform in all material respects its obligations hereunder, or which would prevent or materially delay the consummation of the transactions contemplated hereby, but shall exclude any material adverse effect arising out of any change or development relating to (i) U.S. or global economic or industry conditions, (ii) changes in U.S. or global financial markets or conditions, (iii) any generally applicable change in law, rule or regulation or GAAP or interpretation of any thereof and/or (iv) the announcement of this Agreement or the transactions contemplated hereby, including the sale or attempted sale of any assets or operations of the Company or any Company Subsidiary by or approved by Acquiror. "Acquiror Material Adverse Effect" means a Material Adverse Effect in respect of Acquiror and "Company Material Adverse Effect" means a Material Adverse Effect in respect of the Company.

    "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

    "Person" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

    "Proxy Statement/Prospectus" means the joint proxy statement/prospectus included in the Registration Statement relating to the Company Stockholder Meeting and the Acquiror Stockholder Meeting, together with any amendments or supplements thereto.

    "Qui Tam/False Claims Act Litigation" means the suit filed against Quorum Health Group, Inc. (M.D. Fla. No. 99-413.-CIV-T-23B).

    "Registration Statement" means the Registration Statement on Form S-4 or comparable form registering the Acquiror Shares issuable in connection with the Merger under the Securities Act.

    "SEC" means the Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "Subsidiary" means, with respect to any Person, any corporation or other entity (including joint ventures) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person. "Acquiror Subsidiary" means a Subsidiary of Acquiror and "Company Subsidiary" means a Subsidiary of the Company.

    "Superior Proposal" means a bona fide, written Acquisition Proposal for at least a majority of the outstanding Company Shares that is on terms which a majority of the Company's Board of Directors determines in good faith, after consultation with its outside counsel and its financial advisors (i) would result in a transaction, if consummated, that would be more favorable to the Company's Stockholders (in their capacities as Stockholders), than the transactions contemplated hereby (after giving effect to any revised proposal made by or on behalf of Acquiror prior to the end of the three Business-Day-period referred to in Section 10.1(e)) and (ii) is reasonably likely to be consummated, in each case taking into account all facts and circumstances, including all legal, financial, regulatory, timing and other aspects of the proposed offer and the identity of the offeror.

    (b) Each of the following terms is defined in the Section set forth opposite such term:

     Terms                                                            Section
     -----                                                            -------
     368 Reorganization.............................................. Recital
     Acquiror........................................................ Preamble
     Acquiror Employee Plans......................................... 5.13
     Acquiror Intellectual Property.................................. 5.16
     Acquiror Recommendation......................................... 7.2
     Acquiror Returns................................................ 5.12
     Acquiror Rights Agreement....................................... 5.5(b)
     Acquiror Securities............................................. 5.5(b)
     Acquiror Stockholder Approval................................... 5.18(a)
     Acquiror Stockholder Meeting.................................... 7.2
     Affiliate Letters............................................... 6.4
     Agreement....................................................... Preamble
     Cap............................................................. 7.3(c)
     Cash Consideration.............................................. 3.2(a)
     Certificates.................................................... 3.5
     Certificate of Merger........................................... 2.1(b)
     Change in Control Plans......................................... 7.6
     Closing......................................................... 2.1(d)
     Closing Date.................................................... 2.1(d)
     Commitment Letters.............................................. 5.20
     Company......................................................... Preamble
     Company Employee Plans.......................................... 4.13(a)
     Company Intellectual Property................................... 4.16
     Company Option.................................................. 3.5(a)
     Company Recommendation.......................................... 6.2
     Company Returns................................................. 4.12
     Company Rights Agreement........................................ 4.5(b)
     Company Securities.............................................. 4.5(b)
     Company Stockholder Approval.................................... 4.19(a)
     Company Stockholder Meeting..................................... 6.2
     DGCL............................................................ 2.1(a)
     Dissenting Shares............................................... 3.7
     Effective Time.................................................. 2.1(b)
     End Date........................................................ 10.1(b)(i)
     Environmental Laws.............................................. 4.25(b)
     ERISA........................................................... 4.13(a)
     ERISA Affiliate................................................. 4.13(a)
     ESPP............................................................ 3.7(a)
     ESPP Termination Date........................................... 3.7(a)
     Exchange Agent.................................................. 3.5(a)
     Exchange Fund................................................... 3.5(a)
     GAAP............................................................ 4.8(a)
     Hazardous Substance............................................. 4.25(b)
     HSR Act......................................................... 4.3(b)
     Indemnified Parties............................................. 7.3(b)
     Intellectual Property........................................... 4.17
     Meeting Price................................................... 3.2(a)
     Merger.......................................................... 2.1(a)
     Merger Consideration............................................ 3.3(a)

     Terms                                                              Section
     -----                                                              -------
     MLCC.............................................................. 7.15
     Multiemployer Plan................................................ 4.13(b)
     Price Deficiency Notice........................................... 3.2(b)
     Release........................................................... 4.25(b)
     Representatives................................................... 6.3
     Ruling Request.................................................... 7.14
     Secretary of State................................................ 2.1(b)
     Spread............................................................ 3.5
     Stock Consideration............................................... 3.2(a)
     Surviving Corporation............................................. 2.1(a)
     Total Option Consideration........................................ 3.5
     Transfer Taxes.................................................... 7.13
     Voting Agreement.................................................. Preamble

                                   ARTICLE 2

                                   THE MERGER

    2.1. The Merger.

    (a) At the Effective Time, the Company shall be merged with and into Acquiror (the "Merger") in accordance with the terms and conditions of this Agreement and the Delaware General Corporation Law (the "DGCL"), at which time the separate corporate existence of the Company shall cease and Acquiror shall continue in existence. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to Acquiror as the "Surviving Corporation".

    (b) As soon as practicable on or after the Closing Date, Acquiror will file a certificate of merger or other appropriate documents (the "Certificate of Merger") with the Delaware Secretary of State (the "Secretary of State") and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger is duly filed with and accepted by the Secretary of State, or at such later time as is agreed upon by the parties and specified in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the "Effective Time").

    (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

    (d) The closing of the Merger (the "Closing") shall be held at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, NY 10019 (or such other place as agreed by the parties) on the later of one Business Day after (a) the date of the Company Stockholder Meeting, (b) the date of the Acquiror Stockholder Meeting, or (c) the day on which all of the conditions set forth in Article 9 are satisfied or waived, unless the parties hereto agree to another date. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date".

    2.2. Organizational Documents. The Certificate of Merger shall provide that at the Effective Time (i) Acquiror's certificate of incorporation in effect immediately prior to the Effective Time shall be the Surviving Corporation's certificate of incorporation and (ii) Acquiror's bylaws in effect immediately prior to the Effective Time shall be the Surviving Corporation's bylaws, in each case until amended in accordance with applicable law.

    2.3. Directors and Officers.

    (a) From and after the Effective Time (until successors are duly elected or appointed and qualified), (i) Acquiror's directors at the Effective Time shall be the Surviving Corporation's directors and (ii) the officers of Acquiror immediately prior to the Effective Time shall be the Surviving Corporation's officers.

    (b) Acquiror agrees to take all necessary actions to slate and to use its best efforts to obtain the approval of, the election of Russell Carson and James Dalton (or, if unavailable, another member of the Company's current Board of Directors reasonably acceptable to Acquiror) to serve, from and after the Effective Time, on Acquiror's Board of Directors.

                                   ARTICLE 3

                  CONVERSION OF SECURITIES AND RELATED MATTERS

    3.1. Cancellation of Treasury Stock and Acquiror Owned Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares, each Company Share held by the Company as treasury stock or owned by Acquiror, any Acquiror Subsidiary or any Company Subsidiary immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made or consideration delivered in respect thereof.

    3.2. Conversion of Company Shares.

    (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares, except as otherwise provided in this Section 3.2, each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1) shall be converted into the right to receive .4107 Acquiror Shares (the "Stock Consideration") and the right to receive in cash from Acquiror, without interest, an amount equal to $3.50 (the $3.50 and the increase, if any, contemplated by Section 3.2(b) is hereinafter referred to as the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration").

    (b) In the event that the 20 trading day average closing price of an Acquiror Share (as reported on NASDAQ) for the period ending five Business Days prior to the date of the Company Stockholder Meeting (the "Meeting Price") is less than $21.00, the Company shall have the right, in its sole discretion, and no later than four Business Days prior to the Company Stockholder Meeting, to give notice to Acquiror of the Company's intention to terminate this Agreement (a "Price Deficiency Notice"); provided, however, that if the Company gives a Price Deficiency Notice, Acquiror shall have the right, in its sole discretion and by the giving of notice to the Company no later than two (2) Business Days after the Company gives the Price Deficiency Notice, to increase the Cash Consideration, by an amount equal to the difference between the Meeting Price and $21.00, multiplied by .4107, rounded up to the nearest whole cent. If Acquiror does not exercise its right to increase the Cash Consideration, the Company shall have the right to terminate this Agreement as provided in Section 10.1(c)(i).

    (c) Fractional Shares. No fractional shares shall be issued in the Merger. All fractional shares that a holder of any Company Shares or Company Stock Options would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional Acquiror Share results from the aggregation, the holder shall be entitled to receive, in lieu thereof, a cash amount, without interest, determined by multiplying the fraction of an Acquiror Share to which the holder would otherwise have been entitled by the Meeting Price rounded up to the nearest whole cent. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Acquiror, and Acquiror shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 3.2.

    3.3. Capitalization Changes. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Acquiror or securities convertible or exchangeable into capital stock of Acquiror shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any dividend or distribution thereon (other than regular quarterly cash dividends) or a record date with respect to any of the foregoing shall occur during such period, the number of Acquiror Shares constituting part of the Merger Consideration shall be appropriately adjusted to provide to the holders of the Acquiror Shares and the Company Shares the same economic effect as contemplated by this Agreement prior to the consummation of such event.

    3.4. Exchange of Certificates.

    (a) Exchange Agent. Promptly after the date hereof, Acquiror shall appoint a bank or trust company reasonably acceptable to the Company as an agent (the "Exchange Agent") for the benefit of holders of Company Shares for the purpose of exchanging, pursuant to this Article 3, certificates representing the Company Shares (the "Certificates"). Acquiror will make available to the Exchange Agent, as needed, the Merger Consideration, together with any dividends or distributions with respect thereto, if any, to be paid in respect of Company Shares pursuant to this Article 3 (the "Exchange Fund"), and, except as contemplated by Section 3.4(e) or Section 3.4(g) hereof, the Exchange Fund shall not be used for any other purpose.

    (b) Exchange Procedures. As promptly as practicable after the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each record holder of Certificates a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 3.4. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder shall be entitled to receive in exchange therefor the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article 3 in respect of the Company Shares represented by the Certificate (after giving effect to any required withholding tax). Until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article 3. If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Certificate, it shall be a condition to payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting payment shall pay to the Exchange Agent any transfer or other taxes required as a result of payment to a Person other than the registered holder of the Certificate or establish to the satisfaction of the Exchange Agent that the tax has been paid or is not payable.

    (c) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Acquiror in respect of the Acquiror Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Acquiror Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any holder, until the Certificate is surrendered as provided in this Section 3.4. Following surrender, there shall be paid, without interest, to the Person in whose name the Acquiror Shares have been registered (i) at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of surrender with respect to whole Acquiror Shares, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to whole Acquiror Shares, less the amount of any withholding taxes which may be required thereon.

     (d) No Further Rights in Company Shares. All Acquiror Shares issued or cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares represented thereby. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Company Shares, except as otherwise provided herein or by law. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company's stock transfer books of any Company Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4.

    (e) Return of Merger Consideration. Upon demand by Acquiror, the Exchange Agent shall deliver to Acquiror any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.4 that remains undistributed to holders of Company Shares six months after the Effective Time. Holders of Certificates who have not complied with this Section 3.4 prior to the demand by the Acquiror shall thereafter look only to Acquiror for payment of any claim to the Merger Consideration and dividends or distributions, if any, in respect thereof.

    (f) No Liability. Neither Acquiror nor the Exchange Agent shall be liable to any Person in respect of any Company Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (g) Withholding Rights. Acquiror shall be entitled to deduct and withhold from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any Person, and to deduct and withhold from any cash or Acquiror Shares paid to any holder of a Company Option, any amounts which it is required to deduct and withhold with respect to payment under any provision of federal, state or local income, employment or other tax law. To the extent that Acquiror withholds those amounts, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which deduction and withholding was made by Acquiror.

    (h) Lost Certificates. If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that Certificate has been lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond, in such reasonable amount as Acquiror may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration, together with any unpaid dividends and distributions on any Acquiror Shares, as contemplated by this Article 3.

    3.5. Company Stock Options.

    (a) At the Effective Time, each option to purchase Company Shares (each, a "Company Option") outstanding under any stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be converted, at the holder's election (made prior to the Effective Time) to either (i) the right to receive, as soon as practicable following the Effective Time, cash and a number of Acquiror Shares determined as follows:

                Cash Consideration
     cash  =   ---------------------------   x  Spread
                Total Option Consideration


     number of             .4107 x the Meeting Price
     Acquiror Shares  =   ---------------------------   x  Spread
                           Total Option Consideration
                        ----------------------------------------
                                      Meeting Price
or (ii) a fully vested and exercisable option to purchase, on the same terms and conditions as were applicable to such Company Option as of the Effective Time (A) a number of Acquiror Shares determined by dividing the Total Option Consideration by the Meeting Price and multiplying the result by the number of Company Shares subject to the Company Option (rounded to the nearest whole Acquiror share), (B) at a price per share equal to the aggregate exercise price with respect to the Company Option divided by the total number of Acquiror Shares subject to the new option (as determined under (A) immediately above), rounded up to the nearest whole cent; provided, in the case of any Company Option that would continue to qualify as an "incentive stock option" under
Section 422 of the Code, such adjustment shall be made in a manner consistent with the requirements of Section 424(a) of the Code. If no such election is made by the holder, the Company Option shall be treated as provided in (ii) above.

    For purposes of the foregoing:

    "Total Option Consideration" means the Cash Consideration + (.4107 x the Meeting Price)

   "Spread" means (Total Option Consideration -  exercise price     x  number of
                                                 per Company Share     Company Shares
                                                 of the Company        subject to the
                                                 Option)               Company Option

    (b) Prior to the Effective Time, the Company and the Acquiror shall take all actions (including amending the terms of any Company stock option or compensation plan or arrangement) necessary to give effect to the transactions contemplated by Section 3.5(a), including obtaining all necessary consents.

    3.6. Employee Stock Purchase Plan.

    (a) The Company shall take all necessary action to provide that, not later than five (5) Business Days prior to the Effective Time, (i) any outstanding options to purchase Company Shares under the Company's Employee Stock Purchase Plans (collectively, the "ESPP") shall terminate (the "ESPP Termination Date"), and (ii) all amounts allocated to each participant's account under the ESPP shall thereupon, at the election of the participant (x) be used to purchase from the Company newly-issued whole Company Shares at a price equal to the lower of 85% of (A) the closing price per Share on the first day of the plan year, or (B) the ESPP Termination Date, or (y) returned to the participant, and
(iii) the ESPPs will terminate. At the Effective Time, any Company Shares so purchased will be treated as provided in Section 3.2 of this Agreement. The Company shall take all actions necessary so as not to allow participants to increase the rate of their contributions to the ESSP.

    (b) Prior to the Effective Time, the Company shall take all actions (including amending the terms of the ESPP) necessary to give effect to the transactions contemplated by Section 3.6(a).

    3.7. Dissenting Shares.

    (a) Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by persons who shall not have voted in favor of this Agreement and the Merger or consented thereto in writing and who shall have properly demanded in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration as provided hereunder. Such persons shall be entitled to receive payment of the appraised value of such Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by persons who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares under

Section 262 shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration without any interest thereon upon surrender of the certificate therefor in the manner provided hereunder.

    (b) The Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. All payments made to any Dissenting Shareholder shall be made by the Company out of the Company's own funds and shall not be reimbursed by Acquiror or any Acquiror Subsidiary.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as disclosed in (i) the Company Disclosure Schedule attached hereto or (ii) the Company SEC Documents filed prior to the date hereof, the Company represents and warrants to Acquiror as set forth below.

    4.1. Corporate Existence and Power. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and authority required to own, lease and operate its assets and properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be qualified or in good standing would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

    4.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of Acquiror, this Agreement constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms.

    4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (a) the filing of (i) a certificate of merger in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any comparable foreign filings or approvals; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or blue sky laws; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

    4.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Company's or any Company Subsidiary's certificate of incorporation, bylaws or any similar organizational documents, (ii) assuming compliance with the matters referred to in Section 4.3, to the Knowledge of the Company contravene or conflict with or constitute a violation of any provision of any law, statute, ordinance, rule, regulation, judgment, injunction, order, writ, permit, license or decree binding upon or applicable to the Company, any Company Subsidiary or any of their respective properties or assets, (iii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a material benefit under any note, bond, mortgage, indenture, deed of trust, concession, lease, contract or other instrument, obligation or agreement of any kind or any license, franchise, permit or other similar authorization to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets may be bound or affected, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, other than, in the case of each of
(ii), (iii) and (iv), any such items that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

    4.5. Capitalization.

    (a) The authorized capital stock of the Company consists of 300,000,000 Company Shares. As of the date hereof, (i) 71,506,544 Company Shares were issued and outstanding (no Company Shares were held in treasury, and no Company Shares were owned by any Company Subsidiary) and (ii) the Company had outstanding stock options to purchase an aggregate of 6,848,427 Company Shares (all of which will become vested and exercisable upon consummation of the Merger). All outstanding Company Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of statutory preemptive rights. As of the date hereof, 8,000,945 Company Shares were reserved for issuance upon exercise of options issued and outstanding pursuant to stock option plans of the Company and 1,571,742 Company shares were reserved for issuance pursuant to employee stock purchase plans of the Company. As of the date hereof, 13,333,333 Company Shares were reserved for issuance upon conversion of the Company's 6% Convertible Subordinated Debentures.

    (b) As of the date hereof, except as set forth in this Section 4.5, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of the Company, (ii) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock, debt securities or voting securities of the Company, or (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Company, or obligations of the Company to issue, any capital stock, debt securities, voting securities or securities convertible into or exchangeable for capital stock, debt securities or voting securities of the Company or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"), other than the rights issued in connection with the Rights Agreement dated as of April 16, 1997, between the Company and First Union National Bank of North Carolina (the "Company Rights Agreement"). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of any shares of capital stock of the Company.

    (c) Welsh, Carson, Anderson & Stowe VIII, L.P. has entered into the Voting Agreement.

    4.6. Subsidiaries.

    (a) Each Company Subsidiary is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its assets and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, in each case with exceptions which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

    (b) All of the outstanding shares of capital stock of, or other ownership interest in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and free of statutory preemptive rights. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by the Company in, each of its Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests) with exceptions which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on the Company Disclosure Schedule, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock, debt securities or voting securities or ownership interests in any Company Subsidiary, (ii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, warrants, options, or other rights to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Company Subsidiary, or obligations of the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment, or (iii) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of any Company Subsidiary or any capital stock of, or other ownership interests in, any Company Subsidiary.

    4.7. Company SEC Documents.

    (a) The Company has made available to Acquiror the Company SEC Documents. The Company has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since June 30, 1998. No Company Subsidiary is required under the Exchange Act or Securities Act to file any form, report, registration statement or prospectus or other document with the SEC.

    (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

    (c) No Company SEC Document filed since June 30, 1998 pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company SEC Document, as amended or supplemented, if applicable, filed since June 30, 1998 pursuant to the Securities Act contained, as of the date on which the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    4.8. Financial Statements; No Material Undisclosed Liabilities.

    (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company 10-Ks and the Company 10-Qs fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements which in the aggregate are not material).

    (b) As of the date of this Agreement, except as set forth in the Company SEC Documents filed prior to the date hereof, neither the Company nor any Company Subsidiary is party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of regulation S-K of the SEC) or (ii) any non-competition agreement or any other agreement or arrangement that similarly limits the Company or any Company Subsidiary.

    (c) There are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

      (i) liabilities or obligations disclosed in the Company Balance Sheet or the notes thereto;

      (ii) liabilities or obligations incurred after June 30, 2000, in the ordinary course of business consistent with past practice which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

      (iii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

      (iv) other liabilities or obligations, which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

    4.9. Information to Be Supplied.

    (a) The information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the Company Stockholder Meeting and at the time of the Acquiror Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to the Company) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

    (b) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied by Acquiror for inclusion or incorporation by reference therein.

    4.10. Absence of Certain Changes. Since June 30, 2000, except as otherwise expressly contemplated by this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Company Subsidiary that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any action, event, occurrence, development, transaction, commitment, dispute, change, violation, inaccuracy or other condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or (c) any action prohibited by Section 6.1 of this Agreement.

    4.11. Litigation. There is no claim, action, suit, investigation, arbitration or proceeding pending, or to the Knowledge of the Company threatened, against, relating to or affecting the Company or any Company Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby or has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

    4.12. Taxes. All material tax returns, statements, reports and forms (collectively, the "Company Returns") required to be filed with any taxing authority by, or with respect to, the Company and the Company Subsidiaries have been filed in accordance with all applicable laws; the Company and the Company Subsidiaries have timely paid all taxes shown as due and payable on the Company Returns that have been so filed, and, as of the time of filing, the Company Returns correctly and completely reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and the Company Subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); the Company and the Company Subsidiaries have made adequate provision for all taxes payable by them for which no Company Return has yet been filed; the charges, accruals and reserves for taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of the Company Subsidiaries in respect of any material amount of tax; neither the Company nor any of the Company Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent; neither the Company nor any Company Subsidiary is a party to any tax allocation or sharing agreement; neither the Company nor any Company Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax returns; and neither the Company nor any Company Subsidiary has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder,
(ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a "reportable transaction" under Section 6011 of the Code and the regulations thereunder. The total adjusted basis for federal income tax purposes of the assets to be transferred to Acquiror by the Company in the Merger will, at the time of the Merger, equal or exceed the sum of the liabilities to be assumed (within the meaning of (S)357(d) of the Code) by Acquiror.

    4.13. Employee Benefits.

    (a) With respect to each material "employee benefit plan", as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate (as defined below) and covers any consultant, director, employee or former employee of the Company or any Company Subsidiary, the Company has delivered or will make available upon request copies of the plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof to Acquiror together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any plan. The material plans are referred to collectively herein as the "Company Employee Plans". An "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

    (b) With respect to each Company Employee Plan that constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), or any other plan subject to Title IV of ERISA (a "Retirement Plan"), no "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Company Employee Plan which is a Retirement Plan, whether or not waived. With respect to any Company Employee Plans subject to Title IV of ERISA, the actuarially determined present value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plans' most recent actuarial valuation) did not exceed the then current value of the assets of such plans, and there has not been an adverse change in the financial condition of such plans which would have caused a material change in the funded status of such plans. To the Knowledge of the Company, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any Company Employee Plan which is a Retirement Plan or, with respect to any Company Employee Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither the Company nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has occurred that will make the Company or any Company Subsidiary, or any officer or director of the Company or any Company Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have a Company Material Adverse Effect.

    (c) Each Company Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished, or will make available upon request, to Acquiror copies of the most recent Internal Revenue Service determination letters with respect to each Company Employee Plan. Each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan.

    (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan that will result in any payment (whether of severance pay or otherwise), acceleration of, forgiveness of indebtedness owing from, vesting of, distribution of, or increase in or obligation to fund, any benefits with respect to any current or former employee, director or consultant of the Company or any Company Subsidiary.

    (e) There has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended June 30, 2000.

    (f) Neither the Company nor any Company Subsidiary has any obligations to provide retiree health and life insurance or other retiree death benefits under any Company Employee Plan, other than benefits mandated by Section 4980B of the Code or under applicable State law, and each such Company Employee Plan may be amended or terminated without incurring liability thereunder.

    (g) To the Knowledge of the Company, no Company Employee Plan is threatened with any dispute, lawsuit, claim (other than routine claims for benefits), investigation or complaint to, or by, any Person or Governmental Entity. No Company Employee Plan is the subject of an audit or, to the Knowledge of the Company, under investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor, to the Knowledge of the Company, is any such audit or investigation threatened.

    4.14. Labor Matters. There is no pending or, to the Knowledge of the Company, threatened union organizational effort, material labor dispute, strike or work stoppage against the Company or any Company Subsidiary or charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any similar Governmental Entity alleging any unfair labor practice by the Company or any Company Subsidiary in connection with the operation of their respective business. The Company and all Company Subsidiaries have in the past been and are currently in compliance in all material respects with all applicable collective bargaining agreements and laws respecting employment, employment practices, labor relations, safety and health (other than environmental), wages, hours and terms and conditions of employment. Neither the Company nor any Company Subsidiary has experienced within the past 12 months a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S)(S) 2101 et seq. Neither the execution and delivery of this Agreement, nor the consummation by the Company of transactions contemplated in accordance with the terms hereby will violate any of the Company's or Company Subsidiaries' collective bargaining agreement(s) with any labor organization(s).

    4.15. Compliance with Laws; Licenses, Permits and Registrations.

    (a) Neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

    (b) The Company and each Company Subsidiary has been and is in compliance with all permits, licenses, franchises, variances, exceptions, orders, consents, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by the Company and each of its Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have or be in compliance with the permits, licenses, franchises, variances, exceptions, orders, consents, approvals, authorizations or registrations would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

    (c) The Company and each Company Subsidiary are, to the extent applicable to their operations, certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of the Company's and its Subsidiaries' assets, except where the failure to be so certified, to have such contracts, to be in such compliance or to have such approvals or qualifications would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or Medicaid program of any pending or threatened investigations, and neither the Company nor any of its Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent which may have, individually or in the aggregate, a Company Material Adverse Effect.

    4.16. Title to Properties.

    (a) The Company and each Company Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets, except for those which are no longer used or useful in the conduct of their businesses, except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that (i) are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use of the property subject thereto or affected thereby or otherwise impair the Company's or any Company Subsidiary's business operations and (ii) in the aggregate, would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All of these assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, would not have a Company Material Adverse Effect.

    (b) Except as would not be reasonably likely to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) the Company and each of its Subsidiaries enjoy peaceful and undisturbed possession under all such leases.

    4.17. Intellectual Property. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries own or have a valid license to use each trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "Company Intellectual Property") necessary to carry on the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted. Neither the Company nor any Company Subsidiary has received any written notice of infringement of or challenge to the validity or enforceability of, and, to the Company's Knowledge, there are no claims pending with respect to the rights of others to the use of, any Company Intellectual Property that, in any such case would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's Knowledge, there is no basis for any such claims. To the Company's Knowledge, no other person is infringing any Company Intellectual Property, except such infringement as would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor the respective businesses thereof as currently conducted, violates or infringes the intellectual property or proprietary rights of any other Person, except such violations and infringements as would not have, individually or in the aggregate, a Company Material Adverse Effect.

    4.18. Finders' Fees; Opinion of Financial Advisor.

    (a) Except pursuant to and in accordance with the terms of the agreement with Goldman, Sachs & Co. (a copy of which has been provided to Acquiror), there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary which might be entitled to any fee or commission from, the Company, any Company Subsidiary, Acquiror or any of its Affiliates in connection with or upon consummation of the transactions contemplated by this Agreement.

    (b) The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date hereof and subject to the qualifications stated therein, the $3.50 in cash and the Stock Consideration to be received by the holders of Company Shares (other than Acquiror and any Acquiror Subsidiary) pursuant to this Agreement is fair from a financial point of view to such holders.

    4.19. Required Vote; Board Approval.

    (a) The only vote of the holders of any capital stock of the Company required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby is the affirmative vote ("Company Stockholder Approval") of the holders of a majority of the outstanding Company Shares in favor of the adoption of this Agreement and the Merger.

    (b) The Company's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby in accordance with the provisions of
Section 251 of the DGCL and (iii) resolved to recommend to such Stockholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

    4.20. State Takeover Statutes. The Company has taken all actions required to be taken by it in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger or any of the transactions contemplated hereby. No other "control share acquisition", "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement, the Voting Agreement or any of the transactions contemplated hereby and thereby.

    4.21. Company's Stockholder Rights Plan. The Board of Directors of the Company has complied with or amended the Company Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. The Company has delivered to Acquiror a true and correct copy of the Company Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

    4.22. Insurance. True and complete copies of all insurance policies and binders of all insurance covering all material assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Company Subsidiaries have been made available for inspection by Acquiror prior to the Closing Date. The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or non-renewal has been received by the Company or any Company Subsidiary.

    4.23. Agreements and Commitments. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or in default in the performance or observance of any term or provision of (and no event has occurred which, with lapse of time or notice by a third party, would result in a breach or violation of, or the default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits or result in the creation of any lien upon any of the properties or assets of the Company or any Company Subsidiary under), any contract to which the Company or any Company Subsidiary is a party or by which it or any of its properties or assets are bound, other than breaches, violations and defaults which have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

    4.24. Affiliate Agreements. There are no material oral or written agreements or transactions between the Company or any Company Subsidiary on the one hand, and any (i) officer or director of the Company or any Company Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) to the Knowledge of the Company, an Affiliate of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered in the ordinary course of employment for the Company or any Company Subsidiary.

    4.25. Environmental Matters.

    (a) Except as would not be reasonable likely to have, individually or in the aggregate, a Company Material Adverse Effect; (i) the Company and each Company Subsidiary complies with all applicable Environmental Laws; (ii) there has not been any Release or, to the Knowledge of the Company, any threatened Release of any Hazardous Substance, on, at or beneath any property (including soils, groundwater, surface water, buildings and other structures, and equipment) currently owned, leased, operated or used by the Company or any Company Subsidiary; (iii) neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law; (iv) neither the Company nor any Company Subsidiary is subject to any order, decree, injunction or other arrangement with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (v) there are no circumstances or conditions involving the Company or any of the Company Subsidiaries (including, without limitation, any Release or threatened Release of any Hazardous Substance at any location) that would reasonably be likely to result in any claim, investigation, cost or liability of any nature (whether civil or criminal, arising under theory of negligence or strict liability, or otherwise), pursuant to any Environmental Law.

    (b) For the purposes of this Agreement, (i) "Environmental Law" means all national, provincial, regional, federal, state, local or municipal statutes, laws (including principles of common law and decisional law), regulations, rules, orders, decrees, judgments, ordinances, permits, licenses, registrations, approvals or requirements or authorizations of any Governmental Entity relating to the environment, natural resources, safety or health of humans or other living organisms, including the manufacture, distribution in commerce, and use of, or Release to the natural environment of, Hazardous Substances, (ii) "Hazardous Substance" means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, PCBs, radioactive material or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any Environmental Law; and (iii) "Release" means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

    Except as disclosed in (i) the Acquiror Disclosure Schedule attached hereto or (ii) the Acquiror SEC Documents filed or made prior to the date hereof, Acquiror represents and warrants to the Company as set forth below.

    5.1. Corporate Existence and Power. Acquiror is a corporation validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and authority required to own, lease and operate its assets and property and to carry on its business as now conducted. Acquiror is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes qualification necessary, except where the failure to be qualified or in good standing would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

    5.2. Corporate Authorization. The execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby are within the corporate powers of Acquiror and, except for the Acquiror Stockholder Approval, have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of Acquiror, enforceable in accordance with its terms.

    5.3. Governmental Authorization. The execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (a) those set forth in clauses (a) through (d) of Section 4.3 and (b) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

    5.4. Non-Contravention. The execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Acquiror's or any Acquiror Subsidiary's certificate of incorporation or bylaws or any similar organizational documents, (ii) assuming compliance with the matters referred to in Section 5.3, to the Knowledge of Acquiror, contravene or conflict with any provision of law, statute, ordinance, rule, regulation, judgment, injunction, order, writ, permit, license or decree binding upon or applicable to Acquiror, any Acquiror Subsidiary or any of their respective properties or assets, (iii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a material benefit under any note, bond, mortgage, indenture, deed of trust, concession, lease, contract or other instrument, obligation or agreement of any kind or any license, franchise, permit or other similar authorization to which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror or any Acquiror Subsidiary or any of their respective assets may be bound or affected, or (iv) result in the creation or imposition of any Lien on any asset of Acquiror or any Acquiror Subsidiary other than, in the case of each of (ii), (iii) and
(iv), any such items that would not, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect.

    5.5. Capitalization of Acquiror.

    (a) The authorized capital stock of Acquiror consists of 90,000,000 Acquiror Shares. As of the date hereof, Acquiror has outstanding (i) 34,704,955 Acquiror Shares and no preferred shares (no

Acquiror Shares were held in treasury and no Acquiror Shares were owned by any Acquiror Subsidiary) and (ii) stock options to purchase an aggregate of 5,734,301 Acquiror Shares (of which 1,493,497 were vested and exercisable). All outstanding Acquiror shares have been duly authorized and validly issued and are fully paid, non-assessable and free of statutory preemptive rights. As of the date hereof, 6,664,995 Acquiror shares were reserved for issuance upon exercise of options issued and outstanding pursuant to stock option plans of Acquiror.

    (b) As of the date hereof, except as set forth in this Section 5.5, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of Acquiror, (ii) securities of Acquiror or any Acquiror Subsidiary convertible into or exchangeable for shares of capital stock, debt securities or voting securities of Acquiror, or (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Acquiror, or obligations of Acquiror to issue, any capital stock, debt securities, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Acquiror or obligating Acquiror or any Acquiror Subsidiary to grant, extend or enter into any such agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Acquiror Securities") other than the rights issued in connection with the Rights Agreement dated as of May 11, 1999 between Acquiror and National City Bank (the "Acquiror Rights Agreement"). There are no outstanding obligations of Acquiror or any Acquiror Subsidiary to repurchase, redeem or otherwise acquire any Acquiror Securities. There are no voting trusts, proxies or other agreements or understandings to which the Acquiror or any Acquiror Subsidiary is a party or is bound with respect to the voting of any shares of capital stock of Acquiror.

    (c) The Acquiror Shares to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid and nonassessable and free of any preemptive or other similar right.

    5.6. Subsidiaries.

    (a) Each Acquiror Subsidiary is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its assets and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with exceptions which would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

    (b) All of the outstanding shares of capital stock of, or other ownership interest in, each Acquiror Subsidiary have been validly issued and are fully paid and nonassessable and free of statutory preemptive rights. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by the Acquiror, in each of its Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests) with exceptions which would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Except as set forth on the Acquiror Disclosure Schedule, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of Acquiror or any Acquiror Subsidiary convertible into or exchangeable or exercisable for shares of capital stock, debt securities or voting securities or ownership interests in any Acquiror Subsidiary, (ii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, options, warrants or other rights to acquire from Acquiror or any Acquiror Subsidiary, or obligations of Acquiror or any Acquiror Subsidiary to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, debt securities, voting securities or ownership interests in, any Acquiror Subsidiary or obligations of Acquiror or any Acquiror Subsidiary to grant, extend or enter into any such agreement or commitment, or (iii) obligations of Acquiror or any Acquiror Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of any Acquiror Subsidiary or any capital stock of, or other ownership interests in, any Acquiror Subsidiary.

    5.7. Acquiror SEC Documents.

    (a) Acquiror has made available to Company the Acquiror SEC Documents. Acquiror has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since April 26, 1999. No Acquiror Subsidiary is at present required to file any form, report, registration statement or prospectus or other document with the SEC.

    (b) As of its filing date, each Acquiror SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

    (c) No Acquiror SEC Document filed since April 26, 1999 pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Acquiror SEC Document, as amended or supplemented, if applicable, filed since April 26, 1999 pursuant to the Securities Act contained, as of the date the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    5.8. Financial Statements; No Material Undisclosed Liabilities.

    (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Acquiror included in the Acquiror 10-Ks and the Acquiror 10-Qs fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Acquiror and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements which in the aggregate are not material).

    (b) As of the date of this Agreement, except as set forth in the Acquiror SEC Documents filed prior to the date hereof, neither the Acquiror nor any Acquiror Subsidiary is party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of regulation S-K of the SEC) or (ii) any non-competition agreement or any other agreement or arrangement that similarly limits Acquiror or any Acquiror Subsidiary.

    (c) There are no liabilities of Acquiror or any Acquiror Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

      (i) liabilities or obligations disclosed in the Acquiror Balance Sheet or the notes thereto;

      (ii) liabilities or obligations incurred after December 31, 1999, in the ordinary course of business consistent with past practice, which would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect;

      (iii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

        (iv) other liabilities or obligations, which would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

    5.9. Information to Be Supplied.

    (a) The information to be supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the Company Stockholder Meeting and at the time of the Acquiror Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to Acquiror) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

    (b) Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

    5.10. Absence of Certain Changes. Since December 31, 1999, except as otherwise expressly contemplated by this Agreement, Acquiror and each of its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Acquiror or any Acquiror Subsidiary that would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (b) any action, event, occurrence, development, transaction, commitment, dispute, change, violation, inaccuracy or other condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect, or (c) any action prohibited by Section 7.1 of this Agreement.

    5.11. Litigation. There is no claim, action, suit, investigation, arbitration or proceeding pending, or to the Knowledge of Acquiror threatened, against, relating to or affecting Acquiror or any Acquiror Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Neither the Acquiror nor any Acquiror Subsidiary is subject to any judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby or has had or would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

    5.12. Taxes. All material tax returns, statements, reports and forms (collectively, the "Acquiror Returns") required to be filed with any taxing authority by, or with respect to, Acquiror and the Acquiror Subsidiaries have been filed in accordance with all applicable laws; Acquiror and the Acquiror Subsidiaries have timely paid all taxes shown as due and payable on the Acquiror Returns that have been so filed, and, as of the time of filing, the Acquiror Returns correctly and completely reflected the facts regarding the income, business, assets, operations, activities and the status of Acquiror and the Acquiror Subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Acquiror Balance Sheet); Acquiror and the Acquiror Subsidiaries have made adequate provision for all taxes payable by them for which no Acquiror Return has yet been filed; the charges, accruals and reserves for taxes with respect to Acquiror and its Subsidiaries reflected on the Acquiror Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Acquiror or any of the Acquiror Subsidiaries in respect of any material amount of tax; neither Acquiror nor any of the Acquiror Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group, other than one of which Acquiror was the common parent; neither the Acquiror nor any Acquiror Subsidiary is a party to any tax allocation or sharing agreement; neither the Acquiror nor any Acquiror Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax returns; and neither the Acquiror nor any Acquiror Subsidiary has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a "reportable transaction" under Section 6011 of the Code and the regulations thereunder.

    5.13. Employee Benefits.

    (a) With respect to each material "employee benefit plan", as defined in
Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Acquiror or any ERISA Affiliate and covers any consultant, director, employee or former employee of Acquiror or any Acquiror Subsidiary, Acquiror has delivered or will make available upon request copies of the plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof to the Company together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any plan. The material plans are referred to collectively herein as the "Acquiror Employee Plans".

    (b) With respect to each Acquiror Employee Plan that constitutes a Multiemployer Plan or any Retirement Plan, no "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Acquiror Employee Plan which is a Retirement Plan, whether or not waived. With respect to any Acquiror Employee Plans subject to Title IV of ERISA, the actuarially determined present value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plans' most recent actuarial valuation) did not exceed the then current value of the assets of such plans, and there has not been an adverse change in the financial condition of such plans which would have caused a material change in the funded status of such plans. To the Knowledge of Acquiror, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any Acquiror Employee Plan which is a Retirement Plan or, with respect to any Acquiror Employee Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither Acquiror nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have , individually or in the aggregate, an Acquiror Material Adverse Effect. To the Knowledge of Acquiror, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Acquiror Employee Plan has occurred that will make Acquiror or any Acquiror Subsidiary, or any officer or director of the Acquiror or any Acquiror Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

    (c) Each Acquiror Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Acquiror has furnished, or will make available upon request, to the Company copies of the most recent Internal Revenue Service determination letters with respect to each Acquiror Employee Plan. Each Acquiror Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Acquiror Employee Plan.

    (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of Acquiror that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Acquiror Employee Plan that will result in any payment (whether of severance pay or otherwise), acceleration of, forgiveness of indebtedness owing from, vesting of, distribution of, or increase in or obligation to fund, any benefits with respect to any current or former employee, director or consultant of the Acquiror or any Acquiror Subsidiary.

    (e) There has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Acquiror Employee Plan which would increase materially the expense of maintaining such Acquiror Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

    (f) Neither Acquiror nor any Acquiror Subsidiary has any obligations to provide retiree health and life insurance or other retiree death benefits under any Acquiror Employee Plan, other than benefits mandated by Section 4980B of the Code or under applicable State law, and each such Acquiror Employee Plan may be amended or terminated without incurring liability thereunder.

    (g) To the Knowledge of Acquiror, no Acquiror Employee Plan is threatened with any dispute, lawsuit, claim (other than routine claims for benefits), investigation or complaint to, or by, any Person or Governmental Entity. No Acquiror Employee Plan is the subject of an audit or, to the Knowledge of Acquiror, under investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor, to the Knowledge of Acquiror, is any such audit or investigation threatened.

    5.14. Labor Matters. There is no pending or, to the Knowledge of Acquiror, threatened union organizational effort, material labor dispute, strike or work stoppage against Acquiror or any Acquiror Subsidiary or charge or complaint against Acquiror or any Acquiror Subsidiary by the National Labor Relations Board or any similar Governmental Entity alleging any unfair labor practice by Acquiror or any Acquiror Subsidiary in connection with the operation of their respective business. Acquiror and all Acquiror Subsidiaries have in the past been and are currently in compliance in all material respects with all applicable collective bargaining agreements and laws respecting employment, employment practices, labor relations, safety and health (other than environmental), wages, hours and terms and conditions of employment. Neither Acquiror nor any Acquiror Subsidiary has experienced within the past 12 months a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S)(S) 2101 et seq. Neither the execution and delivery of this Agreement, nor the consummation by Acquiror of transactions contemplated in accordance with the terms hereby will violate any of Acquiror's or Acquiror Subsidiaries' collective bargaining agreement(s) with any labor organization(s).

    5.15. Compliance with Laws; Licenses, Permits and Registrations.

    (a) Neither Acquiror nor any Acquiror Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for violations which would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

    (b) Acquiror and each Acquiror Subsidiary has been and is in compliance with all permits, licenses, franchises, variances, exceptions, orders, consents, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by Acquiror and each Acquiror Subsidiary to carry on their respective businesses as currently conducted, except where the failure to have or be in compliance with the permits, licenses, franchises, variances, exceptions, orders, consents, approvals, authorizations or registrations would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

    (c) Acquiror and each Acquiror Subsidiary are, to the extent applicable to their operations, certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of Acquiror's and the Acquiror's Subsidiaries' assets, except where the failure to be so certified, to have such contracts, to be in such compliance or to have such approvals or qualifications would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Neither Acquiror nor any Acquiror Subsidiary has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or Medicaid program of any pending or threatened investigations, and neither Acquiror nor any Acquiror Subsidiary has any reason to believe that any such investigations or surveys are pending, threatened or imminent which may have, individually or in the aggregate, an Acquiror Material Adverse Effect.

    5.16. Title to Properties.

    (a) Acquiror and each Acquiror Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets, except for those which are no longer used or useful in the conduct of their businesses, except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that (i) are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use of the property subject thereto or affected thereby or otherwise impair Acquiror's or any Acquiror Subsidiary's business operations and (ii) in the aggregate, would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect. All of these assets and properties, other than assets and properties in which Acquiror or any Acquiror Subsidiary has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, would not have an Acquiror Material Adverse Effect.

    (b) Except as set forth on the Acquiror Disclosure Schedule or as would not be reasonably likely to have an Acquiror Material Adverse Effect, (i) Acquiror and each Acquiror Subsidiary are in compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all of these leases are in full force and effect and (ii) Acquiror and each Acquiror Subsidiary enjoy peaceful and undisturbed possession under all such leases.

    5.17. Intellectual Property. Except as would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect, Acquiror and the Acquiror Subsidiaries own or have a valid license to use each trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the

"Acquiror Intellectual Property") necessary to carry on the business of Acquiror and the Acquiror Subsidiaries, taken as a whole, as currently conducted. Neither Acquiror nor any Acquiror Subsidiary has received any written notice of infringement of or challenge to the validity or enforceability of, and, to Acquiror's Knowledge, there are no claims pending with respect to the rights of others to the use of, any Acquiror Intellectual Property that, in any case, would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect. To Acquiror's Knowledge, there is no basis for any such claims. To the Acquiror's Knowledge, no other person is infringing any Acquiror Intellectual Property, except such infringement as would not have, individually or in the aggregate, an Acquiror Material Adverse Effect. Neither Acquiror nor any Acquiror Subsidiary, nor the respective businesses thereof as currently conducted, violates or infringes the intellectual property or proprietary rights of any other Person, except such violations and infringements as would not have, individually or in the aggregate, an Acquiror Material Adverse Effect.

    5.18. Finders' Fees; Opinion of Financial Advisor.

    (a) Except pursuant to and in accordance with the terms of the agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees will be paid by Acquiror, and except for fees paid pursuant to the Commitment Letters referenced in Section 5.20, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of Acquiror or any Acquiror Subsidiary which might be entitled to any fee or commission from, the Company, any Company Subsidiary, Acquiror or any of its Affiliates in connection with or upon consummation of the transactions contemplated by this Agreement.

    (b) Acquiror has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date hereof and subject to the qualifications stated therein, the Merger is fair to the Acquiror from a financial point of view.

    5.19. Required Vote; Board Recommendation.

    (a) The only vote of the holders of any class or series of capital stock of Acquiror required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby are the affirmative vote of the holders of a majority of the Acquiror Shares present and voting at the Acquiror Stockholder Meeting (as defined in Section 7.2) in favor of the issuance of the Acquiror Shares pursuant to the Merger (the "Acquiror Stockholder Approval").

    (b) Acquiror's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Acquiror Shares pursuant to the Merger, are in the best interests of Acquiror and its stockholders, (ii) approved this Agreement, and the transactions contemplated hereby in accordance with the provisions of Section 251 of the DGCL and (iii) resolved to recommend to such stockholders that they vote in favor of adopting and approving this Agreement and the Merger and the issuance of the Acquiror Shares pursuant to the Merger in accordance with the terms hereof.

    5.20. State Takeover Statutes. Acquiror has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger or any of the transactions contemplated hereby. No other "control share acquisition", "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby and thereby.

    5.21. Acquiror's Stockholder Rights Plan. The Board of Directors of Acquiror has complied with or amended the Acquiror Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. Acquiror has delivered to Company a true and correct copy of the Acquiror Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

    5.22. Insurance. True and complete copies of all insurance policies and binders of all insurance covering all material assets, business, equipment, properties, operations, employees, officers and directors of Acquiror and the Acquiror Subsidiaries have been made available for inspection by the Company. The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or non-renewal has been received by Acquiror or any Acquiror Subsidiary.

    5.23. Agreements and Commitments. Neither Acquiror nor any Acquiror Subsidiary, nor, to the Knowledge of Acquiror, any other party, is in breach or violation of, or in default in the performance or observance of any term or provision of (and no event has occurred which, with lapse of time or notice by a third party, would result in a breach or violation of, or the default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits or result in the creation of any lien upon any of the properties or assets of Acquiror or any Acquiror Subsidiary under), any contract to which Acquiror or any Acquiror Subsidiary is a party or by which it or any of its properties or assets are bound, other than breaches, violations and defaults which have not had and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

    5.24. Affiliate Agreements. There are no material oral or written agreements or transactions between Acquiror or any Acquiror Subsidiary on the one hand, and any (i) officer or director of Acquiror or any Acquiror Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Acquiror or (iii) to the Knowledge of Acquiror, an Affiliate of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered in the ordinary course of employment for Acquiror or any Acquiror Subsidiary.

    5.25. Environmental Matters. Except as would not be reasonable likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect;
(i) Acquiror and each Acquiror Subsidiary complies with all applicable Environmental Laws; (ii) there has not been any Release or, to the Knowledge of Acquiror, any threatened Release of any Hazardous Substance, on, at or beneath any property (including soils, groundwater, surface water, buildings and other structures, and equipment) currently owned, leased, operated or used by Acquiror or any Acquiror Subsidiary; (iii) neither Acquiror nor any Acquiror Subsidiary has received any written notice, demand, letter, claim or request for information alleging that Acquiror or any Acquiror Subsidiary is in violation of, or liable under, any Environmental Law; and (iv) neither Acquiror nor any Acquiror Subsidiary is subject to any order, decree, injunction or other arrangement with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (v) there are no circumstances or conditions involving Acquiror or any of the Acquiror Subsidiaries (including, without limitation, any Release or threatened Release of any Hazardous Substance at any location) that would reasonably be likely to result in any claim, investigation, cost or liability of any nature (whether civil or criminal, arising under theory of negligence or strict liability, or otherwise), pursuant to any Environmental Law.

    5.26. Financial Capability. Acquiror has delivered to the Company complete and correct executed copies of Commitment Letters with respect to the financing (the "Commitment Letters") required for the consummation of the transactions contemplated hereby, which are attached as Schedule 5.26 hereto. The Commitment Letters are in full force and effect. Assuming satisfaction of all applicable conditions hereunder and as set forth in the Commitment Letters and full funding thereunder, such financing, together with the other funds available to Acquiror, will provide sufficient funds to consummate the transactions contemplated hereby.

                                   ARTICLE 6

                           COVENANTS OF THE COMPANY

    The Company agrees as set forth below.

    6.1. Company Interim Operations. Except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of Acquiror (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the usual, regular and ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organizations, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, all material licenses and permits that are required for the Company and its Subsidiaries to carry on its business and (iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with them; (iv) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; and (v) maintain and keep its properties and equipment in good repair, working order and condition (ordinary wear and tear excepted); provided, however, that in each case, the Company shall not be held responsible for any change or development relating to (A) U.S. or global economic or industry conditions, (B) changes in U.S. or global financial markets or conditions , (C) any generally applicable change in law, rule or regulation or GAAP or interpretation of any thereof and/or (D) the announcement of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of Acquiror (which consent shall not be unreasonably withheld or delayed), the Company shall not, nor shall it permit any Company Subsidiary to, directly or indirectly:

    (a) amend the Company's or any Company Subsidiary's certificate of incorporation or by-laws;

    (b) split, combine or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, except (i) for dividends by Company Subsidiaries or (ii) pursuant to the existing terms of any Company Employee Plan;

    (c) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any capital stock, including, without limitation, in connection with the Company Employee Plans or other benefit plans or arrangements existing on the date hereof, other than (i) the issuance of Company Shares upon the exercise of stock options in accordance with their present terms and (ii) the granting of options to acquire Company Shares to Directors of the Company pursuant to the Directors Stock Option Plan as in effect on the date hereof;

    (d) acquire or agree to acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions any assets (including any equity interests) or businesses, other than (i) current assets in the ordinary course of business, (ii) the aggregate amount set forth in the Company's capital budget for fiscal year 2001 previously provided to Acquiror and identified as such and (iii) the aggregate amount set forth in the Company's hospital construction budget for fiscal year 2001 previously provided to Acquiror and identified as such;

    (e) sell, lease, pledge, encumber or otherwise dispose of or agree to sell, lease, pledge, encumber or otherwise dispose of any assets, other than
(i) sales in the ordinary course of business which are not material, (ii) equipment and property no longer used in the operation of the Company's business and (iii) assets related to discontinued operations;

    (f) incur any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others, other than intercompany debt and borrowing under the Company's existing lines in the ordinary course of business;

    (g) except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of the Company or any of its Subsidiaries or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder; in each case, except for such actions as would not be material to the Company and its subsidiaries, taken as a whole;

    (h) (i) increase the amount of compensation of any director, executive officer or employee or make any increase in or commitment to increase any employee benefits, (ii) except as required by law, amend an agreement existing on the date hereof or Company severance policy as of the date hereof, grant any severance or termination pay to any director, officer or employee of the Company or any Company Subsidiary, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business, make any contribution to any existing plan or (iv) except as may be required by law, amend in any material respect any Company Employee Plan;

    (i) materially change the Company's methods of accounting in effect at June 30, 2000, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants;

    (k) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of the Company and the Company Subsidiaries, taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities (i) recognized or disclosed in the most recent consolidated financial statements (or notes thereto) of the Company included in the Company SEC Documents or (ii) incurred since the date of such financial statements in the ordinary course of business consistent with past practice which are not material to the Company and its Subsidiaries taken as a whole;

    (l) (i) make any tax election or take any position on any tax return filed on or after the date of this Agreement or adopt any method thereof that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods or (ii) enter into any settlement or compromise of any tax liability that in either case is material to the business of the Company and the Company Subsidiaries, taken as a whole;

    (m) subject to Section 6.3(a), waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement;

    (n) enter into any new, or modify any existing, capitation contract, agreement or arrangement;

    (o) amend, modify or terminate the Company Rights Agreement or take any action which would render the Company Rights Agreement inapplicable to a third party;

    (p) authorize any of, or announce an intention to, commit or agree to take any of, the foregoing actions or any action or the failure to take any such action which would result in a breach of any representation or warranty of the Company contained in this Agreement as of the date when made or as of any future date or would result in any of the covenants or conditions not being satisfied.

    6.2. Stockholder Meeting. The Company shall cause a meeting of its Stockholders (the "Company Stockholder Meeting") to be duly called and held as close as reasonably practicable to the date on which all of the other conditions to the Closing, as specified in Article 9, are expected to be satisfied, for the purpose of obtaining the Company Stockholder Approval. Subject to Section 6.3,

(i) the Company's Board of Directors shall recommend approval and adoption by its Stockholders of this Agreement (the "Company Recommendation"), (ii) neither the Company's Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Company Recommendation in a manner adverse to Acquiror or take any action or make any statement inconsistent with the Company Recommendation and (iii) the Company shall take all lawful action to solicit the Company Stockholder Approval.

    6.3. Acquisition Proposals; Board Recommendation.

    (a) The Company agrees that it shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of the Company or any Company Subsidiary ("Representatives"), directly or indirectly, to and it shall use reasonable best efforts to cause such persons not to (i) solicit, initiate or encourage any inquiries or the making of any proposal or offer with respect to any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes or that would reasonably be expected to lead to any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities, or (iv) enter into any agreement with respect to any Acquisition Proposal; provided, however, that (A) the Company may, and may authorize and permit its Representatives to, furnish or cause to be furnished information and may participate in negotiations and discussions with respect to any Acquisition Proposal, which the Company's Board of Directors determines in good faith, after consulting with its outside counsel and its financial advisors, is reasonably likely to lead to the delivery of a Superior Proposal, (B) the Company's Board of Directors may take the actions described in the last sentence of Section 6.2, (C) the Company's Board of Directors may recommend an Acquisition Proposal to Company Stockholders and (D) the Company may terminate this Agreement pursuant to Section 10.3 in order to immediately thereafter enter into a definitive agreement with respect to such Acquisition Proposal, in each case, if the Company's Board of Directors determines, in good faith after consulting with its outside counsel and its financial advisors, that such action is necessary to comply with its fiduciary duties under applicable law; provided that such Acquisition Proposal was not solicited in violation of this
Section 6.3, and in the case of (B), (C) or (D) there exists an Acquisition Proposal which constitutes a Superior Proposal; provided, further, that prior to furnishing non-public information to any such party, the Company shall have entered into a confidentiality agreement no less favorable to the Company than the Confidentiality Agreement between the Company and the Acquiror dated July 17, 2000.

    (b) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any proposed Acquisition Proposal.

    (c) Unless the Company's Board of Directors has previously withdrawn, or is concurrently therewith withdrawing, the Company Recommendation in accordance with Section 6.2, neither the Company's Board of Directors nor any committee thereof shall recommend any Acquisition Proposal to the Company Stockholders. Notwithstanding the foregoing, nothing contained in this Section 6.3(b) or elsewhere in this Agreement shall prevent the Company's Board of Directors from complying with Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal or making any disclosure required by or otherwise complying with applicable law.

    (d) The Company shall notify Acquiror promptly (but in no event later than the next Business Day) after receipt by the Company of any Acquisition Proposal or any request for nonpublic information or for access to the properties, books or records of the Company or any request for a waiver or release under any standstill or similar agreement, by any person that has made an

Acquisition Proposal and the identity of the Person making such proposal or request. The notice shall indicate the terms and conditions of the proposal or request. The Company shall keep Acquiror informed, on a reasonably current basis, of the status (including amendments or proposed amendments) of any Acquisition Proposal or request.

    6.4. Affiliate Letters. Prior to Closing, the Company shall deliver to Acquiror a list of all persons who will be, at the time of the Company Stockholder Meeting in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each person who is an Affiliate of the Company to execute a written agreement on or prior to Closing in substantially the form of Exhibit B hereto ("Affiliate Letters"). Acquiror shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Acquiror Shares to be received by such Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Shares, consistent with the terms of such Affiliate Letters.

    6.5. Company Standstill. If this Agreement is terminated, then, for two (2) years after the date of termination, the Company and each of its successors or assigns will not, and will cause its Affiliates not to:

      (i) acquire, offer or propose or otherwise seek to acquire, or agree to acquire, directly or indirectly, by merger, purchase or otherwise, beneficial ownership of any assets or in excess of 1% of any class of securities of Acquiror or its Affiliates or any direct rights or options to acquire (through purchase, exchange, conversion or otherwise) any assets or in excess of 1% of any class of securities of Acquiror or its Affiliates;

      (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated by the SEC as of the date hereof, disregarding clause (iv) of Rule 14a-1(1)(2), but including any solicitation exempted pursuant to Rule 14a-2(b)(1) to vote (including by the execution of actions by written consent), or seek to advise, encourage or influence any person or entity with respect to the voting of, any voting securities of Acquiror;

      (iii) call, or in any way participate in a call for, any meeting of Stockholders of Acquiror (or take any action with respect to Stockholders acting by written consent);

      (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Acquiror; or

      (v) otherwise act to control or influence, or seek to control or influence, Acquiror or the management, Board of Directors, policies or affairs of Acquiror, including, (A) making any offer or proposal to acquire any securities or assets of Acquiror or any of its Affiliates or soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving Acquiror, its Affiliates or any of their respective securities or assets, (B) seeking board representation or the removal of any directors or a change in the composition or size of the Board of Directors of Acquiror, (C) making any request to amend or waive any provision of this Section 6.5, (D) disclosing any intent, purpose, plan or proposal with respect to matters covered by this Section 6.5 with respect to Acquiror, its Affiliates or the boards of directors, management, policies or affairs or securities or assets of Acquiror or its Affiliates that is inconsistent with this Section 6.5, including an intent, purpose, plan or proposal that is conditioned on, or would require, waiver, amendment, nullification or invalidation of any provision of this Section 6.5, or take any action that could require Acquiror or any of its Affiliates to make any public disclosure relating to any such intent, purpose, plan, proposal or condition, or (E) assisting, advising or encouraging any person with respect to, or seeking to do, any of the foregoing.

    6.6. Subsidiary Guarantees. The Company shall (i) cause each entity in which it owns, directly or indirectly, all of the equity ownership or voting stock and (ii) use its reasonable best efforts to cause each entity in which it owns, directly or indirectly, a majority of the equity ownership or voting stock, to execute, at the Closing, such guarantees as are required in connection with any financing contemplated by the Commitment Letters or any alternative financing contemplated by Section 7.15 and any guarantees required pursuant to the Indenture, dated as of May 11, 1999, as supplemented and amended, governing the 11% Senior Subordinated Notes due 2009 of Triad Hospitals Holdings, Inc.

                                   ARTICLE 7

                             COVENANTS OF ACQUIROR

    The Acquiror agrees as set forth below.

    7.1. Acquiror Interim Operations. Except as set forth in the Acquiror Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of the Company (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, Acquiror shall and shall cause each of the Acquiror Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for Acquiror or any Acquiror Subsidiary to carry on its business and (iii) preserve existing relationship with its material customers, lenders, suppliers and others having material business relationships with it; provided, however, that in each case, the Acquiror shall not be held responsible for any change or development relating to (w) U.S. or global economic or industry conditions, (x) changes in U.S. or global financial markets or conditions, (y) any generally applicable change in law, rule or regulation or GAAP or interpretation of any thereof and/or (z) the announcement of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of the Company (which consent shall not be unreasonably withheld or delayed), Acquiror shall not, nor shall it permit any Acquiror Subsidiary to:

    (a) make any amendment to Acquiror's certificate of incorporation that changes any material term or provision of the Acquiror Shares;

    (b) engage in any material repurchase at a premium, recapitalization, restructuring or reorganization with respect to Acquiror's capital stock, including, without limitation, by way of any extraordinary dividend on, or other extraordinary distributions with respect to, Acquiror's capital stock;

    (c) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or any business or division thereof, other than Triad Hospitals Holdings, Inc., or otherwise acquire any assets, unless Acquiror concludes in good faith that such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise; or

    (d) agree, resolve or otherwise commit to do any of the foregoing.

    7.2. Stockholder Meeting; Board Recommendation. Acquiror shall cause a meeting of its Stockholders (the "Acquiror Stockholder Meeting") to be duly called and held as close as reasonably practicable to the date on which all of the other conditions to the Closing, as specified in Article 9, are expected to be satisfied, for the purpose of obtaining the Acquiror Stockholder Approval. Pursuant thereto, (i) Acquiror's Board of Directors shall recommend (the "Acquiror Recommendation") approval and adoption by its Stockholders of the issuance of Acquiror Shares pursuant to the Merger, (ii) neither Acquiror's Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Acquiror Recommendation in a manner adverse to the Company or take any action or make any statement inconsistent with the Acquiror Recommendation and (iii) Acquiror shall take all lawful action to solicit the Acquiror Stockholder Approval.

    7.3. Director and Officer Liability.

    (a) Continuing Protection. Acquiror and the Surviving Corporation agree that the Surviving Corporation shall adopt prior to the Effective Time, in its Certificate of Incorporation and bylaws, the same indemnification, limitation of or exculpation from liability and expense advancement provisions as those set forth in the Company's certificate of incorporation and bylaws, in each case as of the date of this Agreement, and that such provisions shall not be amended, repealed, revoked or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or the Company Subsidiaries or are otherwise entitled to the benefit of such provisions.

    (b) Indemnification. To the fullest extent permitted under applicable law, after the Effective Time, Acquiror shall, and Acquiror shall cause the Surviving Corporation to, indemnify, defend and hold harmless, each present and former director or officer of the Company and each Company Subsidiary and each Person entitled to indemnification under the Certificate of Incorporation or Bylaws of the Surviving Corporation (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), arising out of or pertaining to any action or omission in their capacity as director, officer, trustee, partner or fiduciary in each case occurring on or before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any claim, action, suit, proceeding or investigation, (i) Acquiror and the Surviving Corporation shall (x) periodically advance reasonable fees and expenses (including attorneys fees) with respect to the foregoing, (y) pay the reasonable fees and expenses of counsel selected by each Indemnified Party which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and (z) vigorously assist each Indemnified Party in such defense, and (ii) Acquiror and the Surviving Corporation, as applicable, shall cooperate in the defense of any matter; provided, however, that Acquiror and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

    (c) Insurance. For six (6) years from the Effective Time, the Surviving Corporation shall, and the Acquiror shall cause the Surviving Corporation to, provide to the Company's and each Company Subsidiary's directors and officers liability and fiduciary liability insurance protection with substantially the same coverage and in substantially the same amount, and on terms no less favorable to the directors and officers than, that provided by the Company's directors' and officers' liability insurance policies in effect on the date hereof; provided, however, that the Surviving Corporation shall be obligated to purchase and maintain such insurance only to the extent such insurance is available; and provided, further, the Surviving Corporation shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"). If equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Acquiror shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. With the Acquiror's consent, which consent shall not be unreasonably withheld, the Company may purchase such insurance prior to the Closing on a prepaid noncancellable basis, so long as the premium does not exceed six times the Cap.

    7.4. Employee Benefits. For one (1) year from the Effective Time, Acquiror shall provide (or shall cause the Surviving Corporation to provide) employees of the Company and the Company Subsidiaries with salary and benefits under employee benefit plans that are comparable in the aggregate than those currently provided by the Company and the Company Subsidiaries to its employees (including benefits pursuant to qualified and nonqualified retirement plans, savings plans, medical, dental, disability and life insurance plans and programs, deferred compensation arrangements, bonus and retiree benefit plans, policies and arrangements). For purposes of any employee benefit plan or arrangement maintained by Acquiror or any Acquiror Subsidiary, Acquiror shall recognize (or cause to be recognized), as vesting and eligibility service, any service with the Company and its Subsidiaries and any predecessor entities under similar benefit plans (and any other service credited by the Company under similar benefit plans). In addition, such service shall be recognized for benefit accrual purposes under any vacation and severance plans of Acquiror or any Acquiror Subsidiary; provided, however, that solely to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Acquiror or an Acquiror Subsidiary may be reduced by amounts payable under similar Company Employee Plans with respect to the same periods of service). From and after the Effective Time, Acquiror shall, and Acquiror shall cause the Acquiror Subsidiaries to, waive any pre-existing condition limitations and credit any flexible spending account balances, deductibles and out-of-pocket expenses to the same extent applicable and/or covered under the Company Employee Plans, and are incurred by the employees and their beneficiaries during the portion of the plan year prior to participation in the benefit plans provided by Acquiror and the Acquiror Subsidiaries. The provisions of this Section 7.4 shall not create in any employee or former employee of the Company or any Company Subsidiary any rights to employment or continued employment with Acquiror or the Company or any of their respective Subsidiaries, successors or Affiliates. The provisions of this Section 7.4 shall apply to employees and the Company who are on disability or leave of absence.

    Participants in the Company's 401(k) plan and non-qualified retirement plans will receive all Company contributions for the partial year ending on the Effective Time without regard to any last day of the plan year requirement or service requirement.

    7.5. Severance Plan. For one (1) year from the Effective Time, Acquiror shall provide employees of the Company and the Company's subsidiaries with a Severance Plan that is no less favorable than the Company's plan currently in effect. Acquiror shall recognize (or cause to be recognized) service with the Company and its Subsidiaries or any predecessor entities (and any other services credited by the Company under similar severance plans) for all purposes under such severance plan; provided, however, that solely to the extent necessary to avoid duplication of benefits, amounts payable under other severance plans provided by Acquiror or an Acquiror Subsidiary may be reduced by the amounts payable under the Company's Severance Plan.

    7.6. Change in Control. With respect to the Executive Employment Agreements, the Severance Agreements and the Plans listed on Schedule 7.6(a) of the Company Disclosure Schedule (the "Change in Control Plans"), (a) the consummation of the Merger will constitute a Change in Control as of the Effective Time for purposes of each Change in Control Plan and (b) any termination of employment at or following the Effective Time of or by any individual listed on

Schedule 7.6(b) of the Company Disclosure Schedule shall be deemed to be for "Good Reason" for purposes of any Change in Control Plan in which such individual participates or to which he or she is a party.

    7.7. Health Insurance. Acquiror will permit the individuals listed in
Schedule 7.7 of the Company Disclosure Schedule and their dependents to receive benefits under the Acquiror's healthcare plans until such individual reaches age 65 or is employed by another employer offering health care coverage (including coverage of then pre-existing conditions), for the same net cost to such individual as he or she was paying while employed by the Company (subject to adjustment based on changes in the consumer price index).

    7.8. Third Party Beneficiaries.

    (a) From and after the Effective Time, Acquiror will, and will cause the Surviving Corporation to, honor, pay and perform all obligations under each Change in Control Plan (including each employment, bonus, severance, termination or similar agreement or arrangement with any current or former officer or other employee of Company or any Company Subsidiary) in accordance with this Agreement and the terms thereof in effect as of the date hereof (or, with the written approval of Acquiror, as the same may be amended from time to time after the date hereof). The obligations of Acquiror under Sections 7.3, 7.6, 7.7 and 7.8, shall not be terminated, amended, repealed, revoked or modified in any manner which will adversely affect any director or officer to whom such Section applies without the consent of the affected director or officer (it being expressly agreed that each director and officer to whom such Sections apply shall be third-party beneficiaries of such Sections).

    (b) If Acquiror or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in a consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Acquiror honor the obligations set forth in Sections 7.3, 7.6, 7.7 and 7.8.

    7.9. Stock Exchange Listing. Acquiror shall cause the Acquiror Shares to be issued in connection with the Merger to be listed on the NASDAQ National Market, subject to official notice of issuance.

    7.10. Transfer Taxes. All state, local or foreign sales, use, real property transfer, stock transfer or similar taxes (including any interest or penalties with respect thereto) attributable to the Merger (collectively, the "Transfer Taxes") shall be timely paid by Acquiror.

    7.11. Investment Banking Fee. Pursuant to the agreement referenced in
Section 4.18(a), promptly following the Effective Time, Acquiror shall pay or cause to be paid all fees and expenses due to Goldman, Sachs & Co. from the Company.

    7.12. Qui Tam/False Claims Act Litigation. Acquiror acknowledges that the Company has agreed in principle with the U.S. Department of Justice to settle the Qui Tam/False Claims Act Litigation with a payment by the Company of $77.5 million plus relator's attorneys' fees, subject to execution of a settlement agreement acceptable to the Company and DOJ and a corporate integrity agreement acceptable to the Company and the Office of Inspector General of the Department of Health and Human Services (collectively, the "Settlement Documents").

    Acquiror agrees to participate in good faith with the Company in negotiating the Settlement Documents and executing such agreements as soon as possible after the date hereof. The Company agrees to permit the Acquiror to participate in such discussions. Acquiror further agrees to continue such good faith negotiations if, as of the Effective Time, the Settlement Documents have not been signed.

    7.13. Acquiror Standstill. If this Agreement is terminated, then, for two
(2) years after the date of termination, Acquiror and each of its successors or assigns will not, and will cause its Affiliates not to:

      (i) acquire, offer or propose or otherwise seek to acquire, or agree to acquire, directly or indirectly, by merger, purchase or otherwise, beneficial ownership of any assets or in excess of 1% of any class of securities of the Company or its Affiliates or any direct rights or options to acquire (through purchase, exchange, conversion or otherwise) any assets or in excess of 1% of any class of securities of the Company or its Affiliates;

      (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated by the SEC as of the date hereof, disregarding clause (iv) of Rule 14a-1(1)(2), but including any solicitation exempted pursuant to Rule 14a-2(b)(1) to vote (including by the execution of actions by written consent), or seek to advise, encourage or influence any person or entity with respect to the voting of, any voting securities of the Company;

      (iii) call, or in any way participate in a call for, any meeting of Stockholders of the Company (or take any action with respect to Stockholders acting by written consent);

      (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company; or

      (v) otherwise act to control or influence, or seek to control or influence, the Company or the management, Board of Directors, policies or affairs of the Company, including, (A) making any offer or proposal to acquire any securities or assets of the Company or any of its Affiliates or soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving the Company, its Affiliates or any of their respective securities or assets, (B) seeking board representation or the removal of any directors or a change in the composition or size of the Board of Directors of the Company, (C) making any request to amend or waive any provision of this Section 7.13, (D) disclosing any intent, purpose, plan or proposal with respect to matters covered by this Section
  7.13 with respect to the Company, its Affiliates or the boards of directors, management, policies or affairs or securities or assets of the Company or its Affiliates that is inconsistent with this Section 7.13, including an intent, purpose, plan or proposal that is conditioned on, or would require, waiver, amendment, nullification or invalidation of any provision of this Section 7.13, or take any action that could require the Company or any of its Affiliates to make any public disclosure relating to any such intent, purpose, plan, proposal or condition, or (E) assisting, advising or encouraging any person with respect to, or seeking to do, any of the foregoing.

    7.14. Preparation of Ruling Request. Acquiror shall be responsible for preparing a ruling request for submission by Acquiror to the Internal Revenue Service (the "Ruling Request") requesting rulings to the effect that the transactions contemplated hereunder and related transactions will not cause section 355(e) of the Code to apply to the spin-off of Acquiror or LifePoint Hospitals, Inc. by Columbia/HCA Healthcare Corporation and will not adversely affect the tax treatment of the internal restructuring transactions that preceded such spin-off or any portion thereof. Prior to submitting the Ruling Request or any supplement thereto to the Internal Revenue Service, Acquiror shall deliver to the Company a draft of such item for review and comment, and the Company shall provide its comments to Acquiror within three (3) Business Days of the Company's receipt of such draft. Acquiror shall in good faith consider any changes, modifications, additions or deletions suggested by the Company. Acquiror shall furnish the Company with copies of all correspondence and an oral description of all oral communications with the Internal Revenue Service by or to Acquiror relating to the Ruling Request or the subject matter thereof. Notwithstanding the foregoing, Acquiror shall not be obligated to provide to the Company any information that Acquiror determines is confidential information with respect to HCA-The Healthcare Company or LifePoint Hospitals, Inc. The Company shall not take any action reasonably likely to negatively affect the receipt by Acquiror or HCA-The Healthcare Company of the Internal Revenue Service rulings described in Section 9.1(f).

    7.15. Alternative Financing. If Merrill Lynch Capital Corporation ("MLCC") terminates the Commitment Letters or indicates to Acquiror that any condition to MLCC's obligation to provide the financing contemplated by the Commitment Letters is not likely to be satisfied or if for any other reason the funding contemplated by the Commitment Letters is reasonably likely to be unavailable at Closing, Acquiror will promptly notify the Company of such fact and will use its reasonable best efforts to obtain funding from another source or sources to consummate the transactions contemplated by this Agreement. From the date hereof until the Effective Time, Acquiror shall advise the Company of any termination and of any material amendment or modification of the Commitment Letters or any substitute therefor, including providing copies thereof to the Company, and will provide the Company with copies of all agreements and documents relevant to the Company's obligations under Section 6.6.

                                   ARTICLE 8

                     COVENANTS OF ACQUIROR AND THE COMPANY

    The parties hereto agree as set forth below.

    8.1. Reasonable Best Efforts.

    (a) Subject to the terms and conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Acquiror and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and its Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger; provided, however, that with respect to documents that one party reasonably believes should not be disclosed to the other party, such party shall instead furnish those documents to counsel for the other party pursuant to a mutually satisfactory confidentiality agreement. In exercising the foregoing right, each of the Company and Acquiror shall act reasonably and as promptly as reasonably practicable.

    (b) Acquiror and the Company shall promptly respond to any request for additional information pursuant to the HSR Act. Upon the terms and subject to the provisions hereof, Acquiror and the Company shall each use their reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Merger under any antitrust or trade or regulatory laws or regulations of any Governmental Entity, which, in the case of Acquiror, will include if necessary to resolve such objections, offering, and agreeing to enter into any necessary agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of Acquiror's businesses or assets or any portion of the businesses or assets of any of its Subsidiaries or any portion of the businesses or assets of the Company or the Company's Subsidiaries. Acquiror shall reasonably consult with the Company with regard to matters covered in this Section 8.1.

    8.2. Certain Filings; Cooperation in Receipt of Consents.

    (a) Promptly after the date hereof, Acquiror and the Company shall prepare and Acquiror shall file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as Acquiror's prospectus. Each of the Company and Acquiror shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Acquiror shall mail the Proxy Statement/Prospectus to their respective Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Acquiror shall also take any action required to be taken under any applicable state securities or blue sky laws in connection with the issuance of Acquiror Shares in the Merger.

    (b) No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company or Acquiror without the approval of the other party, which approval will not be unreasonably withheld or delayed. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Acquiror Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, the Company or Acquiror discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that the document will not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers any misleading information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing the information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the Stockholders of the Company and Acquiror.

    (c) The Company and Acquiror shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the Merger, (ii) seeking any consents, approvals or waivers, taking any actions, or making any filings, furnishing information required in connection therewith and seeking promptly to obtain any consents, approvals or waivers and (iii) setting a mutually acceptable date, as close to the anticipated Closing Date as is reasonably practicable, for the Company Stockholder Meeting and the Acquiror Stockholder Meeting, if any, so as to enable them to occur, to the extent practicable, on the same date. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in the meetings and conferences, in each case in connection with the transactions contemplated hereby.

    8.3. Public Announcements. The parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any public statement prior to such consultation.

    8.4. Access to Information; Notification of Certain Matters. From the date hereof until the Effective Time and subject to applicable law, the Company and Acquiror shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its personnel, offices, properties, books and records, (ii) furnish or make available to the other party (and to any third party who has entered into a confidentiality agreement with Acquiror, which agreement acknowledges that the Company is a beneficiary thereunder and a copy is delivered to each party hereto), its counsel, financial advisors, auditors and other authorized representatives any financial and operating data and other information as those Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the other party in its investigation. Any investigation pursuant to this Section shall be conducted in a manner, which will not interfere unreasonably with the conduct of the business of the other party. Unless otherwise required by law, each of the Company and Acquiror will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any investigation in confidence in accordance with
Section 8.6.

    8.5. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    8.6. Confidentiality. Subject to Schedule 8.6, prior to the Effective Time and after any termination of this Agreement, each party hereto will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other parties hereto furnished to the party in connection with the transactions contemplated by this Agreement, except to the extent that the information can be shown to have been (a) previously known on a nonconfidential basis by the party, (b) in the public domain through no fault of the party or
(c) later lawfully acquired by such party from sources other than any of the other parties hereto which sources are not known to be subject to any confidentiality obligations; provided that a party may disclose information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, so long as those Persons are informed by the party of the confidential nature of information and are directed by the party to treat such information confidentially. Each party's obligation to hold any information in confidence shall be satisfied, if it exercises the same care with respect to the information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each party hereto will, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the party from whom the material was obtained, upon request, all documents and other materials, and all copies thereof, obtained from the other party from the other parties in connection with this Agreement that are subject to this confidentiality requirement.

    8.7. Tax Treatment. Prior to the Effective Time, each party shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and will not take any action reasonably likely to cause the Merger not so to qualify. Acquiror shall not take, or cause the Surviving Corporation to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization.

                                   ARTICLE 9

                              CONDITIONS TO MERGER

    9.1. Conditions to the Obligations of Each Party. The obligations of the Company and Acquiror to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) each of the Company Stockholder Approval and the Acquiror Stockholder Approval, if required, shall have been obtained;

    (b) the Acquiror Shares to be issued in the Merger shall have been authorized for listing on the NASDAQ National Market, subject to official notice of issuance;

    (c) (i) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and (ii) all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

    (d) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been earlier terminated; and

    (e) no Governmental Entity of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action then in effect, which restrains, enjoins or otherwise prohibits the consummation of the Merger.

    (f) Acquiror and HCA-The Healthcare Company each shall have obtained a private letter ruling from the Internal Revenue Service in form and substance reasonably acceptable to the Acquiror with respect to the ruling obtained by the Acquiror and acceptable to HCA-The Healthcare Company, in its sole and absolute discretion with respect to the ruling obtained by it, to the effect that the transactions contemplated hereunder and related transactions will not cause the spin-off of Acquiror or LifePoint Hospitals, Inc. by Columbia/HCA Healthcare Corporation or the internal restructuring transactions that preceded such spin-off, to fail to qualify for the tax treatment stated in the private letter rulings issued by the Internal Revenue Service to Columbia/HCA Healthcare Corporation with respect to such spin-off and internal restructuring transactions.

    9.2. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

    (a) (i) Acquiror shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Certificate of Merger, (ii) (A) the representations and warranties of Acquiror contained in this Agreement that are qualified by reference to an Acquiror Material Adverse Effect shall be true and correct when made and at and as of the time of filing the Certificate of Merger, as if made at and as of such time and (B) all other representations and warranties of Acquiror shall have been true and correct when made and at and as of the time of the filing of the Certificate of Merger as if made at and as of such time, except for inaccuracies which would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect, and
(iii) the Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Acquiror to the foregoing effect;

    (b) The Company shall have received an opinion of McDermott, Will & Emery in form and substance reasonably satisfactory to the Company, dated the date of the filing of the Certificate of Merger, and based upon reasonably requested letters from Acquiror and the Company and certain facts and assumptions set forth in the opinion to the effect that, for federal income tax purposes, the

Merger will be treated as a 368 Reorganization, that each of Acquiror and the Company will be a party to the reorganization within the meaning of Section 368 of the Code and that no gain or loss shall be recognized by the holders of Company Shares on the conversion of their shares into the Merger Consideration pursuant to the Merger, except with respect to any cash received; and

    (c) Acquiror shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Section 5.3, which if not obtained or made (i) would render consummation of the Merger illegal or (ii) (assuming the Effective Time had occurred) would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect or a Company Material Adverse Effect.

    9.3. Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate the Merger are subject to the satisfaction of the following further conditions:

    (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in this Agreement that are qualified by reference to a Company Material Adverse Effect shall be true and correct when made and at and as of the time of the filing of the Certificate of Merger, as if made at and as of such time and (B) all other representations and warranties of the Company shall have been true and correct when made and at and as of the time of filing of the Certificate of Merger, as if made as of such time, except for such inaccuracies which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) Acquiror shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect; and

    (b) Acquiror shall have received an opinion of Dewey Ballantine LLP in form and substance reasonably satisfactory to Acquiror, dated the date of the filing of the Certificate of Merger, and based upon reasonably requested letters from Acquiror and the Company and certain facts and assumptions set forth in the opinion to the effect that, for federal income tax purposes, the Merger will be treated as a 368 Reorganization, and that each of Acquiror and the Company will be a party to the reorganization within the meaning of Section 368 of the Code;

    (c) The Company shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Section 4.3 which if not obtained or made (i) would render consummation of the Merger illegal or (ii) (assuming the Effective Time had occurred) would be reasonably likely to have an Acquiror Material Adverse Effect or a Company Material Adverse Effect; and

    (d) The funding contemplated by the Commitment Letters shall have been obtained on substantially the terms set forth in the Commitment Letters or the funding of the alternative financing contemplated by Section 7.15 shall have been obtained.

                                   ARTICLE 10

                                  TERMINATION

    10.1. Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice, whether before or after the Company Stockholder Approval and/or the Acquiror Stockholder Approval shall have been obtained:

    (a) by mutual written agreement of Acquiror and the Company;

    (b) by either Acquiror or the Company, if

      (i) the Merger shall not have been consummated by June 30, 2001 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the End Date; provided further, that if the reason that the Merger shall not have been consummated by the End Date is the failure to obtain the funding contemplated by the Commitment Letters, Acquiror may not terminate this Agreement pursuant to this Section 10.1(b)(i), until the date that is 45 Business Days after Acquiror provided notice to the Company of the termination of the Commitment Letters.

      (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise permanently prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction permanently enjoining the Company or Acquiror from consummating the Merger is entered and the judgment, injunction, judgment or order shall have become final and nonappealable and, prior to that termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, the law, regulation, judgment, injunction, order or decree;

      (iii) at the Acquiror Stockholder Meeting (including any adjournment or postponement thereof), the Acquiror Stockholder Approval shall not have been obtained; or

      (iv) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained.

    (c) by the Company, (i) if the Meeting Price is less than $21.00 and the Acquiror has not increased the Cash Consideration as set forth in Section 3.2(b); or (ii) if a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.2(a) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date.

    (d) by Acquiror, (i) if the Company's Board of Directors shall have (A) amended, modified, withdrawn, conditioned or qualified the Company Recommendation in a manner adverse to Acquiror and/or (B) recommended any Acquisition Proposal to the Company's Stockholders or entered into an acquisition agreement with respect to a Superior Proposal; or (ii) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.3(a) not to be satisfied, and the condition is incapable of being satisfied by the End Date.

    (e) by the Company, if (i) the Company receives an Acquisition Proposal that the Company's Board of Directors determines to be a Superior Proposal and
(ii) the Company's Board of Directors determines in good faith, after consultation with its outside counsel and its financial advisors, that it is legally required for the discharge of its fiduciary duties to accept such Superior Proposal and enter into a binding agreement concerning such Superior Proposal; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(e) unless it has provided Acquiror with at least three (3) Business Days' notice of its intention to so terminate this Agreement, specifying the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal; provided, further, that Acquiror shall receive the fee set forth in Section 10.3(b) immediately upon any termination of this Agreement pursuant to this Section 10.1(e).

    10.2. Effect of Termination. Except as otherwise set forth in this Agreement, if this Agreement is terminated pursuant to Section 10.1, there shall be no liability or obligation on the part of Acquiror, the Company or any of their respective officers, directors, Stockholders, agents or Affiliates, except no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement; provided that the provisions of Sections 6.5, 7.13, 8.3, 8.6, 10.2, 10.3, 10.4, 11.1, 11.2, 11.4, 11.5, 11.7, 11.8 and 11.9 of this
Agreement shall remain in full force and effect and survive any termination of this Agreement.

    10.3. Termination Fees.

    (a) If this Agreement shall be terminated pursuant to Section 10.1(b)(iv), 10.1(d)(i) or 10.1(e) hereof, then the Company shall, upon such termination, pay Acquiror a non-refundable fee (not to exceed $5 million) equal to all actual and documented expenses incurred by or on behalf of Acquiror in connection with or in anticipation of the Merger, this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the reasonable fees and expenses of their counsel and accountants and investment banking fees), and the arrangement of, obtaining the commitment to provide, or obtaining, the financing for the transactions contemplated hereby (including any fees payable to the entities providing such financing and their respective counsel).

    (b) If this Agreement shall be terminated pursuant to (i) Section 10.1(b)(iv) and (x) at any time after the date hereof and prior to the Company Stockholder Meeting an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company's Board of Directors and (y) within twelve months of the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates, a transaction similar to the transactions contemplated by an Acquisition Proposal with any third party or (ii) Section 10.1(d)(i) or 10.1(e) hereof, then, in any such case in addition to any fee paid to Acquiror pursuant to Section 10.3(a), the Company shall, upon termination of this Agreement (or in the case of termination pursuant to clause (i) of this Section 10.3(b), upon the earlier to occur of the entering into such agreement or consummation of such transaction, pay Acquiror a non-refundable fee in an amount equal to $75 million, payable by wire transfer of immediately available funds to an account designated by Acquiror.

    (c) If this Agreement shall be terminated pursuant to Section 10.1(b)(iii), then the Acquiror shall, upon such termination, pay the Company a non-refundable fee (not to exceed $5 million) equal to all actual and documented expenses incurred by or on behalf of the Company in connection with or in anticipation of the Merger, this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the reasonable fees and expenses of their counsel and accountants and investment banking fees).

    (d) If this Agreement shall be terminated pursuant to Section 10.1(c)(i), then the Company shall, upon such termination, pay Acquiror a non-refundable fee of $20 million payable by wire transfer of immediately available funds to an account designated by Acquiror.

    (e) The Company and Acquiror acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Acquiror and the Company respectively, would not enter into this Agreement; accordingly, if the Company or Acquiror fail to promptly pay any amount due pursuant to this Section 10.3, and, in order to obtain such payment Acquiror or the Company commences a suit which results in a judgment against the other party for a fee set forth in this
Section 10.3, the party against whom the judgment is entered shall pay to the other party such other party's costs and expenses (including attorney's fees) in connection with such suit, together with interest on the amount of the fee at a rate of 12% per annum.

    10.4. Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the Merger is consummated.

                                   ARTICLE 11

                                 MISCELLANEOUS

    11.1. Notices. Except as otherwise expressly set forth in Section 6.3(c), all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given, if to Acquiror, to:

      Triad Hospitals, Inc.
      13455 Noel Road
      Dallas, TX 75246
      Attn: Donald P. Fay
      Facsimile: 972-701-9604

    with a copy to:

      Dewey Ballantine LLP
      1301 Avenue of the Americas
      New York, NY 10019
      Attn: Morton A. Pierce
      Facsimile: 212-259-6333

    if to the Company, to:

      Quorum Health Group, Inc.
      103 Continental Place
      Brentwood, TN 37077
      Attn: Ashby Q. Burks
      Facsimile: 615-371-4869

    with a copy to:

      McDermott, Will & Emery
      227 West Monroe Street
      Chicago, IL 60606
      Attention: Monte Dube
      Facsimile: (312) 984-7700

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

    11.2. Survival of Representations, Warranties and Covenants after the Effective Time. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The covenants contained in Articles 2 and 3 and Sections 6.5, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.12, 7.13,
8.5, 8.6, 8.7, 11.2, 11.4, 11.5, 11.7, 11.8 and 11.9 shall survive the
Effective Time.

    11.3. Amendments; No Waivers.

    (a) Any provision of this Agreement may be amended or waived prior to the Effective Time, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Acquiror or in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) after the Company Stockholder Approval, no such amendment or waiver shall, without the further approval of the Stockholders, be made that would require such approval under any applicable law, rule or regulation and (ii) after the Acquiror Stockholder Approval, no such amendment or waiver shall, without the further approval of the Stockholders, be made that would require such approval under any applicable law, rule or regulation.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    11.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Acquiror may transfer or assign to any wholly owned Acquiror Subsidiary the right to enter into the transactions contemplated by this Agreement; provided that no assignment shall be permitted, if it would delay or impede the Merger or any of the other transactions contemplated by this Agreement, and any transfer or assignment will not relieve Acquiror of its obligations hereunder. Any purported assignment in violation hereof shall be null and void.

    11.5. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Sections 3.5 and 7.3, 7.6, 7.7 and 7.8, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    11.6. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware.

    11.7. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 11.1 shall be deemed effective service of process.

    11.8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

    11.9. Entire Agreement. This Agreement (together with the Schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

    In Witness Whereof, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



TRIAD HOSPITALS, INC.                     QUORUM HEALTH GROUP, INC.


  /s/ James D. Shelton                      /s/ Russell L. Carson
By___________________________________     By___________________________________
  James D. Shelton                          Russell L. Carson
  Chairman and Chief                        Chairman of the Board
  Executive Officer

                                                                         Annex B

                                VOTING AGREEMENT

    This Voting Agreement (this "Agreement") is made as of October 18, 2000, by and between Triad Hospitals, Inc., a Delaware corporation ("Triad"), and Welsh, Carson, Anderson & Stowe VIII, L.P. (the "Stockholder").

    Whereas, Quorum Health Group, Inc., a Delaware corporation (the "Company"), and Triad have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing for the merger of the Company with and into Triad (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

    Whereas, as of the date hereof, the Stockholder beneficially owns the number of shares of common stock, par value $.01 per share ("Company Common Stock"), of the Company set forth opposite its name on Schedule A attached hereto (such shares of Company Common Stock, together with the 6.0% Convertible Subordinated Debentures, shares of Company Common Stock issuable upon conversion of such debentures and any other shares of capital stock of the Company acquired by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

    Whereas, as a condition to its willingness to enter into the Merger Agreement, Triad has requested that the Stockholder enter into this Agreement pursuant to which the Stockholder shall, among other things, vote in favor of adopting and approving the Merger Agreement and the Merger in accordance with the terms hereof and thereof.

    Now, Therefore, to induce Triad to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties agree as follows:

    1. Proxy. Contemporaneously with the execution of this Voting Agreement, Stockholder shall deliver to Triad a proxy in the form attached to this Voting Agreement as Schedule B, which shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein (the "Proxy").

    2. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Triad as follows:

      (a) Authority; No Conflict. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to the Stockholder or to any of the Stockholder's property or assets.

      (b) The Subject Shares. The Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, free and clear of any Liens (as defined in the

  Merger Agreement) whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares (other than the 6.0% Convertible Subordinated Debentures which may not be voted prior to the issuance of the Company Common Stock upon conversion), and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

    3. Representations and Warranties of Triad. Triad hereby represents and warrants to the Stockholder that Triad has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Triad and constitutes a valid and binding obligation of Triad enforceable against Triad in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the Certificate of Incorporation, as amended, or Bylaws of Triad or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Triad or any of Triad's property or assets.

    4. Covenants of Stockholder. Subject to Section 7 hereof, the Stockholder agrees as follows:

      (a) Without in any way limiting the Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of the Company called upon to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares (other than the 6.0% Convertible Subordinated Debentures which may not be voted prior to conversion) (which number of shares may be greater or less than the number of shares as of the date hereof):

         (i) in favor of the Merger, the approval and adoption by the Company of the Merger Agreement and approval of the other transactions contemplated by the Merger Agreement; and

         (ii) against (A) any merger agreement or merger (other than the Merger and the Merger Agreement), consolidation, combination, sale of substantially all of the Company's assets, sale or issuance of securities of the Company or its subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company or its subsidiaries and (B) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or by this Agreement.

      (b) The Stockholder hereby agrees to convert the 6.0% Convertible Subordinated Debentures immediately prior to the Effective Time (as defined in the Merger Agreement).

      (c) The Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement with respect to the Subject Shares.

    5. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder's successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by the Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares listed in Schedule A beside the name of the Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Company Common Stock or other voting securities of the Company issued to or acquired or disposed of by the Stockholder.

    6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Stockholder, on the one hand, without the prior written consent of Triad nor by Triad, on the other hand, without the prior written consent of the Stockholder, except that Triad may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Triad. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    7. Termination. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of the effectiveness of the Merger or the termination of the Merger Agreement in accordance with its terms.

    8. General Provisions.

      (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

      (b) Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Triad in accordance with Section 11.1 of the Merger Agreement and to the Stockholder at its address set forth on the Company's stock ledger (or at such other address for a party as shall be specified by like notice).

      (c) Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties.

      (e) Entire Agreement; No Third Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      (f) Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of the Stockholder set forth in Section 4 hereof shall be subject to the foregoing provisions of this Section 9.

    10. Public Announcements. Except as required by law, the Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Triad.

    11. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with valid and enforceable provision that will achieve, to the fullest extent possible, the original intent of the parties.

                                   * * * * *

    In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                     TRIAD HOSPITALS, INC.

                                     By: /s/ James D. Shelton
                                        ---------------------------------------
                                        James D. Shelton
                                        Chairman and
                                        Chief Executive Officer

                                     WELSH, CARSON, ANDERSON & STOWE VIII,
                                      L.P.

                                     By: /s/ Russell L. Carson
                                        ---------------------------------------
                                        Russell L. Carson

                                   SCHEDULE A

                          Schedule of Share Ownership

               Name                                   Shares
               ----                                   ------
Welsh, Carson, Anderson & Stowe
 VIII, L.P......................... 6,840,000 shares of common stock

                                    12,698,413 shares of common stock issuable upon conversion of $150.0 million convertible subordinated debenture

                                                                      SCHEDULE B

                           FORM OF IRREVOCABLE PROXY

    The undersigned stockholder of Quorum Health Group, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Triad Hospitals, Inc., a Delaware corporation ("Triad"), the attorney and proxy of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to (i) all outstanding shares of capital stock of the Company owned of record by the undersigned as of the date of this proxy, which shares are specified on Schedule A to the Voting Agreement (as hereinafter defined), and (ii) any and all other shares of capital stock of the Company which the undersigned may acquire on or after the date hereof and which are Subject Shares (as defined in the Voting Agreement). (The shares of the capital stock of the Company referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

    This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between Triad and the undersigned (the "Voting Agreement"), and is granted in consideration of Triad entering into the Agreement and Plan of Merger, dated as of the date hereof, between Triad and the Company, as the same may be amended or supplemented (the "Merger Agreement").

    The attorney and proxy named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Merger Agreement or the closing of the transactions contemplated thereby at any meeting of the stockholders of the Company, however called, or in connection with any solicitation of written consents from stockholders of the Company:

      2. in favor of the Merger (as defined in the Merger Agreement), the approval and adoption by the Company of the Merger Agreement and approval of the other transactions contemplated by the Merger Agreement; and

      3. against (A) any merger agreement or merger (other than the Merger and the Merger Agreement), consolidation, combination, sale of substantially all of the Company's assets, sale or issuance of securities of the Company or its subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company or its subsidiaries and (B) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or by this Agreement.

    This proxy shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder's successors.

    If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

    This proxy shall terminate upon the earlier of the valid termination of the Merger Agreement or the closing of the transactions contemplated by the Merger Agreement.

Dated: October 18, 2000.

                                          By: /s/ Russell L. Carson
                                             ----------------------------------
                                              Russell L. Carson

                                          NUMBER OF SHARES OF COMMON STOCK OF
                                          THE COMPANY OWNED OF RECORD AS OF
                                          THE DATE OF THIS PROXY:

                                              19,538,413 common

                                              $150.0 million of convertible
                                              subordinated debentures

                         [Letterhead of Merrill Lynch]

                                           October 18, 2000

Board of Directors
Triad Hospitals, Inc.
13455 Noel Road
20th Floor
Dallas, TX 75240

Members of the Board of Directors:

      Triad Hospitals, Inc. ("Triad") and Quorum Health Group, Inc. ("Quorum") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Quorum will merge with and into Triad (the "Merger") and whereby each outstanding share of capital stock of Quorum ("Quorum Shares"), other than as to which dissenters' rights have been perfected, would be converted into the right to receive (a) $3.50 per share in cash and (b) 0.4107 shares of Triad (together the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

      You have asked us whether, in our opinion, the Consideration to be paid by Triad in the Merger is fair from a financial point of view to Triad.

      In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to Triad and Quorum that we deemed to be relevant;

    (2) Reviewed certain business and financial information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Triad and Quorum furnished to us by Triad and Quorum;

    (3) Conducted discussions with members of senior management of Triad and Quorum concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

Board of Directors
Triad Hospitals, Inc.
October 18, 2000
Page 2

    (4) Reviewed the market prices and valuation multiples for the Quorum Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (5) Reviewed the results of operations of Quorum and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

    (7) Participated in discussions and negotiations among representatives of Triad and Quorum and its financial and legal advisors;

    (8)   Reviewed the potential pro forma impact of the Merger on Triad;

    (9)   Reviewed a draft dated October 18, 2000 of the Agreement; and

    (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Quorum and Triad or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Quorum and Triad. With respect to the financial forecast information furnished to or discussed with us by Quorum or Triad, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Quorum's or Triad's management as to the expected future financial performance of Quorum or Triad, as the case may be. We have further assumed that the Merger would qualify as a tax-free reorganization for United States federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have

Board of Directors
Triad Hospitals, Inc.
October 18, 2000
Page 3

assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. In rendering our opinion, we have also relied solely upon representations made to us by Quorum and their outside counsel with respect to the Qui Tam litigation and related claims, including with respect to the scope of such potential claims, the net settlement costs of such potential claims and other consequences related thereto.

     We are acting as financial advisor to Triad in connection with the Merger and the financing related thereto and will receive a fee from Triad for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Triad has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, in the ordinary course of our business, we may actively trade securities of Triad and Quorum for our own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of Triad in its evaluation of the Merger and shall not be used for any other purpose without our prior written consent. Our opinion does not address the merits of the underlying decision by Triad to engage in the Merger. This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") or any of its affiliates be made by Triad or any of its affiliates, without the prior written consent of Merrill Lynch.

     We are not expressing any opinion herein as to the prices at which securities of Triad will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by Triad pursuant to the Merger is fair from a financial point of view to Triad.

                                        Very truly yours,

                                    /s/ Merrill Lynch, Pierce, Fenner & Smith

                         [LETTERHEAD OF GOLDMAN SACHS]

PERSONAL AND CONFIDENTIAL

October 18, 2000

Board of Directors
Quorum Health Group, Inc.
103 Continental Place
Brentwood, TN 37027

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Triad, as defined below, and its subsidiaries) of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Quorum Health Group, Inc. (the "Company") of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of October 18, 2000, between Triad Hospitals, Inc. ("Triad") and the Company (the "Agreement"). Pursuant to the Agreement, the Company will be merged with and into Triad and each outstanding Share (other than those held by Triad and its subsidiaries) will be converted into the right to receive 0.4107 of a share (the "Stock Consideration") of Common Stock, par value $0.01 per share (the "Triad Shares"), of Triad and $3.50 in cash (the "Cash Consideration"; together with the Stock Consideration, the "Consideration"). Also pursuant to the Agreement, in the event that the average closing price of a Triad Share as reported on National Association of Securities Dealers Automated Quotation System for the twenty trading days ending five business days prior to the Company Stockholder Meeting, as defined in the Agreement (the "Meeting Price"), is less than $21.00, the Company will have the right to give Triad notice of its intention to terminate the Agreement; provided, however, that if the Company gives such notice, Triad shall have the right to increase the cash to be paid to Company shareholders pursuant to the Agreement by an amount equal to the product of (x) the difference between $21.00 and the Meeting Price and (y) 0.4107. In such event, if Triad does not so exercise this right, the Company shall have the right to terminate the Agreement pursuant to its terms.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We

Quorum Health Group, Inc.
October 18, 2000
Page Two


are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as lead manager on an offering of $150 million aggregate principal amount of 8-3/4% Senior Notes of the Company due 2005, in November 1995; having acted as lead agent for the Company in tendering for $97.8 million of its $100 million aggregate principal amount of 11-7/8% Senior Subordinated Notes due 2002, in May 1997; and as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Thomas S. Murphy, Jr., a Managing Director of Goldman, Sachs & Co., is a director of the Company. We also have provided certain investment banking services to Triad from time to time, including having acted as joint book-running lead manager on a offering of $325 million aggregate principal amount of 11% Senior Subordinated Notes due 2009 of Triad, in April 1999. Goldman, Sachs & Co. also acted as financial advisor to HCA -- The Healthcare Company, formerly known as Columbia/HCA ("HCA"), in the spin-off of Triad from HCA in May 1999, and may provide investment banking services to Triad in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or Triad for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2000; the Annual Report to Stockholders and Annual Report on Form 10-K of Triad for the year ended December 31, 1999; the Registration Statement on Form 10 of Triad dated April 27, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Triad; certain other communications from the Company and Triad to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by the management of the Company (the "Company Forecasts"); certain internal financial analyses and forecasts for Triad prepared by the management of Triad, as well as those forecasts as adjusted by the management of the Company (the "Adjusted Triad Forecasts"); and certain cost savings projected by the management of the Company to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior management of the Company and Triad regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Triad Shares, compared certain financial and stock market information for the Company and Triad with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare services industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

Quorum Health Group, Inc.
October 18, 2000
Page Three

We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard we have assumed, with your consent, that the Adjusted Triad Forecasts and the Synergies have been reasonably prepared (or adjusted, as the case may be) on a basis reflecting the best currently available estimates and judgments of the Company. We also have taken into account the view of the Company's management of the risks and uncertainties relating to the Company's ability to achieve the Company Forecasts in the amounts and time periods contemplated thereby. We also have assumed that all material governmental, regulatory or other consents and approvals, including the receipt of the private letter ruling from the Internal Revenue Service contemplated by the Agreement, necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or Triad or on the contemplated benefits of the transaction contemplated by the Agreement. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Triad or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Shares (other than Triad and its subsidiaries) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.
----------------------
(GOLDMAN, SACHS & CO.)

                                                                        Annex E

    The following is the text of Section 262 of the Delaware General Corporation Law:

    Section 262 Appraisal Rights -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                        Annex F

                             TRIAD HOSPITALS, INC.

                         1999 LONG-TERM INCENTIVE PLAN
                       As amended through March 13, 2001

1. Purpose of the Plan

    The purpose of the Triad Hospitals, Inc. 1999 Long-Term Incentive Plan is to promote the interests of the Corporation and its stockholders by strengthening the Corporation's ability to attract, motivate, and retain personnel upon whose judgment, initiative, and efforts the financial success and growth of the business of the Corporation largely depend, to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Corporation through stock ownership and other rights.

2. Definitions

    Wherever the following capitalized terms are used in this Plan, they shall have the meanings specified below:

    (a) "Award" means an award of an Option, Restricted Stock Award, Stock Appreciation Right, Performance Award, Phantom Stock Award or Dividend Equivalent Award granted under the Plan.

    (b) "Award Agreement" means an agreement entered into between the Corporation and a Participant setting forth the terms and conditions of an Award granted to a Participant.

    (c) "Board" means the Board of Directors of the Corporation.

    (d) "Change in Control" shall have the meaning specified in Section 12 hereof.

    (e) "Code" means the Internal Revenue Code of 1986, as amended.

    (f) "Committee" means the committee appointed to administer the Plan and shall consist of two or more directors of the Corporation (i) none of whom shall be officers or employees of the Corporation, and (ii) all of whom, to the extent deemed necessary or appropriate by the Board, shall satisfy the requirements for an "outside director" under Section 162(m) and a "non-employee director" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. The members of the Committee shall be appointed by and serve at the pleasure of the Board.

    (g) "Common Stock" means the common stock of the Corporation.

    (h) "Corporation" means Triad Hospitals, Inc., a Delaware corporation.

    (i) "Date of Grant" means the date on which an Award under the Plan is made by the Committee, or such later date as the Committee may specify to be the effective date of the Award.

    (j) "Dividend Equivalent Award" means an Award under Section 11 hereof entitling the Participant to receive payments with respect to dividends declared on the Common Stock.

    (k) "Eligible Person" means any person who is an Employee of the Corporation or any of its Subsidiaries and, in the case of Awards other than Incentive Stock Options, any consultant or other independent contractor (not including any non-employee outside director) providing services to the Corporation or a Subsidiary.

    (l) "Employee" means any person who is employed as a common-law employee.

    (m) "Fair Market Value" of a share of Common Stock as of a given date shall mean the closing sales price of the Common Stock on the Nasdaq Stock Market on the trading day immediately preceding the date as of which the Fair Market Value is to be determined, or, in the absence of any reported sales of Shares on such date, on the first preceding date on which any such sale shall have been reported (in either case, as reported in the Two Star Edition of The Wall Street Journal). If the Common Stock is not listed on the Nasdaq Stock Market on the date as of which Fair Market Value is to be determined, the Committee shall in good faith determine the Fair Market Value in whatever manner it considers appropriate.

    (n) "Incentive Stock Option" means an option to purchase Common Stock that is intended to qualify as an incentive stock option under section 422 of the Code and the Treasury Regulations thereunder.

    (o) "Non-qualified Stock Option" means an option to purchase Common Stock that is not an Incentive Stock Option.

    (p) "Option" means an Incentive Stock Option or a Non-qualified Stock Option granted under Section 6 hereof.

    (q) "Participant" means any Eligible Person who holds an outstanding Award under the Plan.

    (r) "Phantom Stock Award" means an Award under Section 10 hereof entitling a Participant to a payment at the end of a vesting period of a unit value based on the Fair Market Value of a share of Common Stock.

    (s) "Plan" means the Triad Hospitals, Inc. 1999 Long-Term Incentive Plan as set forth herein, as it may be amended from time to time.

    (t) "Performance Award" means an Award under Section 9 hereof entitling a Participant to a payment based on the Fair Market Value of a share of Common Stock (a "Performance Share") or based on specified dollar units (a "Performance Unit") at the end of a performance period, if certain conditions established by the Committee are satisfied.

    (u) "Restricted Stock Award" means an Award under Section 8 hereof entitling a Participant to shares of Common Stock that are nontransferable and subject to forfeiture until specific conditions established by the Committee are satisfied.

    (v) "Section 162(m)" means section 162(m) of the Code and the Treasury Regulations thereunder.

    (w) "Section 162(m) Award" means any Award that is intended to qualify for the performance-based compensation exemption under Section 162(m).

    (x) "Stock Appreciation Right" or "SAR" means an Award under Section 7 hereof entitling a Participant to receive an amount representing the difference between the base price per share of the right and the Fair Market Value of a share of Common Stock on the date of exercise.

    (y) "Subsidiary" means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Corporation, or any other affiliate of the Corporation that is so designated, from time to time, by the Committee; provided, however, that with respect to Incentive Stock Options, the term "Subsidiary" shall include only an entity that qualifies under section 424(f) of the Code as a "subsidiary corporation" with respect to the Corporation.

3. Shares of Common Stock Subject to the Plan

    3.1. Number of Shares. Subject to the following provisions of this Section 3, the aggregate number of shares of Common Stock that may be issued pursuant to all Awards under the Plan is 14,000,000 shares of Common Stock. The shares of Common Stock to be delivered under the Plan will be made available from authorized but unissued shares of Common Stock or issued shares that have been reacquired by the Corporation. To the extent that any Award payable in Common Stock is forfeited, cancelled, returned to the Corporation for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, shares of Common Stock covered thereby will no longer be charged against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.

    3.2. Adjustments. If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or other change in corporate structure affecting the Common Stock, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided in Section 3.1 hereof, (ii) the maximum number and kind of shares set forth in Sections 6.1, 7.1, 8.1 and 9.4 hereof, (iii) the number and kind of shares of Common Stock, share units, or other rights subject to then outstanding Awards, (iv) the price for each share or unit or other right subject to then outstanding Awards, (v) the performance targets or goals applicable to any outstanding Performance Awards (subject to such limitations as are considered appropriate for Section 162(m) Awards), or (vi) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall be made in a manner consistent with the requirements of section 424(a) of the Code and, to the extent considered advisable by the Committee, in a manner consistent with the requirements of Section 162(m).

4. Administration of the Plan

    4.1. Committee Members. The Plan shall be administered by the Committee. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

    4.2. Discretionary Authority. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

    4.3. Changes to Awards. The Committee shall have the authority to effect, at any time and from time to time, (i) the cancellation of any or all outstanding Awards and the grant in substitution therefor of new Awards covering the same or different numbers of shares of Common Stock and having an exercise or base price which may be the same as or different than the exercise or base price of the cancelled Awards, or (ii) the amendment of the terms of any and all outstanding Awards; provided, however, that no such action by the Committee may adversely impair the rights of a

Participant (or any permitted transferee) under any outstanding Award without the consent of the Participant (or transferee). The Committee may in its discretion accelerate the vesting or exercisability of an Award at any time or on the basis of any specified event.

5. Eligibility and Awards

    All Eligible Persons are eligible to be designated by the Committee to receive an Award under the Plan. The Committee has authority, in its sole discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares or units subject to the Awards that are granted under the Plan. Each Award will be evidenced by an Award Agreement between the Corporation and the Participant that shall include such terms and conditions (consistent with the Plan) as the Committee may determine; provided, however, that failure to issue an Award Agreement shall not invalidate an Award.

6. Stock Options

    6.1. Grant of Option. An Option may be granted to any Eligible Person selected by the Committee; provided, however, that only Employees of the Corporation or a Subsidiary shall be eligible to receive Incentive Stock Options. Subject to the applicable provisions of section 422 of the Code, each Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or a Non-qualified Stock Option. The maximum number of shares of Common Stock that may be granted under Options to any Participant during any calendar year shall be limited to 700,000 shares (subject to adjustment as provided in Section 3.2 hereof).

    6.2. Exercise Price. The exercise price under any Option shall be determined by the Committee; provided, however, that the exercise price per share under an Option shall not be less than 100 percent of the Fair Market Value per share of the Common Stock on the Date of Grant.

    6.3. Vesting; Term of Option. The Committee, in its sole discretion, shall prescribe the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and exercisable, and may accelerate the exercisability of any Option at any time. The period during which a vested Option may be exercised shall be ten years from the Date of Grant, unless a shorter exercise period is specified by the Committee in an Award, subject to such limitations as may apply under an Award relating to the termination of a Participant's employment or other service with the Corporation or any Subsidiary.

    6.4. Option Exercise; Withholding. Subject to such terms and conditions as shall be specified in an Award, an Option may be exercised in whole or in part at any time during the term thereof by written notice to the Corporation, together with payment of the aggregate exercise price therefor. Payment of the exercise price shall be made (i) in cash or by cash equivalent, (ii) at the discretion of the Committee, in shares of Common Stock acceptable to the Committee, valued at the Fair Market Value of such shares on the date of exercise, (iii) at the discretion of the Committee, by a delivery of a notice that the Participant has placed a market sell order (or similar instruction) with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Corporation in satisfaction of the Option exercise price (conditioned upon the payment of such net proceeds), (iv) at the discretion of the Committee, by a combination of the methods described above, or (v) by such other method as may be approved by the Committee and set forth in the Award. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Corporation the full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price of the Options as may be approved by the Committee.

    6.5. Limited Transferability of Non-qualified Options. All Options shall be nontransferable except (i) upon the Participant's death, by the Participant's will or the laws of descent and distribution or (ii) in the case Non-qualified Stock Options only, on a case-by-case basis as may be approved by the Committee in its discretion, in accordance with the terms provided below. An Award Agreement for a Non-qualified Stock Option may provide that the Participant shall be permitted to, during his or her lifetime and subject to the prior approval of the Committee at the time of proposed transfer, transfer all or part of the Option to the Participant's family member (as defined in the Award Agreement in a manner consistent with the requirements for the Form S-8 registration statement, if applicable). Any such transfer shall be subject to the condition that it is made by the Participant for estate planning, tax planning, donative purposes or pursuant to a domestic relations order, and no consideration (other than nominal consideration) is received by the Participant therefor. The transfer of a Non-qualified Stock Option may be subject to such other terms and conditions as the Committee may in its discretion impose from time to time, including a condition that the portion of the Option to be transferred be vested and exercisable by the Participant at the time of the transfer. Subsequent transfers of an Option shall be prohibited other than by will or the laws of descent and distribution upon the death of the transferee.

    6.6. Additional Rules for Incentive Stock Options.

    (a) Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Corporation, any Subsidiary, or any parent corporation, would exceed the maximum amount permitted under section 422(d) of the Code. This limitation shall be applied by taking Options into account in the order in which granted.

    (b) Termination of Employment. An Award of an Incentive Stock Option may provide that such Option may be exercised not later than 3 months following termination of employment of the Participant with the Corporation and all Subsidiaries, subject to special rules relating to death and disability, as and to the extent determined by the Committee to be appropriate with regard to the requirements of section 422 of the Code and Treasury Regulations thereunder.

    (c) Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an "incentive stock option" under section 422 of the Code. Such terms shall include, if applicable, limitations on Incentive Stock Options granted to ten-percent owners of the Corporation. An Award Agreement for an Incentive Stock Option may provide that such Option shall be treated as a Non-qualified Stock Option to the extent that certain requirements applicable to "incentive stock options" under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

    (d) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Corporation in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

    6.7. Restrictions on Transfer of Stock. The Committee may, in its sole discretion, impose in any Award of an Option restrictions on the transferability of the shares of Common Stock issued upon exercise of such Option. If any such restrictions are imposed, the Committee may require the Participant to enter into an escrow agreement providing that the certificates representing the shares subject to such transfer restrictions will remain in the physical custody of an escrow holder until such restrictions are removed or have expired. The Committee may require that certificates representing the shares subject to such restrictions bear a legend making appropriate reference to the restrictions imposed. Subject to any restrictions imposed in accordance with this Section 6.7, the Participant will have all rights of a stockholder with respect to any such shares acquired upon an Option exercise, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

7. Stock Appreciation Rights

    7.1. Grant of SARs. A Stock Appreciation Right granted to a Participant is an Award in the form of a right to receive, upon surrender of the right but without other payment, an amount based on appreciation in the Fair Market Value of the Common Stock over a base price established for the Award, exercisable at such time or times and upon conditions as may be approved by the Committee. The maximum number of shares of Common Stock that may be subject to SARs granted to any Participant during any calendar year shall be limited to 700,000 shares (subject to adjustment as provided in Section 3.2 hereof).

    7.2. Tandem SARs. A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option. An SAR granted in connection with an Option will entitle the holder, upon exercise, to surrender such Option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such SAR is exercised, and to receive payment of an amount computed as described in Section 7.4 hereof. Such Option will, to the extent and when surrendered, cease to be exercisable. An SAR granted in connection with an Option hereunder will have a base price per share equal to the per share exercise price of the Option, will be exercisable at such time or times, and only to the extent, that a related Option is exercisable, and will expire no later than the related Option expires.

    7.3. Freestanding SARs. A Stock Appreciation Right may be granted without any related Option, and in such case, will be exercisable as determined by the Committee, but in no event after 10 years from the Date of Grant. The base price of an SAR granted without any related Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of any such freestanding SAR shall not be less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.

    7.4. Payment of SARs. An SAR will entitle the holder, upon exercise of the SAR, to receive payment of an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of such SAR, by (ii) the number of shares as to which such SAR is exercised. Payment of the amount determined under the foregoing may be made, in the discretion of the Committee, in cash, in shares of Common Stock valued at their Fair Market Value on the date of exercise, or in a combination of cash and shares of Common Stock.

8. Restricted Stock Award

    8.1. Grant of Restricted Stock Awards. An Award of Restricted Stock to a Participant represents shares of Common Stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Committee may determine. The Committee may, in connection with any Restricted Stock Award, require the payment of a specified purchase price. The Committee may grant a Restricted Stock Award that is a Section 162(m) Award (as described in Section 8.2 below), as well as Restricted Stock Awards that are not Section 162(m)

Awards; provided, however, that the maximum number of shares of Common Stock that may be subject to a Restricted Stock Award granted to a Participant during any one calendar year shall be separately limited to 280,000 shares (subject to adjustment as provided in Section 3.2 hereof).

    8.2. Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Such vesting requirements may be based on the continued employment of the Participant with the Corporation or its Subsidiaries for a specified time period or periods, provided that any such restriction shall not be scheduled to lapse in its entirety earlier than the first anniversary of the Date of Grant. Such vesting requirements may also be based on the attainment of specified business goals or measures established by the Committee in its sole discretion. In the case of any Restricted Stock Award that is a Section 162(m) Award, any such performance-based vesting requirements shall be based upon the performance criteria identified in Section 9.3 below, and the terms of the Award shall otherwise comply with the Section 162(m) requirements described in Section 9.4 hereof.

    8.3. Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. The Committee may require the Participant to enter into an escrow agreement providing that the certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Corporation, with any purchase price paid by the Participant to be refunded, unless otherwise provided by the Committee. The Committee may require that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed.

    8.4. Rights as Stockholder. Subject to the foregoing provisions of this
Section 8 and the applicable Award Agreement, the Participant will have all rights of a stockholder with respect to the shares granted to him under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted.

    8.5. Section 83(b) Election. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant's refraining from making an election with respect to the Award under section 83(b) of the Code. Irrespective of whether an Award is so conditioned, if a Participant makes an election pursuant to section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Corporation.

9. Performance Awards

    9.1. Grant of Performance Awards. The Committee may grant Performance Awards under the Plan, which shall be represented by units denominated on the Date of Grant either in shares of Common Stock (Performance Shares) or in dollars (Performance Units). The Committee may grant Performance Awards that are Section 162(m) Awards, as well as Performance Awards that are not Section 162(m) Awards. At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, one or more performance periods and performance goals to be achieved during the applicable performance periods, as well as such other restrictions and conditions as the Committee deems appropriate. In the case of Performance Units, the Committee shall also determine a target unit value or a range of unit values for each Award. No performance period shall exceed ten years from the Date of Grant. The performance goals applicable to a Performance Award grant may be subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events, such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. The Committee's authority to make such adjustments shall be subject to such limitations as the Committee deems appropriate in the case of a Performance Award that is a Section 162(m) Award.

    9.2. Payment of Performance Awards. At the end of the performance period, the Committee shall determine the extent to which performance goals have been attained, or a degree of achievement between minimum and maximum levels, in order to establish the level of payment to be made, if any, and shall determine if payment is to be made in the form of cash or shares of Common Stock (valued at their Fair Market Value at the time of payment) or a combination of cash and shares of Common Stock. Payments of Performance Awards shall generally be made as soon as practicable following the end of the performance period.

    9.3. Performance Criteria. The performance criteria upon which the payment or vesting of a Performance Award that is a Section 162(m) Award may be based shall be limited to one or more of the following business measures, which may be applied with respect to the Corporation, any Subsidiary or any business unit, and which may be measured on an absolute or relative to peer-group basis:
(i) total stockholder return, (ii) stock price increase, (iii) return on equity, (iv) return on capital, (v) earnings per share, (vi) EBIT (earnings before interest and taxes), and (vii) cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital). In the case of Performance Awards that are not
Section 162(m) Awards, the Committee shall designate performance criteria from among the foregoing or such other business criteria as it shall determine in its sole discretion.

    9.4. Section 162(m) Requirements. In the case of a Performance Award that is a Section 162(m) Award, the Committee shall make all determinations necessary to establish the terms of the Award within 90 days of the beginning of the performance period (or such other time period as is required under Section 162(m)), including, without limitation, the designation of the Participant to whom the Performance Award is to be made, the performance criteria or criterion applicable to the Award and the performance goals that relate to such criteria, and the dollar amounts or number of shares of Common Stock payable upon achieving the applicable performance goals. As and to the extent required by Section 162(m), the terms of a Performance Award that is a
Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the Award, and must preclude discretion to increase the amount of compensation payable under the terms of the Award (but may give the Committee discretion to decrease the amount of compensation payable). The maximum amount of compensation that may be payable to a Participant during any one calendar year under a Performance Unit Award shall be $4.2 million. The maximum number of Common Stock units that may be subject to a Performance Share Award granted to a Participant during any one calendar year shall be 280,000 share units (subject to adjustment as provided in Section 3.2 hereof).

10. Phantom Stock Award

    10.1. Grant of Phantom Stock Awards. A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with an initial value based on the Fair Market Value of the Common Stock on the Date of Grant. A Phantom Stock Award shall be subject to such restrictions and conditions as the Committee shall determine. On the Date of Grant, the Committee shall determine, in its sole discretion, the installment or other vesting period of the Phantom Stock Award and the maximum value of the Phantom Stock Award, if any. No vesting period shall exceed 10 years from the Date of Grant. A Phantom Stock Award may be granted, at the discretion of the Committee, together with a Dividend Equivalent Award covering the same number of shares.

    10.2. Payment of a Phantom Stock Awards. Upon the vesting date or dates applicable to the Phantom Stock Award granted to a Participant, an amount equal to the Fair Market Value of one share of Common Stock upon such vesting dates (subject to any applicable maximum value) shall be paid with respect to each Phantom Stock Award unit granted to the Participant. Payment may be made, at the discretion of the Committee, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting dates, or in a combination thereof.

11. Dividend Equivalent Award

    11.1. Grant of a Dividend Equivalent Awards. A Dividend Equivalent Award granted to a Participant is an Award in the form of a right to receive cash payments determined by reference to dividends declared on the Common Stock from time to time during the term of the Award, which shall not exceed 10 years from the Date of Grant. Dividend Equivalent Awards may be granted on a stand-alone basis or in tandem with other Awards. Dividend Equivalent Awards granted on a tandem basis shall expire at the time the underlying Award is exercised or otherwise becomes payable to the Participant, or expires.

    11.2. Payment of Dividend Equivalent Awards. Dividend Equivalent Awards shall be payable in cash or in shares of Common Stock, valued at their Fair Market Value on either the date the related dividends are declared or the date the Dividend Equivalent Awards are paid to a Participant, as determined by the Committee. Dividend Equivalent Awards shall be payable to a Participant as soon as practicable following the time dividends are declared and paid with respect to the Common Stock, or at such later date as the Committee shall specify in the Award Agreement. Dividend Equivalent Awards granted with respect to Options intended to qualify as a Section 162(m) Award shall be payable regardless of whether the Option is exercised.

12. Change in Control

    12.1. Effect of Change in Control. The Committee may, in an Award Agreement, provide for the effect of a Change in Control on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control.

    12.2. Definition of Change in Control. For purposes hereof, a "Change in Control" shall be deemed to have occurred upon the occurrence of any of the following:

      (i) An acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the "Voting Securities") by any "Person" (as the term Person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Corporation or (B) any corporation or other Person of which a majority of the voting power or the equity securities or equity interests is owned directly or indirectly by the Corporation (a "Control Subsidiary"), or (ii) the Corporation or any Control Subsidiary.

      (ii) The individuals who, as of the date the Corporation issues any class of equity securities required to be registered under Section 12 of the 1934 Act, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election or nomination for election by the Corporation's stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if (1) such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest or (2) such individual was designated by a Person who has entered into an agreement with the Corporation to effect a transaction described in clause (i) or (iii) of this Section 12.2; or

      (iii) Consummation, after approval by stockholders of the Corporation, of:

         (1) A merger, consolidation or reorganization involving the Corporation, unless,

                (A) The stockholders of the Corporation, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization or its parent corporation (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

                (B) The individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation; and

                (C) No Person (other than the Corporation, any Control
            Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Corporation, the Surviving Corporation or any Control Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities) has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities.

         (2) A complete liquidation or dissolution of the Corporation; or

         (3) The sale or other disposition of all or substantially all of the assets of the Corporation to any Person (other than a transfer to a Control Subsidiary).

    Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Corporation which, by reducing the number of Voting Securities outstanding, increased the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Corporation, and after such share acquisition by the Corporation, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

13. Award Agreements

    13.1. Form of Agreement. Each Award under this Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of shares of Common Stock, units or other rights (as applicable) subject to the Award, the exercise, base, or purchase price (if any) of the Award, the time or times at which an Award will become vested, exercisable or payable, the duration of the Award, and in the case of Performance Awards, the applicable performance criteria and goals. The Award Agreement shall also set forth other material terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of this Plan. Award Agreements evidencing Awards that are Section 162(m) Awards shall contain such terms and conditions as may be necessary to meet the applicable requirements of Section 162(m). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 422 of the Code.

    13.2. Forfeiture Events. The Committee may specify in an Award that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Corporation or Subsidiary policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Corporation or any Subsidiary.

14. General Provisions

    14.1. No Assignment or Transfer; Beneficiaries. Except as provided in
Section 6.5 hereof, Awards under the Plan shall not be assignable or transferable, except by will or by the laws of descent and distribution, and during the lifetime of a Participant, the Award shall be exercised only by such Participant or by his guardian or legal representative. Notwithstanding the foregoing, the Committee may provide in the terms of an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other specified under an Award following the Participant's death.

    14.2. Deferrals of Payment. Notwithstanding any other provisions of the Plan, the Committee may permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Committee, the Committee shall establish the rules and procedures relating to such deferral, including, without limitation, the period of time in advance of payment when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

    14.3. Rights as Stockholder. A Participant shall have no rights as a holder of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 3.2 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement is a Dividend Equivalent Award, or otherwise provides for dividend payments or similar economic benefits.

    14.4. Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person the right to continue in the capacity in which he is employed by, or otherwise serves, the Corporation or any Subsidiary.

    14.5. Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Corporation may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

    14.6. Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement shall specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

    14.7. Unfunded Plan. The adoption of this Plan and any setting aside of cash amounts or shares of Common Stock by the Corporation with which to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. The benefits provided under this Plan shall be a general, unsecured obligation of the Corporation payable solely from the general assets of the Corporation, and neither a Participant nor the Participant's permitted transferees or estate shall have any interest in any assets of the Corporation by virtue of this Plan, except as a general unsecured creditor of the Corporation. Notwithstanding the foregoing, the Corporation shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Corporation's creditors, to discharge its obligations under the Plan.

    14.8. Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Corporation or any Subsidiary, nor shall the Plan preclude the Corporation from establishing any other forms of stock incentive or other compensation for employees of the Corporation or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan.

    14.9. Plan Binding on Transferees. The Plan shall be binding upon the Corporation, its transferees and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.

    14.10. Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

    14.11. Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

    14.12. Governing Law. The validity and construction of this Plan and of the Award Agreements shall be governed by the laws of the State of Texas.

15. Effective Date, Termination and Amendment

    15.1. Effective Date; Stockholder Approval. The Plan originally became effective on May 11, 1999, and was approved by the stockholders of the Corporation on May 23, 2000. The Plan has been amended and restated effective March 13, 2001, subject to the approval by the stockholders of the Corporation at the Special Meeting of the Stockholders on April 26, 2001. At the sole discretion of the Board, in order to comply with the requirements of Section 162(m) for certain types of Awards under the Plan, the performance criteria set forth in Section 9.3 shall be reapproved by the stockholders of the Corporation no later than the first stockholder meeting that occurs in the fifth calendar year following the calendar year of the initial stockholder approval of such performance criteria.

    15.2. Termination. The Plan shall terminate on the date immediately preceding the tenth anniversary of the date the Plan is adopted by the Board. The Board may, in its sole discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

    15.3. Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that no amendment or modification of the Plan shall be effective without the consent of the Corporation's stockholders that would (i) change the class of Eligible Persons under the Plan, (ii) increase the number of shares of Common Stock reserved for issuance under the Plan in accordance with Section 3.1 hereof, or (iii) allow the grant of Options at an exercise price below Fair Market Value. In addition, the Board may seek the approval of any amendment or modification by the Corporation's stockholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or section 422 of the Code, the listing requirements of the Nasdaq Stock Market or for any other purpose. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

                                   APPENDIX A

    Notwithstanding anything elsewhere in the Plan to the contrary, the following rules shall apply in connection with the distribution of Common Stock to Columbia/HCA Healthcare Corporation (Columbia/HCA) stockholders (the "Spin-off").

    (i) In the case of each Columbia/HCA Non-Qualified Option that is a vested option and covers more than 1000 shares, the Committee may grant an option which covers a number of shares of Common Stock equal to the Original Number of Shares multiplied by the Triad Share Multiple and which has a per share exercise price equal to the per share exercise price of the original Columbia/HCA Non-Qualified Option multiplied by the Triad Ratio.

    (ii) In the case of each Columbia/HCA ISO that is held by a Triad Employee or Triad Terminee (or his estate), the Committee may grant an option which covers a number of shares of Common Stock equal to the Original Number of Shares divided by the Triad Ratio and (2) has a per share exercise price equal to the original per share exercise price multiplied by the Triad Ratio.

    (iii) In the case of any options granted by the Committee pursuant to this Appendix, any resulting per share exercise price which is not equal to a whole multiple of a cent shall be rounded up to the next whole cent and any resulting number of shares covered by an option which is not equal to a whole multiple of a share shall be rounded down to the next whole share.

    (iv) The Committee may provide that the terms of any option granted under this Appendix are to be substantially the same as those of the related Columbia/HCA Option, subject to such exceptions as the Committee may provide. Any such option may, in the discretion of the Committee, also provide that (a) any period of prior employment or service with Columbia/HCA or any related entity is to be credited as covered employment or service for purposes of determining the vesting and exercisability of such option (to the same extent as such period was credited for such purposes under the related original Columbia/HCA Option), and (b) in the case of any Columbia/HCA Non-Qualified Option, the optionee is to be considered to be employed by or providing services to the Corporation so long as he is employed by or providing services to Columbia/HCA or LifePoint Hospitals, Inc. ("LifePoint") (or any Subsidiary thereof), for purposes of determining when the option will cease to be exercisable on account of termination of employment or service, and at such time as the optionee ceases to be employed by or provide services to Columbia/HCA or LifePoint (or any Subsidiary thereof), such cessation of employment or service shall be treated as though it were a cessation of employment or service with the Corporation under comparable circumstances.

    (v) For purposes hereof, the following definitions shall apply:

      (a) "Affiliate" shall mean any entity required to be aggregated with Columbia/HCA, LifePoint or Triad as appropriate, pursuant to Code sections 414(b), 414(c), 414(m) or 414(o).

      (b) "Columbia/HCA ISO" shall mean any option outstanding under a Columbia/HCA Option Plan on the date of the Spin-off that is intended to qualify as an "Incentive Stock Option" under section 422 of the Code.

      (c) "Columbia/HCA Non-Qualified Option" shall mean any stock option outstanding under a Columbia/HCA Option Plan on the date of the Spin-off that is not a Columbia/HCA ISO. Any such option shall be considered a "vested option" to the extent that it is exercisable on the date in question and shall be considered a "non-vested option" to the extent that it is not yet exercisable on such date.

      (d) "Columbia/HCA Option" shall mean a Columbia/HCA ISO or
  Columbia/HCA Non-Qualified Option, as the context shall indicate.

      (e) "Columbia/HCA Option Plan" shall mean any plan maintained by Columbia/HCA under which there are stock options outstanding on the date of the Spin-off.

      (f) "Ex-Dividend Date" shall mean the first trading date on which the Columbia/HCA stock shall trade on an ex-dividend basis with respect to the distribution of the Corporation's Common Stock and LifePoint's stock.

      (g) "Original Number of Shares" shall mean, as to any Columbia/HCA Option, the number of shares of Columbia/HCA stock covered by such option immediately prior to the Spin-off.

      (h) "Triad Business" shall mean any business conducted by Triad, or its Subsidiaries, on the date of the Spin-off.

      (i) "Triad Employee" shall mean an employee of the Corporation, or any direct or indirect Subsidiary of the Corporation that is an Affiliate thereof, on the date of the Spin-off.

      (j) "Triad Ratio" shall mean a fraction whose numerator is the closing price of the Common Stock on the trading date immediately preceding the Ex-Dividend Date and whose denominator is the closing price of the Columbia/HCA stock on such trading date immediately preceding the Ex-Dividend Date.

      (k) "Triad Share Multiple" shall mean the number of shares of Common Stock to be distributed per share of Columbia/HCA stock on the date of the Spin-off.

      (l) "Triad Terminee" shall mean any individual who is no longer employed by Columbia/HCA or any Affiliate thereof immediately prior to the Spin-off but was employed by a Triad Business immediately prior to his termination of employment from Columbia/HCA and its Affiliates.

    Notwithstanding anything elsewhere in the Plan to the contrary, the Committee may grant Non-qualified Stock Options, effective as of the twenty-first trading date for the Common Stock, at an exercise price equal to the Fair Market Value of the Common Stock on such date, in accordance with the attached Schedule and in accordance with such other terms as shall be established by the Committee.